     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1997



                                        REGISTRATION NOS. 333-28613 AND 28613-01

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                 TCI MUSIC, INC.                                 TELE-COMMUNICATIONS, INC.
  (Exact name of registrant as specified in its        (Exact name of registrant as specified in its
                    charter)                                             charter)
                    DELAWARE                                             DELAWARE
(State or other jurisdiction of incorporation or     (State or other jurisdiction of incorporation or
                  organization)                                        organization)
                      4899                                                 4841
(Primary Standard Industrial Classification Code     (Primary Standard Industrial Classification Code
                     Number)                                              Number)
                   84-1380293                                           84-1260157
      (I.R.S. Employer Identification No.)                 (I.R.S. Employer Identification No.)

                            ------------------------
                                5619 DTC PARKWAY
                           ENGLEWOOD, COLORADO 80111
                                 (303) 267-5500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                             STEPHEN M. BRETT, ESQ.
                         C/O TELE-COMMUNICATIONS, INC.
                                TERRACE TOWER II
                                5619 DTC PARKWAY
                           ENGLEWOOD, COLORADO 80111
                                 (303) 267-5500
 (Name, Address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   Copies to:
                            CHARLES Y. TANABE, ESQ.
                            SHERMAN & HOWARD L.L.C.
                       633 SEVENTEENTH STREET, SUITE 3000
                             DENVER, COLORADO 80202
                                 (303) 297-2900
                              FAX: (303) 298-0940
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: Upon consummation of the Merger described herein.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ ]


                        CALCULATION OF REGISTRATION FEE



=================================================================================================================================
                                                                           PROPOSED            PROPOSED
                                                                            MAXIMUM             MAXIMUM            AMOUNT OF
        TITLE OF EACH CLASS OF SECURITIES            AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION
                TO BE REGISTERED                     REGISTERED(1)       PER SHARE(2)          PRICE(2)            FEE(2)(3)
---------------------------------------------------------------------------------------------------------------------------------
  Series A Common Stock $.01 par value                14,896,648                             $101,297,210             $0
  Rights of Tele-Communications, Inc.                 14,896,648
  Series A TCI Group Common Stock of
    Tele-Communications, Inc., $1.00 par value         7,000,000
 ==============================================================================================================================



(1) Based upon registrants' estimate of the maximum number of shares of TCI Music Series A Common Stock and rights that may be issued in the Merger described herein.



(2) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(f)(l) and 457 based upon the average of the bid and asked price of DMX Inc. Common Stock on June 2, 1997, times the number of such shares outstanding on June 2, 1997.



(3) The total registration fee of $30,696 has previously been paid with respect to the Merger pursuant to Section 14(g) of the Securities Exchange Act of 1934 and Rule 457.


     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     PURSUANT TO RULE 416(a) THIS REGISTRATION STATEMENT ALSO RELATES TO SUCH ADDITIONAL RIGHTS AS MAY BE ISSUABLE FROM TIME TO TIME IN CONNECTION WITH THE ANTIDILUTION PROVISIONS OF THE RIGHTS AGREEMENT.
================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                                                                   June 12, 1997


Dear Stockholder:


     You are cordially invited to attend a special meeting of stockholders of DMX Inc. (the "Company"), which will be held at the Company's executive offices, located at 11400 West Olympic Boulevard, Suite 1100, Los Angeles, California 90064 on Friday, July 11, 1997, starting at 10:00 a.m., local time. A notice of the special meeting, a proxy card and a Proxy Statement/Prospectus containing important information about the matters to be acted upon at the special meeting are enclosed.


     At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of February 6, 1997, as amended by Amendment One to Merger Agreement dated May 29, 1997 (the "Merger Agreement"), among the Company, Tele-Communications, Inc. ("TCI"), TCI Music, Inc., a wholly owned subsidiary of TCI ("TCI Music"), and TCI Merger Sub, Inc. ("Merger Sub"), a wholly owned subsidiary of TCI Music, pursuant to which Merger Sub will be merged with and into the Company (the "Merger") with the Company as the surviving corporation (the "Surviving Corporation").


     In connection with the Merger, TCI and TCI Music will enter into a Contribution Agreement. Pursuant to the Contribution Agreement, effective as of the closing of the Merger: (i) TCI Music will issue to TCI (as designee of certain of its indirect subsidiaries), 62,500,000 shares of Series B Common Stock, par value $.01 per share, of TCI Music and a promissory note in the amount of $40 million; (ii) until December 31, 2006 certain subsidiaries of TCI will transfer to TCI Music the right to receive all revenues from sales of DMX music services to their residential and commercial subscribers, net of an amount equal to the 10% of revenues from such sales to residential subscribers and net of the revenues otherwise payable to DMX (which will be a wholly owned subsidiary of TCI Music) as license fees for DMX music services under affiliation agreements currently in effect; (iii) TCI will contribute to TCI Music the digital commercial tuners that are not in service as of the effective date of the Merger; and (iv) TCI will grant to each stockholder who becomes a stockholder of TCI Music pursuant to the Merger, one right (a "Right") with respect to each whole share of Series A Common Stock, $.01 par value per share, of TCI Music ("TCI Music Series A Common Stock") acquired by such stockholder in the Merger pursuant to the terms of a Rights Agreement among TCI, TCI Music and the rights agent. Each Right will entitle the holder to require TCI to purchase from such holder one share of TCI Music Series A Common Stock for $8.00 per share (the equivalent of $2.00 per share of DMX Common Stock), payable at the election of TCI, in cash, a number of shares of Tele-Communications, Inc. Series A TCI Group Common Stock ("Series A TCI Group Common Stock") having an equivalent value or a combination thereof, if during the one-year period beginning on the effective date of the Merger, the price of TCI Music Series A Common Stock does not equal or exceed $8.00 per share for a period of at least 20 consecutive trading days.

     Upon consummation of the Merger, each outstanding share of Common Stock, $.01 par value per share, of the Company ("DMX Common Stock") will be converted into the right to receive (i) one-quarter share of TCI Music Series A Common Stock, (ii) one Right with respect to each whole share of TCI Music Series A Common Stock and (iii) cash in lieu of fractional shares of TCI Music Series A Common Stock and Rights. Until the Rights expire or are exercised, the Rights will be evidenced by a legend on the certificates for shares of TCI Music Series A Common Stock issued in the Merger. Accordingly, the Rights associated with the shares of TCI Music Series A Common Stock will be represented solely by, and will not be separable from, such shares of TCI Music Series A Common Stock, and the surrender or transfer of any such certificate for shares of TCI Music Series A Common Stock will also constitute the surrender or transfer of the Rights associated with the TCI Music Series A Common Stock represented by such certificate. Upon exercise of the Rights, the shares of TCI Music Series A Common Stock associated with the Rights will be transferred to TCI in exchange for cash and/or shares of Series A TCI Group Common Stock as described above. The accompanying Proxy Statement/Prospectus provides you with detailed information concerning the Merger Agreement (a copy of which (exclusive of Exhibits and Schedules) is included therein as Appendix I thereto), the TCI Music Series A Common Stock and the Rights to be issued in connection with the Merger and other information. Please give all of this information your careful attention.


     The Board of Directors has carefully reviewed and considered the terms and conditions of the Merger Agreement. In addition, the Board retained Houlihan Lokey Howard & Zukin, which has delivered to the Board a written opinion, dated February 6, 1997, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the public stockholders of the Company in connection with the proposed Merger is fair to such stockholders, from a financial point of view. A copy of Houlihan Lokey's opinion, which sets forth the assumptions made, matters considered and the scope of review undertaken in connection therewith, is set forth as Appendix II to the accompanying Proxy Statement/Prospectus and should be read carefully in its entirety. The Board of Directors has determined that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, the Company and its stockholders and recommends that you vote FOR the proposal to approve and adopt the Merger Agreement. For a further discussion of the Board's consideration and evaluation of the Merger Agreement as well as a discussion of the interests of certain directors and executive officers of the Company in the proposed Merger, see "THE
MERGER -- Recommendation of the DMX Board; DMX's Reasons for the Merger" and
"-- Interests of Certain Persons in the Merger" in the accompanying Proxy Statement/Prospectus.

     Holders of shares of DMX Common Stock who comply with the applicable procedural requirements of the Delaware General Corporation Law are entitled to appraisal rights with respect to their shares. See "APPRAISAL RIGHTS" in, and Appendix III to, the accompanying Proxy Statement/Prospectus.

     Whether or not you are personally able to attend the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope as soon as possible. This action will not limit your right to vote in person if you wish to attend the special meeting and vote personally.

                                          Sincerely yours,

                              LOGO

                                          Jerold H. Rubinstein
                                          Chairman of the Board and Chief
                                          Executive Officer

             PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR COMMON
                              STOCK AT THIS TIME.

                                    DMX INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                            TO BE HELD JULY 11, 1997


TO THE STOCKHOLDERS OF DMX INC.:


     NOTICE IS HEREBY GIVEN that a special meeting of stockholders (together with any adjournment or postponement thereof, the "Special Meeting") of DMX Inc., a Delaware corporation (the "Company"), will be held at the Company's executive offices located at 11400 West Olympic Boulevard, Suite 1100, Los Angeles, California, starting at 10:00 a.m., local time, on Friday, July 11, 1997, for the following purposes:



          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of February 6, 1997, as amended by Amendment One to Merger Agreement dated May 29, 1997 (the "Merger Agreement"), among the Company, Tele-Communications, Inc., a Delaware corporation ("TCI"), TCI Music, Inc., a Delaware corporation and a wholly owned subsidiary of TCI ("TCI"), and TCI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of TCI Music ("Merger Sub"). Pursuant to the Merger Agreement, among other things, (a) Merger Sub will be merged (the "Merger") with and into the Company, with the Company as the surviving corporation and (b) each outstanding share (other than shares held directly by the Company or any of its subsidiaries) of Common Stock, par value $.01 per share, of the Company (the "DMX Common Stock"), will be converted into the right to receive (i) one-quarter share of Series A Common Stock, $.01 par value per share, of TCI Music ("TCI Music Series A Common Stock"), (ii) one right (a "Right") with respect to each whole share of TCI Music Series A Common Stock and (iii) cash in lieu of fractional shares of TCI Music Series A Common Stock and Rights. Each Right will entitle the holder to require TCI to purchase from such holder one share of TCI Music Series A Common Stock for $8.00 per share (the equivalent of $2.00 per share of DMX Common Stock), payable at the election of TCI, in cash, a number of shares of Tele-Communications, Inc. Series A TCI Group Common Stock ("Series A TCI Group Common Stock") having an equivalent value or a combination thereof, if during the one-year period beginning on the effective date of the Merger, the price of TCI Music Series A Common Stock does not equal or exceed $8.00 per share for a period of at least 20 consecutive trading days. The terms of the Merger Agreement, the Series Common Stock and the Rights are described in detail in the accompanying Proxy Statement/Prospectus, and the full text of the Merger Agreement (exclusive of Exhibits and Schedules) is included as Appendix I thereto. Until the Rights expire or are exercised, the Rights will be evidenced by a legend on the certificates for shares of TCI Music Series A Common Stock issued in the Merger. Accordingly, the Rights associated with the shares of TCI Music Series A Common Stock will be represented solely by, and will not be separable from, such shares of TCI Music Series A Common Stock, and the surrender or transfer of any such certificate for shares of TCI Music Series A Common Stock will also constitute the surrender or transfer of the Rights associated with the TCI Music Series A Common Stock represented by such certificate. Upon exercise of the Rights, the shares of TCI Music Series A Common Stock associated with the Rights will be transferred to TCI in exchange for cash and/or shares of Series A TCI Group Common Stock as described above.



          2. To transact such other business as may properly come before the Special Meeting.


Holders of record of shares of Common Stock at the close of business on May 26, 1997, the record date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting.

     To assure that your interests will be represented at the Special Meeting, regardless of whether you plan to attend in person, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed return envelope, which requires no postage if mailed in the United States. This action will not limit your right to vote in person if you wish to attend the Special Meeting and vote personally.

                                          By Order of the Board of Directors

                              LOGO

                                          Jerold H. Rubinstein
                                          Chairman of the Board
                                          and Chief Executive Officer

Los Angeles, California

June 12, 1997


PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT IN PERSON AT THE SPECIAL MEETING.

PROSPECTUS


                           TELE-COMMUNICATIONS, INC.
                                   PROSPECTUS

                   14,896,648 RIGHTS TO SELL TCI MUSIC, INC.
               SERIES A COMMON STOCK TO TELE-COMMUNICATIONS, INC.

                                      AND


              7,000,000 SHARES OF SERIES A TCI GROUP COMMON STOCK


                        ISSUABLE UPON EXERCISE OF RIGHTS

                             ---------------------

                                TCI MUSIC, INC.
                                   PROSPECTUS

                   14,896,648 SHARES OF SERIES A COMMON STOCK
                             ---------------------
                THIS PROSPECTUS INCLUDES THE PROXY STATEMENT OF

                                    DMX INC.
                      FOR SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 11, 1997

                             ---------------------

    This Proxy Statement/Prospectus is being furnished to holders of common stock of DMX Inc., a Delaware corporation ("DMX") in connection with the solicitation of proxies by the Board of Directors of DMX (the "DMX Board") for use at a special meeting of the stockholders of DMX, or any adjournment or postponement thereof (the "Special Meeting"), called to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of February 6, 1997, as amended by Amendment One to Merger Agreement dated May 29, 1997 (the "Merger Agreement"), by and among Tele-Communications, Inc., a Delaware corporation ("TCI"), TCI Music, Inc., a Delaware corporation and wholly owned subsidiary of TCI ("TCI Music"), TCI Merger Sub, a Delaware corporation and wholly owned subsidiary of TCI Music ("Merger Sub"), and DMX.

    The Merger Agreement provides, among other things, for the merger of Merger Sub with and into DMX (the "Merger"). As a result of the Merger, stockholders of DMX will become stockholders of TCI Music on the terms described in this Proxy Statement/Prospectus. The Merger will become effective at the time of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"), which is currently expected to occur as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied, or where permissible, waived. See "THE MERGER AGREEMENT."


    In connection with the Merger, TCI and TCI Music will enter into a Contribution Agreement (the "Contribution Agreement"). Pursuant to the Contribution Agreement, as of the Effective Time of the Merger: (i) TCI Music will issue to TCI (as designee of certain of its indirect subsidiaries) 62,500,000 shares of Series B Common Stock, par value $.01 per share, of TCI Music ("TCI Music Series B Common Stock") and a promissory note in the amount of $40 million (the "TCI Music Note"); (ii) until December 31, 2006 certain subsidiaries of TCI will transfer to TCI Music the right to receive all revenues from sales of DMX music services to their residential and commercial subscribers, net of an amount equal to 10% of the revenues from such sales to residential subscribers and net of the license fees otherwise payable to DMX (which will be a wholly owned subsidiary of TCI Music) for DMX music services under affiliation agreements currently in effect ("Contributed Net DMX Revenues"); (iii) TCI will cause all of the commercial tuners used for satellite distribution of DMX music services then indirectly owned by it that are not in service as of the Effective Time (the "Contributed Tuners") to be contributed to TCI Music; and (iv) TCI will grant to each stockholder who becomes a stockholder of TCI Music pursuant to the Merger, one right (a "Right") with respect to each whole share of Series A Common Stock, $.01 par value per share, of TCI Music ("TCI Music Series A Common Stock") acquired by such stockholder in the Merger pursuant to the terms of a Rights Agreement to be entered into among TCI, TCI Music and The Bank of New York as Rights Agent (the "Rights Agreement"). Each Right will entitle the holder to require TCI to purchase from such holder one share of TCI Music Series A Common Stock for $8.00 per share (the equivalent of $2.00 per share of DMX Common Stock), payable at the election of TCI, in cash, a number of shares of Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share ("Series A TCI Group Common Stock"), having an equivalent value or a combination thereof, if during the one-year period beginning on the effective date of the Merger, the price of TCI Music Series A Common Stock does not equal or exceed $8.00 per share for a period of at least 20 consecutive trading days.



    Upon consummation of the Merger, each outstanding share of common stock, $.01 par value per share, of DMX ("DMX Common Stock") will be converted into the right to receive (i) one-quarter share of TCI Music Series A Common Stock, (ii) one Right with respect to each whole share of TCI Music Series A Common Stock and (iii) cash in lieu of fractional shares of TCI Music Series A Common Stock and Rights. Until the Rights expire or are exercised, the Rights will be evidenced by a legend on the certificates for shares of TCI Music Series A Common Stock issued in the Merger. Accordingly, the Rights associated with the shares of TCI Music Series A Common Stock will be represented solely by, and will not be separable from, such shares of TCI Music Series A Common Stock, and the surrender or transfer of any such certificate for shares of TCI Music Series A Common Stock will also constitute the surrender or transfer of the Rights associated with the TCI Music Series A Common Stock represented by such certificate. Upon exercise of the Rights, the shares of TCI Music Series A Common Stock associated with the Rights will be transferred to TCI in exchange for cash and/or shares of Series A TCI Group Common Stock as described above. The accompanying Proxy Statement/Prospectus provides you with detailed information concerning the Merger Agreement (a copy of which (exclusive of Exhibits and Schedules) is included herein as Appendix I), the TCI Music Series A Common Stock and the Rights to be issued in connection with the Merger and other information. Please give all of this information your careful attention. See "THE MERGER AGREEMENT -- Consideration to be Received in the Merger."


    Immediately following the Merger (i) the outstanding shares of TCI Music Series A Common Stock will represent approximately 19.25% of, and 2.3% of the voting power related to, the total outstanding shares of TCI Music Series A Common Stock and TCI Music Series B Common Stock (together, the "TCI Music Common Stock"); and (ii) the outstanding shares of TCI Music Series B Common Stock will represent approximately 80.75% of, and 97.7% of the voting power related to, the total outstanding shares of TCI Music Common Stock. TCI beneficially owns approximately 45.7% of the outstanding shares of DMX Common Stock. Immediately following the Merger, TCI will beneficially own approximately 45.7% of the outstanding shares of TCI Music Series A Common Stock and 100% of the outstanding TCI Music Series B Common Stock, which will collectively represent approximately 89.6% of the outstanding shares of TCI Music Common Stock and 98.7% of the voting power of the outstanding shares of TCI Music Common Stock.

     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH CONSIDERATION OF THE MERGER AND THE ISSUANCE OF THE TCI MUSIC SERIES A COMMON STOCK.


    This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the stockholders of DMX on or about June 12, 1997.

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT
 BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
   STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The date of this Proxy Statement/Prospectus is June 12, 1997.

                             AVAILABLE INFORMATION

     TCI and TCI Music have filed a registration statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to 14,896,648 shares of TCI Music Series A Common Stock and Rights that are proposed to be issued in connection with the Merger to holders of outstanding shares of DMX Common Stock. This Proxy Statement/Prospectus also constitutes the Prospectuses of TCI and TCI Music filed as part of the Registration Statement.

     This Proxy Statement/Prospectus does not include all of the information set forth in the Registration Statement filed by TCI and TCI Music with the Commission under the Act, as permitted by the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules and exhibits filed or incorporated by reference as a part thereof, is available for inspection and copying as set forth below. Statements contained in this Proxy Statement/Prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

     TCI and DMX are each subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Web site on the Internet that contains information regarding registrants (including TCI and DMX) that file electronically with the Commission (http://www.sec.gov). In addition, material filed by TCI and DMX should be available at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TCI OR TCI MUSIC SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. ALL INFORMATION HEREIN WITH RESPECT TO DMX HAS BEEN PROVIDED BY DMX; ALL INFORMATION HEREIN WITH RESPECT TO TCI HAS BEEN PROVIDED BY TCI; AND ALL INFORMATION HEREIN WITH RESPECT TO TCI MUSIC HAS BEEN PROVIDED BY TCI MUSIC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by TCI with the Commission under the Exchange Act are incorporated herein by reference and made a part hereof (Commission File No. 0-20421):

          (a) TCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Form 10-K/A (Amendment No. 1);

          (b) TCI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

          (c) TCI's Current Report on Form 8-K dated January 22, 1997;

          (d) The financial statements and notes thereto of VII Cable as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995, which appear in TCI's Current Report on Form 8-K dated June 19, 1996; and

          (e) Description of Capital Stock of TCI set forth in Item 1 of a Registration Statement on Form 8-A filed by TCI on July 11, 1995 as amended by Form 8-A/A (Amendment No. 1), dated September 29, 1995, Form 8-A/A (Amendment No. 2) dated October 25, 1995 and in Item 4 of a Registration Statement on Form 8-B filed by TCI on July 13, 1994 as amended by Form 8-B/A (Amendment No. 1) dated April 4, 1995, Form 8-B/A (Amendment No. 2) dated August 11, 1995, Form 8B/A (Amendment No. 3) dated September 29, 1995 and Form 8-B/A (Amendment No. 4) dated October 25, 1995.

     The following documents previously filed by DMX with the Commission under the Exchange Act are incorporated herein by reference and made a part hereof (Commission File No. 0-18806):

          (a) DMX's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, as amended by Form 10-K/A (Amendment No. 1) and Form 10-K/A (Amendment No. 2);

          (b) DMX's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996; and

          (c) DMX's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

     All documents filed by TCI and DMX pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. TCI WILL PROVIDE COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) RELATING TO TCI WITHOUT CHARGE, TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED UPON WRITTEN OR ORAL REQUEST. SUCH REQUESTS SHOULD BE DIRECTED TO STEPHEN M. BRETT, EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL, TELECOMMUNICATIONS, INC., TERRACE TOWER II, 5619 DTC PARKWAY, ENGLEWOOD, COLORADO 80111 (TELEPHONE (303) 267-5500). DMX WILL PROVIDE COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) RELATING TO DMX WITHOUT CHARGE, TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED UPON WRITTEN OR ORAL REQUEST. SUCH REQUESTS SHOULD BE DIRECTED TO J. WENDY KIM, CHIEF FINANCIAL OFFICER AND CORPORATE SECRETARY, 11400 WEST OLYMPIC BOULEVARD, SUITE 1100, LOS ANGELES, CALIFORNIA 90064. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUESTS SHOULD BE MADE BY JULY 3, 1997.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................   ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   ii
SUMMARY.....................................................    1
  The Companies.............................................    1
  The Special Meeting.......................................    1
  The Merger................................................    2
  Accounting Treatment......................................    4
  Interests of Certain Persons in the Merger................    4
  Appraisal Rights..........................................    5
  Certain Federal Income Tax Consequences...................    5
  Comparative Market Price Data.............................    5
  Relationship Between TCI and TCI Music After the Merger...    6
  Dividend Policy...........................................    7
  Transfer Agent............................................    7
  Risk Factors and Forward-Looking Statements...............    7
SUMMARY SELECTED FINANCIAL AND OTHER DATA...................    8
RISK FACTORS................................................   12
THE SPECIAL MEETING.........................................   19
  Time and Place; Purpose...................................   19
  Voting Rights; Votes Required for Approval................   19
  Proxies...................................................   19
THE MERGER..................................................   21
  Background of the Merger..................................   21
  Recommendation of DMX Board; DMX's Reasons for the
     Merger.................................................   25
  TCI's Reasons for the Merger..............................   27
  Opinion of Financial Advisor Retained by the DMX Board....   27
  Interests of Certain Persons in the Merger................   33
CERTAIN CONSEQUENCES OF THE MERGER..........................   36
  General...................................................   36
  Certain Federal Income Tax Consequences...................   36
  Accounting Treatment......................................   39
THE MERGER AGREEMENT........................................   39
  General; Effective Time...................................   39
  Consideration to be Received in the Merger................   40
  Conditions to the Merger..................................   45
  Governmental Approvals....................................   46
  Covenants.................................................   46
  No Solicitation of Transactions...........................   47
  Certain Personnel Matters.................................   47
  Indemnification...........................................   49
  Termination; Amendment and Waiver.........................   49
  Certain Restrictions on Resale of TCI Music Series A
     Common Stock...........................................   49
  Expenses..................................................   49
ARRANGEMENTS BETWEEN TCI AND TCI MUSIC AFTER THE MERGER.....   50
  Contribution Agreement....................................   50
     TCI Loan...............................................   52
  Services Agreement........................................   52
  Tax Sharing Agreement.....................................   53
BUSINESS OF TCI.............................................   54

                                                              PAGE
                                                              ----
BUSINESS OF DMX.............................................   55
  General...................................................   55
CERTAIN INFORMATION CONCERNING TCI MUSIC....................   55
  General...................................................   55
  Current DMX Distribution..................................   56
  Effect of Launch of Digital Compression Technology........   56
CERTAIN LITIGATION..........................................   58
DESCRIPTION OF TCI MUSIC CAPITAL STOCK......................   58
  TCI Music Common Stock....................................   58
  TCI Music Preferred Stock.................................   60
COMPARISON OF STOCKHOLDERS' RIGHTS..........................   61
  Authorized Capital Stock..................................   61
  Voting....................................................   61
  Special Meeting of Stockholders...........................   61
  Directors.................................................   61
  Removal of Directors......................................   62
  Vacancies on the Board of Directors.......................   62
  Anti-Takeover Statute; Mergers, Consolidations and Sales
     of Assets..............................................   62
  Amendments to Certificate of Incorporation................   66
  Amendments to Bylaws......................................   66
  Limitation of Liability of Directors and Officers.........   66
  Preferred Stock...........................................   66
APPRAISAL RIGHTS............................................   67
MANAGEMENT OF TCI MUSIC.....................................   69
  Directors and Executive Officers..........................   69
  Board Composition.........................................   70
  Committees of the Board...................................   70
  Compensation of Directors.................................   70
  Compensation of Executive Officers........................   70
  The TCI Music, Inc. 1997 Stock Incentive Plan.............   71
  Other Arrangements........................................   75
SECURITY OWNERSHIP OF TCI MUSIC AND DMX.....................   75
  Security Ownership of TCI and TCI Music...................   75
  Security Ownership of DMX.................................   79
CERTAIN TRANSACTIONS........................................   82
LEGAL MATTERS...............................................   83
EXPERTS.....................................................   83


INDEX TO FINANCIAL STATEMENTS

APPENDICES

Appendix I:   Merger Agreement and Amendment One to Merger Agreement
Appendix II:  Opinion of Houlihan Lokey Howard & Zukin
Appendix III: Section 262 of the Delaware General Corporation Act

Appendix IV: DMX Annual Report on Form 10-K and Quarterly Report on Form 10-Q

                         INDEX OF CERTAIN DEFINED TERMS


                            TERM                              PAGE
                            ----                              ----
1995 Act....................................................    14
Act.........................................................  (ii)
Applicable Entity...........................................    41
ASCAP.......................................................    13
BMI.........................................................    13
Code........................................................     5
Commission..................................................  (ii)
Company.....................................................    67
Component...................................................    41
Contributed Net DMX Revenues................................   (i)
Contributed Tuners..........................................   (i)
Contribution................................................     2
Contribution Agreement......................................   (i)
DBS.........................................................    12
DGCL........................................................     2
Digital Distribution........................................    12
DMX.........................................................   (i)
DMX Board...................................................   (i)
DMX Bylaws..................................................     4
DMX Charter.................................................   1,2
DMX Common Stock............................................   (i)
DMX Voting Stock............................................    61
Effective Time..............................................   (i)
Exchange Act................................................  (ii)
Exchange Agent..............................................    45
Exercise Period.............................................    41
Hart-Scott-Rodino Act.......................................     4
Houlihan Lokey..............................................     3
Liberty.....................................................    15
Merger......................................................   (i)
Merger Agreement............................................   (i)
Merger Sub..................................................   (i)
Person......................................................    59
Put.........................................................    22
Record Date.................................................     1
Registration Statement......................................  (ii)
Right.......................................................   (i)
Rights Agreement............................................   (i)
SARs........................................................    71
Satellite Distribution......................................    56
SESAC.......................................................    13
Section 262.................................................    67
Series A TCI Group Common Stock.............................   (i)
Services Agreement..........................................    16
Shaw........................................................    82
Special Committee...........................................     3
Special Meeting.............................................   (i)
Surviving Corporation.......................................     2

                            TERM                              PAGE
                            ----                              ----
Tax Sharing Agreement.......................................    16
TCI.........................................................   (i)
TCIC........................................................    21
TCI Board...................................................     4
TCI Loan....................................................     6
TCI Music...................................................   (i)
TCI Music Bylaws............................................    18
TCI Music Charter...........................................    18
TCI Music Component.........................................    40
TCI Music Note..............................................   (i)
TCI Music Preferred Stock...................................    60
TCI Music Series A Common Stock.............................   (i)
TCI Music Series B Common Stock.............................   (i)
TCI Music Voting Stock......................................    61
TCI-E.......................................................    21
TCI-E Merger................................................    21
Termination Date............................................    51
Tuner Distribution..........................................    12
UAPI........................................................     3
WTCI........................................................    13

                                    SUMMARY

     The following summary is intended only to highlight certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated by reference or otherwise referred to herein. Stockholders are urged to review this entire Proxy Statement/Prospectus carefully, including the Appendices hereto.

                                 THE COMPANIES

     TCI. TCI, through its subsidiaries and affiliates, is principally engaged in the construction, acquisition, ownership and operation of cable television systems and the provision of satellite-delivered video entertainment, information and home shopping programming services to various distribution media, principally cable television systems. TCI also has interests in cable and telecommunications operations and television programming in certain international markets, as well as investments in companies and joint ventures involved in developing and providing programming for new television and telecommunications technologies. TCI believes that, measured by the number of basic subscribers, it is the largest provider of cable television services in the United States. TCI is a Delaware corporation and was incorporated in 1994. Its executive offices are located at Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111-3000; telephone (303) 267-5500. See "BUSINESS OF TCI."

     DMX. DMX (formerly International Cablecasting Technologies Inc.) is primarily engaged in programming, distributing and marketing a premium digital music service, Digital Music Express(R) (DMX(R)), which provides continuous 24-hours-per-day commercial free, CD quality music programming. DMX is a Delaware corporation and its executive offices are located at 11400 West Olympic Boulevard, Suite 1100, Los Angeles, California 90064; telephone (310) 444-1744. See "BUSINESS OF DMX."

     TCI Music. TCI Music was incorporated in Delaware in January 1997 and is currently a wholly owned subsidiary of TCI. Since its formation, TCI Music has not conducted any significant activities other than those incident to its formation, the Contribution Agreement, the Merger Agreement and the preparation of this Proxy Statement/Prospectus. Following consummation of the Merger, TCI Music's business will consist principally of the business of DMX prior to the Merger. See "BUSINESS OF DMX." Immediately following the Merger (i) the outstanding shares of TCI Music Series A Common Stock will represent approximately 19.25% of, and 2.3% of the voting power related to, the total outstanding shares of the TCI Music Series A Common Stock; and (ii) the outstanding shares of TCI Music Series B Common Stock will represent approximately 80.75% of, and 97.7% of the voting power related to, the total outstanding shares of the TCI Music Common Stock. TCI will beneficially own approximately 45.7% of the outstanding shares of TCI Music Series A Common Stock and all of the outstanding shares of TCI Music Series B Common Stock, which will collectively represent approximately 89.6% of the outstanding shares of TCI Music Common Stock and 98.7% of the voting power of the outstanding shares of TCI Music Common Stock. The executive offices of TCI Music are located at Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111-3000; telephone
(303) 267-5500. See "CERTAIN INFORMATION CONCERNING TCI MUSIC."

                              THE SPECIAL MEETING


     The Special Meeting will be held at DMX's executive offices located at 11400 West Olympic Boulevard, Suite 1100, Los Angeles, California, on Friday, July 11, 1997, starting at 10:00 a.m., local time. At the Special Meeting, holders of DMX Common Stock will be asked to approve and adopt the Merger Agreement, which is summarized below and described in more detail elsewhere in this Proxy Statement/Prospectus. See "THE MERGER AGREEMENT."


     Holders of record of DMX Common Stock at the close of business on May 26, 1997 (the "Record Date") have the right to receive notice of and to vote at the Special Meeting. Each share of DMX Common Stock is entitled to one vote on each matter that is properly presented to stockholders for a vote at the Special Meeting under the Amended and Restated Certificate of Incorporation of DMX, as amended (the "DMX

Charter"), and the Delaware General Corporation Law ("DGCL"). Pursuant to the DGCL, the affirmative vote, in person or by proxy, of the holders of record of a majority of the outstanding shares of DMX Common Stock entitled to vote at the Special Meeting is required to approve and adopt the Merger Agreement. As of the Record Date, (i) DMX's directors and executive officers beneficially owned 9,607,561 outstanding shares of DMX Common Stock (exclusive of any shares issuable upon exercise of stock options exercisable on such date), representing approximately 16.6% of the outstanding shares of DMX Common Stock on such date and (ii) affiliates of TCI owned 27,249,575 outstanding shares of DMX Common Stock, representing approximately 45.7% of the outstanding shares of DMX Common Stock. Such persons, who together beneficially owned as of the Record Date approximately 62.3% of the outstanding shares of DMX Common Stock, have indicated they intend to vote all of their shares of DMX Common Stock in favor of the Merger Agreement and the Merger. See "THE SPECIAL MEETING -- Voting Rights; Votes Required for Approval."

     If DMX's directors, executive officers and TCI's affiliates vote their shares as they have indicated, the Merger Agreement will be approved and adopted at the Special Meeting irrespective of the vote of any other stockholder of DMX.

     Holders of shares of DMX Common Stock who comply with the applicable procedural requirements of the DGCL are entitled to appraisal rights with respect to their shares. A vote in favor of the Merger Agreement by a DMX stockholder will preclude such stockholder from any right to exercise appraisal rights under the DGCL, and may, under applicable law, estop such stockholder from later challenging the Merger on fairness grounds. See "APPRAISAL RIGHTS" in, and Appendix III to, the accompanying Proxy Statement/Prospectus.

                                   THE MERGER

     General; Consideration to be Received by DMX Stockholders. Pursuant to the Merger Agreement, Merger Sub, an indirect wholly owned subsidiary of TCI Music, will be merged with and into DMX with DMX as the surviving corporation of the Merger (DMX or the "Surviving Corporation").

     In connection with the Merger, TCI and TCI Music will enter into the Contribution Agreement. Pursuant to the Contribution Agreement, effective as of the closing of the Merger: (i) TCI Music will issue to TCI (as designee of certain of its indirect subsidiaries) 62,500,000 shares of TCI Music Series B Common Stock and a promissory note in the amount of $40,000,000, bearing interest in the amount of 10% per annum, which interest will be waived by TCI if the principal is paid in full at or before maturity, which will be 180 days after the closing of the Merger (the "TCI Music Note"); (ii) until December 31, 2006 certain subsidiaries of TCI will transfer to TCI Music the Contributed Net DMX Revenues; (iii) TCI will contribute the Contributed Tuners; and (iv) TCI will grant to each stockholder who becomes a stockholder of TCI Music pursuant to the Merger, one Right with respect to each whole share of TCI Music Series A Common Stock acquired by such stockholder in the Merger pursuant to the terms of the Rights Agreement. Each Right will entitle the holder to require TCI to purchase from such holder one share of TCI Music Series A Common Stock for $8.00 per share (the equivalent of $2.00 per share of DMX Common Stock), subject to reduction by the aggregate amount per share of any dividend and certain other distributions, if any, made by TCI Music to its stockholders, and payable at the election of TCI, in cash, a number of shares of Series A TCI Group Common Stock having an equivalent value or a combination thereof, if during the one-year period beginning on the effective date of the Merger, the price of TCI Music Series A Common Stock does not equal or exceed $8.00 per share for a period of at least 20 consecutive trading days. The foregoing transactions by TCI and certain of its subsidiaries pursuant to the Contribution Agreement are referred to as the "Contribution." Upon the occurrence of certain events, each Right will also represent the additional right to require TCI to purchase equity interests of another entity or entities. If the Rights become exercisable, they will be exercisable only during the 30-day period commencing on the date of the first anniversary of the closing of the Merger and, unless exercised, will expire and cease to exist at the end of such period. See "ARRANGEMENTS BETWEEN TCI AND TCI MUSIC AFTER THE MERGER -- Contribution Agreement" and "THE MERGER
AGREEMENT -- Summary of Rights Agreement."

     Upon consummation of the Merger, each outstanding share of DMX Common Stock will be converted into the right to receive (i) one-quarter share of TCI Music Series A Common Stock, (ii) one Right with respect to each whole share of TCI Music Series A Common Stock and (iii) cash in lieu of fractional shares of TCI Music Series A Common Stock and Rights. Until the Rights expire or are exercised, the Rights will be evidenced by a legend on the certificates for shares of TCI Music Series A Common Stock issued in the Merger. Accordingly, the Rights associated with the shares of TCI Music Series A Common Stock will be represented solely by, and will not be separable from, such shares of TCI Music Series A Common Stock, and the surrender or transfer of any such certificate for shares of TCI Music Series A Common Stock will also constitute the surrender or transfer of the Rights associated with the TCI Music Series A Common Stock represented by such certificate. Upon exercise of the Rights, the shares of TCI Music Series A Common Stock associated with the Rights will be transferred to TCI in exchange for cash and/or shares of Series A TCI Group Common Stock as described above. See "THE MERGER AGREEMENT -- Consideration to be Received in the Merger -- General" and "-- Summary of Rights Agreement." For a description of the TCI Music Series A Common Stock, see "DESCRIPTION OF TCI MUSIC CAPITAL STOCK." For a summary of differences between the rights of holders of TCI Music Series A Common Stock and the rights of holders of DMX Common Stock, see "COMPARISON OF STOCKHOLDERS' RIGHTS."


     As holders of shares of DMX Common Stock, Liberty DMX, Inc., an indirect wholly owned subsidiary of TCI, United Artists Programming International, Inc., an indirect majority-owned subsidiary of TCI ("UAPI"), TCI Pacific Communications, Inc., an indirect wholly owned subsidiary of TCI, and TCI Music Holdings, Inc., a wholly owned subsidiary of TCI, will each receive one-quarter share of TCI Music Series A Common Stock and one Right with respect to each whole share of TCI Music Series A Common Stock in exchange for each share of DMX Common Stock they own at the Effective Time. If the Merger had occurred as of March 31, 1997 an aggregate of 6,812,393 shares of TCI Music Series A Common Stock and 6,812,393 Rights would have been issued to entities controlled by TCI in exchange for shares of DMX Common Stock held by such entities. In addition, certain subsidiaries of TCI will be issued 62,500,000 shares of TCI Music Series B Common Stock, and TCI Music, as obligor, will issue TCI, as obligee, the TCI Music Note. TCI Music expects to refinance the TCI Music Note with proceeds of a new long-term debt financing. No assurance can be given that TCI Music will be able to obtain such financing on terms acceptable to TCI Music. See "ARRANGEMENTS BETWEEN TCI AND TCI MUSIC AFTER THE MERGER -- Contribution Agreement."

     Opinion of Financial Advisor. Houlihan Lokey Howard & Zukin ("Houlihan Lokey") was retained by a special committee of independent directors of the DMX Board (the "Special Committee") to act as its financial advisor and to render an opinion as to the fairness to DMX's public stockholders of the consideration to be received by such stockholders in connection with the Merger. On January 20, 1997, prior to the execution of the Merger Agreement, Houlihan Lokey rendered to the DMX Board an oral opinion, subsequently confirmed in writing on February 6, 1997, to the effect that, as of the date of such opinion and based upon and subject to certain matters, the consideration to be received in the Merger by holders of DMX Common Stock was fair, from a financial point of view, to such holders.

     DMX stockholders are urged to read carefully the opinion of Houlihan Lokey, which is set forth in its entirety as Appendix II to this Proxy
Statement/Prospectus, for a description of the procedures followed, the factors considered and the assumptions made by Houlihan Lokey in rendering its opinion. See "THE MERGER -- Opinion of Financial Advisor."

     Recommendation of the DMX Board; DMX's Reasons for the Merger. On January 20, 1997, the Special Committee unanimously recommended and the DMX Board (other than Messrs. Hindery and Fisher, who did not vote on the Merger, and Mr. Sparkman, who did not attend the meeting (each of whom have been recommended to the DMX Board by TCI)) approved the Merger Agreement and the Merger, and determined that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, DMX and its stockholders and therefore recommends that the holders of DMX Common Stock vote FOR approval of the Merger Agreement. The primary factors considered and relied upon by the DMX Board in reaching its recommendation are described in "THE MERGER -- Recommendation of the DMX Board;

DMX's Reasons for the Merger." For a discussion of the interests of certain members of DMX's management and the DMX Board in the Merger, see "THE MERGER -- Interests of Certain Persons in the Merger."

     TCI's Reasons for the Merger. The Board of Directors of TCI ("TCI Board") has unanimously approved the Merger Agreement. The primary factors considered and relied upon by the TCI Board in reaching its decision to approve the Merger are described in "THE MERGER -- TCI's Reasons for the Merger."

     Conditions to the Merger. The respective obligations of DMX and TCI and TCI Music to effect the Merger are subject to the satisfaction of certain conditions, including (i) the Merger Agreement and the transactions contemplated by the Merger Agreement shall have been duly approved by the holders of DMX Common Stock; (ii) no more than 5% of the number of DMX stockholders of record have demanded appraisal rights in accordance with Section 262 of the Delaware General Corporation Law, attached as Appendix III to this Proxy Statement/Prospectus; (iii) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act") shall have expired, or been earlier terminated and any other notices or approvals or consents required by or of governmental entities, to the extent required to be obtained under the Merger Agreement, shall have been either filed or obtained; and (iv) the Registration Statement shall have become effective in accordance with the provisions of the Act and any necessary state securities law approvals shall have been obtained and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect. In addition, the obligations of DMX, TCI and TCI Music to effect the Merger are subject to the satisfaction of certain other conditions. See "THE MERGER
AGREEMENT -- Conditions to the Merger," and "Governmental Approvals" and "APPRAISAL RIGHTS."

     Termination of the Merger Agreement. The Merger Agreement is subject to termination at the option of either DMX or TCI (i) if the Merger has not been consummated on or before July 31, 1997, so long as the party seeking to terminate the Merger Agreement has not breached its obligations under the Merger Agreement in any material respect or (ii) if the stockholders of DMX shall not have approved the Merger by such date. The Merger Agreement also is subject to termination by either TCI or DMX prior to such time upon the occurrence of certain events. See "THE MERGER AGREEMENT -- Termination; Amendment and Waiver."

     Indemnification. The Merger Agreement provides that TCI Music will cause the Surviving Corporation to indemnify, and should the Surviving Corporation fail to or be unable to do so, TCI Music will indemnify, the directors and officers of DMX for a period after the Effective Time to the fullest extent permitted by the DGCL, the DMX Charter and the bylaws of DMX (the "DMX Bylaws") in effect on the date of the Merger Agreement. See "THE MERGER
AGREEMENT -- Indemnification."

                              ACCOUNTING TREATMENT

     The Merger and Contribution will be accounted for using the purchase method of accounting except that any TCI Music Common Stock and any Rights issued to entities controlled by TCI will be recorded at carryover basis. See the condensed pro forma combined financial statements and notes thereto of TCI Music appearing under the heading "INDEX TO FINANCIAL STATEMENTS."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the DMX Board with respect to the Merger, stockholders should be aware that certain members of the DMX Board and of DMX management have certain interests in the Merger that are in addition to or different from the interests of the stockholders of DMX generally. See "THE MERGER -- Interests of Certain Persons in the Merger." The DMX Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

                                APPRAISAL RIGHTS

     Holders of shares of DMX Common Stock who comply with the applicable procedural requirements of the DGCL are entitled to appraisal rights with respect to their shares. A vote in favor of the Merger Agreement by a DMX stockholder will preclude such stockholder from any right to exercise appraisal rights under the DGCL, and may, under applicable law, estop such stockholder from later challenging the Merger on fairness grounds. See "APPRAISAL RIGHTS" in, and Appendix III to, the accompanying Proxy Statement/Prospectus.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Contribution and Merger are intended to qualify as transactions described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). See "CERTAIN CONSEQUENCES OF THE MERGER -- Certain Federal Income Tax Consequences."

                         COMPARATIVE MARKET PRICE DATA

     DMX. The DMX Common Stock is quoted on the OTC Bulletin Board. From May 28, 1996 to April 8, 1997, the DMX Common Stock was quoted in the NASDAQ SmallCap Market under the symbol "TUNE." Until May 28, 1996, the DMX Common Stock was traded on the NASDAQ National Market System.

     The following table sets forth the range of the high and low sales prices of DMX Common Stock for the periods indicated. DMX's fiscal year ends on September 30.


COMMON STOCK                                                  HIGH       LOW
------------                                                  ----       ---
Year ended September 30, 1995
  First Quarter.............................................   3         1 1/2
  Second Quarter............................................   4         2 7/16
  Third Quarter.............................................   3 3/8     2
  Fourth Quarter............................................   3 5/16    2 1/8
Year ended September 30, 1996
  First Quarter.............................................   3         2 1/8
  Second Quarter............................................   2 7/8     1 3/4
  Third Quarter.............................................   2 1/4       13/16
  Fourth Quarter............................................   1 15/16     9/16
Year ending September 30, 1997
  First Quarter.............................................     15/16     13/16
  Second Quarter............................................   1 13/16     31/32
  Third Quarter (to June 11, 1997)..........................   2         1 13/20


     TCI Music. There is no established public trading market for TCI Music Common Stock. Only one share of capital stock of TCI Music is issued and outstanding, which has been issued to TCI. The TCI Music Series A Common Stock has been approved by NASDAQ for inclusion for trading on its SmallCap Market upon consummation of the Merger, subject to the condition that the TCI Music Series A Common Stock trade at a price of $3.00 or more for the first five trading days after the Merger. See "CERTAIN INFORMATION CONCERNING TCI MUSIC."


     On August 30, 1996, the last full trading day prior to the public announcement of TCI's Merger proposal, the high and low sales prices on the NASDAQ SmallCap Market for the DMX Common Stock were $1 1/8 and $1 1/16, respectively. On January 21, 1997, the last full trading day before DMX publicly announced that the DMX Board had approved the Merger, the high and low sales prices on the NASDAQ SmallCap Market for shares of DMX Common Stock were $1 17/64 and $1 13/32, respectively. On February 6, 1997, the last full trading day before TCI and DMX publicly announced that they had entered into the Merger Agreement, the high and low sales prices on the NASDAQ SmallCap Market for shares of DMX Common Stock were $1 11/16. On June 11, 1997, the last full trading day before the date of this Proxy Statement/Prospectus, the high and low sales prices on the OTC Bulletin Board for shares of DMX Common Stock were $1.73 and $1.71, respectively. Stockholders are urged to obtain current market quotations for the DMX Common Stock.


            RELATIONSHIP BETWEEN TCI AND TCI MUSIC AFTER THE MERGER

     TCI Music is currently a wholly owned subsidiary of TCI. Immediately following the Merger (i) the outstanding shares of TCI Music Series A Common Stock will represent approximately 19.25% of, and 2.3% of the voting power related to, the total outstanding shares of the TCI Music Common Stock; and (ii) the outstanding shares of TCI Music Series B Common Stock will represent approximately 80.75% of, and 97.7% of the voting power related to, the total outstanding shares of the TCI Music Common Stock. TCI will beneficially hold approximately 45.7% of the outstanding shares of TCI Music Series A Common Stock and all of the outstanding shares of TCI Music Series B Common Stock, which will collectively represent approximately 89.6% of the outstanding shares of TCI Music Common Stock and 98.7% of the voting power of the outstanding shares of TCI Music Common Stock. Under agreements with TCI Music, TCI will provide certain administrative, legal, financial, treasury, accounting, tax and other services to TCI Music and will make available certain of its employee benefit plans to TCI Music's employees. In addition, TCI and TCI Music will enter into a number of intercompany agreements covering such matters as the use of services and allocation of income tax liabilities.

     In addition, in connection with the Merger, TCI and TCI Music will enter into the Contribution Agreement. Pursuant to the Contribution Agreement, certain subsidiaries of TCI will transfer to TCI Music, effective as of the Effective Time and until December 31, 2006, the right to receive the Contributed Net DMX Revenues and TCI will contribute to TCI Music the Contributed Tuners.

     If the Contribution had been effective as of January 1, 1996, the total amount of Contributed Net DMX Revenues for the three months ended March 31, 1997 and the year ended December 31, 1996 would have been approximately $4.4 million and $16.4 million, respectively. Additionally, the book value of the Contributed Tuners at March 31, 1997 was approximately $4.5 million. The launch by TCI and other cable operators of video and audio programming using digital compression technology may materially reduce the Contributed Net DMX Revenues and subscriber fee revenues of TCI Music. See "RISK FACTORS -- Effect of Launch of Digital Compression Technology on Contributed Net DMX Revenues and Other Revenues" and "CERTAIN INFORMATION CONCERNING TCI MUSIC -- Effect of Launch of Digital Compression Technology."

     Pursuant to the Contribution Agreement, effective as of the closing of the Merger, TCI Music, as obligor, will issue to TCI the TCI Music Note in the principal amount of $40,000,000 payable to the order of TCI, as obligee, bearing interest at 10% per annum, which interest will be waived by TCI if the principal is paid in full at or before maturity, which will be 180 days after the closing of the Merger. TCI Music expects to refinance the TCI Music Note with proceeds of a new long-term debt financing. No assurance can be given that TCI Music will be able to obtain such financing on terms acceptable to TCI Music.

     In addition, TCI and DMX have entered into a Loan and Security Agreement, as amended (the "TCI Loan"), pursuant to which TCI has agreed to make loans to DMX from time to time until August 31, 1997 up to an aggregate outstanding principal amount of $3,500,000. Such loans are due on or before June 1, 2000 and accrue interest at a rate of 12.5% per annum. As of June 4, 1997, TCI had made approximately $2,420,000 in loans to DMX under the TCI Loan.

     See "RISK FACTORS -- Relationship with TCI," "RISK FACTORS -- Disparate Voting Rights; Control by TCI," "RISK FACTORS -- Potential Conflicts of Interest" and "ARRANGEMENTS BETWEEN TCI AND TCI MUSIC AFTER THE MERGER."

                                DIVIDEND POLICY

     TCI Music does not anticipate declaring and paying cash dividends on the TCI Music Common Stock in the foreseeable future. The decision whether to apply any legally available funds to the payment of dividends on TCI Music Common Stock will be made by the Board of Directors of TCI Music from time to time in the exercise of its business judgment, taking into account TCI Music's financial conditions, results of operations, existing and proposed commitments for use of TCI Music's funds and other relevant factors. See "DESCRIPTION OF TCI MUSIC CAPITAL STOCK -- Common Stock -- Dividends."

                                 TRANSFER AGENT

     The transfer agent for the TCI Music Common Stock will be The Bank of New York.

                  RISK FACTORS AND FORWARD-LOOKING STATEMENTS

     In reviewing this Proxy Statement/Prospectus, stockholders should carefully consider the matters described under the heading "Risk Factors" beginning on page 12.

     This Proxy Statement/Prospectus contains statements relating to future results of DMX and TCI Music that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. When used in this Proxy Statement/Prospectus, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include those detailed from time to time in the filings of DMX with the Commission and those risks and uncertainties described under the heading "Risk Factors" appearing on page 12. The "safe harbor" for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 will not be available to TCI Music with respect to the offering of TCI Music Series A Common Stock made hereby.

                   SUMMARY SELECTED FINANCIAL AND OTHER DATA

                       CERTAIN COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative data related to book value (deficit) and loss per common share (i) on a historical basis for TCI Music and DMX, (ii) on a pro forma basis for TCI Music and (iii) on a pro forma equivalent basis for DMX. The pro forma information shown is derived from the condensed pro forma combined financial statements of TCI Music presented elsewhere herein, which give effect to the Merger and Contribution as if such events had occurred as of March 31, 1997 with respect to the pro forma balance sheet data. The pro forma operating data give effect to the Merger and Contribution as if such events had occurred as of January 1, 1996. The information shown below should be read in conjunction with the historical financial statements and notes thereto of DMX, which are included in Appendix IV of this Proxy Statement/Prospectus, and the condensed pro forma financial statements and notes thereto of TCI Music appearing elsewhere herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO FINANCIAL STATEMENTS." DMX did not pay any cash dividends on its common stock during the three months ended March 31, 1997 and the year ended December 31, 1996. See "DESCRIPTION OF TCI MUSIC CAPITAL STOCK -- Dividends."

                                                                                                DMX
                                                 TCI MUSIC         DMX        TCI MUSIC      PRO FORMA
                                               HISTORICAL(1)    HISTORICAL    PRO FORMA    EQUIVALENTS(4)
                                               -------------    ----------    ---------    --------------
Book value (deficit) per common share as of
  March 31, 1997.............................      $1.00          $ (.15)       $ .53(2)       $ .13
Primary and fully diluted loss attributable
  to common stockholders per common and
  common equivalent share:
  Three months ended March 31, 1997..........         --            (.06)        (.08)(3)       (.02)
  Year ended December 31, 1996...............         --            (.57)        (.54)(3)       (.14)

---------------

(1) TCI Music was formed on January 21, 1997. Since its formation TCI Music has not conducted any significant activities other than those incident to its formation, the Contribution Agreement and the Merger Agreement.
(2) The pro forma book value per common share is based upon 14,896,648 shares of TCI Music Series A Common Stock and 62,500,000 shares of TCI Music Series B Common Stock. Such amounts represent the number of shares that would have been issued by TCI Music if the Merger and Contribution had occurred on March 31, 1997.
(3) The pro forma net loss per share calculation is based upon 77,396,648 and 75,923,829 weighted average shares outstanding for the three months ended March 31, 1997 and the year ended December 31, 1996, respectively. Such amounts represent the number of weighted average shares of TCI Music that would have been outstanding if the Merger and Contribution had occurred on January 1, 1996.
(4) DMX pro forma equivalents are determined by multiplying TCI Music pro forma book value and pro forma loss per share times the 0.25 conversion ratio. See "THE MERGER AGREEMENT -- Consideration to be Received in the
    Merger -- General."

                       SELECTED HISTORICAL FINANCIAL DATA

     DMX. The following table sets forth selected historical financial data for DMX and subsidiaries (i) as of March 31, 1997 and for each of the six-month periods ended March 31, 1997 and 1996 and (ii) as of and for each of the years in the five-year period ended September 30, 1996. The selected financial data as of March 31, 1997 and for the six-month periods ended March 31, 1997 and 1996 are derived from the unaudited financial statements appearing in Appendix IV which have been prepared on the same basis as the audited financial information, and in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of DMX as of March 31, 1997 and for the six-month periods ended March 31, 1997 and 1996. The following information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto of DMX, included as Appendix IV to this Proxy Statement/Prospectus and with the condensed pro forma combined financial statements and notes thereto of TCI Music and TCI appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO FINANCIAL STATEMENTS."

                           DMX INC. AND SUBSIDIARIES

                                    SIX MONTHS ENDED
                                       MARCH 31,                              FISCAL YEAR ENDED SEPTEMBER 30,
                               --------------------------   -------------------------------------------------------------------
                                   1997          1996          1996          1995          1994          1993          1992
                               ------------   -----------   -----------   -----------   -----------   -----------   -----------
INCOME STATEMENT DATA
Revenue......................  $ 10,801,467     7,632,763    17,326,603    12,773,384     9,377,059     4,792,527       773,861
Operating, selling, general
  and administrative
  expenses...................   (17,390,149)  (12,672,247)  (30,460,622)  (22,166,898)  (20,558,849)  (17,726,103)  (27,306,904)
Depreciation and
  amortization...............    (1,193,713)     (805,762)   (1,883,415)   (1,341,775)   (1,065,666)     (790,229)     (565,694)
Loss on disposal of
  DMX-Europe N.V.............            --            --    (7,153,278)           --            --            --            --
                               ------------   -----------   -----------   -----------   -----------   -----------   -----------
Net operating loss...........    (7,782,395)   (5,845,246)  (22,170,712)  (10,735,289)  (12,247,456)  (13,723,805)  (27,098,737)
Equity earnings in
  Galactic/TEMPO.............       172,003        31,241       197,227       306,640       223,852       143,622       283,889
Equity loss in DMX-Europe
  N.V........................            --    (9,486,767)  (11,852,650)  (13,271,599)   (4,746,239)   (3,553,932)           --
Interest income (expense),
  net........................      (220,004)      (25,409)     (188,507)       73,540        38,168        85,943       482,974
Other income (expense),
  net........................          (601)      137,080       159,865       547,179       226,461       640,197      (108,530)
                               ------------   -----------   -----------   -----------   -----------   -----------   -----------
        Net loss.............  $ (7,830,997)  (15,189,101)  (33,854,777)  (23,079,529)  (16,505,214)  (16,407,975)  (26,440,404)
                               ============   ===========   ===========   ===========   ===========   ===========   ===========
        Loss per share.......  $       (.13)         (.35)        (0.68)        (0.60)        (0.48)        (0.52)        (0.90)
                               ============   ===========   ===========   ===========   ===========   ===========   ===========

                                         AS OF                                 AS OF SEPTEMBER 30,
                                       MARCH 31,     ------------------------------------------------------------------------
                                          1997           1996           1995           1994           1993           1992
                                      ------------   ------------   ------------   ------------   ------------   ------------
BALANCE SHEET DATA
Current assets......................  $  8,144,450      7,719,069     12,122,658      9,650,493      3,102,741     10,972,178
Investments in Galactic/TEMPO Sound
  Partnership.......................       526,159        504,156        456,929        450,289        476,448        332,826
Property and equipment, net of
  accumulated depreciation..........     5,193,212      5,893,988      4,336,378      4,443,995      3,225,093      2,388,227
Goodwill, net of accumulated
  amortization......................     4,275,264      4,535,658             --             --         15,459         41,960
Other assets, net of accumulated
  depreciation......................       108,271         99,148        166,419         55,169         54,000        219,141
                                      ------------   ------------   ------------   ------------   ------------   ------------
        Total assets................  $ 18,247,356     18,752,019     17,082,384     14,599,946      6,873,741     13,954,332
                                      ============   ============   ============   ============   ============   ============
Current liabilities.................  $ 22,228,834     16,636,107      3,250,042      3,405,082      3,714,835      3,198,719
Royalty payable.....................     1,773,275      1,773,275      1,251,983        713,421        267,770         37,162
Deferred revenue....................       258,531        295,461        376,395        418,540             --             --
Capital lease obligation............     1,170,242      1,401,426      1,446,085      1,502,990             --             --
Notes payable.......................     1,867,791             --             --        201,090        382,545             --
Investment in DMX-Europe N.V........            --             --     15,886,116      8,175,171      3,428,932             --
                                      ------------   ------------   ------------   ------------   ------------   ------------
        Total liabilities...........    27,298,673     20,106,269     22,210,621     14,416,294      7,794,082      3,235,881
Net stockholders' (deficit)
  equity............................    (9,051,317)    (1,354,250)    (5,128,237)       183,652       (920,341)    10,718,451
                                      ------------   ------------   ------------   ------------   ------------   ------------
        Total liabilities and
          stockholders' equity
          (deficit).................  $ 18,247,356     18,752,019     17,082,384     14,599,946      6,873,741     13,954,332
                                      ============   ============   ============   ============   ============   ============

     TCI. The following table sets forth (i) selected historical data for TCI as of March 31, 1997 and for the three-month periods ended March 31, 1997 and 1996, and as of and for each of the five fiscal years in the period ended December 31, 1996 and (ii) selected pro forma data as of March 31, 1997 and for the three months ended March 31, 1997 and the year ended December 31, 1996. The pro forma summary balance sheet data assumes the Merger and Contribution had occurred as of March 31, 1997. The pro forma summary of operations data for the three months ended March 31, 1997 assumes that the Merger and Contribution had occurred as of January 1, 1996 and the pro forma summary of operations data for the year ended December 31, 1996 assumes that the Merger and Contribution, the distribution of all of the outstanding common stock of TCI Satellite Entertainment, Inc. and the acquisition of all of the common stock of a subsidiary of Viacom, Inc. had occurred as of July 1, 1996. The pro forma data does not purport to be indicative of the results of operations or financial position that would have been obtained had such transactions occurred on such dates. The following information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto of TCI incorporated by reference into this Proxy Statement/Prospectus and the Condensed Pro Forma Combined Financial Statements and notes thereto of TCI, appearing elsewhere herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO FINANCIAL STATEMENTS."

                                                   PRO                      PRO
                                                  FORMA     HISTORICAL     FORMA                   HISTORICAL
                                                  ------   -------------   ------   -----------------------------------------
                                                    THREE MONTHS ENDED
                                                        MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                  ----------------------   --------------------------------------------------
                                                   1997    1997    1996     1996     1996     1995      1994    1993    1992
                                                  ------   -----   -----   ------   ------   ------     -----   -----   -----
                                                                  AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA
SUMMARY OF OPERATIONS DATA:
Revenue.........................................  $1,833   1,827   1,861    7,943    8,022    6,506     4,682   3,977   3,463
Operating income................................  $  343     349     172      794      632      542       788     916     864
Interest expense................................  $ (289)   (289)   (261)  (1,171)  (1,096)  (1,010)     (785)   (731)   (718)
Share of losses of affiliates, other than
  Liberty Media Corporation, net................  $ (154)   (156)   (115)    (459)    (473)    (193)     (112)    (76)   (105)
Gain (loss) on disposition of assets............  $   19      19      10    1,593    1,593       49       (10)     42       9
Earnings (loss) from continuing operations......  $  (62)    (58)   (121)     306      278     (171)       62      (5)      8
Net earnings (loss) attributable to common
  stockholders:
  TCI Class A and Class B common stock..........  $   --      --      --       --       --      (71)(b)    54      (7)    (22)
  TCI Group Stock(a)............................     (88)    (84)   (145)    (793)    (813)    (107)(c)    --      --      --
  Liberty Group Stock(a)........................      16      16      15    1,064    1,056      (27)(c)    --      --      --
                                                  ------   -----   -----   ------   ------   ------     -----   -----   -----
                                                  $  (72)    (68)   (130)     271      243     (205)       54      (7)    (22)
                                                  ======   =====   =====   ======   ======   ======     =====   =====   =====
Primary earnings (loss) from continuing
  operations attributable to common stockholders
  per common and common equivalent share:
  TCI Class A and Class B common stock..........  $   --      --      --       --       --     (.11)(b)   .10    (.02)   (.01)
  TCI Group Stock...............................    (.13)   (.12)   (.22)   (1.19)   (1.22)    (.16)(c)    --      --      --
  Liberty Group Stock...........................     .06     .06     .06     4.00     3.97(d)   (.11)(c)(d)    --    --    --
Fully diluted earnings (loss) from continuing
  operations attributable to common stockholders
  per common and common equivalent share:
  TCI Class A and Class B common stock..........      --      --      --       --       --     (.11)(b)   .10    (.02)   (.01)
  TCI Group Stock...............................    (.13)   (.12)   (.22)   (1.19)   (1.22)    (.16)(c)    --      --      --
  Liberty Group Stock...........................     .06     .06     .06     3.91     3.88(d)   (.11)(c)(d)    --    --    --

                                                    PRO
                                                   FORMA                        HISTORICAL
                                                  -------   ---------------------------------------------------
                                                     MARCH 31,                      DECEMBER 31,
                                                  ----------------   ------------------------------------------
                                                   1997      1997     1996     1995     1994     1993     1992
                                                  -------   ------   ------   ------   ------   ------   ------
                                                                       AMOUNTS IN MILLIONS
SUMMARY BALANCE SHEET DATA:
Property and equipment, net.....................  $ 7,693    7,688    7,528    7,409    5,876    4,935    4,562
Franchise costs, net............................  $17,004   15,911   15,436   12,230    9,444    9,197    9,300
Total assets....................................  $30,815   30,676   30,244   25,577   19,276   16,527   16,315
Debt............................................  $15,052   15,049   14,926   13,211   11,162    9,900   10,285
Minority interests in equity of consolidated
  subsidiaries..................................  $ 1,409    1,349    1,493      651      429      285      280
Redeemable preferred stock......................  $   655      655      658      478      170       18      110
Company-obligated mandatorily redeemable
  preferred securities of subsidiary trusts
  holding solely subordinated debt securities of
  TCI Communications, Inc.......................  $ 1,502    1,502    1,000       --       --       --       --
Stockholders' equity............................  $ 4,422    4,422    4,253    4,550    2,655    2,116    1,728
Shares outstanding (net of shares held by
  subsidiaries):
  Class A common stock..........................       --       --       --       --      491      403      382
  Class B common stock..........................       --       --       --       --       85       47       48
  Series A TCI Group Stock......................      598      598      579      572       --       --       --
  Series B TCI Group Stock......................       85       85       85       85       --       --       --
  Series A Liberty Group Stock..................      229      229      228(e)    225(e)     --     --       --
  Series B Liberty Group Stock..................       21       21       21       21       --       --       --


---------------


(a) On August 3, 1995, the stockholders of TCI authorized the TCI Board to issue two new series of stock ("Liberty Group Stock") which reflect the separate performance of TCI's business which produces and distributes cable television programming services ("Liberty Media Group"). Additionally, the stockholders of TCI approved the redesignation of the previously authorized TCI Class A and Class B common stock into Series A TCI Group and Series B TCI Group common stock ("TCI Group Stock"). On August 10, 1995, TCI distributed, in the form of a dividend, one share of Liberty Group Stock for each four shares of TCI Group Stock owned. Such distribution (the "Distribution") represented one hundred percent of the equity value attributable to Liberty Media Group. The TCI Group Stock reflects the performance of those businesses of the Company not attributed to Liberty Media Group.


(b) From January 1, 1995 through the date of the Distribution.


(c) From the date of the Distribution through December 31, 1995.


(d) Effective January 13, 1997, TCI issued a stock dividend to holders of Liberty Group Stock consisting of one share of Series A Liberty Group Stock for every two shares of Series A Liberty Group Stock owned and one share of Series A Liberty Group Stock for every two shares of Series B Liberty Group Stock owned (the "Liberty Group Stock Dividend"). Amount has been adjusted to give effect to the Liberty Group Stock Dividend.



(e) Adjusted to give effect to the Liberty Group Stock Dividend.

                          PROXY STATEMENT/ PROSPECTUS

                                  RISK FACTORS

     In deciding how to vote their shares at the Special Meeting, holders of shares of DMX Common Stock should carefully consider all of the information contained in this Proxy Statement/Prospectus and, in particular, the following factors:

UNPROFITABLE HISTORY OF DMX; GOING CONCERN CONSIDERATIONS

     Following consummation of the Merger, TCI Music's business will consist primarily of the business operations conducted by DMX prior to the Merger. DMX's predecessor began its basic audio operations in 1990 and, since its formation, DMX has experienced significant losses. Net operating losses were $7.8 million for the six months ended March 31, 1997 and were $22.2 million, $10.7 million and $12.2 million for the fiscal years ended September 30, 1996, 1995 and 1994, respectively. In addition, in connection with its audit of the financial statements for the fiscal year ended September 30, 1996, KPMG Peat Marwick LLP stated that DMX's recurring losses from operations and its net capital deficiency raised substantial doubt about its ability to continue as a going concern. See "SUMMARY SELECTED FINANCIAL AND OTHER DATA," "CERTAIN INFORMATION CONCERNING TCI MUSIC", "INDEX TO FINANCIAL STATEMENTS," and APPENDIX IV.

LIMITED LIQUIDITY AND CAPITAL RESOURCES

     DMX has limited capital resources and has been operating under severe cash flow constraints. DMX's historical operations have been funded primarily by sales of DMX Common Stock. DMX generally has not generated cash from operating activities and accordingly, TCI Music will require additional sources of working capital. TCI Music expects that the Contributed Net DMX Revenues will be a source of funds that is not currently available to DMX. However, the Contribution Agreement does not require that any specified or minimum amount be contributed to TCI Music. Accordingly, there can be no assurance that the Contributed Net DMX Revenues will continue at current historical levels or that TCI Music will be able to successfully address DMX's potential short and long term cash needs. See "-- Unprofitable History of DMX" and "-- Effect of Launch of Digital Compression Technology on Contributed Net DMX Revenues and License Fees."

EFFECT OF LAUNCH OF DIGITAL COMPRESSION TECHNOLOGY ON CONTRIBUTED NET DMX REVENUES AND LICENSE FEES

     Cable operators have recently begun to launch a new method of distributing video and other programming using digital compression technology. Digital compression technology digitizes hundreds of television channels, compressing, on average, as many as 14 of the current analog video signals into the space normally occupied by one. Such technology improves picture quality and allows for carriage of significantly more video product offerings and channels ("Digital Distribution"). The technology permits subscribers to receive video and music signals through a single standard set-top tuner or "box" without the use of a separate tuner for music, as is the case with the current distribution system whereby DMX music signals are delivered directly to cable operators by C-band for distribution to residential and commercial cable subscribers ("Tuner Distribution").


     The launch of digital compression technology has the potential to provide an additional distribution market for DMX music services if cable operators utilizing Digital Distribution, such as TCI, elect to offer DMX music services as part of one or more digital video programming packages, thereby capturing as subscribers customers who might not otherwise elect to subscribe to DMX music services on an a la carte basis. However, the launch of and the transition to Digital Distribution may also have the effect of materially reducing TCI Music's residential subscriber fee revenues and Contributed Net DMX Revenues as a result of the expected change from the a la carte fee structure currently in effect for Tuner Distribution to a fee structure similar to that in effect for distribution of DMX music services via direct broadcast satellite ("DBS") dishes directly or as part of a package delivered by DBS distributors. See "CERTAIN INFORMA-

TION CONCERNING TCI MUSIC -- Effect of Launch of Digital Compression
Technology -- Potential Effects on DMX and TCI Music Residential Subscriber Fee Revenues."

     In addition, TCI Music expects that Tuner Distribution will continue to be available in markets where Digital Distribution has not been introduced. However, because Tuner Distribution currently utilizes more of the cable spectrum than is now used to deliver one video channel, it is likely that some of such cable operators may determine to eliminate Tuner Distribution of DMX music services in certain markets to recover or maintain channel capacity for Digital Distribution. If TCI or any cable operator terminates Tuner Distribution in any system, all revenues from residential and commercial subscribers receiving Tuner Distribution DMX music services in such system would terminate, unless such residential subscribers elect to purchase a video and music programming package through Digital Distribution, and Digital Distribution and other distribution means were made available to commercial subscribers. Accordingly, DMX's and TCI Music's revenues could be materially adversely affected if Tuner Distribution were terminated by cable operators. See "CERTAIN INFORMATION CONCERNING TCI MUSIC -- Effect of Launch of Digital Compression Technology -- Potential Elimination of Current Distribution Outlet."

DEPENDENCE ON SATELLITE DELIVERY CAPABILITIES

     There are a limited number of satellites with orbital positions suitable for transmission of DMX's signals and a limited number of available transponders on those satellites. Satellite transponders receive signals, translate signal frequencies and transmit signals to receiving satellite dish antennas. DMX subleases transponder capacity from Western Tele-Communications, Inc., a subsidiary of TCI ("WTCI"), which also provides facilities for uplink transmission of DMX's signals to the transponders. WTCI, in turn, leases the satellite transponder capacity on the Satellite known as Satcom C-3, Transponder 24 from GE American Communications, Inc., and the satellite known as AT&T Telstar 402R from AT&T Skynet. The term of DMX's principal transponder sublease with WTCI for the Satcom satellite runs through the end of the life of that satellite or April 2005, whichever is earlier. The term of DMX's transponder sublease with WTCI for the AT&T Telstar 402R runs through February 2000. Although there has never been sustained interruption of DMX's signals due to transponder failure or satellite unavailability, failure or loss, no assurance can be given that any such event will not occur in the future. If such an event were to occur or if WTCI were unable to provide transponder services to DMX, DMX would have to seek alternative transponder or satellite facilities. However, alternative facilities may not be available on a timely or cost-effective basis and may require the expense of repositioning each DBS subscriber's satellite dish in order to receive signals from another satellite. Any one or more of these events would require DMX to incur additional expenditures and could degrade DMX's ability to serve its customer base and have a material adverse effect on DMX's financial condition and results of operations. If DMX is required to enter into new transponder lease agreements, no assurance can be given that it will be able to do so on terms as favorable as those in its current agreements with WTCI.

DEPENDENCE ON LICENSED RIGHTS; RISK OF INCREASED FEES

     DMX licenses rights to rerecord and distribute music from a variety of sources and pays royalties to songwriters and publishers through contracts negotiated with performing rights societies such as the American Society of Composers, Authors and Publishers ("ASCAP"), Broadcast Music, Inc. ("BMI") and the Society of European Stage Authors and Composers ("SESAC"). DMX has separate agreements with ASCAP, BMI and SESAC for residential and commercial distribution. DMX's agreement with ASCAP for commercial music distribution is currently governed by an industry-wide agreement that runs through 1999. Its agreement with SESAC for commercial distribution expires in June 1997 and is subject to automatic renewal, unless terminated, for a three-year period. DMX's agreement with BMI dated October 11, 1991 for commercial distribution has been extended on an interim basis until the resolution of a new industrywide commercial agreement with BMI that is currently being negotiated.

     The agreement with ASCAP with respect to residential music distribution is governed by an industry-wide agreement dated December 20, 1991. The parties are operating under the terms of an interim agreement until the resolution of pending proceedings in rate court. Although DMX cannot predict the outcome of such proceedings, the rate determination when made, may require retroactive rate increases. In 1995, DMX entered into a new agreement with BMI for residential distribution with a term extending to 1999. The term of DMX's agreement with SESAC for residential distribution is the same as the commercial agreement. In 1996, the fees expensed by DMX for ASCAP, BMI and SESAC license fees were approximately $2.3 million, in the aggregate. Although DMX has been accruing for potential increases in the BMI commercial and ASCAP residential rates, if the fees to be paid by DMX to these licensors increase in excess of such accruals, DMX's results of operations could be materially adversely affected by the increase.

DIGITAL PERFORMANCE RIGHTS

     On November 1, 1995, the Digital Performance Right in Sound Recordings Act of 1995 was signed into law ("1995 Act"). The 1995 Act establishes the right of owners of the performance rights, such as the performers and record companies, to control digital transmission of sound recordings by means of subscription service digital transmissions. The 1995 Act provides a compulsory license for noninteractive subscription services. An arbitration proceeding relating to residential digital music distribution is pending before the United States Copyright Office. The purpose of the proceeding is to determine the statutory license royalty rate to be paid under the 1995 Act by DMX (and other digital music residential subscription services) on services transmitted to non-business subscribers. The proceeding commenced August 2, 1996. The royalty rate would be retroactive to February 1996, and accordingly, DMX has been accruing 3% of residential subscriber fee revenue since such date. The results of the arbitration could have an adverse effect on DMX if DMX is required to pay a higher royalty rate pursuant to the provisions of the 1995 Act.

INTEGRATION OF OPERATIONS

     The integration of DMX and TCI Music's operations following the Merger will initially require certain management resources, which may temporarily detract attention from the day-to-day business of the combined company. The difficulties of assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. The process of combining the organizations may cause a temporary interruption of, or a loss of momentum in, the activities of DMX and TCI Music's business, which could have an adverse effect on the revenues and operating results of the combined company, at least in the near term. There can be no assurance that the combined entity will be able to retain its key technical and management personnel or that the combined entity will realize any of the other anticipated benefits of the Merger. See "CERTAIN INFORMATION CONCERNING TCI MUSIC."

FIXED EXCHANGE RATIO


     Under the terms of the Merger Agreement, each share of DMX Common Stock issued and outstanding at the Effective Time (other than shares held by stockholders of DMX who perfect their appraisal rights in the manner described in this Proxy Statement/Prospectus) will be converted into the right to receive
(i) one-quarter share of TCI Music Series A Common Stock, (ii) one Right with respect to each whole share of TCI Music Series A Common Stock and (iii) cash in lieu of fractional shares of TCI Music Series A Common Stock and Rights. Each Right will entitle the holder to require TCI to purchase from such holder one share of TCI Music Series A Common Stock for $8.00 per share (the equivalent of $2.00 per share of DMX Common Stock), subject to reduction by the aggregate amount per share of any dividend and certain other distributions, if any, made by TCI Music to its stockholders, payable at the election of TCI, in cash, a number of shares of Series A TCI Group Common Stock having an equivalent value or a combination thereof, if during the one-year period beginning on the effective date of the Merger, the price of TCI Music Series A Common Stock does not equal or exceed $8.00 per share for a period of at least 20 consecutive trading days. If the Rights become exercisable, they will be exercisable only during the 30-day period commencing on the date of the first anniversary of the closing of the Merger and, unless exercised, will expire and cease to exist at the end of such period. Until the Rights expire or are exercised, the Rights will be evidenced by a legend on the certificates for shares of TCI Music Series A Common Stock issued in the Merger. Accordingly, the Rights associated with the shares of TCI Music Series A Common Stock will be represented solely by, and will not be separable from, such shares of TCI Music Series A Common Stock, and the surrender or transfer of any such certificate for shares of TCI Music Series A Common Stock will also constitute the surrender or transfer of the Rights associated with the TCI Music Series A Common Stock represented by such certificate. Upon exercise of the Rights, the shares of TCI Music Series A Common Stock associated with the Rights will be transferred to TCI in exchange for cash and/or shares of Series A TCI Group Common Stock as described above. See "The Merger
Agreement -- Consideration to be Received in the Merger." The Merger Agreement does not contain any provisions for adjustment of the values based on fluctuations in the price of DMX Common Stock that may occur after the execution of the Merger Agreement and prior to the Closing Date. On February 6, 1997, the date on which the Merger Agreement was executed, the closing sale price of DMX Common Stock was $1 11/16. There can be no assurance that the market price of TCI Music Series A Common Stock on and after the Effective Time will not be higher or lower than such price. See "THE MERGER AGREEMENT -- Consideration to be Received in the Merger."


CONFLICTS OF INTEREST


     Potential Conflicts of Interest of DMX Management. Certain members of DMX's management and Board of Directors have interests in the Merger that are in addition to and potentially in conflict with the interests of stockholders of DMX generally. Messrs. Hindery, Fisher and Sparkman, directors of DMX, also serve as directors and/or executive officers of TCI and TCI Music. Mr. Troxel, Chief Operating Officer of DMX, also serves as a director of TCI Music and will be President and Chief Executive Officer of DMX following the Merger. Certain key employees of DMX have been offered retention bonuses and have stock options that will carry over after the Merger and be exercisable for TCI Music Series A Common Stock and Rights. The Board of Directors of DMX was aware of these interests and considered them, among other things, in approving the Merger Agreement and the transactions contemplated by the Merger Agreement. See "THE MERGER -- Interests of Certain Persons in the Merger."



     Relationship with TCI; Potential Conflicts of Interest. Certain members of TCI Music's management and Board of Directors are also members of the management and Board of Directors of TCI or Liberty Media Corporation, a wholly owned subsidiary of TCI engaged in the provision of programming services ("Liberty"). Stephen M. Brett, Vice President and General Counsel of TCI Music, is Executive Vice President and General Counsel of TCI. J.C. Sparkman and Donne F. Fisher, directors of TCI Music, are directors of TCI. Leo J. Hindrey, Jr., Chairman of the Board of TCI Music, is a director and President and Chief Operating Officer of TCI. Robert R. Bennett, a director and acting Chief Financial Officer of TCI Music, is an Executive Vice President of TCI. David B. Koff, a director, President, and Chief Executive Officer of TCI Music, is Vice
President -- Corporate Development of Liberty. Robert R. Bennett, a director of TCI Music, is Executive Vice President of TCI and a director, President and Chief Executive Officer of Liberty. No formal policies or guidelines have been adopted by TCI Music with respect to board actions that may involve actual or potential conflicts of interest between TCI Music and TCI or Liberty. The directors of TCI Music, however, have fiduciary obligations under Delaware law to TCI Music and all of its stockholders. Mr. Fisher and Mr. Sparkman will also have fiduciary obligations, when acting as TCI directors, to TCI and its stockholders. Mr. Bennett will also have fiduciary obligations, when acting as a Liberty director, to Liberty and TCI as the sole stockholder of Liberty. See "MANAGEMENT OF TCI MUSIC."


     TCI is principally engaged in the construction, acquisition, ownership and operation of cable television systems and the provision of satellite-delivered video services to various distribution media, principally cable television systems. DMX is primarily engaged in programming, distributing and marketing a digital audio music service. TCI, through certain of its affiliates, sells and provides DMX audio music services to its cable television subscribers in conjunction with the delivery of video programming. Such audio music services are provided pursuant to affiliation agreements between DMX and certain TCI affiliates that provide for such TCI affiliates to pay license fees to DMX. Ordinarily, these arrangements may give rise to conflicts between TCI and TCI Music because of TCI Music's desire to maximize the fees DMX receives for its audio music programming and TCI's and its affiliates' desire to minimize the fees paid; however, TCI believes that its obligation under the Contribution Agreement to contribute the Contributed Net DMX Revenues received from sales of DMX audio music services to TCI Music (in addition to license fees already paid to DMX) minimizes this potential conflict for the term of the Contribution Agreement, which expires in 2006.

     Liberty is principally engaged in the provision of video programming services, including video music services. TCI does not own any interests in any other entity providing audio music services, and TCI has no current plans or intentions to engage in the direct programming and distribution of audio music services in the future other than through TCI Music. However, under the Contribution Agreement, TCI and its affiliates have the right to engage in or possess interests in businesses or ventures of any nature or description, without regard to whether any of such businesses or ventures are or may be deemed to be competitive in any way with any of the businesses of TCI Music or DMX; therefore there can be no assurance that TCI or its affiliates will not engage in the provision of competitive audio or video music services in the future.

     See "ARRANGEMENTS BETWEEN TCI AND TCI MUSIC AFTER THE
MERGER -- Contribution Agreement."

     Under agreements with TCI Music, TCI will provide certain administrative, legal, financial, treasury, accounting, tax and other services to TCI Music and will make available certain of its employee benefit plans to TCI Music's employees. In addition, TCI and TCI Music will enter into a number of intercompany agreements covering such matters as the use of services and tax sharing. After the Merger, pursuant to a services agreement between TCI and TCI Music (the "Services Agreement"), TCI will provide to TCI Music certain administrative and other services. On or before the Effective Time, TCI Music will also become a party to the existing tax sharing agreement among TCI and certain of its subsidiaries (the "Tax Sharing Agreement"), which will provide, among other things, for the allocation among TCI Music and the other members of the TCI consolidated tax group of tax liabilities attributable to periods after the Merger.

     In addition, in connection with the Merger, TCI and TCI Music will enter into the Contribution Agreement. Pursuant to the Contribution Agreement, certain subsidiaries of TCI will transfer to TCI Music, effective as of the Effective Time and until December 31, 2006, the right to receive the Contributed Net DMX Revenues and TCI will contribute to TCI Music the Contributed Tuners. If the Contribution had been effective as of January 1, 1996, the total amount of Contributed Net DMX Revenues for the three months ended March 31, 1997 and the year ended December 31, 1996 would have been approximately $4.4 million and $16.4 million, respectively. Additionally, the book value of the Contributed Tuners at March 31, 1997 was approximately $4.5 million. The launch by TCI and other cable operators of video and audio programming using digital compression technology may materially reduce the Contributed Net DMX Revenues and subscriber fee revenues of TCI Music. See "-- Effect of Launch of Digital Compression Technology on Contributed Net DMX Revenues and Other Revenues" and "CERTAIN INFORMATION CONCERNING TCI MUSIC -- Effect of Launch of Digital Compression Technology."

     Pursuant to the Contribution Agreement, effective as of the closing of the Merger, TCI Music, as obligor, will issue to TCI the TCI Music Note in the principal amount of $40,000,000 payable to the order of TCI, as obligee, bearing interest at 10% per annum, which interest will be waived by TCI if the principal is paid in full at or before maturity which will be 180 days after the closing of the Merger. TCI Music expects to refinance the TCI Music Note with proceeds of a new long-term debt financing. No assurance can be given that TCI Music will be able to obtain such financing on terms acceptable to TCI Music.

     TCI and DMX have entered into the TCI Loan pursuant to which TCI has agreed to make loans to DMX from time to time until August 31, 1997, up to an aggregate outstanding principal amount of $3,500,000. Such loans are due on or before June 1, 2000 and accrue interest at a rate of 12.5% per annum. As of June 4, 1997, TCI had made approximately $2,420,000 in loans under the TCI Loan.

     The terms of the agreements that will govern the relationship between TCI Music and TCI were established by TCI in consultation with TCI Music's management prior to the Merger and are not the result of arm's-length negotiations. Accordingly, although TCI Music believes that the terms and conditions of these arrangements taken as a whole are reasonable, there can be no assurance that the terms and conditions of these agreements are not more or less favorable to TCI Music than those that might have been obtained from unaffiliated third parties. In addition, there can be no assurance that comparable services could be obtained from third parties if the Services Agreement were to be terminated. Although TCI Music believes that its relationship with TCI is excellent, adverse developments or material disputes with TCI following the Merger could have a material adverse effect on TCI Music.

     See "ARRANGEMENTS BETWEEN TCI AND TCI MUSIC AFTER THE MERGER."

DISPARATE VOTING RIGHTS; CONTROL BY TCI

     TCI Music is currently a wholly owned subsidiary of TCI. Following consummation of the Merger (i) the outstanding shares of TCI Music Series A Common Stock will represent approximately 19.25% of, and 2.3% of the voting power related to, the total outstanding shares of the TCI Music Common Stock; and (ii) the outstanding shares of TCI Music Series B Common Stock will represent approximately 80.75% of, and 97.7% of the voting power related to, the total outstanding shares of the TCI Music Common Stock. TCI will beneficially own approximately 45.7% of the outstanding shares of TCI Music Series A Common Stock and all of the outstanding shares of TCI Music Series B Common Stock, which will collectively represent approximately 89.6% of the outstanding shares of TCI Music Common Stock. Since holders of shares of TCI Music Series A Common Stock are entitled to one vote per share, and holders of shares of TCI Music Series B Common Stock are entitled to ten votes per share, on each matter presented to a vote of the holders of TCI Music Common Stock, TCI will control approximately 98.7% of the voting power of the outstanding shares of TCI Music Common Stock. See "DESCRIPTION OF CAPITAL STOCK." Thus, immediately after the Merger, TCI will have the voting power to control all matters requiring approval of TCI Music's stockholders voting as a single class, including the ability to elect all of the members of the TCI Music Board of Directors. See "ARRANGEMENTS BETWEEN TCI AND TCI MUSIC AFTER THE MERGER" and "CERTAIN TRANSACTIONS."

DIVIDENDS AND DIVIDEND POLICY

     TCI Music does not anticipate declaring and paying cash dividends on the TCI Music Common Stock at any time in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on TCI Music Common Stock will be made by the TCI Music Board from time to time in the exercise of its business judgment, taking into account, among other things, TCI Music's results of operations and financial condition, any then existing or proposed commitments by TCI Music for the use of available funds, and TCI Music's obligations with respect to the holders of any then outstanding indebtedness or preferred stock. In addition, TCI Music may in the future issue debt securities or preferred stock or enter into loan agreements or other agreements that restrict the payment of dividends on, and repurchases of, TCI Music's Common Stock. See "DESCRIPTION OF TCI MUSIC CAPITAL STOCK -- Common Stock -- Dividends."

ABSENCE OF PRIOR TRADING MARKET

     The DMX Common Stock is currently traded on the OTC Bulletin Board. From May 28, 1996 to April 8, 1997 the DMX Common Stock was traded on the NASDAQ SmallCap Market. Until May 28, 1996, the DMX Common Stock was traded on the NASDAQ National Market System. There is no public market for TCI Music Series A Common Stock. Although the TCI Music Series A Common Stock has been approved by NASDAQ for inclusion for trading in the NASDAQ SmallCap Market following the Merger, such approval is conditioned on the trading of TCI Music Series A Common Stock at or above a price of $3.00 per share for the first five trading days following the Merger. There can be no assurance that such trading price will be achieved or, if achieved, that an active trading market will develop for the TCI Music Series A Common Stock or, if developed, that such market will be maintained. The market price for the shares of TCI Music Series A Common Stock may be highly volatile depending on news announcements or changes in general market conditions. See "Comparative Market Data."

POTENTIAL ADVERSE EFFECTS OF FUTURE SALES OF TCI MUSIC COMMON STOCK

     There currently is no market for the TCI Music Series A Common Stock. The sale of large amounts of TCI Music Series A Common Stock in the public market following the Merger could adversely affect the market price of TCI Music Series A Common Stock.

POTENTIAL EFFECTS OF CERTAIN TCI MUSIC ANTI-TAKEOVER PROVISIONS

     Certain provisions of Delaware law and the Certificate of Incorporation of TCI Music (the "TCI Music Charter") and the Bylaws of TCI Music (the "TCI Music Bylaws") may have the effect of making more difficult an acquisition of control of TCI Music in a transaction that is not approved by the TCI Music Board. These provisions include the disparate voting rights of the TCI Music Series A Common Stock and TCI Music Series B Common Stock; provisions giving the TCI Music Board the power to issue up to 5,000,000 shares of preferred stock, and to fix the rights and preferences thereof, without further authorization of TCI Music's common stockholders; the requirement of a supermajority vote to approve specified actions; and the other provisions described under "COMPARISON OF STOCKHOLDERS RIGHTS." In addition, the TCI Music Board is divided into three classes, each of which serves for a staggered three-year term, which may make it more difficult for a third party to gain control of the TCI Music Board. Many of these provisions generally are designed to permit TCI Music to develop its businesses and foster its long-term growth without the disruption caused by the threat of a takeover not deemed by the TCI Music Board to be in the best interests of TCI Music and its stockholders. These provisions may also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of TCI Music even though such an attempt might be economically beneficial to TCI Music and its stockholders. See "COMPARISON OF STOCKHOLDERS RIGHTS."

CERTAIN LITIGATION

     In September 1996, after announcement of TCI's proposal to DMX, certain DMX stockholders filed a putative class action lawsuit in the Delaware Court of Chancery on behalf of a purported class consisting of all public stockholders of DMX (other than the directors of DMX and TCI) captioned Brickell Partners v. Jerold H. Rubinstein, Donne F. Fisher, Leo J. Hindery, Jr., James R. Shaw, Sr., Kent Burkhart, J. C. Sparkman, Bhaskar Menon, DMX Inc. and Tele-Communications, Inc. (Civil Action No. 15206). See "CERTAIN LITIGATION." The complaint seeks as relief, among other things, an injunction preventing consummation of the Merger as well as unspecified compensatory damages. Neither TCI nor DMX can estimate, based on facts available as of the date of this Proxy Statement/Prospectus, the possible adverse effects if such plaintiffs are successful, which could include the inability to consummate the Merger, rescission of the Merger and monetary damages.

                              THE SPECIAL MEETING

TIME AND PLACE; PURPOSE


     The Special Meeting will be held at DMX's executive offices, located at 11400 West Olympic Boulevard, Suite 1100, Los Angeles, California 90064 on Friday, July 11, 1997, starting at 10:00 a.m., local time. At the Special Meeting, the stockholders of DMX will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly come before the Special Meeting. A copy of the Merger Agreement is included as Appendix I to this Proxy Statement/Prospectus.


VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     The DMX Board has fixed the close of business on May 26, 1997, as the date for the determination of holders of DMX Common Stock entitled to notice of and to vote at the Special Meeting. Only holders of record of shares of DMX Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 59,586,594 shares of DMX Common Stock outstanding and entitled to vote at the Special Meeting held by 418 stockholders of record.

     Each holder of record, as of the Record Date, of DMX Common Stock is entitled to cast one vote per share, in person or by proxy, on approval of the Merger. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. The affirmative vote, in person or by proxy, of the holders of record of a majority of the outstanding shares of DMX Common Stock entitled to vote at the Special Meeting is required to approve and adopt the Merger Agreement.

     As of the Record Date, (i) DMX's directors and executive officers beneficially owned 9,607,561 outstanding shares of DMX Common Stock (exclusive of any shares issuable upon exercise of stock options exercisable on such date), representing approximately 16.6% of the outstanding shares of DMX Common Stock on such date and (ii) affiliates of TCI owned 27,249,575 outstanding shares of DMX Common Stock, representing approximately 45.7% of the outstanding shares of DMX Common Stock. Such persons and entities, who together beneficially owned as of the Record Date approximately 62.3% of the outstanding shares of DMX Common Stock, have indicated they intend to vote all of their shares of DMX Common Stock in favor of the Merger Agreement and the Merger. If such persons vote their shares as they have indicated, the Merger Agreement will be approved and adopted at the Special Meeting irrespective of the vote of any other stockholder of the Company.

PROXIES

     All shares of DMX Common Stock represented by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement and, at the discretion of the proxy holder, on any other matter that may properly come before the Special Meeting. A properly executed proxy marked "ABSTAIN" will not be voted, although it will be counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate number of outstanding shares entitled to vote at the Special Meeting and will have the effect of a "NO" vote on the Merger. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares on the Merger, those shares will be considered for purposes of determining whether there is a quorum and for purposes of determining the aggregate number of outstanding shares entitled to vote at the Special Meeting and will have the effect of a "NO" vote on the Merger. Such a non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of DMX a signed notice of revocation or a later dated signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

     The cost of solicitation of proxies will be paid by DMX. In addition to solicitation by mail, officers and regular employees of DMX may solicit proxies by telephone, telegram, letter, facsimile or by personal interviews. Such persons will receive no additional compensation for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.

     STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

BACKGROUND OF THE MERGER

     TCI currently beneficially owns, directly and through certain of its subsidiaries, 27,249,575 shares representing approximately 45.7% of the outstanding shares of DMX Common Stock. TCI acquired the DMX Common Stock in several transactions over the period from August 1994 to May 1996 as follows:

     On August 4, 1994, in connection with a business combination of TCI Communications, Inc., a direct wholly owned subsidiary of TCI ("TCIC") and Liberty, resulting in the companies becoming wholly owned subsidiaries of TCI (the "TCI Business Combination"), TCI acquired indirect beneficial ownership of 3,409,063 shares of the DMX Common Stock beneficially owned by Liberty.

     In August 1995, TCI acquired beneficial ownership of 2,000,000 shares of DMX Common Stock from DMX for a total cash purchase price of $5,000,000, or $2.50 per share.

     TCI acquired 650,000 shares of DMX Common Stock on January 2, 1996 and January 8, 1996 in three open market transactions for a total cash purchase price of $1,520,918. On January 2, 1996, TCI purchased 340,000 shares of DMX Common Stock for $2.31 per share for a total purchase price of $786,250. On January 8, 1996, TCI purchased 140,000 shares of DMX Common Stock for $2.4062 per share for a total purchase price of $336,868. On January 8, 1996, TCI purchased 170,000 shares of DMX Common Stock for $2.34 per share for a total purchase price of $397,800.

     On May 17, 1996, TCI acquired 5,700,000 shares of DMX Common Stock from Stephen A. Wynn, a former director of DMX, pursuant to a Stock Purchase Agreement, dated as of May 13, 1996, between Mr. Wynn and TCI. Such shares were purchased for $2.00 per share for a total cash purchase price of $11,400,000.

     On May 17, 1996, TCI acquired 4,500,000 shares of DMX Common Stock from DMX for $2.00 per share for a total cash purchase price of $9,000,000, pursuant to a Stock Purchase Agreement, dated as of May 14, 1996, between DMX and TCI. On the same date, UAPI, an indirect majority-owned subsidiary of TCI, received 10,841,624 shares of DMX Common Stock from DMX in connection with a merger pursuant to the terms of an Agreement and Plan of Merger, dated as of August 28, 1995, as amended, among DMX, TCI-Euromusic, Inc. ("TCI-E"), and UAPI (the "TCI-E Merger"). In connection with the TCI-E Merger, TCI-E was merged with and into DMX and DMX was the surviving corporation. The TCI-E Merger was effective as of May 17, 1996. Prior to the TCI-E Merger, UAPI owned all of the outstanding shares of common stock of TCI-E.

     Effective July 31, 1996, TCI acquired beneficial ownership of 148,888 shares of DMX Common Stock in connection with the acquisition by TCI of all of the common stock of Viacom International, Inc.

     In connection with the TCI-E Merger, Tele-Communications International, Inc., a majority-owned subsidiary of TCI, received the right to appoint two directors to the DMX Board. Donne F. Fisher and Leo J. Hindery, Jr. were appointed to the board of DMX to satisfy this requirement and to fill immediate vacancies created by resignations of Stephen A. Wynn and W. Thomas Oliver. Mr. Fisher currently serves as a director of TCI and serves as a consultant to TCI. Mr. Fisher served as an officer of TCI until January 1996. Additionally, Mr. Hindery is the managing general partner of the general partner of InterMedia Partners and certain affiliated entities. InterMedia Partners is a multi-system cable television operator. TCI has various investments in InterMedia Partners and its related entities. Mr. Hindery was appointed a director of TCI in May 1997 and President and Chief Operating Officer of TCI in February 1997 and President and Chief Operating Officer of TCIC in March 1997. In addition, there is an informal, non-binding understanding between TCI and a majority of the existing directors of DMX that TCI may recommend the appointment of two additional candidates for election to the board of directors of DMX. TCI has not made any appointments to the DMX Board pursuant to this arrangement.

     The DMX Board viewed the investments as a strategic investment by TCI that would provide necessary capital for DMX's operations. No formal relationship between DMX and TCI was contemplated (other than

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

those described above regarding directors), although the DMX Board did anticipate that DMX should benefit from the experience of TCI's nominees to the DMX Board, as well as from having TCI as its largest stockholder. The DMX Board also believed that there might be the potential to form certain distribution alliances with TCI and that TCI would be more likely to form such alliances if it was DMX's largest stockholder. The prices paid by TCI to DMX in the above-described transactions in which TCI acquired DMX Common Stock directly from DMX were based upon the then-current trading prices for DMX Common Stock at the time the transactions were agreed to and were not intended to reflect a premium to or discount from such prices.

     On August 30, 1996, TCI delivered an unsolicited written proposal to the DMX Board with respect to a merger of an indirect wholly owned subsidiary of a corporation to be formed by TCI with and into DMX. The proposal provided, among other things, that (a) the outstanding shares of DMX Common Stock (including shares held by TCI affiliates) would be converted into shares of TCI Music Series A Common Stock representing in the aggregate 19.25% of the total number of shares of TCI Music Common Stock outstanding immediately after the Merger,
(b) all shares of TCI Music Series B Common Stock would be held by TCI Affiliates, and (c) TCI Music Series A Common Stock and TCI Music Series B Common Stock would be identical, except that each share of TCI Music Series B Common Stock would represent the right to cast ten votes per share compared to one vote per share of TCI Music Series A Common Stock. TCI also agreed that if, during the one-year period beginning on the date of the closing of the Merger, the market price of the TCI Music Series A Common Stock had not equaled or exceeded $2.00 per share (the proposal assumed that DMX Common Stock would be exchanged for TCI Music Series A Common Stock in a one-for-one ratio) for any period of at least 20 consecutive trading days, holders of TCI Music Series A Common Stock issued in the Merger would have the right (a "Put") exercisable during the 30-day period beginning on the first anniversary of the closing of the Merger, to require TCI to purchase such stock at a price of $2.00 per share, payable, at TCI's election, in cash, shares of Series A TCI Group Common Stock having an equivalent value, or a combination thereof. The proposal also provided that if the proposal were accepted by DMX, TCI would provide a loan to DMX of $3.5 million payable with interest at 12.5% per annum in 36 equal installments of principal and interest, the proceeds of which would be used by DMX to purchase tuners for use by residential and commercial customers. Such loan would be secured by a security interest in the tuners and DMX's commercial subscription agreements. The proposal also contemplated that DMX would grant TCI and its affiliates rights to distribute DMX services on the terms and conditions set forth in the form of an affiliation agreement to be submitted to DMX separately.

     TCI's proposal was discussed at a special meeting of the DMX Board held on September 3, 1996, at which all directors participated in person or by conference telephone. The DMX Board determined that a special committee should be appointed to evaluate TCI's proposal and to engage in discussions with representatives of TCI regarding the proposal. The directors appointed to serve on the Special Committee were Messrs. Burkhart, Menon and Shaw. Shortly after its formation, the Special Committee retained Houlihan Lokey to act as financial advisor with respect to TCI's proposal. See "-- Opinion of Financial Advisor."

     On September 3, 1996, certain DMX stockholders filed a putative class action lawsuit in the Delaware Court of Chancery on behalf of a purported class consisting of all public stockholders of DMX (other than the directors of DMX and TCI). See "CERTAIN LITIGATION." The complaint seeks as relief, among other things, an injunction preventing consummation of the Merger as well as unspecified compensatory damages.

     On September 17, 1996, Irell & Manella LLP, counsel to DMX, delivered a letter in response to TCI's proposal (the "September 17 Letter"). The September 17 Letter advised TCI that the DMX Board had formed a Special Committee of independent directors to evaluate the TCI proposal and that the Special Committee had retained Houlihan Lokey as its financial advisors. The letter sought to confirm certain assumptions concerning the proposal and identified various issues that the Special Committee determined should be discussed with TCI, including among other things: (i) the percentage ownership in TCI Music proposed by TCI, and the Put amount and the period during which the Put could be exercised; (ii) the necessity for the TCI Music Common Stock to consist of two classes given TCI's proposed greater than 80% interest in TCI Music; (iii) a proposal that TCI contribute the proposed tuner loan and any other DMX indebtedness to the capital of TCI Music if the Merger were consummated; (iv) a proposed additional loan to be mutually agreed upon to provide working capital to DMX pending completion of the transaction; (v) additional terms to be included in the definitive agreement with respect to information access and confidentiality limitations and standstill provisions; (vi) terms of the proposed form of affiliation agreement referred to in TCI's letter; (vii) plans for DMX's European operations; and (viii) a requirement that any transaction be subjected to approval by a majority of the non-TCI affiliated stockholders.

     On September 18, 1996, Mr. J.R. Shaw, on behalf of the Special Committee, and a representative of Irell & Manella LLP met with Stephen M. Brett, Executive Vice President and General Counsel of TCI, and a representative of Sherman & Howard L.L.C., counsel to TCI, to discuss TCI's proposal. No conclusions as to the issues raised by the Special Committee in the September 17 Letter were reached at that meeting, although TCI indicated that it would consider such requests and would provide, to the extent available, information pertaining to the assets to be contributed by TCI to TCI Music and TCI's plans for the development of TCI Music's business.

     During the period from September 19, 1996 until February 6, 1997 when the Merger Agreement was executed, representatives of Irell & Manella LLP had numerous conversations with representatives of Sherman & Howard L.L.C. with respect to the various issues raised in the September 17 Letter. TCI, through its counsel, initially advised the Special Committee, through its counsel, that TCI was unwilling to agree to any of the changes proposed by the Special Committee with the possible exception of the committee's request that the Put be exercisable for a full year even if the trading price of TCI Music Common Stock trades at more than the equivalent of $2.00 per share of DMX Common Stock for twenty consecutive days during that year. Thereafter, TCI's counsel advised the Special Committee's counsel that TCI was not willing to revise the Put to provide this feature. However, as part of the negotiations the parties did agree to change the exchange ratio of DMX Common Stock for TCI Music Series A Common Stock from 1:1 to 1:one-half share, which increased the purchase price of TCI Music Series A Common Stock to be paid by TCI in the Put to $4.00. In addition, TCI, through its counsel, also advised DMX that it was not prepared to contractually commit that TCI Music would be the exclusive vehicle through which TCI and its affiliates would conduct their residential and commercial music operations.

     During this time period, the members of the Special Committee had numerous conversations among themselves and with representatives of Irell & Manella LLP and Houlihan Lokey and with the Company's Chief Executive Officer as to various aspects of the proposed Merger, including the proposed exchange ratio and the Put, and as to whether there were other alternatives, such as a merger or strategic combination with another party other than TCI, which might produce a more favorable result to the Company's stockholders.

     The Special Committee had formal committee meetings on September 3, 1996, September 5, 1996, September 17, 1996 and November 5, 1996 at which they discussed the status of negotiations, reviewed DMX's operations, cash flow and ongoing financing needs and reviewed with Houlihan Lokey at the committee meeting on November 5, 1996 its preliminary views as to the adequacy and fairness of the TCI proposal. The Special Committee also concluded at such meeting that it was not appropriate to engage Houlihan Lokey to solicit or seek out another merger or strategic combination partner for a variety of reasons, including the fact that Houlihan Lokey's preliminary view was that the TCI proposal was an attractive one, that the TCI proposal might be withdrawn if TCI learned that DMX was actively seeking alternatives, that the TCI proposal had been publicly announced and any interested bidder could readily contact the Company or Houlihan Lokey if it wished to discuss a possible alternative transaction, that the 45.7% ownership interest of TCI's affiliates in DMX made it unlikely that any competing proposal would be successful and the significant incremental cost which such an engagement would entail. As of the date of this Proxy Statement/Prospectus, no such contact or offer has been made by any third party. Accordingly, although DMX considered the feasibility of soliciting a business combination with other companies besides TCI, it did not do so for the foregoing reasons.

     During this period, representatives of DMX's outside counsel and representatives of TCI's outside counsel negotiated the terms of the Merger Agreement, the Rights Agreement, the Contribution Agreement and the TCI Loan. On January 20, 1997 the Special Committee met and received the written report and oral opinion (which was later confirmed in writing) of Houlihan Lokey to the effect that the Merger was fair to DMX's stockholders from a financial point of view. The Special Committee unanimously recommended that the Board of Directors approve the Merger. Thereafter, the DMX Board approved the merger and authorized the execution of each of the foregoing agreements at a meeting on January 20, 1997. The Merger Agreement was executed by the parties as of February 6, 1997.

     Effective May 29, 1997, the parties entered into Amendment One to the Merger Agreement (attached as Appendix I), changing the exchange ratio of DMX Common Stock for TCI Music Series A Common Stock from 1: one-half share to 1: one-quarter share, which increased the purchase price of TCI Music Series A Common Stock to be paid by TCI pursuant to the exercise of the Rights to $8.00 per share.

     DMX's Board of Directors had decided in August 1996, unrelated to TCI's merger proposal, that it would discontinue further funding the operations of DMX's European subsidiaries, DMX-Europe N.V. ("DMX-E") and its wholly-owned subsidiary DMX-Europe (UK) Limited ("DMX-UK" and, together with DMX-E, the "European Companies"). In May 1993, TCI-Euromusic, Inc., which subsequently became an indirect subsidiary of TCI, acquired a 49% equity position in DMX-E. DMX agreed to acquire this interest in August 1995 and did acquire it in May 1996. Among other things, as a result of that acquisition, DMX received a release of its guarantee obligations with respect to $24,436,000 of DMX-E's indebtedness to a TCI subsidiary and obtained 100% control of DMX-E. However, the operations of the European Companies have sustained substantial ongoing operating losses. For example, for the fiscal years ending September 30, 1996 and September 30, 1995, DMX's net losses were approximately $33.9 million and $23.1 million, respectively, of which approximately $16.8 million and $13.3 million, respectively, were attributable to the operations of DMX-E. In addition, in fiscal 1996, DMX funded $9.4 million of the cash requirements of the European Companies. Of this amount, $6.4 million was funded prior to the acquisition by DMX of TCI's indirect 49% equity position in DMX-E, with the remaining $3.0 million funded subsequent thereto. Although DMX-E's capital structure became considerably less leveraged as a result of the transactions associated with DMX's acquisition of a 100% interest in DMX-E, the DMX Board concluded that it was necessary to focus the Company's limited financial resources on making its domestic operations profitable. Accordingly, the DMX Board concluded that DMX would cease to fund the operations of the European Companies and the boards of directors of the European Companies would either have to seek financing on their own or place the companies in receivership.

     On October 3, 1996, Jerold H. Rubinstein, Chairman of the Board and Chief Executive Officer of DMX, made a proposal to the Board of Directors to acquire DMX's interest in the European Companies. The DMX Board of Directors appointed J.C. Sparkman as a committee of the Board to negotiate with Mr. Rubinstein with respect to his proposal. Thereafter, on December 3, 1996, the DMX Board of Directors approved the disposition of the European Companies to Mr. Rubinstein and on December 18, 1996, DMX and Mr. Rubinstein entered into two alternative agreements providing for such disposition. Under the first alternative agreement, DMX will retain a ten percent equity interest in the European Companies, which will have an exclusive, five-year, royalty-free license to distribute the DMX music service in Europe, the former Soviet Union and the Middle East and will have the right to use DMX's trademarks for two years. In addition, Mr. Rubinstein has agreed to guarantee certain obligations of the operations of the European Companies for satellite-uplink capacity (which guarantee would be secured by a pledge of the DMX Common Stock owned by Mr. Rubinstein). Mr. Rubinstein will seek to reorganize the operations of the European Companies by obtaining creditor concessions and will seek new equity investors. If the European Companies cannot be reorganized, then DMX and Mr. Rubinstein will proceed under the second alternative agreement, under which the European Companies would be placed in receivership and Mr. Rubinstein would organize the operations of the European Companies under a new company to distribute the DMX music service on essentially the same terms as provided for in the first alternative agreement and DMX will subscribe for a ten percent equity interest in the new venture.

     The DMX Board did not seek offers for DMX-E from other parties, because the DMX Board believed that DMX-E's financial condition made it highly unlikely that any other offers would be forthcoming. In addition, because the DMX Board had been advised that, due to deterioration of the orbit of the satellite which carries the signal for the DMX music service provided by DMX-E, it might be necessary for DMX-E

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

to enter into a new, long-term contract regarding new satellite capacity, which would entail a significant new financial commitment by DMX, the DMX Board believed that it was necessary to proceed as expeditiously as possible with the disposition of the European Companies.

RECOMMENDATION OF DMX BOARD; DMX'S REASONS FOR THE MERGER

     On January 20, 1997, the Special Committee recommended that the DMX Board approve the Merger. Based on this recommendation and certain other factors, the DMX Board (other than Messrs. Hindery and Fisher, who did not vote on the Merger, and Mr. Sparkman, who did not attend the meeting (each of whom has been recommended to the DMX Board by TCI)) has approved the Merger Agreement and the Merger, has determined unanimously that the terms of the Merger Agreement are fair to, and that the Merger Agreement is in the best interests of, DMX and its stockholders and therefore recommends that the holders of DMX Common Stock vote FOR approval of the Merger Agreement.

     Reasons for the Merger. In reaching their determination to approve the Merger Agreement and the transactions contemplated thereby, the Special Committee and the DMX Board concluded that the proposed Merger was the best way to deliver value to DMX's stockholders given DMX's limited financial resources and on-going significant operating losses. In addition, they have identified the following potential benefits of the Merger that they believe will contribute to the success of the Surviving Corporation and benefit DMX stockholders:

          (i) The Merger provides DMX stockholders with an opportunity to participate in the potential benefits of the Merger while still giving them the right to sell their TCI Music Series A Common Stock to TCI after one year at $8.00 per share or the equivalent of $2.00 per share of DMX Common Stock (a premium of approximately fifty percent, assuming a fifteen percent discount rate, over the closing price of DMX's Common Stock of $1.125 on August 30, 1996, the last full trading day prior to the public announcement of TCI's Merger proposal) if TCI Music's stock has not traded at that level for at least 20 consecutive trading days before such time.

          (ii) DMX believes that its future success is highly dependent upon its ability to increase substantially the number of subscribers it has in both commercial and residential markets. Inasmuch as DMX's offerings to residential cable subscribers are increasingly "bundled" as part of a package of services made available by cable operators to subscribers for a single price rather than paid for separately by subscribers, DMX believes that the revenue it derives from each residential cable subscriber will be reduced and that its future profitability will increasingly be based on its ability to substantially increase the number of such subscribers. DMX believes that its existing financial constraints severely limit its ability to effectuate such an increase on a stand-alone basis and that it is very unlikely that DMX will have access to adequate capital to implement its business plan if it does not complete the Merger. DMX's primary source of operating funds has been private placements of DMX Common Stock and, given DMX's results of operations and financial condition, the DMX Board believes that it is unlikely that DMX will be able to raise sufficient funds through private placements in order to meet its capital needs, although TCI's Merger proposal included a commitment by TCI to provide DMX with up to a $3.5 million loan in order to meet certain of DMX's liquidity needs. See "ARRANGEMENTS BETWEEN TCI AND TCI MUSIC AFTER THE MERGER -- TCI Loan." Subsequent to entering into the Merger Agreement, DMX asked TCI if it would be willing to make an additional equity investment in DMX; TCI declined to do so.

          Further, DMX believes that the combined company may have access to greater financial resources than DMX on a stand-alone basis and that any such improved financial strength will enhance the Surviving Corporation's flexibility in developing and expanding its existing products, services and subscriber base (which it currently lacks the financial resources to do), as well as in exploring and capitalizing on new expansion opportunities.

          (iii) DMX believes that the Surviving Corporation will be able to achieve synergistic benefits through the complement of projects and services of DMX, TCI and TCI Music. Additionally, DMX believes that the Merger should result in financial and administrative synergies, including increased availability and reduced cost of capital for DMX, cost efficiencies in restructuring DMX's contractual commitments and overhead reductions.

          (iv) DMX believes that the management of TCI Music and TCI Music's close association with TCI would give DMX increased personnel depth and expertise in marketing.

     In the course of its deliberations, the Special Committee and the DMX Board reviewed and considered a number of other factors relevant to the Merger, including, among other things, the following:

          (i) The information concerning DMX's and TCI's respective businesses, financial position, results of operations and properties, including that DMX has sustained significant operating losses and has not generated positive cash flow from operations for several years and that DMX requires substantial additional capital and debt financing in order to exploit its business opportunities which DMX was unlikely to secure on acceptable terms due to its financial condition;

          (ii) The views of DMX's management and the Special Committee's recommendations, in the case of the DMX Board, and DMX's financial advisor, Houlihan Lokey, including the due diligence review which had been conducted regarding TCI Music's business plans and possible synergistic and expansion opportunities for the two companies;

          (iii) With the assistance of its financial advisor, the consideration paid in other comparable merger and acquisition transactions (and the fact that the Merger is a strategic combination), and the terms of the Rights Agreement providing DMX stockholders with the right to sell their TCI Music Series A Common Stock to TCI at $8.00 per share (the equivalent of $2.00 per share of DMX Common Stock) after one year if the stock has not previously traded at that level for 20 consecutive trading days;

          (iv) The opinion of Houlihan Lokey that, as of the date of the Merger Agreement, the Merger Consideration to be received by the DMX stockholders is fair to DMX's stockholders from a financial point of view (see
     "-- Opinion of Financial Advisor");

          (v) An evaluation of the prospects of DMX on a stand-alone basis (which the DMX Board concluded were unfavorable), including financing alternatives for DMX, taking into consideration its efforts during the 18 months prior to execution of the Merger Agreement, including DMX's unsuccessful efforts during that time period to secure equity or debt financing either through investment bankers or strategic alliances or corporate partnering arrangements with other companies engaged in the music and entertainment business;

          (vi) TCI Music's rights and obligations under the Contribution Agreement, including the fact that TCI Music's obligations with respect to the TCI Music Note would not affect TCI's purchase obligations under the Rights;

          (vii) The changing nature of the cable and music delivery industries and the need for substantial capital to compete effectively;

          (viii) The potential to reduce DMX's guarantee and other contractual commitments relating to its European operations which the restructuring of those operations in anticipation of the Merger provided (although the Merger is not conditioned upon, and is not subject to, consummation of the disposition of the European Companies by DMX);

          (ix) With the assistance of DMX's legal counsel, the terms of the Merger Agreement, including the obligation of DMX following the date of execution of the Merger Agreement (February 6, 1997) not to solicit or encourage other acquisition proposals (and the fact that no other expressions of acquisition interest were forthcoming in the five months following announcement of TCI's acquisition proposal), the circumstances under which DMX can terminate the Merger Agreement and the closing conditions to the Merger; and

          (x) That the Merger requires approval by the holders of a majority of the outstanding voting power of the DMX Common Stock and that TCI owns approximately 45.7% of such outstanding shares and will be entitled to vote with respect to the Merger.

     The DMX Board also considered a variety of potentially negative factors in its deliberations concerning the Merger, including the following factors: (i) the substantial charges expected to be incurred in connection with the Merger, including the transaction expenses arising from the Merger; (ii) the risk that, despite the intentions and the efforts of the parties, the benefits sought to be achieved in the Merger will not be achieved; (iii) the fact that TCI was not willing to contractually commit that TCI Music would be the exclusive vehicle through which it and its affiliates would conduct their residential and commercial audio music activities; (iv) the risk that DMX might be required to perform its obligations under various guarantees or contractual obligations relating to its European operations notwithstanding the effort to restructure those obligations to avoid such commitments; and (v) the other risks described above under "Risk Factors." The DMX Board also considered the fact that, although a substantial portion of the business of TCI Music after the Merger would be the business of DMX, TCI would be the beneficial owner of 80.75% of, and 97.7% of the voting power related to, the shares of TCI Music Common Stock outstanding immediately after the Merger. The allocation of ownership of TCI Music Common Stock was determined by negotiation between DMX and TCI, during which there was no attempt to value the tangible assets and potential revenue stream represented by the Contributed Net DMX Revenues to be contributed by TCI pursuant to the Contribution Agreement in exchange for TCI Music Series B Common Stock and the TCI Music Note. Nevertheless, as described above, various factors, including DMX's financial condition and the value to be provided to DMX stockholders through TCI's issuance of the Rights, influenced the DMX Board's determination that it should accept TCI's proposal as to the share of economic and voting power to be held by TCI after the Merger, notwithstanding the uncertainty as to the value of the Contribution to be made by TCI to TCI Music pursuant to the Contribution Agreement.


     The foregoing discussion of the information and factors considered by the DMX Board is not intended to be exhaustive but is believed to include all material factors considered by the DMX Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the DMX Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the DMX Board may have given different weights to different factors.

     Board Recommendation. THE DMX BOARD HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, DMX AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT THE HOLDERS OF DMX COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     For a discussion of the interests of certain members of DMX's management and the DMX Board in the Merger, see "-- Interests of Certain Persons in the Merger."

TCI'S REASONS FOR THE MERGER

     The TCI Board has unanimously approved the Merger Agreement. The TCI Board believes that the Merger represents an opportunity for TCI to increase its ownership interest in DMX to approximately 89.6% in a manner that does not initially require expenditure of its cash resources or the borrowing of funds.

     In making its determination, the TCI Board considered a number of factors, including among other things, the terms and conditions of the transactions contemplated by the Merger Agreement; information with respect to the business, operations and prospects of DMX; and the views and opinions of the management of TCI. The foregoing discussion is believed to include all material factors considered by the TCI Board.

OPINION OF FINANCIAL ADVISOR RETAINED BY THE DMX BOARD

     The Special Committee engaged Houlihan Lokey to render an opinion on behalf of the public stockholders of DMX that the Merger Consideration to be received by the public stockholders of DMX in connection with the Merger is fair to them from a financial point of view.

     Representatives of the Special Committee interviewed various investment bankers to assist it in its evaluation of TCI's merger proposal. In selecting a firm, the Special Committee considered a variety of factors, including the firm's reputation, experience, expertise in the relevant industries, cost and ability to assist the Special Committee in a timely fashion. Based on the foregoing, the Special Committee selected Houlihan Lokey as its financial advisor.

     As compensation to Houlihan Lokey for its services in connection with the Merger, the Special Committee agreed to pay Houlihan Lokey a fee of $115,000. No portion of Houlihan Lokey's fees are contingent upon the successful completion of the merger. The Special Committee and DMX have also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under Federal securities laws, arising out of the engagement of Houlihan Lokey, and reimburse Houlihan Lokey for certain expenses.

     Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities. Houlihan Lokey has no prior relationship with DMX or its affiliates or TCI or its affiliates.

     Houlihan Lokey did not, and was not requested by the Special Committee to, make any recommendations as to the form or amount of consideration to be paid to the stockholders in connection with the Merger. The Special Committee did not impose any restrictions or limitations upon Houlihan Lokey with respect to its investigation made or the procedures it followed in rendering its opinion.

     In arriving at its opinion, Houlihan Lokey has made such analyses and inquiries as it deemed necessary and appropriate under the circumstances, including:

          (i) reviewed DMX's annual report on Form 10-K for the fiscal year ended September 30, 1996, which DMX's management has identified as being the most current financial statements available;

          (ii) reviewed copies of the following agreements:

             The Merger Agreement;

             The Rights Agreement;

             The Contribution Agreement;

             The TCI Loan; and

             The Agreements respecting DMX's European operations between DMX and Mr. Rubinstein;

          (iii) met with, or held discussions with, certain members of the senior managements of DMX and TCI Music to discuss the operations, financial condition, future prospects and projected operations and performance of DMX and TCI Music, and met with representatives of DMX's counsel to discuss certain matters;

          (iv) visited certain facilities and business offices of DMX;

          (v) reviewed forecasts and projections prepared by DMX's management with respect to DMX for the fiscal years ended September 30, 1997 through 2000;


          (vi) reviewed the historical market prices and trading volume for the DMX Common Stock for the two-year period prior to announcement of the TCI Merger proposal, which Houlihan Lokey believed was sufficient to evaluate the short and long-term trends in the trading price of DMX Common Stock;


          (vii) reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to DMX, and publicly available prices and premiums paid in other transactions that Houlihan Lokey considered similar to the Merger; and

          (viii) conducted such other studies, analyses and inquiries as they deemed appropriate.

     In order to render its opinion, Houlihan Lokey estimated the value of the DMX Common Stock and compared it to the value of the Merger Consideration to be paid in connection with the Merger. When determining the value of a business enterprise, there are three general approaches available to the valuation professional: the market approach, the income approach and the asset approach. These are also commonly referred to as the market multiple, discounted cash flow and adjusted book value approaches, respectively. The choice of which approach to use in a particular situation will depend upon the specific facts and circumstances associated with the company, as well as the purpose for which the valuation analysis is being conducted. Houlihan Lokey did not utilize the adjusted book value approach because, in the exercise of its professional judgment, Houlihan Lokey concluded that such approach was not appropriate for determining the value of the DMX Common Stock, including because DMX did not have a significant investment in tangible assets. The comparable market multiple analysis estimated the per share value by calculating market multiples for the latest twelve month's revenues of a peer group of companies and then applying a selected multiple based on a comparative financial analysis of DMX to the peer group of companies. The discounted cash flow analysis estimated the per share value by discounting to the present, at a risk-adjusted discount rate, the projected cash flows to be generated by DMX's business. The per share value generated by each methodology was lower than the Merger Consideration to be paid in connection with the Merger, leading Houlihan Lokey to conclude that the Merger Consideration to be paid to the public stockholders of DMX in connection with the Merger was fair to them from a financial point of view. No other conclusions of value were reached by Houlihan Lokey.

     Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of DMX, and that there has been no material change in the assets, financial condition, business or prospects of DMX since the date of the most recent financial statements made available to it.

     Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to DMX and did not assume any responsibility with respect to it. Houlihan Lokey has not made any physical inspection or independent appraisal of any of the properties or assets of DMX. Houlihan Lokey's opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by it at the date of its letter.

     In reaching its conclusions, Houlihan Lokey utilized two primary valuation methodologies, as described below:

     The Market Multiple Approach. The market multiple approach is one of determining a level of earnings or revenues that is considered to be representative of the future performance of the business, and multiplying this figure by an appropriate risk-adjusted market multiple.

     The market multiple is an expression of what investors believe to be a fair and reasonable rate of return for the particular security, given the inherent risks of ownership. It incorporates expectations of growth and rests on the implicit assumption that some level of earnings or revenues will be generated by the enterprise into perpetuity. The market multiple employed was selected through the market comparison method, whereby companies having their stock traded in the public market were selected for comparison purposes and used as a basis for choosing a reasonable market multiple for DMX.

     In employing the market multiple approach, a representative list of publicly owned companies that are similar to DMX in those respects carrying the greatest weight with the investing public were selected for comparison purposes. Houlihan Lokey conducted a search for companies which were comparable to DMX in terms of its operating and financial characteristics. Key search criteria included:

     - The company's primary business had to be supplying content to cable systems and networks.

     - The company's common stock had to be outstanding in the hands of the public.

     - The trading market of the company had to be relatively active to obtain true investor sentiment.

     - The company had to make its financial information public.

     The results of this search indicated that the following three companies met this search criteria and were most comparable to DMX: BET Holdings Inc., Gaylord Entertainment and International Family Entertainment. In some cases, companies may be quite similar from an investment standpoint, even though they appear to be engaged in somewhat different lines of business. Primarily, they offered operational and economic comparability in the areas of major importance to the investing public. Accordingly, Houlihan Lokey relied upon the entire peer group, taken as a whole, for comparison purposes.

     Houlihan Lokey noted that the selected comparable companies are significantly larger than DMX, have more liquidity and are more profitable. Moreover, several of the comparable companies operate more diversified activities than DMX. However, DMX exhibits above average revenue growth relative to the comparable companies.

     Total invested capital to revenue multiples for the comparable companies were derived by dividing the value of each company's total invested capital by the latest twelve months' revenues. Total invested capital ("TIC") is defined as the book value of a company's debt and preferred equity (where book value approximates fair market value), plus the enterprise value of the company's common equity. The enterprise value of the common equity is computed by multiplying the number of shares outstanding and the most recent 20-day average price per share as of the valuation date. These resulting multiples of TIC/Revenue ranged from 2.74 to 3.90.

     It was Houlihan Lokey's opinion that an investor considering an investment in DMX would select a TIC/Revenue multiple at the high end of the comparables' range to reflect the expected growth of DMX's operations. Based on all the evidence analyzed, a TIC/Revenue multiple of 3.5 times DMX's trailing twelve months' revenue is considered reasonable for DMX. The selected multiple was multiplied by DMX's last twelve months' revenue. DMX's debt was subtracted from the result to arrive at an estimate of its equity value.

     The Discounted Cash Flow Approach. Forecasts for the four-year period ended September 30, 2000 were provided by Company management. The key determinants to value once the forecasted cash flows are established is the rate used to discount the cash flows to present value and the expected annual growth rate or market multiple to be applied to the last year's cash flow in estimating the terminal value of the enterprise.

     SELECTING DISCOUNT RATES. Houlihan Lokey utilizes several approaches in the determination of relevant discount rates (costs of capital) by which projected cash streams may be discounted. Generally, Houlihan Lokey utilizes different discount rates for different corporate assets (i.e., receivables, real estate, library receipts, future production receipts and so on). When discounting the cash stream of the combined operations of a company, Houlihan Lokey will utilize a weighted average discount rate of the various assets.

     Houlihan Lokey utilizes two general approaches in developing discount rates that are risk-adjusted for the assets (or company) being valued. The first approach consists of comparing the subject company (or subject company's assets) with companies that have publicly traded debt and/or equity. By contrasting the subject company with the public company information, Houlihan Lokey is able to determine whether rates of return for the subject company should be risk-adjusted as compared to those of the public companies. In the selection of discount rates appropriate for DMX, consideration was given to the growth expectations and the risk characteristics of an investment in DMX relative to those of the public companies used in the analysis. While no one public company is perfectly comparable to DMX, information regarding how investors would view DMX can be gained by a comparative analysis of the three public companies included in this analysis as listed in the market multiple approach section.

     The second approach, a market-based approach, consists of Houlihan Lokey's continual required return information updates arising from conversations with debt and equity providers.

     Depending upon whether the cash flows being discounted are before the payment of interest expense or after, the appropriate discount rate is either the cost of equity ("K(e)") or a weighted average cost of capital ("WACC"). The cash flows throughout this analysis do not consider the payment of interest, they are debt-free cash flows, and therefore WACC was selected as the appropriate discount rate. The WACC represents the combined average cost of debt and equity. The cost of debt is determined, in this analysis, from the median cost of debt of the comparable public companies as well as from consideration of information gathered from debt providers in the market. The Capital Asset Pricing Model ("CAPM"), which states that the return on any risky asset must be greater than the risk-free rate, is used to calculate the cost of equity K(e), as indicated in the following table.

-------------------------------------------------------------------------------------------
                                 K(e)         =    R(F)+(R(M)-R(F))(B(L))
                                 R(F)         =    Risk-free rate of return
                        Where    R(M)         =    Return on market portfolio
                                 B(L)         =    Leveraged beta*
 * Beta is a standardized measure of nondiversifiable risk and is defined as the covariance of the subject company return with the market divided by the variance of the market returns.
-------------------------------------------------------------------------------------------

     Houlihan Lokey's application of the CAPM to compute a reasonable cost of equity for DMX, and selection of the additional variables used in the WACC equation were based on the comparative analysis summarized in the "Market Multiple" section, above. In addition, Houlihan Lokey's selection of an appropriate discount rate incorporated Houlihan Lokey's assessment of DMX's ability to achieve the results projected by its management. In summary, Houlihan Lokey's analysis yielded an estimated WACC ranging from 14.5 percent to 16.5 percent.

     DETERMINATION OF TERMINAL VALUE. The terminal value used in the discounted cash flow approach is essentially an estimate of the value of the enterprise as of the end of the final period for which cash flow projections have been made. It is necessary to compute this value because, although the expectation is that the company will remain a viable going-concern beyond the final period, one cannot project with enough certainty the cash flows to be generated in any given period.

     There are two basic methods of computing the terminal value for a going-concern. One is the "multiple method," which uses a projected market multiple as in the market multiple approach.

     Typically, the earnings before interest, taxes, depreciation and amortization ("EBITDA") for the final projection period is adjusted to arrive at a "normalized" EBITDA level, and then multiplied by a reasonable Price/EBITDA multiple to yield an indication of value for the TIC of the company. The other common method of computing the terminal value is referred to as the "perpetuity method," and it uses the projected free operating cash flow as its basis, rather than EBITDA. The free operating cash flow projected in the final period is adjusted to arrive at a level of cash flow for the first year beyond the projection period which is representative of the future cash-generating capability of the company. This "normalized" cash flow figure incorporates expectations of the level of investment required to maintain the business into the future, as well as the return on investment that the business can be expected to sustain. The normalized cash flow figure is then capitalized as a perpetuity by the previously determined discount rate, adjusted for some level of growth which can be expected into perpetuity. The following is a representation of the perpetuity method formula:

---------------------------------------------------------------------------------------
                           T = CF(n)/(WACC-G)
  Where  T            =    Terminal value
         CF(n)        =    Normalized cash flow
         WACC         =    Weighted-average cost of capital
         G            =    Growth rate in perpetuity
---------------------------------------------------------------------------------------

     The terminal value is then discounted back to the present using the previously selected discount rate.

     In Houlihan Lokey's analysis of DMX, Houlihan Lokey chose to use the perpetuity method to compute the terminal value. The analysis indicates that an appropriate terminal growth rate would range from 6.0 to 8.0 percent.

     In analyzing the value of the Merger Consideration, Houlihan Lokey utilized two methodologies. The first discounted to present value the $2.00 equivalent per share of DMX Common Stock potentially available at the end of a one-year period upon exercising a Right and putting a share of TCI Music Series A Common Stock to TCI pursuant thereto, resulting in a valuation of the Merger Consideration of $1.85. The second methodology was to utilize sophisticated financial models which value put options and to add the value of the Right to the estimated value of a share of TCI Music Series A Common Stock immediately after the close of the Merger. The value of the Right (regardless of whether TCI paid cash, stock or a combination of both) derived by use of these models was $0.49. The 20-day average market value as of February 5, 1997 of a share of DMX Common Stock of $1.47 was used as a proxy for the value of a share of TCI Music Series A Common Stock immediately after the close of the Merger. The value of the Right of $0.49 added to the value of a share of DMX Common Stock of $1.47 resulted in a value indication for the Merger Consideration of $1.96.


     The only circumstance in which the Rights will have "no value" is if the price of a share of TCI Music Series A Common Stock exceeds $8.00 per share (the equivalent of $2.00 per share of DMX Common Stock) for a period of twenty consecutive trading days prior to the first anniversary of the Effective Date; that is, the Rights are meant to provide DMX's stockholders with a guarantee of a particular trading value for their shares of TCI Music Series A Common Stock during the one year period immediately following the Effective Date of the Merger.


     Because the value of the Merger Consideration in the Merger was higher than each of the implied values of DMX's stock price generated by each of the above analyses, Houlihan Lokey concluded that the Merger Consideration to be received by the public stockholders of DMX was fair to them from a financial point of view.

     The aforementioned analyses required studies of the overall market, economic and industry conditions in which DMX operates, and DMX's operating results. Research into, and consideration of, these conditions were incorporated into the analyses.

     Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of February 6, 1997. In rendering its opinion, Houlihan Lokey has relied upon and assumed, without independent verification, that the financial results provided to Houlihan Lokey by DMX's management have been reasonably prepared and reflect the best current available estimates of the financial results and condition of DMX. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to DMX and does not assume responsibility for it. Except as set forth above, Houlihan Lokey did not make any physical inspection or independent appraisal of the specific properties or assets of DMX.

     The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made the qualitative judgements as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses without considering all factors and analyses could create an incomplete view of the processes underlying the analyses set forth in the Houlihan Lokey opinion. In its analysis, Houlihan Lokey made numerous assumptions with respect to DMX, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of DMX. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.


     Houlihan Lokey's analysis described above resulted in indications of the value of DMX's operations ranging from $83 million to $86 million. Based on Houlihan Lokey's analyses using the market multiple approach and discounted cash flow approach described above and considerations which it deems appropriate under the circumstances, and after subtracting off debt from the total value of DMX, Houlihan Lokey concluded that the relevant range of value for DMX's aggregate equity is $77 million to $80 million and on a per share basis ranged from $1.30 to $1.33.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the DMX Board with respect to the Merger, stockholders should be aware that certain members of DMX's management and the DMX Board have certain interests in the Merger that are in addition to or different from the interests of stockholders of DMX generally. The DMX Board was aware of these interests and considered them, among other matters, in approving the Merger and the Merger Agreement.

     Relationship of DMX Directors to TCI. Messrs. Hindery, Fisher and Sparkman, directors of DMX, also serve as directors or executive officers of TCI. Mr. Sparkman currently serves as a director of TCI. Mr. Sparkman was Executive Vice President of TCI until March 1995. Mr. Fisher currently serves as a director of TCI and serves as a consultant to TCI. Mr. Fisher served as an officer of TCI until January 1996. Additionally, Mr. Hindery is the managing general partner of the general partner of InterMedia Partners and its affiliated entities. InterMedia Partners is a multi-system cable television operator. TCI has various investments in InterMedia Partners and its related entities. Mr. Hindery was appointed a director of TCI in May 1997, President and Chief Operating Officer of TCI effective March 1, 1997 and Director, President and Chief Operating Officer of TCIC in March 1997. In addition, there is an informal, non-binding understanding between TCI and a majority of the existing directors of DMX that TCI may recommend the appointment of two additional candidates for election to the DMX Board. TCI has not made any appointments to the DMX Board pursuant to this arrangement.

     Retention Bonus Arrangements. The DMX Board has authorized retention bonuses for four key employees, including DMX's Chief Financial Officer. Each such employee will be paid an amount equal to six months' base salary (nine months in the case of DMX's Chief Financial Officer), payable upon consummation of the Merger. The aggregate amount of such payments will be approximately $206,000.


     Stock Options. Under the terms of DMX's 1991 Incentive Stock Option Plan, 1991 NonQualified Stock Option Plan and 1991 Non-Qualified Stock Option Plan for Non-Employee Directors (collectively, the "1991 Plans"), in the case of a merger such as the Merger, option holders have the right to continue to hold their options, which become exercisable for the "acquisition consideration." Accordingly, options granted under the 1991 Plans will carry over after the Merger and be exercisable for TCI Music Series A Common Stock and Rights (if the Rights are not then terminated). However, all such options terminate and are not exercisable three months after the holder is no longer employed or serving as a director of DMX. By the terms of DMX's 1993 Stock Option Plan and certain option agreements relating to options granted outside any plans, all outstanding options may be accelerated, regardless of vesting effective 30 days prior to the date of the Merger upon written notice to option holders, and, unless exercised, such options will terminate upon consummation of the Merger. DMX has agreed in the Merger Agreement to take all action necessary to cause the options that can be terminated upon consummation of the Merger to be canceled if not otherwise exercised, and to use its best efforts to cause each other option that is outstanding that is not terminable upon consummation of the Merger to be canceled prior to the Effective Time of the Merger. As of the date of this Proxy Statement/Prospectus, DMX has taken all action necessary to accelerate the options granted under the 1993 Stock Option Plan and certain option agreements; no action has been taken by DMX to cancel any options that will carryover in the Merger. Messrs. Sparkman and Troxel have agreed to the cancellation of options granted by DMX under the 1991 Plans that would otherwise carryover in the Merger, in exchange for options to purchase TCI Music Series A Common Stock to be granted by TCI Music at the Effective Time. See "MANAGEMENT OF TCI
MUSIC -- Other Arrangements."



     As of May 26, 1997, employees of DMX held options to purchase an aggregate of 600,000 shares of DMX Common Stock under the 1991 Plans, 2,934,583 shares of DMX Common Stock under the 1993 Stock Option Plan and 50,000 shares of DMX Common Stock pursuant to grants made outside any plan. The options granted under the 1993 Stock Option Plans and outside any plans, are exercisable at a weighted average exercise price of $3.69 (at exercise prices ranging from $2.00 to $6.25); the options granted under the

1991 Plans are exercisable at a weighted average exercise price of $4.32 (at exercise prices ranging from $4.18 to $5.75). See "THE MERGER
AGREEMENT -- Certain Personnel Matters."

     Indemnification. After the Effective Time, TCI Music will cause the Surviving Corporation to, and, should the Surviving Corporation fail or be unable to do so, TCI Music will (i) indemnify, defend and hold harmless each person who is or has been at any time prior to the Effective Time, an officer or director of DMX, in connection with any claim based on or arising out of, any actions or omissions of such person as an officer or director of DMX on or prior to the Effective Time until the expiration of the applicable statutes of limitation to the fullest extent permitted under the DGCL and the DMX Charter and DMX Bylaws in effect on the date of the Merger Agreement and (ii) pay expenses in advance of the final disposition of any such claim to the fullest extent permitted by and pursuant to applicable law. See "THE MERGER
AGREEMENT -- Indemnification."

     Disposition of European Companies. DMX's Board of Directors had decided in August 1996, unrelated to TCI's Merger proposal, that it would discontinue further funding of the operations of the European Companies. On October 3, 1996, Jerold H. Rubinstein, Chairman of the Board and Chief Executive Officer of DMX, made a proposal to the DMX Board to acquire DMX's interest in the European Companies. The DMX Board appointed J.C. Sparkman as a committee of the Board to negotiate with Mr. Rubinstein with respect to his proposal. Thereafter, on December 3, 1996, the DMX Board of Directors approved the disposition of the European Companies to Mr. Rubinstein and on December 18, 1996, DMX and Mr. Rubinstein entered into two alternative agreements providing for such disposition. Under the first alternative agreement (the "Reorganization Agreement"), DMX would retain a ten percent equity interest in the European Companies, which would have an exclusive, five-year, royalty-free license to distribute the DMX music service in Europe, the former Soviet Union and the Middle East and would have the right to use DMX's trademarks for two years. In addition, Mr. Rubinstein has agreed to guarantee certain obligations of the European Companies for satellite-uplink capacity (which guaranty will be secured by a pledge of the DMX Common Stock owned by Mr. Rubinstein). Mr. Rubinstein will seek to reorganize the operations of the European Companies and will seek new equity investors. If the European Companies cannot be reorganized, then DMX and Mr. Rubinstein will proceed under the second alternative agreement (the "Newco Agreement"), under which the European Companies would be placed in receivership and Mr. Rubinstein would organize the operations of the European Companies under a new company to distribute the DMX music service on substantially the same terms as provided for in the Reorganization Agreement and DMX will subscribe for a ten percent equity interest in the new venture.

     Under the Reorganization Agreement, DMX would retain (a) ten percent of the common stock of DMX-NV; (b) ten percent of the preference shares of DMX-UK now owned by DMX, or to be issued to DMX after the articles of organization of DMX-UK have been amended; (c) a ten percent interest in the $24,436,000 principal amount note acquired from TCI-Euromusic, Inc. that is owed by DMX-NV to DMX; and (d) a ten percent interest in any other indebtedness of DMX-UK or DMX-NV to DMX. Mr. Rubinstein would obtain a ninety percent interest in each of the foregoing. Under the Reorganization Agreement, Mr. Rubinstein would use his ninety percent interest in the equity of the European Companies to provide equity to creditors or new investors in the reorganization of the European Companies until he has obtained $15,000,000 in debt forgiveness, new investment, or property or services provided without charge. Thereafter, Mr. Rubinstein would not be obligated to use only his equity interest in the European Companies to provide such equity, and DMX's interest in the European Companies would be diluted by any further equity issuances required to effect the reorganization of the European Companies. In addition, DMX would be required to participate pro rata, as a continuing owner of ten percent of the intercompany debt of DMX-UK and DMX-NV, in any arrangement that Mr. Rubinstein makes for his ninety percent interest in such debt (such as exchanging the debt for equity or forgiving all or part of the debt) in connection with reorganizing DMX-UK and DMX-NV.

     If necessary creditor concessions cannot be obtained, DMX and Mr. Rubinstein will proceed with the Newco Agreement, pursuant to which DMX would receive ten percent of the common stock of the new company ("Newco") that would be organized by Mr. Rubinstein to conduct the operations of the European Companies. Initially, Mr. Rubinstein would hold the other ninety percent of the common stock of Newco, but he would be obligated to raise the first $15,000,000 of Newco's capital requirements (whether as cash or as services and property provided without charge) by providing investors or vendors with common stock interests from his ninety percent interest in Newco.

     DMX does not believe that its ten percent equity ownership interest, either in the European Companies or Newco, will expose it to any material risks, other than the risk that the value of such interest may decrease. DMX agreed to Mr. Rubinstein's request for a five-year, royalty-free license because DMX believed that any amounts it might be able to receive from a license that provided for a royalty would be offset by the resulting decrease in the value of its interest in the entity. Furthermore, the DMX Board believed that the royalty-free license would significantly increase Mr. Rubinstein's ability to successfully negotiate with the creditors of the European Companies in order to reorganize their operations, which the DMX Board believed would be more beneficial to DMX than placing the European Companies in receivership. Reorganization would likely result in the release of DMX from certain of its guarantees of contractual obligations of the European Companies, and would also help maintain DMX's relationships with major European cable companies that would likely be adversely affected if the European Companies were placed in receivership. In addition, although DMX did not establish a value for either the distribution or trademark license, because DMX does not anticipate that in the near future it will recommence business operations in the territories covered by the distribution license, the DMX Board did not believe that there was a significant opportunity cost to DMX from providing the license on a royalty-free basis.

     The respective interests of the members of DMX's management and the DMX Board described above constitute all of the material interests of those persons in the Merger that are known to DMX to be different from, or that constitute an extra or special benefit not shared on a pro rata basis with, the stockholders of DMX.

     Security Ownership. For information regarding the security ownership of DMX Common Stock by DMX's directors, five highest paid executive officers and directors and executive officers as a group, see "OWNERSHIP OF TCI MUSIC AND DMX STOCK -- Security Ownership of DMX."


     Interests of TCI under the Contribution Agreement. Pursuant to the Contribution Agreement, at the Effective Time TCI will cause each TCI System Owner to contribute to TCI Music the right to receive the Contributed Net DMX Revenues of such TCI System Owner until the earlier of the date on which the contributing entity ceases to be a TCI System Owner and December 31, 2006. TCI also will cause the Contributed Tuners, which had a book value of approximately $4.5 million as of March 31, 1997, to be contributed to TCI Music and will issue the Rights with respect to the TCI Music Series A Common Stock to be issued to DMX stockholders in the Merger. In exchange for the consideration provided by TCI and its subsidiaries pursuant to the Contribution Agreement, TCI, as designee of the TCI System Owners, will receive 62,500,000 shares of TCI Music Series B Common Stock and the TCI Music Note in the principal amount of $40 million. See "ARRANGEMENTS BETWEEN TCI AND TCI MUSIC AFTER THE
MERGER -- Contribution Agreement."


     No attempt was made by DMX or TCI to determine the value of the Contributed Net DMX Contributed Revenues which, had the Merger been completed as of January 1, 1996, would have totaled approximately $4.4 million and $16.4 million for the three months ended March 31, 1997 and the year ended December 31, 1996, respectively. There is substantial uncertainty as to whether Contributed Net DMX Revenues can be sustained at such levels because of the possible effects of various factors, including the launch of digital compression technology. See "CERTAIN INFORMATION CONCERNING TCI MUSIC -- Effect of Launch of Digital Compression Technology." See "INDEX TO FINANCIAL STATEMENTS."

     The amount of the TCI Music Note was fixed at $40 million to provide some compensation to TCI for the reduction in its and its subsidiaries' borrowing capacity that would result from the loss of cash flow represented by the transfer of Contributed Net DMX Revenues to TCI Music. Under covenants in various financing agreements, the amount of debt that TCI (or one or more of its subsidiaries treated as separate borrowing entities) may incur is limited by various financial tests, including covenants that limit debt as a multiple of cash flow. Accordingly, TCI determined that TCI Music should compensate it for a portion of this lost borrowing capacity. In light of the uncertainty as to the amount of Contributed Net DMX Revenues that would be paid to TCI Music in the future and the desire to provide TCI Music with additional revenues, TCI determined that $40 million represented a reasonable offset against such lost borrowing capacity and agreed to accept payment in the form of the TCI Music Note, which will mature 180 days after the Effective Time, to permit TCI Music sufficient time to obtain long-term debt financing, proceeds of which would be used to retire the TCI Music Note. However, there can be no assurance that such long-term debt financing will be available on terms acceptable to TCI Music.

     After the Merger, TCI will provide certain administrative and other services and benefits to TCI Music, in exchange for which TCI will receive reimbursement of all direct expenses and an allocated share of all indirect expenses incurred by TCI in providing those services and benefits. See "ARRANGEMENTS BETWEEN TCI AND TCI MUSIC AFTER THE MERGER -- Services Agreement." TCI and TCI Music do not anticipate that payments made by TCI Music to TCI under the Services Agreement will be material in amount.

                       CERTAIN CONSEQUENCES OF THE MERGER

GENERAL


     Upon consummation of the Merger (i) Merger Sub will cease to exist as a separate corporation and DMX as the Surviving Corporation will become a wholly owned subsidiary of TCI Music and (ii) holders of DMX Common Stock will be entitled to receive shares of TCI Music Series A Common Stock, the Rights and cash in lieu of the issuance of fractional shares of TCI Music Series A Common Stock and Rights. Until the Rights expire or are exercised, the Rights will be evidenced by a legend on the certificates for shares of TCI Music Series A Common Stock issued in the Merger. Accordingly, the Rights associated with the shares of TCI Music Series A Common Stock will be represented solely by, and will not be separable from, such shares of TCI Music Series A Common Stock, and the surrender or transfer of any such certificate for shares of TCI Music Series A Common Stock will also constitute the surrender or transfer of the Rights associated with the TCI Music Series A Common Stock represented by such certificate. Upon exercise of the Rights, the shares of TCI Music Series A Common Stock associated with the Rights will be transferred to TCI in exchange for cash and/or shares of Series A TCI Group Common Stock as described above. See "THE MERGER AGREEMENT -- Consideration to be Received in the Merger." As described under the caption "APPRAISAL RIGHTS," stockholders of DMX have the right to pursue appraisal rights in lieu of receiving the TCI Music Series A Common Stock and the Rights pursuant to the Merger. DMX stockholders who receive TCI Music Series A Common Stock pursuant to the Merger will continue to be stockholders of a Delaware corporation. See "COMPARISON OF STOCKHOLDERS' RIGHTS."


     Following the consummation of the Merger, the officers and directors of Merger Sub will be the officers and directors of the Surviving Corporation.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     TCI and TCI Music have not requested a ruling from the IRS with respect to the federal income tax consequences of the Contribution or the Merger. It is not a condition to the Merger that the parties receive such a ruling or an opinion of tax counsel with respect to the intended tax consequences of the Contribution or the Merger. The following is a summary of the anticipated material federal income tax consequences of the Merger to a holder of DMX Common Stock who exchanges DMX Common Stock for TCI Music Series A Common Stock and Rights pursuant to the Merger. Sherman & Howard L.L.C., counsel to TCI Music, is of the opinion that the following summary, to the extent it represents matters of law or legal conclusions, accurately summarizes the anticipated material federal income tax consequences of the Merger to holders of DMX Common Stock.

     The following discussion does not address all aspects of federal income taxation that may be important to particular stockholders and may not be relevant or applicable to stockholders who are subject to special tax rules, including the tax consequences to DMX stockholders who acquired their shares of DMX Common Stock pursuant to the exercise of stock options or otherwise as compensation, or who are not citizens or residents of the United States or are subject to the alternative minimum tax. Finally, the discussion does not address the federal income tax consequences to stockholders who exercise and perfect appraisal rights with respect to the Merger. This discussion is based upon laws, regulations and rulings and judicial authorities now in effect, all of which are subject to change.

     For federal income tax purposes, the Contribution and the Merger should qualify as transactions described in Section 351 of the Code.

     Contribution and Merger. Assuming the Contribution and the Merger qualify as transactions described in Section 351 of the Code, the following tax consequences will result:

          (i) Except for possible gain equal to the fair market value of the Rights that could be recognized by TCI Music on the issuance of the Rights, no gain or loss will be recognized by TCI Music solely as a result of the Contribution and the Merger. The Contribution and the Merger will result in deferred intercompany gain in the amount of $40 million to TCI and its subsidiaries.

          (ii) No gain or loss will be recognized by or includable in the income of a holder of DMX Common Stock solely as a result of the receipt of TCI Music Series A Common Stock pursuant to the Merger. A holder of DMX Common Stock will recognize gain upon the receipt of cash in lieu of fractional shares of TCI Music Series A Common Stock and upon receipt of the Rights as described in (iii) and (iv) below. No loss will be recognized as a result of the receipt of the Rights.

          (iii) Any cash received by a holder of DMX Common Stock in lieu of a fractional share of TCI Music Series A Common Stock will be treated as having been received in exchange for such fractional share of TCI Music Series A Common Stock and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss (assuming that the shares of DMX Common Stock are held as capital assets) equal to the difference between the amount of cash received and the portion of the stockholder's basis in DMX Common Stock allocable to such fractional share. The capital gain or loss will be long term capital gain or loss if the DMX Common Stock allocable to such fractional share was held for more than 12 months.

          (iv) If subsequent to the Merger after applying the constructive ownership rules of Sections 318 and 304(c)(3) of the Code, the percentage of DMX Common Stock constructively owned by a holder of DMX Common Stock is less than 80% of the percentage of DMX Common Stock constructively and actually owned by such holder of DMX Common Stock before the Merger or if the Merger otherwise results in a "meaningful reduction" in such holder's actual and constructive ownership of DMX Common Stock, any gain realized by such holder as a result of the Merger will be recognized as capital gain to the extent of the fair market value of the Rights (assuming that the shares of DMX Common Stock are held as capital assets by such holder). The capital gain or loss will be long term capital gain if the DMX Common Stock allocable to the Rights was held for more than 12 months. If neither of these tests is satisfied, a holder of DMX Common Stock will be treated as having received a distribution equal to the fair market value of the Rights, which distribution may be partially or wholly taxable as a dividend. DMX stockholders should consult their own tax advisors concerning the application of these tests.

          (v) The tax basis for the shares of TCI Music Series A Common Stock received by each holder of DMX Common Stock will equal the tax basis of such holder's shares of DMX Common Stock (reduced by any amount allocable to fractional share interests for which cash is received and the fair market value of the Rights and increased by any gain recognized on the receipt of the Rights). The tax basis for the Rights received by each holder of DMX Common Stock will equal the fair market value of the Rights as of the Effective Time.

          (vi) Assuming that the shares of DMX Common Stock are held as capital assets, a stockholder's holding period for the shares of TCI Music Series A Common Stock received in the Merger will include the period during which the shares of DMX Common Stock were held. A DMX stockholder's holding period for the Rights will begin as of the Effective Time.

     If the Contribution and Merger do not qualify under Section 351 of the Code then:

          (i) TCI will realize deferred intercompany gain equal to the difference between (x) the sum of the fair market value of the TCI Music Series B Common Stock and $40 million and (y) TCI and its subsidiaries' tax basis in the property contributed pursuant to the Contribution and Merger;

          (ii) Assuming that the shares of DMX Common Stock are held as capital assets, each DMX stockholder who receives shares of TCI Music Series A Common Stock and Rights would recognize capital gain or loss equal to the difference between the fair market value of the TCI Music Series A Common Stock and Rights received (and cash received in lieu of fractional shares) and such stockholder's tax basis in the shares of DMX Common Stock surrendered and the capital gain or loss would be long-term capital gain or loss if the shares of DMX Common Stock were held for longer than 12 months;

          (iii) The holding period for TCI Music Series A Common Stock and Rights received in the Merger would commence as of the day after the Effective Time; and

          (iv) Each former DMX stockholder would have a tax basis in the shares of TCI Music Series A Common Stock and Rights received in the Merger equal to the fair market value of such shares of TCI Music Series A Common Stock and Rights.

     Exercise of the Rights. The exercise of the Rights may be taxable or non-taxable to the exercising holders of the Rights depending upon whether at the time the Rights are exercised, the exercise of the Rights satisfies the requirements of a reorganization within the meaning of Section 368(a)(1)(B) of the Code. Because Section 368(a)(1)(B) requires that stock of TCI Music be acquired solely for TCI voting stock, the exercise of the Rights will satisfy the requirements of Section 368(a)(1)(B) of the Code only if TCI elects to pay all of the purchase price for shares of TCI Music Series A Common Stock upon exercise of the Rights in shares of Series A TCI Group Common Stock. If TCI elects to pay any part of such purchase price in cash, the exercise of the Rights will be a taxable transaction. Pursuant to the Rights Agreement TCI has the right, in its sole discretion, to elect the form of consideration payable upon exercise of the Rights and therefore, whether the exercise of the Rights will be taxable or non-taxable will depend in part on the form of consideration elected to be paid by TCI. See "THE MERGER -- Consideration to be Received in the Merger -- Summary of Rights Agreement -- Exercise of Rights Generally; Consideration Payable." In addition, even if TCI elects to pay the purchase price on exercise of the Rights solely in shares of Series A TCI Group Common Stock, the exercise of the Rights must satisfy the additional requirements of
Section 368(a)(1)(B) of the Code, including the requirement that TCI must own 80% of the voting stock and 80% of each class of nonvoting stock of TCI Music at the time the Rights are exercised (the "80% Test") in order for the exercise of the Rights to be non-taxable. TCI Music Series A Common Stock acquired by TCI in connection with the exercise of the Rights will be included in determining whether the 80% test is satisfied. Neither TCI nor any of its affiliates is required to take or to omit any action to cause the exercise of the Rights to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code, so there is no assurance that the 80% Test will be satisfied when the Rights are exercised or that TCI's ownership of TCI Music will not be reduced below 80% in an integrated transaction occurring subsequent to the exercise of the Rights. Finally, if the exercise of the Rights by the DMX stockholders is integrated with the acquisition of TCI Music Series B Common Stock pursuant to the Contribution and Merger, the solely for voting stock requirement of Section 368(a)(1)(B) will not be satisfied. If the 80% Test or the solely for voting stock requirement of Section 368(a)(1)(B) is not satisfied or if TCI elects to acquire any shares of TCI Music Series A Common Stock for consideration other than Series A TCI Group Common Stock, the exercise of the Rights by all TCI Music stockholders will be taxable.

     If the exercise of the Rights is taxable, a TCI Music stockholder will recognize gain or loss equal to the difference between the fair market value of the cash and any Series A TCI Group Common Stock acquired pursuant to the exercise of the Rights (which will be decreased by such TCI Music stockholder's tax basis in the Rights) and such TCI Music stockholder's tax basis in the TCI Music Series A Common Stock. Assuming that such shares of TCI Music Series A Common Stock are held as capital assets, the gain or loss will be capital gain or loss and the capital gain or loss will be long-term capital gain or loss if the shares of

TCI Music Series A Common Stock were held for longer than 12 months. The holding period for any Series A TCI Group Common Stock acquired pursuant to the exercise of the Rights will begin on the day the Rights are exercised.

     If the exercise of the Rights does qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code, each TCI Music stockholder who exercises the Rights will not recognize gain on the receipt of shares of Series A TCI Group Common Stock exchanged for TCI Music Series A Common Stock pursuant to the exercise of the Rights. Such TCI Music stockholder's tax basis for the shares of Series A TCI Group Common Stock acquired pursuant to the exercise of the Rights will equal the sum of (i) the tax basis of such TCI Music stockholder's shares of TCI Music Series A Common Stock exchanged for such shares of Series A TCI Group Common Stock and (ii) the tax basis of such TCI Music stockholder's Rights. Assuming that the shares of TCI Music Series A Common Stock are held as capital assets, the holding period for the shares of Series A TCI Group Common Stock acquired upon the exercise of the Rights will include the period during which the shares of TCI Music Series A Common Stock were held.

     Assuming that the shares of Series A TCI Group Common Stock are held as capital assets, if the Rights are not exercised and therefore expire, such expiration of the non-exercised Rights will result in a capital loss to the holders of DMX Common Stock other than TCI and its subsidiaries.

     Because qualification of the exercise of the Rights as a reorganization within the meaning of Section 368(a)(1)(B) is dependent upon conditions that may or may not exist when the Rights are exercised and neither TCI nor any of its affiliates is required to take or to omit any action to cause the exercise of the Rights to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code, TCI Music stockholders should consult their own tax advisors at the time the Rights are exercised to determine the tax effects of the exercise of the Rights.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. DMX STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, IF ANY.

ACCOUNTING TREATMENT

     The Merger and Contribution will be accounted for using the purchase method of accounting except that any TCI Music Common Stock and any Rights issued to entities controlled by TCI will be recorded at carryover basis. See the condensed pro forma combined financial statements and notes thereto of TCI Music appearing under the heading "INDEX TO FINANCIAL STATEMENTS."

                              THE MERGER AGREEMENT

GENERAL; EFFECTIVE TIME

     The Merger Agreement provides for the merger of Merger Sub with and into DMX. As a result of the Merger, the separate corporate existence of Merger Sub will cease and DMX will be the Surviving Corporation. In the Merger, stockholders of DMX will receive the consideration described below. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. Such filing is anticipated to take place as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement have been satisfied or, where permissible, waived. The following description of the Merger Agreement, as amended, is qualified in its entirety by reference to the complete text of the Merger Agreement and Amendment One to Merger Agreement, which are incorporated by reference herein and copies of which (exclusive of exhibits and schedules) are annexed to this Proxy Statement/Prospectus as Appendix I.

CONSIDERATION TO BE RECEIVED IN THE MERGER


     General. Upon consummation of the Merger, each outstanding share (including shares held directly by TCI or any of its subsidiaries) of DMX Common Stock will be converted into the right to receive (i) one-quarter share of TCI Music Series A Common Stock, (ii) one Right with respect to each whole share of TCI Music Series A Common Stock and (iii) cash in lieu of fractional shares of TCI Music Series A Common Stock and Rights. Each Right gives the holder the right, under certain conditions, to require TCI to purchase one share of TCI Music Series A Common Stock issued in the Merger at a price equal to $8.00 (or the equivalent of $2.00 per share of DMX Stock), if during the one-year period beginning at the Effective Time of the Merger, the price of TCI Music Series A Common Stock does not equal or exceed $8.00 per share for a period of at least 20 consecutive trading days. Such purchase price may be paid, at the election of TCI, in cash or shares of Series A TCI Group Common Stock having an equivalent value or a combination thereof. Upon the occurrence of certain events, each Right will also represent the additional right to require TCI to purchase equity interests of another entity or entities. Until the Rights expire or are exercised, the Rights will be evidenced by a legend on the certificates for shares of TCI Music Series A Common Stock issued in the Merger. Accordingly, the Rights associated with the shares of TCI Music Series A Common Stock will be represented solely by, and will not be separable from, such shares of TCI Music Series A Common Stock, and the surrender or transfer of any such certificate for shares of TCI Music Series A Common Stock will also constitute the surrender or transfer of the Rights associated with the TCI Music Series A Common Stock represented by such certificate. Upon exercise of the Rights, the shares of TCI Music Series A Common Stock associated with the Rights will be transferred to TCI in exchange for cash and/or shares of Series A TCI Group Common Stock as described above. See "-- Summary of Rights Agreement." For a description of the TCI Music Series A Common Stock, see "DESCRIPTION OF TCI MUSIC CAPITAL STOCK" and for a description of the Rights, see "-- Summary of Rights Agreement." For a summary of differences between the rights of holders of TCI Music Series A Common Stock and the rights of holders of DMX Common Stock, see "COMPARISON OF STOCKHOLDERS' RIGHTS."


     Fractional shares of TCI Music Series A Common Stock will not be issued in the Merger. Holders of DMX Common Stock otherwise entitled to a fractional share of TCI Music Series A Stock will be paid cash in an appropriate amount based upon the value of TCI Music Series A Common Stock of $8.00 per share.

     Summary of Rights Agreement. The Rights will be issued pursuant to the Rights Agreement. The Rights will be evidenced by certificates for shares of TCI Music Series A Common Stock and will not be transferable separately from the TCI Music Series A Common Stock. Accordingly, the Rights will be transferable only in connection with the transfer of the associated TCI Music Series A Common Stock. One Right will be issued for each whole share of TCI Music Series A Common Stock that is issued in connection with the Merger. The following summary of the Rights Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to all provisions of the Rights Agreement, including the definitions of certain terms. Whenever particular provisions or defined terms of the Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference. Section references below are to Sections of the Rights Agreement. The complete text of the Rights Agreement has been filed as an exhibit to the Registration Statement. See "AVAILABLE INFORMATION."

     Rights Components. Each Right will initially entitle its holder to require TCI to purchase one share of TCI Music Series A Common Stock from such holder at the time specified in, for the consideration and subject to the terms and conditions of the Rights Agreement (such right being referred to as the "TCI Music Component" of a Right). If TCI Music makes a distribution to all holders of shares of TCI Music Series A Common Stock of shares of the Capital Stock of any entity or of rights or warrants entitling such holders (for a period expiring within 45 days after the effective date of such distribution) to purchase shares of the Capital Stock of any entity, and if such distribution is of the magnitude described below (a "Subject Distribution"), then each Right will also entitle its holder to require TCI to purchase shares of the class of Capital Stock ("Distributed Entity Stock") of the entity ("Distributed Entity") distributed or sold in such distribution, at the time specified in, for the consideration and subject to the terms and conditions of the Rights Agreement (such right being referred to as the "Distributed Entity Component" of a Right). (Section 6.04). Similarly, if a Distributed Entity makes a Subject Distribution, each Right will entitle its holder to require TCI to purchase shares of the Capital Stock (also referred to as Distributed Entity Stock) of the entity (also referred to as a Distributed Entity) distributed or sold in such distribution, at the time specified in, for the consideration and subject to the terms and conditions of the Rights Agreement. (Section 6.07). A new Distributed Entity Component of a Right will be created with respect to the Distributed Entity Stock distributed in each Subject Distribution by TCI Music or a Distributed Entity. (Section 6.04). The number of shares of Distributed Entity Stock that a holder of Rights will be entitled to require TCI to purchase upon the valid exercise of the related Distributed Entity Component of a Right (the "Underlying Number") will initially equal the number of shares of Capital Stock of such entity distributed or sold in the Subject Distribution divided by
(i) the number of shares of TCI Music Series A Common Stock or (ii) in the case of a Subject Distribution by a Distributed Entity, the number of shares of Distributed Entity Stock of the Distributed Entity making the Subject Distribution, outstanding on the record date for such distribution. (Sections
6.04 and 6.07).

     A distribution of the type described above will be a Subject Distribution for purposes of the Rights Agreement if the positive difference between (x) the Fair Market Value of such entity (or, if less than 100% of the Capital Stock of such entity is distributed or sold, that portion of the Fair Market Value of such entity that is represented by the shares distributed or sold), minus (y) the aggregate consideration paid for the shares sold pursuant to such distributed rights and warrants (such difference being referred to as the "Distribution Value" (Section 1.01)), represents 10% or more of the sum of the respective Fair Market Values immediately prior to such distribution of TCI Music and, if any Subject Distributions had previously been made, of each Distributed Entity (the aggregate of such Fair Market Values being referred to as the "Undistributed Value of TCI Music" (Section 1.01). (Sections 6.03 and 6.07). The determination of whether a distribution meets each of the criteria referred to above and is therefore a Subject Distribution will be made by the Board of Directors of TCI Music (whose good faith determination will be conclusive). If TCI Music or any Distributed Entity makes a distribution that individually is not a Subject Distribution, but that would be a Subject Distribution if aggregated with any other distribution or distributions previously made by TCI Music or any Distributed Entity that also were not Subject Distributions when made (and were not thereafter deemed to be Subject Distributions by virtue of this sentence), then upon the making of the later of such distributions each of such distributions will be deemed to be a single Subject Distribution for the purpose of any Right exercised thereafter. (Section 6.07). The determination of whether any combination of distributions would constitute a Subject Distribution pursuant to the Rights Agreement will be made by the Board of Directors of TCI Music (whose good faith determination will be conclusive) on the basis of the Distribution Values of such distributions and the Undistributed Value of TCI Music calculated in each case immediately prior to the time the first of such distributions was made. (Section 6.07).

     Each of the TCI Music Component and each Distributed Entity Component of a Right is sometimes referred to below as a "Component" and each of TCI Music and each Distributed Entity is sometimes referred to below as an "Applicable Entity." No Component of a Right will be separable from any of the other Components of such Right.

     Exercise of Rights Generally; Consideration Payable. During the period commencing at the opening of business on the first anniversary of the date of the closing of the Merger and ending at the close of business, New York time, on the 30th day after such date (or the next business day thereafter if such date is not a business day) (the "Exercise Period"), the holders of Rights may irrevocably exercise all or any number of their Rights. (Section 4.01). The Exercise Period for each Right is subject to acceleration upon the occurrence of the events described below.

     If the Rights have one or more Distributed Entity Components at the time such Rights are exercisable, the holder may irrevocably exercise such Right as to its TCI Music Component, any or all of its Distributed Entity Components, or any combination thereof (Section 4.01). Upon the valid exercise of Rights in any Exercise Period (subject, in the case of an accelerated Exercise Period, to the rescission of such acceleration under the circumstances described below), the holder will be entitled to sell to TCI (i) if the TCI Music Component of any or all of such exercised Rights has been exercised, a number of whole shares of TCI Music Series A Common Stock equal to the number of whole Rights of which the TCI Music Component has been so exercised and honored and (ii) if any Distributed Entity Component of any or all of such exercised Rights have been exercised, a number of whole shares of the Distributed Entity Stock to which such Distributed

Entity Component relates not in excess of the product of the number of whole Rights of which such Distributed Entity Component has been exercised and honored, multiplied by the Underlying Number for such Distributed Entity Component of a whole Right. (Section 4.04).

     The amount to be paid by TCI for each share of TCI Music Series A Common Stock and Distributed Entity Stock upon the valid exercise of a Right will equal
(i) in the case of TCI Music Series A Common Stock (x) $8.00 minus (y) the sum of the aggregate per share amount of any TCI Music Dividends and (z) the sum of the Per Share Value of each Distributed Entity, which will be determined on the basis of the Fair Market Value of each Applicable Entity as of the last day of the most recent quarter ended prior to the Exercise Period (or, in the case of an accelerated Exercise Period, prior to the date of a Triggering Event) divided by the number of shares of Capital Stock of the Applicable Entity (determined on a fully-diluted basis) then outstanding. (Sections 1.01, 4.05 and 4.16); and
(ii) in the case of Distributed Entity Stock, the Per Share Value of the Distributed Entity. The Fair Market Value of the Applicable Entity will be determined on a going concern or liquidation basis, whichever is greater, taking into account the considerations described in the Rights Agreement. (Section 1.01). In no event will the amount paid for a share of TCI Music Series A Common Stock exceed $8.00.

     TCI may choose to pay the purchase price upon exercise of Rights in cash, in shares of Series A TCI Group Common Stock having an equivalent value (based upon the Current Market Price of such shares, determined in accordance with the Rights Agreement), or in a combination of cash and shares of Series A TCI Group Common Stock. (Sections 4.04 and 4.05). However, TCI must pay cash unless (i) the Series A TCI Group Common Stock is then quoted on the NASDAQ National Market System or listed for trading on a national securities exchange and (ii) the issuance of shares of Series A TCI Group Common Stock upon the exercise of Rights is registered under the Act or such shares are otherwise freely tradable by TCI Music stockholders receiving such shares other than stockholders who were deemed to be affiliates of TCI. (Sections 4.04 and 4.06). If TCI elects to offer a combination of cash and shares of Series A TCI Group Common Stock in consideration for the sale of TCI Music Series A Common Stock and/or Distributed Entity Stock in any Exercise Period, each holder of a Right exercised during the applicable Exercise Period will receive his or her total consideration for the shares of TCI Music Series A Common Stock sold in the same proportions of cash and shares of Series A TCI Group Common Stock as other holders exercising the TCI Music Component of their Rights during that period and will receive his or her total consideration for the shares of Distributed Entity Stock sold upon the exercise of the related Distributed Entity Component of his or her Rights in the same proportions of cash and shares of Series A TCI Group Common Stock as other holders exercising such Distributed Entity Component of their Rights during that period (subject to rounding or other adjustments made by the Rights Agent and to the payment of cash in lieu of fractional shares). (Section 4.12). Promptly following the end of an Exercise Period and the deposit by TCI with the Rights Agent of the amount of cash and/or number of shares of Series A TCI Group Common Stock required to make full payment of the purchase price for the shares of TCI Music Series A Common Stock and Distributed Entity Stock sold to TCI pursuant to the Rights exercised in such Exercise Period, the Rights Agent will mail to the holders the purchase price for the shares of TCI Music Series A Common Stock and Distributed Entity Stock, if any, sold by them. Payment of any cash purchase price and any cash in lieu of fractional shares of Series A TCI Group Common Stock will be made by check. (Section 4.11).

     Acceleration of Exercise Period. The Exercise Period will be accelerated upon the occurrence of (a) a Significant Corporate Transaction (as defined below), (b) any disposition by TCI of equity securities of TCI Music if as a result of such disposition TCI would cease to be the beneficial owner of at least 30% in voting power of the outstanding equity securities of TCI Music (a "Change in Control Transaction"), (c) certain bankruptcy or similar proceedings by or against TCI or (d) the liquidation or dissolution of TCI. (Section 4.17). A Significant Corporate Transaction is defined, in general, as the merger or consolidation of, or the dissolution or liquidation of, an Applicable Entity the Fair Market Value of which represents a greater percentage of the Undistributed Value of TCI Music than the percentage thereof represented by the Fair Market Value of any other Applicable Entity, as determined by the Board of Directors of TCI Music (whose good faith determination will be conclusive) as of the date the agreement of merger or consolidation is executed, or the vote of the Board of Directors of such Applicable Entity to dissolve or liquidate such

Applicable Entity is taken. (Section 1.01). Promptly following the execution of the agreement of merger or consolidation, the vote of the directors of the Applicable Entity or TCI to dissolve or liquidate, the execution by TCI of a binding agreement to dispose of its TCI Music equity securities, or the occurrence of any other event that causes the acceleration of the Exercise Period, as the case may be (each a "Triggering Event"), TCI Music or TCI (or if applicable, the Applicable Entity) will give written notice thereof to the other(s), with a copy to the Rights Agent. (Section 4.18). The date as of which such Fair Market Value is determined will be the last day of the fiscal quarter of TCI Music immediately preceding the fiscal quarter in which the Triggering Event occurs. (Section 4.18). The accelerated Exercise Period will begin from 30 to 60 days after the publication of the notice described below, and will last for 20 business days. (Section 4.19). Except as set forth below, any Rights (including all Components thereof) not validly exercised prior to the end of the accelerated Exercise Period will expire. (Section 4.19). If the Exercise Period is accelerated due to a proposed Significant Corporate Transaction or Change in Control Transaction and such transaction is not consummated prior to the expiration of the accelerated Exercise Period, TCI may defer purchasing the shares of TCI Music Common Stock and Distributed Entity Stock surrendered upon exercise of the Rights until consummation of such transaction. (Section 4.13). If a proposed Significant Corporate Transaction or Change in Control Transaction is terminated or abandoned, the acceleration of the Exercise Period will be deemed to have been rescinded and annulled and any Rights that expired by virtue of the failure of the holder to validly exercise them prior to the expiration of the accelerated Exercise Period (or by virtue of the partial exercise thereof during such accelerated Exercise Period) will be reinstated. (Sections 4.13,
4.14 and 4.20).


     Notice of Exercise Period and Consideration Payable. TCI is required to publish a notice in The Wall Street Journal between 20 and 30 days before an Exercise Period begins, stating the number of Rights then outstanding; the purchase price determined for such Exercise Period in accordance with the Rights Agreement for each share of TCI Music Series A Common Stock; if the Rights have one or more Distributed Entity Components, then as to each such Component the number of shares of Distributed Entity Stock to which such Component relates and the purchase price determined for such Exercise Period in accordance with the Rights Agreement for each share of such Distributed Entity Stock; and the form of consideration (cash or shares of Series A TCI Group Common Stock or a combination thereof) TCI has elected to pay and, if both such forms have been elected, the relative proportions thereof or any other basis on which the relative amounts of cash to be paid and numbers of shares of Series A TCI Group Common Stock to be issued shall be determined. The Rights Agent is then required promptly to mail to each registered holder of a Right, by first class mail, a copy of such notice, together with a letter of transmittal to be used to tender stock certificates and such other documents as TCI may be required to deliver to such holder under federal and state securities laws (Section 4.07). Failure to give the notice in accordance with these provisions extends the Exercise Period for a period of time equal to the delay in giving the Notice. The tender offer rules promulgated by the Commission under Section 14(d) of the Exchange Act may apply to TCI's publishing and mailing of the notice with respect to the exercise of the Rights to holders of the Rights and to the exercise of the Rights. If the Rights become exercisable, TCI will comply with such tender offer rules, if then applicable.


     Expiration of Rights. The Rights will expire upon termination of the Exercise Period. Upon the exercise of any Right, such Right (including any Component thereof not exercised or not exercised in full) will expire and cease to be exercisable. Upon the consummation of a Terminating Event (as defined below) with respect to an Applicable Entity, the Component of each Right (and fractional Right) that relates to the Capital Stock of such Applicable Entity will expire and cease to be exercisable. (Section 4.02). A Terminating Event is defined, in general, as the merger or consolidation of, or the liquidation or dissolution of, an Applicable Entity. (Section 1.01). If a Terminating Event occurs with respect to an Applicable Entity the Fair Market Value of which represents a greater percentage of the Undistributed Value of TCI Music than the percentage thereof represented by the Fair Market Value of any other Applicable Entity, such Terminating Event would constitute a Significant Corporate Transaction and the Exercise Period of the Rights would be accelerated as described above under "Acceleration of Exercise Period." Upon consummation of any other Terminating Event, the Exercise Period would not be accelerated and the value, if any, associated with the Component related to the Applicable Entity undergoing the Terminating Event would be lost.

     Manner of Exercise. Only whole Rights may be exercised. To exercise a Right, the holder must surrender to the Rights Agent, at its designated office in New York, the following, together with the duly completed and signed letter of transmittal: (i) if the TCI Music Component is being exercised, a certificate or certificates, representing the shares of TCI Music Series A Common Stock to be sold to TCI, duly endorsed and in proper form for transfer with such endorsement guaranteed by a bank or trust company or a broker who is a member of a national securities exchange, (ii) if a Distributed Entity Component is being exercised, a certificate or certificates representing the shares of the applicable Distributed Entity Stock to be sold to TCI, duly endorsed and in proper form for transfer with such endorsement similarly guaranteed, and (iii) payment in United States currency of an amount equal to any stamp or other tax or governmental charge required to be paid in connection with the transfer of such shares. (Section 4.08).

     Adjustments to Rights. The Rights Agreement contains antidilution provisions pursuant to which the number of Rights outstanding and, if applicable, the Underlying Number for the Distributed Entity Component of a Right, will be adjusted to reflect any stock dividend on, or stock split, reverse stock split or reclassification of, the TCI Music Series A Common Stock or Distributed Entity Stock (Section 6.02). However, the antidilution provisions will not protect holders of the Rights against certain actions that could be taken by TCI Music or a Distributed Entity that could decrease the amount payable upon exercise of the Rights. For example, any issuance of TCI Music Series A Common Stock or Distributed Entity Stock at a price below what would be the Per Share Value of TCI Music or such Distributed Entity if TCI Music or such Distributed Entity were appraised at the time of such issuance, or any declaration of a cash dividend by TCI Music or a Distributed Entity, could decrease the amount eventually payable by TCI upon exercise of the Rights. The Rights Agreement does not restrict the taking of such actions and the antidilution provisions are not triggered by them, although the holder of a Right who also holds a share of TCI Music Series A Common Stock or Distributed Entity Stock will not be diluted by a dividend declared on any class of the TCI Music Series A Common Stock or Distributed Entity Stock that he or she holds since he or she will receive the dividend, thus offsetting any decrease in the amount eventually payable by TCI to such holder upon the exercise of his or her Rights. Notwithstanding any adjustment to the number of Rights or to the Underlying Number for the Distributed Entity Component of a Right, or the creation of a Distributed Entity Component, each certificate for TCI Music Series A Common Stock theretofore issued or thereafter issuable may continue to express solely the number of Rights as are stated on the Rights Certificates initially issuable pursuant to the Rights Agreement. (Section 6.10). Notices of each adjustment and of the creation of a Distributed Entity Component will be given to the Rights holders in accordance with the Rights Agreement. (Section 6.09).

     Transfers; Exchanges. Rights may not be transferred or exchanged except in connection with transfers of the TCI Music Series A Common Stock. The surrender for transfer of any certificates evidencing TCI Music Series A Common Stock will constitute a transfer of the Rights associated with such shares of TCI Music Series A Common Stock represented by such certificate. (Section 3.01).

     No Recourse Against Others. Neither TCI Music nor any Distributed Entity nor any director, officer, employee or stockholder, as such, of TCI Music or any Distributed Entity shall have any liability to the holders of the Rights for any obligations of TCI under the Rights Agreement and the Rights or for any claim based on, in respect of or by reason of such obligations or their creation. Each holder by accepting a certificate for TCI Music Series A Common Stock will waive and release such liability. The waiver and release are part of the consideration for the issue of the Rights. (Section 8.07).

     Amendment; Supplement; Waiver. TCI and the Rights Agent may supplement or amend the Rights Agreement, without the consent of any of the holders of the Rights, to cure ambiguities or correct or supplement any defective or inconsistent provisions in the Rights Agreement, or to make other changes that are not inconsistent with the provisions of the Rights and that do not adversely affect the holders of the Rights. In addition, the Rights Agreement can be supplemented or amended or provisions of it may be waived with the written approval of the holders of a majority of the then outstanding Rights, except that each holder affected must approve (a) any waiver of a default in payment by TCI of the purchase price on exercise of a Right or (b) any amendment to the provisions of the Rights Agreement governing the expiration of the Rights, the exercise of the Rights, acceleration of the Exercise Period, the determination of the purchase price upon exercise of a Right or the antidilution provisions, if such amendment would adversely affect the rights of such holder in any material respect. (Section 8.04).

     Consideration to be Received by TCI Affiliates. As holders of shares of DMX Common Stock, Liberty DMX, Inc., UAPI, TCI Pacific Communications, Inc. and TCI Music Holdings, Inc., will receive one-quarter share of TCI Music Series A Common Stock and one Right with respect to each whole share of TCI Music Series A Common Stock in exchange for each share of DMX Common Stock they own at the Effective Time. In addition, certain subsidiaries of TCI Communications, Inc. will be issued 62,500,000 shares of TCI Music Series B Common Stock in connection with the Contribution Agreement. Immediately following the Merger,
(i) the outstanding shares of TCI Music Series A Common Stock will represent approximately 19.25% of, and 2.3% of the voting power related to, the total outstanding shares of the TCI Music Common Stock; and (ii) the outstanding shares of TCI Music Series B Common Stock will represent approximately 80.75% of, and 97.7% of the voting power related to, the total outstanding shares of the TCI Music Common Stock. TCI will beneficially own approximately 45.7% of the outstanding shares of TCI Music Series A Common Stock and 100% of the outstanding TCI Music Series B Common Stock, which will collectively represent approximately 89.6% of the outstanding shares of TCI Music Common Stock and 98.7% of the voting power of the outstanding shares of TCI Music Common Stock. See "ARRANGEMENTS BETWEEN TCI AND TCI MUSIC AFTER THE MERGER -- Contribution Agreement" and "SECURITY OWNERSHIP OF TCI MUSIC AND DMX."

     Exchange of Shares. Promptly after the Effective Time, transmittal forms will be mailed to each holder of record of shares of DMX Common Stock to be used in forwarding his or her certificates evidencing such shares for surrender and exchange for certificates evidencing the shares of TCI Music Series A Common Stock and the Rights represented thereby to which he or she has become entitled and, if applicable, cash in lieu of fractional shares of such TCI Music Series A Common Stock and Rights. After receipt of such transmittal form, each holder of certificates formerly representing DMX Common Stock should surrender such certificates to The Bank of New York, as exchange agent (the "Exchange Agent"), and each such holder will receive in exchange therefor certificates evidencing the whole number of shares of TCI Music Series A Common Stock and the Rights represented thereby to which he or she is entitled and a check for any cash that may be payable in lieu of a fractional share of such TCI Music Series A Common Stock and Rights. Such transmittal forms will be accompanied by instructions specifying other details of the exchange.

     STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

     After the Effective Time, each certificate evidencing DMX Common Stock (other than certificates evidencing shares held directly by DMX or any of its subsidiaries (which will be canceled)), until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of shares of TCI Music Series A Common Stock and Rights that the holder of such certificate is entitled to receive and the right to receive any cash payment in lieu of fractional shares of TCI Music Series A Common Stock and Rights. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions, if any, payable by TCI Music until the certificate is surrendered. Subject to applicable laws, such dividends and distributions, if any, will be accumulated and, at the time of such surrender, all such unpaid dividends and distributions, together with any cash payment in lieu of a fractional share and Rights, will be paid, without interest.

     For a discussion of the procedures that will be followed with respect to holders of DMX Common Stock who may be subject to the notification and reporting requirements of the Hart-Scott-Rodino Act, see "-- Governmental Approvals" below.

CONDITIONS TO THE MERGER

     The respective obligations of DMX, TCI and TCI Music to effect the Merger are subject to the satisfaction of certain conditions, including (i) the Merger Agreement and the transactions contemplated by the Merger Agreement shall have been duly approved by the holders of DMX Common Stock; (ii) no more than 5% of the number of DMX stockholders of record have demanded appraisal rights in accordance with

Section 262 of the Delaware General Corporation Act; (iii) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired, or been earlier terminated and any other notices or approvals or consents required by or of governmental entities, to the extent required to be obtained under the Merger Agreement, shall have either filed or obtained; and (iv) the Registration Statement shall have become effective in accordance with the provisions of the Act and any necessary state securities law approvals shall have been obtained and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect. The waiting period under the Hart-Scott-Rodino Act expired on March 30, 1997. See "-- Governmental Approval."


     The obligation of DMX to consummate the transactions contemplated by the Merger Agreement is also subject to the satisfaction or waiver of the following conditions: (i) the performance by TCI, TCI Music and Merger Sub, in all material respects, of their respective agreements in the Merger Agreement to be performed prior to the Effective Time and the accuracy of the representations and warranties of each of them in all material respects; and (ii) the transactions contemplated by the Contribution Agreement shall have been consummated.

     The respective obligations of TCI, TCI Music and Merger Sub to consummate the transactions contemplated by the Merger Agreement are also subject to the satisfaction or waiver of the following conditions: (i) the performance by DMX, in all material respects, of the agreements of it in the Merger Agreement to be performed by it by the Effective Time and the accuracy of DMX's representations and warranties in all material respects; (ii) receipt of all consents, orders or approvals of governmental entities and third parties, to the extent required to be obtained under the Merger Agreement; and (iii) the number of stockholders exercising dissenter's rights does not exceed 5% of the DMX Common Stock outstanding as of the date of the Merger Agreement.

GOVERNMENTAL APPROVALS

     The only governmental consents and governmental filings that TCI and DMX are aware of that must be obtained or made in connection with the consummation of the Merger (other than in connection with compliance with federal and state securities laws) are filings with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act with respect to the Merger.

     On February 28, 1997, TCI and DMX each filed a notification of the transaction with the Federal Trade Commission and the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Act. The waiting period under the Hart-Scott-Rodino Act expired on March 30, 1997 without a request for an extension or additional information from the Federal Trade Commission or the U.S. Department of Justice.

     Certain stockholders of DMX may be individually subject to the notification and waiting-period requirements of the Hart-Scott-Rodino Act if as a result of the Merger they will hold TCI Music Series A Common Stock (or a combination of TCI Music Series A Common Stock and other voting securities of TCI) having a value of more than $15 million. Determination of whether notification is required in a particular case will necessitate, among other things, consideration of potentially applicable exemptions and application of a jurisdictional test relating to such holder's revenue and assets. Persons whom DMX and TCI expect to hold as a result of the Merger shares of TCI Music Series A Common Stock (or a combination of TCI Music Series A Common Stock and other voting securities of TCI) having a value in excess of $15 million will be required, as a precondition to receiving such shares, to provide TCI with evidence of compliance with the Hart-Scott-Rodino Act, satisfactory in form and substance to TCI and its counsel. If necessary, TCI will deposit into escrow the shares of TCI Music Series A Common Stock issuable to any stockholder obligated to file a pre-merger notification and report form under the Hart-Scott-Rodino Act and will instruct the Exchange Agent to hold such shares pending the expiration or termination of the applicable waiting period.

COVENANTS

     DMX has agreed to conduct its business in the ordinary course and to use its reasonable best efforts to preserve intact its present business organization, and to preserve its relationships with customers, suppliers and others having business dealings with it. DMX has agreed that, except as required or permitted by the Merger

Agreement or consented to in writing by TCI, it will not, prior to the Effective Time, (i) sell or pledge any capital stock or other ownership interest in any of its subsidiaries, (ii) amend or propose to amend the DMX Charter or DMX Bylaws,
(iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other ownership interests in, DMX, or declare, set aside or pay any dividend or other distribution to stockholders of DMX, (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock of, or other ownership interests in, DMX; (v) (a) issue, deliver or sell any shares of, capital stock of, or other ownership interests in, DMX, or any option, or warrant or other right to acquire, or any security convertible into, shares of capital stock of, or other ownership interests in, DMX, (b) acquire, lease or dispose of any assets, other than in the ordinary course of business consistent with past practice, (c) create, assume or incur any additional indebtedness for borrowed money or mortgage, pledge or subject to any lien any of its assets or enter into any other material transaction other than in the ordinary course of business consistent with past practice, (d) make any payments with respect to any indebtedness of DMX except for such payments that are scheduled to come due prior to the Effective Time or (e) acquire any business or business organization or division thereof that are material, individually or in the aggregate to DMX taken as a whole or (vi) agree to do any of the foregoing.

     DMX further agreed that except as consented to in writing by TCI or required to comply with applicable law or existing company benefit plans it will not and will not permit any of its subsidiaries to (i) adopt or terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefit of any director, officer or employee (except for normal increases in the ordinary course of business consistent with past practice), (iii) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, (iv) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan (except for such actions made in the ordinary course of business consistent with past practice) or (v) agree to do any of the foregoing.

     DMX has further agreed that without the consent of TCI it will not take, or agree to take, any actions that would (x) make any representation or warranty of DMX contained in the Merger Agreement untrue or incorrect so as to cause the condition with respect to DMX's representations and warranties not to be fulfilled as of the Effective Time or (y) result in any of the other conditions to the obligations of TCI, TCI Music and Merger Sub in the Merger Agreement not being satisfied as of the Effective Time.

NO SOLICITATION OF TRANSACTIONS

     The Merger Agreement provides that, subject to the fiduciary duties of the DMX Board, none of DMX or any of its subsidiaries or any of their respective officers, directors, representatives or agents will take any action to initiate the submission of any Acquisition Proposal, enter into any agreement with respect to any Acquisition Proposal or participate in negotiations with any person in connection with any Acquisition Proposal. "Acquisition Proposal" is defined in the Merger Agreement to mean any proposed (i) merger, consolidation or similar transaction involving DMX, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of all or any substantial part of the assets of DMX or its subsidiaries, (iii) issuance, sale or other disposition of securities representing 50% or more of the voting power of DMX Common Stock or (iv) any transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed that beneficially owns or has the right to acquire beneficial ownership, of 50% or more of the outstanding DMX Common Stock.

CERTAIN PERSONNEL MATTERS

     The DMX Board has authorized retention bonuses for four key employees, including DMX's Chief Financial Officer. Each such employee will be paid an amount equal to six months' base salary (nine months in the case of DMX's Chief Financial Officer), payable upon consummation of the Merger. The aggregate amount of such payments will be approximately $206,000.


     Under the terms of DMX's 1991 Plans, in the case of a merger such as the Merger, option holders have the right to continue to hold their options, which become exercisable for the "acquisition consideration." Accordingly, options granted under the 1991 Plans will carry over after the Merger and be exercisable for TCI Music Series A Common Stock and Rights (if the Rights are not then terminated). However, all such options terminate and are not exercisable three months after the holder is no longer employed or serving as a director of DMX. By the terms of DMX's 1993 Stock Option Plan and certain option agreements relating to options granted outside any plans, all outstanding options may be accelerated, regardless of vesting effective 30 days prior to the date of the Merger upon written notice to option holders, and, unless exercised, such options will terminate upon consummation of the Merger. DMX has agreed in the Merger Agreement to take all action necessary to cause the options that can be terminated upon consummation of the Merger to be canceled if not otherwise exercised, and to use its best efforts to cause each other option that is outstanding that is not terminable upon consummation of the Merger to be canceled prior to the Effective Time of the Merger. As of the date of this Proxy Statement/Prospectus, DMX has taken all action necessary to accelerate the options granted under the 1993 Stock Option Plan and under certain option agreements; no action has been taken by DMX to cancel any options that will carry over in the Merger. Messrs. Sparkman and Troxel have agreed to the cancellation of options granted by DMX under the 1991 Plans that would otherwise carry over in the Merger, in exchange for options to purchase TCI Music Series A Common Stock to be granted by TCI Music at the Effective Time. See "MANAGEMENT OF TCI MUSIC -- Other Arrangements.".



     As of May 26, 1997, employees of DMX held options to purchase an aggregate of 600,000 shares of DMX Common Stock under the 1991 Plans, 2,934,583 shares of DMX Common Stock under the 1993 Stock Option Plan and 50,000 shares of DMX Common Stock pursuant to grants made outside any plan. The options granted under the 1993 Stock Option Plans and outside any plans, are exercisable at a weighted average exercise price of $3.69 (at exercise prices ranging from $2.00 to $6.25); the options granted under the 1991 Plans are exercisable at a weighted average exercise price of $4.32 (at exercise prices ranging from $4.18 to $5.75).


     Pursuant to the Merger Agreement, each employee of the Surviving Corporation who was an employee of DMX prior to the Effective Time, to the extent permitted by TCI's employee benefit plans (defined in Section 3(b) of ERISA) (i) will receive credit for past service with DMX for purposes of eligibility and vesting under the Surviving Corporation's employee benefit plans (defined in Section 3(3) of ERISA) to the extent such service was credited under the DMX benefit plans on the date the transactions contemplated by the Merger Agreement are consummated, (ii) will not be subject to any waiting periods or limitations on benefits for pre-existing conditions under the Surviving Corporation's employee benefit plans, including any group health and disability plans, except to the extent such employees were subject to such limitations under the DMX benefit plans and (iii) will receive credit for past service with DMX for purposes of eligibility and vesting under the Surviving Corporation's plans and policies with respect to seniority benefits, including vacation and sick leave.

     After the Merger, TCI will provide to TCI Music certain services and other benefits, including certain administrative and other services pursuant to the Services Agreement. Such services will include (i) tax reporting, financial reporting, payroll, employee benefit administration, workers' compensation administration, telephone, package delivery, management information systems, billing, lock box, remittance processing and risk management services, (ii) other services typically performed by TCI's accounting, finance, treasury, corporate, legal, tax, benefits, insurance, facilities, purchasing and advanced information technology department personnel, (iii) use of telecommunications and data facilities and of systems and software developed, acquired or licensed by TCI from time to time for financial forecasting, budgeting and similar purposes, including without limitation any such software for use on personal computers, in any case to the extent available under copyright law or any applicable third-party contract, (iv) technology support and consulting services and (v) such other management, supervisory, strategic planning or other support services as TCI Music and TCI may from time to time mutually determine to be necessary or desirable. See

"ARRANGEMENTS BETWEEN TCI AND TCI MUSIC AFTER THE MERGER -- Services Agreement."

INDEMNIFICATION

     The Merger Agreement provides that after the Effective Time TCI Music will cause the Surviving Corporation to indemnify, defend and hold harmless, and, should the Surviving Corporation fail or be unable to do so, TCI Music will (i) indemnify, defend and hold harmless the officers and directors of DMX until the expiration of the applicable statutes of limitation to the fullest extent permitted by applicable law and the DMX Charter and DMX Bylaws in effect on the date of the Merger Agreement and (ii) pay expenses in advance of the final disposition of any such claim to the fullest extent permitted by and pursuant to applicable law.

TERMINATION; AMENDMENT AND WAIVER

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by DMX's stockholders, (i) by mutual consent of the DMX Board and the TCI Board, (ii) by either DMX or TCI (A) if the Merger has not been consummated on or before July 31, 1997, so long as the party seeking to terminate the Merger Agreement has not breached its obligations under the Merger Agreement in any material respect, or
(B) if the stockholders of DMX shall not have approved the Merger Agreement by such date, (iii) by DMX, provided DMX has not breached any of its obligations thereunder in any material respect, if any of the conditions to its obligations to consummate the Merger have not been satisfied or waived at such time as such condition is no longer capable of satisfaction or (iv) by TCI, provided TCI has not breached any of its obligations thereunder in any material respect, if any of the conditions to its obligation to consummate the Merger have not been satisfied or waived at such time as such condition is no longer capable of satisfaction. See " -- Conditions to the Merger."

     In the event of termination of the Merger Agreement by either DMX or TCI as provided above, the Merger Agreement will become void and (except for the willful breach of the Merger Agreement) there will be no liability or obligation on the part of any of DMX, TCI, TCI Music or Merger Sub.

     DMX, TCI, TCI Music and Merger Sub may agree to amend the Merger Agreement by or pursuant to action taken by their respective boards of directors, either before or after approval by the stockholders of DMX of the Merger Agreement, except that after such approval by the stockholders of DMX, no amendment may be made that alters the indemnification provisions of the Merger Agreement or changes the ratio at which DMX Common Stock is to be converted into TCI Music Series A Common Stock and Rights or that in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. At any time prior to the Effective Time, DMX, TCI or TCI Music, by or pursuant to action taken by their respective boards of directors, may agree to extend the time specified in the Merger Agreement for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or waive compliance with any of the agreements or conditions contained in the Merger Agreement.

CERTAIN RESTRICTIONS ON RESALE OF TCI MUSIC SERIES A COMMON STOCK

     The issuance of all shares of TCI Music Series A Common Stock issuable in the Merger will be registered under the Act and such shares will be freely transferable, except that any such shares received by persons who are deemed "affiliates" (as such term is defined for purposes of Rule 145 under the Act) of DMX prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Act (or Rule 144 in the case of such persons who become affiliates of TCI) or as otherwise permitted under the Act. Persons who may be deemed to be affiliates of DMX generally include individuals or entities that control, are controlled by, or are under common control with, DMX and may include certain officers and directors of DMX as well as principal stockholders of DMX.

EXPENSES

     The Merger Agreement provides that each party will pay its own costs and expenses in connection with the transactions contemplated by the Merger Agreement.

            ARRANGEMENTS BETWEEN TCI AND TCI MUSIC AFTER THE MERGER

     TCI Music is currently a wholly owned subsidiary of TCI. Following consummation of the Merger (i) the outstanding shares of TCI Music Series A Common Stock will represent approximately 19.25% of, and 2.3% of the voting power related to, the total outstanding shares of the TCI Music Common Stock; and (ii) the outstanding shares of TCI Music Series B Common Stock will represent approximately 80.75% of, and 97.7% of the voting power related to, the total outstanding shares of the TCI Music Common Stock. TCI will beneficially own approximately 45.7% of the outstanding shares of TCI Music Series A Common Stock and all of the outstanding shares of TCI Music Series B Common Stock, which will collectively represent approximately 89.6% of the outstanding shares of TCI Music Common Stock. Since holders of shares of TCI Music Series A Common Stock are entitled to one vote per share, and holders of shares of TCI Music Series B Common Stock are entitled to ten votes per share, on each matter presented to a vote of the holders of TCI Music Common Stock, TCI will control approximately 98.7% of the voting power of the outstanding shares of TCI Music Common Stock. See "DESCRIPTION OF CAPITAL STOCK." Thus, immediately after the Merger, TCI will have the voting power to control all matters requiring approval of TCI Music's stockholders voting as a single class, including the election of directors, the adoption of amendments to the TCI Music Charter and the approval of mergers and sales of TCI Music's assets.

     On or before the Effective Time, TCI Music and TCI will enter into a number of intercompany agreements more fully described below covering matters such as the provision of services and allocation of tax liabilities. TCI has also agreed to provide certain administrative, financial, legal, treasury, accounting, tax and other services to TCI Music and make available certain of its employee benefit plans to TCI Music's employees. The terms of these arrangements were established by TCI in consultation with TCI Music, and will be executed while TCI Music is a wholly owned subsidiary of TCI and are not the result of arm's-length negotiations. Accordingly, although TCI Music believes that the terms of these arrangements are reasonable, there is no assurance that the terms and conditions of these agreements, or the terms of any future arrangements between TCI and TCI Music, are or will be as favorable to TCI Music as could be obtained from unaffiliated third parties. In addition, TCI Music and TCI and their respective subsidiaries and affiliates may from time to time do business with one another following the Merger, in areas not governed by any of the following agreements.

     If TCI were to seek to acquire the shares of TCI Music held by the public, it would likely have the power to do so over the objection of other stockholders, subject to any applicable provisions of Delaware law requiring such a transaction to be "fair" to minority stockholders.

     Conflicts of interest between TCI Music and TCI could arise with respect to business dealings between them, including potential acquisitions of businesses or properties, the issuance of additional securities, the election of new or additional directors, and the payment of dividends by TCI Music. A conflict of interest could also arise from TCI's position as the sole and exclusive agent for TCI Music in any and all matters relating to TCI Music's federal income tax liability, which includes the sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state income tax returns (or amended returns), to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of TCI Music. TCI Music has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise between TCI Music and TCI. However, the directors of TCI Music intend to exercise reasonable judgment and take such steps as they deem necessary under all of the circumstances in resolving any specific conflict of interest that may occur and will determine what, if any, specific measures, such as retention of an independent advisor or independent counsel or appointment of a special committee, may be necessary or appropriate. There can be no assurance that any conflicts will be resolved in favor of TCI Music.

CONTRIBUTION AGREEMENT

     At the Effective Time, TCI Music and TCI will enter into the Contribution Agreement. Pursuant to the Contribution Agreement, TCI will cause each TCI System Owner to assign and contribute to TCI Music the right to receive the Contributed Net DMX Revenues of such TCI System Owner for a period beginning on the date of the closing of the Contribution Agreement and ending on the earlier of the date that such TCI System Owner ceases to be a TCI System Owner and December 31, 2006 (the "Termination Date"). TCI will cause each TCI System Owner that becomes a TCI System Owner to assign to TCI Music the right to receive such TCI System Owner's Contributed Net DMX Revenues until the Termination Date. In addition, TCI will cause all of the Contributed Tuners to be contributed to TCI Music. A "TCI System Owner" is a corporation controlled by TCI in which TCI owns all of the common equity or an entity other than a corporation that is wholly owned by TCI. In consideration of such agreement, TCI Music will deliver to TCI, as designee for the TCI System Owners, 62,500,000 shares of TCI Music Series B Common Stock and the TCI Music Note. The TCI Music Note will bear interest at 10% per annum, payable semiannually, and will provide for the payment of unpaid principal and accrued interest not earlier than 180 days after the closing under the Contribution Agreement.

     If the Contribution had been effective as of January 1, 1996, the total amount of Contributed Net DMX Revenues for the three months ended March 31, 1997 and the year ended December 31, 1996 would have been approximately $4.4 million and $16.4 million, respectively. Additionally, the book value of the Contributed Tuners at March 31, 1997 was approximately $4.5 million. The launch by TCI and other cable operators of video and audio programming using digital compression technology may materially reduce the Contributed Net DMX Revenues and subscriber fee revenues of TCI Music. In addition, since December 31, 1996, TCI has not and is not expected to add to its indirect inventory of commercial tuners prior to the Effective Time. Accordingly, as such existing inventory of tuners is put into use by TCI System Owners, the inventory of commercial tuners will be reduced. See "CERTAIN INFORMATION CONCERNING TCI MUSIC -- Effect of Launch of Digital Compression Technology."

     Pursuant to the Contribution Agreement, effective as of the closing of the Merger, TCI Music, as obligor, will issue to TCI the TCI Music Note in the principal amount of $40,000,000 payable to the order of TCI, as obligee, bearing interest at 10% per annum, which interest will be waived by TCI if principal is paid in full at or before maturity, which will be 180 days after the closing of the Merger. TCI Music expects to refinance the TCI Music Note with proceeds of a new long-term debt financing. No assurance can be given that TCI Music will be able to obtain such financing on terms acceptable to TCI Music.

     DMX is not a party to the Contribution Agreement and no vote of DMX stockholders is required with respect to the Contribution Agreement. Completion of the Contribution in accordance with the Contribution Agreement is, however, a condition to the obligation of DMX to consummate the Merger. The Contribution was structured to be separate from, but included as a condition to, the Merger to accommodate TCI's desire not to transfer assets to TCI Music until it was certain that the Merger would occur while permitting the Contribution and the Merger to be integrated as transactions for purposes of Section 351 of the Code. See "CERTAIN CONSEQUENCES OF THE MERGER -- Certain Federal Income Tax Consequences."

     The terms of the Contribution Agreement were determined by TCI and were discussed with representatives of DMX in the course of negotiations of the Merger Agreement between TCI and DMX. No attempt was made by either party to place a fair market value on the Contributed Net DMX Revenues or the Contributed Tuners contributed by TCI pursuant to the Contribution Agreement, although the Contributed Tuners were assumed to have a fair market value that is not less than their book value. From DMX's perspective, the fair market values of those assets were of relatively small importance compared to the value provided to the DMX stockholders by the Rights to be granted by TCI to stockholders receiving TCI Music Class A Common Stock in the Merger, especially in light of the substantial uncertainty as to the amount of the Contributed Net DMX Revenues that would be contributed to TCI Music in the future because of the possible adverse effects of various factors, including the launch of digital compression technology. See "CERTAIN INFORMATION CONCERNING TCI MUSIC -- Effect of Launch of Digital Compression

Technology." None of the parties made any determination of the value of the shares of TCI Music Class B Common Stock to be issued to TCI pursuant to the Merger Agreement.

     The amount of the TCI Music Note was fixed at $40 million to provide some compensation to TCI for the reduction in its and its subsidiaries' borrowing capacity that would result from the loss of cash flow represented by the transfer of Contributed Net DMX Revenues to TCI Music. Under covenants in various financing agreements, the amount of debt that TCI (or one or more of its subsidiaries treated as separate borrowing entities) may incur is limited by various financial tests, including covenants that limit debt as a multiple of cash flow. Accordingly, TCI determined that TCI Music should compensate it for a portion of this lost borrowing capacity. In light of the uncertainty as to the amount of Contributed Net DMX Revenues that would be paid to TCI Music in the future and the desire to provide TCI Music with additional revenues, TCI determined that $40 million represented a reasonable offset against such lost borrowing capacity and agreed to accept payment in the form of the TCI Music Note, which will mature 180 days after the Effective Time, to permit TCI Music sufficient time to obtain long-term debt financing, proceeds of which would be used to retire the TCI Music Note. No assurance can be given that TCI Music will be able to obtain such financing on terms acceptable to TCI Music.

TCI LOAN

     TCI and DMX have entered into the TCI Loan pursuant to which TCI has agreed to make loans to DMX from time to time until August 31, 1997, up to an aggregate outstanding principal amount of $3,500,000. Such loans are due on or before June 1, 2000 and accrue interest at a rate of 12.5% per annum. As of June 4, 1997, TCI had made approximately $2,420,000 in loans under the TCI Loan.

SERVICES AGREEMENT

     Pursuant to the Services Agreement between TCI and TCI Music, following the Merger, TCI will provide to TCI Music certain services and other benefits, including certain administrative and other services that were provided by TCI prior to the Merger. Such services shall include (i) tax reporting, financial reporting, payroll, employee benefit administration, workers' compensation administration, telephone, package delivery, management information systems, billing, lock box, remittance processing and risk management services, (ii) other services typically performed by TCI's accounting, finance, treasury, corporate, legal, tax, benefits, insurance, facilities, purchasing, and advanced information technology department personnel, (iii) use of telecommunications and data facilities and of systems and software developed, acquired or licensed by TCI from time to time for financial forecasting, budgeting and similar purposes, including without limitation any such software for use on personal computers, in any case to the extent available under copyright law or any applicable third-party contract, (iv) technology support and consulting services and (v) such other management, supervisory, strategic planning or other services as TCI Music may from time to time request. Pursuant to the Services Agreement, TCI has also agreed to provide TCI Music access to any volume discounts that may be available to TCI for purchase of certain equipment.

     The Services Agreement will also provide that TCI, for so long as TCI continues to beneficially own shares of TCI Music Common Stock representing at least a majority in voting power of the outstanding shares of capital stock of TCI Music entitled to vote generally in the election of directors, will continue to provide in the same manner, and on the same basis as generally provided from time to time to other participating TCI subsidiaries, benefits and administrative services to the Company's employees. In this regard, TCI Music will be allocated that portion of TCI's compensation expense attributable to benefits extended to employees of TCI Music.

     Pursuant to the Services Agreement, TCI Music from time to time will reimburse TCI for all direct expenses incurred by TCI in providing such services and a pro rata share of all indirect expenses incurred by TCI in connection with the rendering of such services, including a pro rata share of the salary and other compensation of TCI employees performing services for TCI Music, general overhead expenses and rental expense for any physical facilities of TCI utilized by TCI Music. In this regard, it is anticipated that TCI Music will, for the foreseeable future, share office space with, or sublease office space from, TCI.

     The Services Agreement will continue in effect until terminated by (i) TCI Music upon 60 days' prior written notice to TCI, (ii) TCI at any time after three years upon not less than six months' prior notice to TCI Music, and (iii) either party if the other party is the subject of certain bankruptcy or insolvency-related events.

TAX SHARING AGREEMENT

     Effective July 1, 1995, TCI, TCIC and certain other subsidiaries of TCI entered into the Tax Sharing Agreement, which formalized pre-existing tax sharing arrangements and implemented additional procedures for the allocation of certain consolidated income tax attributes and the settlement of certain intercompany tax allocations. The Tax Sharing Agreement encompasses U.S. Federal, state, local and foreign tax consequences and relies upon the Code and any applicable state, local and foreign tax law and related regulations. On or before the Effective Time, the Tax Sharing Agreement will be amended to provide that TCI Music will be treated as if it had been a party to the Tax Sharing Agreement, effective at the Effective Time. Pursuant to the amended Tax Sharing Agreement, beginning at the Effective Time, TCI Music is responsible to TCI for its share of current consolidated income tax liabilities. TCI will be responsible to TCI Music to the extent that TCI Music's income tax attributes generated after the effective date are utilized by TCI to reduce its consolidated income tax liabilities. Accordingly, all tax attributes generated by TCI Music's operations after the effective date including, but not limited to, net operating losses, tax credits, deferred intercompany gains, and the tax basis of assets are inventoried and tracked for the entities comprising TCI Music.

                                BUSINESS OF TCI

     TCI and its predecessors have been engaged in the cable television business since the early 1950's. TCI, through its subsidiaries and affiliates, is principally engaged in the construction, acquisition, ownership and operation of cable television systems and the provision of satellite-delivered video entertainment, information and home shopping programming services to various distribution media, principally cable television systems. TCI also has interests in cable and telecommunications operations and television programming in certain international markets, as well as investments in companies and joint ventures involved in developing and providing programming for new television and telecommunications technologies. TCI believes that, measured by the number of basic subscribers, it is the largest provider of cable television services in the United States. TCI is a Delaware corporation and was incorporated in 1994. Its executive offices are located at Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111-3000; telephone (303) 267-5500.

     Additional information concerning TCI is included in the information filed by TCI with the Commission incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

                                BUSINESS OF DMX
GENERAL

     DMX is primarily engaged in programming, distributing and marketing a premium digital music service, Digital Music Express(R) (DMX(R)), which provides continuous 24-hours-per-day commercial free, CD quality music programming. DMX is a Delaware corporation and its executive offices are located at 11400 West Olympic Boulevard, Suite 1100, Los Angeles, CA 90064; telephone (310) 444-1744. Detailed information concerning DMX is set forth in its Annual Report on Form 10-K for the fiscal year ended September 30, 1996, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, included as Appendix IV to this Proxy Statement/Prospectus. Additional information concerning DMX, is included in the information filed by DMX with the Commission incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

                    CERTAIN INFORMATION CONCERNING TCI MUSIC
GENERAL

     TCI Music was incorporated in Delaware in January 1997 and is currently a wholly owned subsidiary of TCI. Since its formation, TCI Music has not conducted any significant activities other than those incident to its formation, the Contribution Agreement, the Merger Agreement and the preparation of this Proxy Statement/Prospectus. Immediately following the Merger, (i) the outstanding shares of TCI Music Series A Common Stock will represent approximately 19.25% of, and 2.3% of the voting power related to, the total outstanding shares of the TCI Music Common Stock; and (ii) the outstanding shares of TCI Music Series B Common Stock will represent approximately 80.75% of, and 97.7% of the voting power related to, the total outstanding shares of the TCI Music Common Stock. TCI will beneficially own approximately 45.7% of the outstanding shares of TCI Music Series A Common Stock and all of the outstanding shares of TCI Music Series B Common Stock, which will collectively represent approximately 89.6% of the outstanding shares of TCI Music Common Stock and 98.7% of the voting power of the outstanding shares of TCI Music Common Stock. The executive offices of TCI Music are located at Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111-3000; telephone (303) 267-5500.

     Following consummation of the Merger, TCI Music's business will consist principally of the business of DMX prior to the Merger. See "BUSINESS OF DMX." TCI Music intends to evaluate the operations of DMX to determine what actions, if any, should be taken to improve DMX's operations. TCI Music anticipates that the Contributed Net DMX Revenues will provide a source of additional revenue not currently available to DMX. If the Merger had occurred as of January 1, 1996, Contributed Net DMX Revenues for the three months ended March 31, 1997 and the year ended December 31, 1996 would have been approximately $4.4 million and $16.4 million, respectively. See "ARRANGEMENTS BETWEEN TCI AND TCI MUSIC AFTER THE MERGER -- Contribution Agreement." However, as discussed below, DMX's subscriber fee revenues and the Contributed Net DMX Revenues could be materially reduced as a result of the launch of digital compression technology for the delivery of video and audio services by cable system operators, including TCI, and the likely elimination of Tuner Distribution in certain markets by cable operators. See "-- Effect of Launch of Digital Compression Technology." Because of the uncertainties as to the effect of the launch of Digital Distribution and the likely elimination of Tuner Distribution in certain markets on DMX's subscriber fee revenues, no adjustment for Contributed Net DMX Revenues has been included in the Condensed Pro Forma Combined Statements of Operations appearing elsewhere in this Proxy Statement/ Prospectus. See "INDEX TO FINANCIAL STATEMENTS."

     TCI Music anticipates that it will evaluate acquisitions of interests in, or joint ventures or similar arrangements with, other companies engaged in the audio or video music business as suitable opportunities become available. No assurance can be given that any such acquisition or other transaction, if any is effected, will be beneficial to TCI Music. Except for the acquisition of DMX as discussed in this Proxy Statement/Prospectus, no specific acquisition, joint venture or similar transaction is under consideration at this time.

CURRENT DMX DISTRIBUTION

     DMX music services are currently delivered primarily through two distribution methods: (i) directly to cable operators by C-band satellite for distribution to residential and commercial cable subscribers through a separate tuner (Tuner Distribution); and (ii) via direct broadcast satellite (DBS) dishes to residential and commercial subscribers either directly or as part of a package delivered by DBS distributors, such as PrimeStar and Alpha Star ("Satellite Distribution"). Revenues to DMX from Tuner Distribution and Satellite Distribution are generated by license fees paid to DMX by the cable and DBS operators pursuant to so-called "affiliation" agreements between DMX and such operators. For the 12-month period ended December 31, 1996, revenues from Tuner Distribution represented approximately 75% of subscription fee revenues, with approximately 53% of such amount derived from residential Tuner Distribution subscribers.

     In Tuner Distribution, cable operators generally offer DMX music services to their subscribers for a separate a la carte fee. Customers who subscribe to DMX music services receive the DMX signal through the same coaxial cable used to distribute video cable signals, which is connected through a separate DMX tuner to a customer's stereo system. In order to receive DMX music services via Tuner Distribution, residential subscribers must subscribe to video programming from their cable operator; commercial subscribers may, but do not need to, subscribe to video programming to receive DMX music services. Under DMX's affiliation agreements with cable operators, the operators generally have the right, but not the obligation, to distribute DMX music services to subscribers, and pay a per subscriber license fee to DMX for each paying subscriber receiving DMX music services. The cable operator sets the fees charged to its commercial and residential subscribers, which are generally higher than the corresponding license fees paid by the cable operator to DMX. License fees vary depending on whether the subscriber is a commercial establishment or a private residence.

     For example, a cable operator might charge a residential DMX subscriber $9.00 per month for DMX music service and, pursuant to its affiliation agreement with DMX, pay DMX $3.00 per paying subscriber as a license fee. A similar fee structure exists with cable operators with respect to commercial subscribers, but both subscriber fees and license fees are significantly higher than for residential subscribers, with DMX's license fee often based on the greater of a minimum fee or a percentage of the fee charged to the commercial subscriber.

     In Satellite Distribution, DMX music services are generally provided as part of a package of video and music programming offered to the DBS operator's subscribers, who pay a single rate for the package of video and music services. DMX's affiliation agreements with the DBS operators generally provide for a small per subscriber license fee for each subscriber that purchases a package of video and music services.

EFFECT OF LAUNCH OF DIGITAL COMPRESSION TECHNOLOGY

     Cable operators have recently begun to launch a new method of distributing video and other programming using digital compression technology. Digital compression technology can compress, on average, as many as 14 of the current analog video signals into the space normally occupied by one. Such technology improves picture quality and allows for carriage of significantly more video product offerings (Digital Distribution) without cable operators having to build new cable plant. The technology is distributed through TCI's "Headend in the Sky" (HITS), that enables TCI and each other participating cable operator to increase their program offerings and create new packages that could include, if they so choose, DMX music services as part of a package of video and music services. The technology permits subscribers to receive video and music signals through a single standard set-top-tuner or "box" without the use of a separate tuner for music, as is currently the case with Tuner Distribution. TCI conducted a beta test of its Digital Distribution in late 1996 and began offering such service to selected paying customers in three markets during the first quarter of 1997.

     Potential Effects on DMX and TCI Music Residential Subscriber Fee
Revenues. The launch of digital compression technology has the potential to provide an additional distribution market for DMX music services if cable operators utilizing Digital Distribution, such as TCI, elect to offer DMX music services as part of one or more digital video programming packages, thereby capturing as subscribers customers who might not otherwise elect to subscribe to DMX music services on an a la carte basis. However, the launch of and the transition to Digital Distribution may also have the effect of materially reducing TCI Music's residential subscriber fee revenues from Tuner Distribution and Contributed Net DMX Revenues as a result of the expected change from the a la carte fee structure currently in effect for Tuner Distribution to a fee structure similar to that in effect for Satellite Distribution. TCI Music does not expect the launch of Digital Distribution to affect the current rate structure for commercial cable subscribers or Satellite Distribution.

     Effect of New Residential Fee Structure on Per Subscriber Residential License Fees. TCI Music expects that license fees paid by cable operators for Digital Distribution that include DMX music services in their digital packages will be in the range of $.25 to $.50 per subscriber, which are much lower than the a la carte fees now paid under affiliation agreements currently in effect. While a substantial increase in the overall number of residential subscribers purchasing digital packages that include DMX music services could result in revenues equal to or exceeding the revenues from residential subscribers currently electing to purchase DMX services for a separate a la carte fee, such a result depends on a number of factors over which TCI Music has no control, including whether cable operators elect to include DMX music services as part of their digital packages, the acceptance by consumers of the digital products and whether those electing to purchase the digital packages are already DMX subscribers. Neither TCI nor TCI Music can predict the number of DMX residential subscribers that will elect to receive a digital package that includes DMX when it is offered.

     Effect of New Residential Fee Structure on Contributed Net DMX
Revenues. The new license fee structure for Digital Distribution will not only affect DMX's subscriber fee revenues but also the Contributed Net DMX Revenues that TCI will contribute to TCI Music under the Contribution Agreement. Contributed Net DMX Revenues are the total revenues received by TCI and certain of its subsidiaries from sales of DMX music services to their residential and commercial subscribers net of an amount equal to 10% of the revenues from residential sales and net of the license fees otherwise payable to DMX for DMX music services under affiliation agreements currently in effect. If the Merger had occurred as of January 1, 1996, Contributed Net DMX Revenues for the three months ended March 31, 1997 and the year ended December 31, 1996 would have been approximately $4.4 million and $16.4 million, respectively. See "ARRANGEMENTS BETWEEN TCI AND TCI MUSIC AFTER THE MERGER -- Contribution Agreement." By definition, Contributed Net DMX Revenues for each current Tuner Distribution residential subscriber represent a substantial portion of the "spread" between the rate charged by TCI to residential subscribers and the per subscriber license fee payable to DMX under its affiliation agreement. Under residential Digital Distribution, there will be no such "spread" (there will be no separate a la carte fee charged by TCI, since TCI will be paying a small flat rate per residential subscriber as a license fee) and Contributed Net DMX Revenues will be eliminated for each current DMX residential subscriber that elects to purchase a digital package. Although not included in Contributed Net DMX Revenues, after the Merger, the license fee payable by TCI to DMX under current affiliation agreements will continue to be paid to DMX, which will then be a wholly owned subsidiary of TCI Music.

     Potential Elimination of Current Distribution Outlet. TCI Music expects that Tuner Distribution will continue to be available in markets where Digital Distribution has not been introduced. However, because Tuner Distribution currently utilizes more of the cable spectrum than is now used to deliver one video channel, it is likely that some of such cable operators may determine to eliminate Tuner Distribution of DMX music services in certain markets to recover or maintain channel capacity for Digital Distribution. If TCI or any cable operator terminates Tuner Distribution in any market, all revenues from residential and commercial subscribers receiving DMX music services via Tuner Distribution in such market would terminate, unless such residential subscribers elect to purchase a video and music programming package through Digital Distribution, and Digital Distribution and other distribution means were made available to commercial subscribers. Accordingly, DMX's and TCI Music's revenues could be materially adversely affected if Tuner Distribution were terminated by cable operators.

     Likewise, although cable operators may not as readily terminate Tuner Distribution to commercial DMX subscribers, because they generally enter into short term written contracts with commercial subscribers that obligate them to provide such services, they may still choose to recover channel capacity by terminating such agreements. In such a case, all revenues from commercial subscribers receiving DMX services would also be eliminated unless alternative delivery means such as Satellite Distribution or Digital Distribution were made available and accepted by the commercial subscriber. If Tuner Distribution were to be eliminated, TCI Music expects that substantial additional expenses would be incurred to retain such commercial subscribers, such as marketing and equipment expenses, which could offset the revenues retained. In addition, an available alternative distribution method may result in increased costs to the subscriber in monthly fees and/or equipment. As a result, there would be a substantial risk that some commercial subscribers would choose to terminate DMX music services. Accordingly, DMX's and TCI Music's revenues could be materially adversely affected if Tuner Distribution were terminated by cable operators.

                               CERTAIN LITIGATION

     In September 1996, after announcement of TCI's proposal to DMX, certain DMX stockholders filed a putative class action lawsuit in the Delaware Court of Chancery on behalf of a purported class consisting of all public stockholders of DMX (other than the directors of DMX and TCI) captioned Brickell Partners v. Jerold H. Rubinstein, Donne F. Fisher, Leo J. Hindery, Jr., James R. Shaw, Sr., Kent Burkhart, J. C. Sparkman, Bhaskar Menon, DMX Inc. and Tele-Communications, Inc. (Civil Action No. 15206). The complaint seeks as relief, among other things, an injunction preventing consummation of the Merger as well as unspecified compensatory damages. Neither TCI nor DMX can estimate, based on facts available as of the date of this Proxy Statement/Prospectus, the possible adverse effects if such plaintiffs are successful, which could include the inability to consummate the Merger, rescission of the Merger and monetary damages.

                     DESCRIPTION OF TCI MUSIC CAPITAL STOCK

TCI MUSIC COMMON STOCK

     TCI Music's authorized common stock consists of 295,000,000 shares of TCI Music Series A Common Stock and 200,000,000 shares of TCI Music Series B Common Stock, par value $.01 per share. As of the date of this Proxy Statement/Prospectus, there were no shares of TCI Music Series A Common Stock issued and outstanding and one share of TCI Music Series B Common Stock was issued and outstanding.

     The rights of holders of TCI Music Series A Common Stock and TCI Music Series B Common Stock are identical except for voting and conversion rights. All of the shares of TCI Music Series A Common Stock and TCI Music Series B Common Stock distributed in the Merger will be validly issued, fully paid and nonassessable.

     Voting. Each share of TCI Music Series A Common Stock entitles the holder to one vote and each share of TCI Music Series B Common Stock entitles the holder to ten votes on each matter to be voted upon by the holders of TCI Music Common Stock. Except as may otherwise be required by the DGCL or, with respect to any series of TCI Music Preferred Stock, as otherwise provided in any resolution of the TCI Music Board providing for the establishment of such series of TCI Music Preferred Stock, the holders of the TCI Music Series A Common Stock and the holders of the TCI Music Series B Common Stock and the holders of each series of TCI Music Preferred Stock, if any, entitled to vote thereon will vote as one class on all matters to be voted on by such stockholders of TCI Music. Neither the holders of TCI Music Series A Common Stock nor the holders of TCI Music Series B Common Stock have any rights to vote as a separate class or series on any matter coming before the stockholders of TCI Music, except for certain limited series voting rights provided under the DGCL. Under the DGCL, the approval of the holders of a majority of the outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required to approve any amendment to the charter that would alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, provided that, if any amendment would alter or change the powers, preferences or special rights of one or more series of the class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment would be entitled to vote thereon separately as a class. The TCI Music Charter does not provide for cumulative voting in elections of directors of TCI Music. Under the TCI Music Bylaws directors may be elected by a plurality of the votes of shares present in person or represented by proxy at the meeting and entitled to vote on the election of officers.

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

     Conversion. Each share of TCI Music Series B Common Stock is convertible at any time, at the option of its holder, into one share of TCI Music Series A Common Stock. The TCI Music Series A Common Stock is not convertible into TCI Music Series B Common Stock.

     Dividends. Subject to the preferential rights, if any, of the holders of outstanding shares of any series of TCI Music Preferred Stock, dividends may be paid on TCI Music Common Stock as determined by the TCI Music Board out of funds of TCI Music legally available therefor under the DGCL. Except for dividends declared or paid as described below under "-- Share Distributions," any dividends paid on the TCI Music Series A Common Stock or the TCI Music Series B Common Stock will be paid only on both series, in equal amounts per share.

     The TCI Music Board will determine its dividend policy with respect to TCI Music Common Stock based on TCI Music's results of operations, financial condition, capital requirements and other circumstances, including restrictions that may be contained in agreements pursuant to which TCI Music may borrow funds. It is the TCI Music Board's present intention to retain cash for the operations of TCI Music and it is not anticipated that cash dividends will be paid on TCI Music Common Stock in the foreseeable future.

     Share Distributions. If at any time a distribution paid in TCI Music Series A Common Stock or TCI Music Series B Common Stock or any other securities of TCI Music or of any other corporation, partnership, limited liability company, trust or other legal entity ("Person") (hereinafter sometimes called a "share distribution") is to be made with respect to the TCI Music Series A Common Stock or TCI Music Series B Common Stock, such share distribution will be declared and paid only as follows:

     (a) a share distribution consisting of shares of TCI Music Series A Common Stock (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase shares of TCI Music Series A Common Stock) to holders of TCI Music Series A Common Stock and TCI Music Series B Common Stock, on an equal per share basis; or consisting of shares of TCI Music Series B Common Stock (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase shares of TCI Music Series B Common Stock) to holders of TCI Music Series A Common Stock and TCI Music Series B Common Stock, on an equal per share basis; or consisting of shares of TCI Music Series A Common Stock (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase shares of TCI Music Series A Common Stock) to holders of TCI Music Series A Common Stock and, on an equal per share basis, shares of TCI Music Series B Common Stock (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase shares of TCI Music Series B Common Stock) to holders of TCI Music Series B Common Stock; or

     (b) a share distribution consisting of shares of any class or series of security of TCI Music or any other Person other than TCI Music Series A Common Stock or TCI Music Series B Common Stock (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase shares of TCI Music Series A Common Stock or TCI Music Series B Common Stock), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of TCI Music Series A Common Stock and TCI Music Series B Common Stock or on the basis of a distribution of one class or series of securities to holders of TCI Music Series A Common Stock and another class or series of securities to holders of TCI Music Series B Common Stock, provided that the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible, or for which they are exchangeable, or which the distributed securities evidence the right to purchase) do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with holders of shares of TCI Music Series B Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights and related differences in designation, conversion and share distribution provisions between TCI Music Series A Common Stock and TCI Music Series B Common Stock), provided that if the securities so distributed constitute capital stock of a Subsidiary of TCI Music, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion and share distribution provisions between TCI Music Series A Common Stock and TCI Music Series B Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

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

     The term "Convertible Securities" is defined in the TCI Music Charter as any securities of TCI Music (other than any series of TCI Music Common Stock) that are convertible into, exchangeable for or evidence the right to purchase any shares of any series of TCI Music Common Stock, whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise. As used in the TCI Music Charter, the term "Subsidiary" means, when used with respect to any Person, (i) a corporation in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, owns capital stock having a majority of the voting power of such corporation's capital stock to elect directors under ordinary circumstances, and (ii) any other Person (other than a corporation) in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, has (x) a majority ownership interest or
(y) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person. The TCI Music Charter provides that TCI Music shall not reclassify, subdivide or combine the TCI Music Series A Common Stock without reclassifying, subdividing or combining the TCI Music Series B Common Stock, on an equal per share basis, and TCI Music shall not reclassify, subdivide or combine TCI Music Series B Common Stock without reclassifying, subdividing or combining the Series A Common Stock, on an equal per share basis.

     Liquidation Rights. In the event of a liquidation, dissolution or winding up of TCI Music, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of TCI Music and subject to the preferential rights, if any, of holders of any then outstanding shares of any series of TCI Music Preferred Stock, holders of shares of TCI Music Series A Common Stock and holders of shares of TCI Music Series B Common Stock would be entitled to share ratably in all assets of TCI Music available for distribution to holders of TCI Music Common Stock. Neither a consolidation, merger, nor sale of assets will be construed to be a "liquidation," "dissolution" or "winding up" of TCI Music.

     No Preemptive Rights. Holders of TCI Music Common Stock have no preemptive rights to subscribe for or purchase additional shares of capital stock or other obligations or securities convertible into or exercisable for shares of capital stock that may hereafter be issued by TCI Music.

     The National Association of Security Dealers, Inc. has approved the TCI Music Series A Common Stock for inclusion for trading on its SmallCap Market upon consummation of the Merger, subject to the condition that the TCI Music Series A Common Stock trade at a price of $3.00 or more per share for the first five trading days after the Merger. The Bank of New York has agreed to be the transfer agent for each class of TCI Music Common Stock.

TCI MUSIC PREFERRED STOCK

     TCI Music is authorized to issue up to 5,000,000 shares of preferred stock, par value $.01 per share ("TCI Music Preferred Stock"). As of the date of this Proxy Statement/Prospectus no shares of TCI Music Preferred Stock have been issued.

     The TCI Music Preferred Stock may be divided and issued in one or more series from time to time as determined by the TCI Music Board, without further stockholder approval. The TCI Music Board is authorized to establish, by resolution, the number of shares of each series, the powers, designations, preferences and relative, participating, optional or other rights of each such series, and the qualifications, limitations, or restrictions thereof. All shares of any one series of TCI Music Preferred Stock are required to be alike in every particular. Except to the extent otherwise provided in the resolution or resolutions providing for the issue of any series of TCI Music Preferred Stock, the holders of shares of such series will have no voting rights except as may be required by Delaware law. At the date of this Information Statement, the TCI Music Board has not authorized the issuance of any shares of TCI Music Preferred Stock and TCI Music has no current plans for the issuance of any shares of TCI Music Preferred Stock.

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

                       COMPARISON OF STOCKHOLDERS' RIGHTS

     DMX and TCI Music are each incorporated in Delaware, and the rights of their respective stockholders are governed by the laws of the State of Delaware and the DMX Charter and DMX Bylaws and the TCI Music Charter and TCI Music Bylaws, respectively. Upon consummation of the Merger, stockholders of DMX will become stockholders of TCI Music, which will result in their rights as stockholders continuing to be governed by Delaware law and also being governed by the TCI Music Charter and TCI Music Bylaws. Although it is impracticable to describe all of the differences between the DMX Charter and DMX Bylaws and the TCI Music Charter and TCI Music Bylaws, the following is a summary of certain significant differences between the rights of holders of DMX Common Stock and those of holders of TCI Music Common Stock. The following summary of the TCI Music Charter and the TCI Music Bylaws is qualified in its entirety by reference to such documents, which have been filed as exhibits to the Registration Statement. See "AVAILABLE INFORMATION."

AUTHORIZED CAPITAL STOCK

     DMX. DMX's authorized capitalization consists of 100,000,000 shares of DMX Common Stock.

     TCI Music. TCI Music's authorized capitalization consists of a total of 495,000,000 shares of Common Stock, 295,000,000 of which are TCI Music Series A Common Stock and 200,000,000 of which are TCI Music Series B Common Stock, and 5,000,000 shares of preferred stock, $0.01 par value per share.

VOTING

     DMX. Each share of DMX Common Stock entitles the holder to one vote on each matter presented to stockholders for vote. The DMX Bylaws provide that the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote (the "DMX Voting Stock") shall constitute a quorum.

     TCI Music. Each share of TCI Music Series B Common Stock entitles the holder to ten votes and each share of TCI Music Series A Common Stock entitles the holder to one vote on each matter presented to stockholders. Except as required by the DGCL, the holders of TCI Music Series A Common Stock and TCI Music Series B Common Stock vote together as a single class. The TCI Music Bylaws provide that, subject to the rights of the holders of any class or series of TCI Music preferred stock and except as otherwise provided by law or in the TCI Music Charter, the presence, in person or by proxy, of the holders of a majority of the total voting power of the outstanding shares of capital stock of TCI Music entitled to vote at the meeting (the "TCI Music Voting Stock") is necessary to constitute a quorum at such meeting for the transaction of any business.

SPECIAL MEETING OF STOCKHOLDERS

     DMX. The DMX Charter and Bylaws provide that, subject to the rights of the holders of any series of preferred stock of DMX, a special meeting may be called only by the DMX Board pursuant to a resolution approved by a majority of the entire DMX Board.

     TCI Music. The TCI Music Charter and TCI Music Bylaws provide that a special meeting of stockholders shall be held at any time, subject to the rights of the holders of any series of TCI Music preferred stock, upon the call of the Secretary of TCI Music (a) upon the written request of the holders of not less than 662/3% of the total voting power of the TCI Music Voting Stock or (ii) at the request of at least 75% of the members of the TCI Music Board of Directors then in office.

DIRECTORS

     DMX. The DMX Charter and Bylaws provide that the DMX Board shall consist of not less than three directors, divided into three classes of approximately equal size, with each class to be elected for a three-year term at each annual meeting of stockholders. The number of directors shall be determined from time to time by the vote of a majority of the entire DMX Board, provided that no decrease in the number of directors shall

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

shorten the term of any incumbent director. The DMX Board is currently comprised of seven directors. Stockholders of DMX do not have cumulative voting rights.

     TCI Music. The TCI Music Charter provides for a Board of Directors of not less than three members, divided into three classes of approximately equal size, with each class to be elected for a three-year term at each annual meeting of stockholders. The TCI Music Charter provides that the exact number of directors shall be fixed by the Board of Directors by resolution. The TCI Music Bylaws provide that the Board of Directors, by resolution adopted by the affirmative vote of at least 75% of the members of the Board of Directors then in office, may increase or decrease the number of directors, provided that any decrease in the number of directors shall not shorten the term of any incumbent director. The current number of directors comprising the TCI Music Board of Directors is seven. Stockholders of TCI Music do not have cumulative voting rights.

REMOVAL OF DIRECTORS

     DMX. The DMX Charter provides that, except as otherwise provided by the terms of any securities of DMX, directors may only be removed for cause by the affirmative vote of the holders of 66 2/3% of the then outstanding shares of DMX Common Stock. The DMX Charter defines "cause" as the willful and continuous failure of a director to substantially perform such director's duties to DMX (other than any such failure resulting from incapacity because of physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to DMX. The DMX Bylaws provide that the vacancy caused by any such removal may be filled by the stockholders at the meeting at which such removal takes place or pursuant to the procedure for filling vacancies on the Board of Directors. See "-- Vacancies on the Board of Directors."

     TCI Music. The TCI Music Charter provides that, subject to the rights of the holders of any series of TCI Music preferred stock, directors may be removed only for cause upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding shares of TCI Music Voting Stock, voting together as a single class. The TCI Music Charter provides that "cause" for removal exists if: (i) the director whose removal is proposed has been convicted, or has been granted immunity to testify where another has been convicted, of a felony, by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetence directly affects his ability as a director, as determined by at least 66 2/3% of the members of the TCI Music Board of Directors then in office (other than such director); or (iii) such director's actions or failure to act have been determined by 66 2/3% of the members of the TCI Music Board of Directors then in office (other than such director) to be in derogation of such director's duties.

VACANCIES ON THE BOARD OF DIRECTORS

     DMX. The DMX Charter provides that, except as otherwise provided by the terms of any securities of DMX, newly created directorships resulting from any increase in the number of directors may be filled by the DMX Board, and any vacancies on the DMX Board resulting from death, resignation, removal or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office even though less than a quorum of the DMX Board, or by a sole remaining director.

     TCI Music. The TCI Music Charter provides that any newly created directorship resulting from an increase in the number of directors and any vacancies on the TCI Music Board of Directors caused by death, resignation, removal, disqualification or other cause, may be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. Such directors will serve for the remainder of the full term of the class for which such director was chosen and until his successor shall have been elected and qualified.

ANTI-TAKEOVER STATUTE; MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

     Anti-Takeover Statute. DGCL Section 203, in general, prohibits certain forms of "business combinations" with an "interested stockholder" within three years of the date such person became an "interested

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

stockholder," unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by officers, directors and by certain employee stock plans, or (iii) on or after such date, the business combination is approved by the board of directors and authorized at a stockholders' meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     An "interested stockholder" of a corporation is defined, subject to certain exceptions, as any person or entity (and any affiliate or associate of such person or entity) that (i) is the owner (as defined in Section 203) of 15% or more of the outstanding voting stock of the corporation; or (ii) is an affiliate or associate of the corporation and, at any time within the three-year period immediately prior to the date of determination, was the owner of 15% or more of the outstanding shares of voting stock of the corporation. The term "business combination" is defined to include, among other transactions between the interested stockholder and the corporation or any direct or indirect majority-owned subsidiary thereof: a merger or consolidation; a sale, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would increase the interested stockholder's proportionate share ownership of the stock of any series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary. The term "owner" is broadly defined to include any person that individually or with or through his or its affiliates or associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote or direct the vote of such stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock.

     Section 203 applies automatically to Delaware corporations (other than corporations which do not have a class of voting stock that is listed on a national securities exchange, authorized for quotation with a registered national securities association, or held of record by more than 2,000 stockholders) unless the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or the corporation has "opted out" of coverage under Section 203 by amending its certificate of incorporation or bylaws to that effect in accordance with Section
203. A Delaware corporation which is not automatically covered by Section 203 may, however, "opt in" to such coverage by including in its original certificate of incorporation or any amendment thereto a provision in which the corporation elects to be governed by Section 203.

     DMX. Section 203 of the DGCL automatically applies to DMX since it has a class of voting stock that is authorized for quotation with a registered national securities association. Even if Section 203 did not apply to DMX, the DMX Charter incorporates by reference all of the provisions of DGCL Section 203 except for the provisions that exclude certain corporations from its coverage. In addition, Article VI of the DMX Charter requires a "Business Combination" with an "Interested Stockholder" to be approved by the holders of 80% of the combined voting power of the then outstanding shares of DMX Voting Stock and the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of DMX Voting Stock held by persons other than the Interested Stockholder or any Affiliate or Associate (both as defined in Article VI) of the Interested Stockholder, unless certain conditions specified in Article VI are met.

     For purposes of Article VI, an "Interested Stockholder" is defined as any person (other than DMX or a subsidiary or certain of their employee benefit plans) who is (a) the beneficial owner (as defined below), directly or indirectly, of 15% or more of the then outstanding shares of DMX Common Stock or
(b) an Affiliate of DMX and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 15% or more of the then outstanding shares of DMX Common Stock, or (c) an assignee

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

of, or has otherwise succeeded to, any shares of DMX Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by a person described in (a) or (b) above (other than shares acquired through a public offering).

     For purposes of Article VI, a "Business Combination" is defined as any of the following: (a) a merger or consolidation of DMX with an Interested Stockholder or any corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or an Associate of an Interested Stockholder; (b) the sale or other disposition (in one transaction or a series of transactions) to or with an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder of all or substantially all the assets of DMX or the assets of its subsidiaries representing more than 75% of the total value of DMX's consolidated subsidiaries; (c) the sale or other disposition (in one transaction or a series of transactions) of assets of DMX or any of its subsidiaries having an aggregate Fair Market Value (as defined in Article VI) of $10 million or more, but less than the amount specified in clause (b) above, if an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder is a party to the transaction, and any merger or consolidation of any of DMX's subsidiaries having assets with a Fair Market Value of $10 million or more with an Interested Stockholder or any corporation which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; (d) the issuance or transfer (in one transaction or a series of transactions) of any securities of DMX or of any of its subsidiaries to an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or combination thereof) having an aggregate Fair Market Value of $10 million or more; (e) the adoption of any plan or proposal for the liquidation or dissolution of DMX proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder; and (f) any reclassification of securities or recapitalization or merger or consolidation of DMX with any of its subsidiaries or any other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of stock or stock convertible into stock of DMX or any of its subsidiaries that is beneficially owned by an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder.

     The term "beneficial owner" is defined as any person that individually or with or through his or its Affiliates or Associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote or direct the vote of such stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock.

     The supermajority voting requirements described above do not apply to any transaction otherwise meeting the definition of a Business Combination if each of the following applicable provisions are met: (i) the transaction was approved by a majority of the Disinterested Directors (as defined below) and the Interested Stockholder involved in such Business Combination had acquired the status of an Interested Stockholder in a manner substantially consistent with an agreement or memorandum of understanding approved by the Board of Directors prior to the time such Interested Stockholder acquired such status and the Interested Stockholder has complied with all requirements imposed by such agreement or memorandum of understanding; (ii) the Business Combination (other than a sale or merger described in clause (c) and a liquidation or dissolution of DMX described in clause (e) of the definition of Business Combination) was approved by a majority of the Disinterested Directors; or (iii) the Business Combination meets the fair price and procedural requirements described below. A "Disinterested Director" is defined as any member of DMX's Board of Directors who is not affiliated with and not a nominee of an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder and was a director of DMX prior to the time such Interested Stockholder became an Interested Stockholder and any director who is a successor to a Disinterested Director, who is unaffiliated with and not a nominee of, an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder, and who was recommended for election or elected to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board.

     A Business Combination complies with the "fair price" provisions of Article VI if, among other things, the aggregate of (a) the consideration to be received per share by holders of DMX Common Stock in the

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

Business Combination equals or exceeds the highest of (i) the highest per share price paid by the Interested Stockholder or any of its Affiliates or Associates in acquiring any shares of DMX Common Stock during the two years immediately prior to the date of the first public announcement of the proposed Business Combination or in any transaction in which the Interested Stockholder became an Interested Stockholder (whichever is higher) or (ii) the Fair Market Value per share of DMX Common Stock on the date of the first public announcement of the proposed Business Combination or the first date on which the Interested Stockholder became an Interested Stockholder (whichever is higher). Comparable "fair price" requirements apply to the price to be paid for shares of other classes or series of DMX's capital stock. The consideration to be received by holders of a particular class (or series) of capital stock in the Business Combination must also be either cash or the same type of consideration used by the Interested Stockholder and its Affiliates and Associates in acquiring the largest portion of their interest in such class (or series) of capital stock.

     A Business Combination complies with the "procedural" requirements of
Article VI if, between the time that the Interested Stockholder became an Interested Stockholder and the date of the proposed Business Combination, (i) DMX has not failed to declare and pay the full amount of dividends on any DMX preferred stock and shall not have reduced the annual rate of dividends paid on DMX Common Stock, unless such failure or reduction was approved by a majority of the Disinterested Directors, (ii) the Interested Stockholder has not become the direct or indirect beneficial owner of any additional shares of Voting Stock, except as part of the transaction pursuant to which the Interested Stockholder became an Interested Stockholder, (iii) the Interested Stockholder has not received, at any time after the Interested Stockholder became an Interested Stockholder, whether in connection with the Business Combination or otherwise, the benefit of any loans, advances, guarantees, pledges or other financial assistance provided by DMX, and (iv) if applicable, a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act or the proxy rules promulgated under the Exchange Act or any replacement legislation has been mailed to all of DMX's stockholders at least 30 days prior to the consummation of the Business Combination, whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or any such replacement legislation.

     Article VI is intended to reduce the risk of certain types of "two-tiered" acquisitions in which a person or entity could acquire a substantial block of DMX's capital stock and then proceed to effect a Business Combination with DMX in which the consideration paid to the remaining stockholders is lower than the price per share paid to acquire the initial block or is paid in the form of debt or other less desirable forms of consideration rather than the form of consideration used to purchase the initial block. Both Section 203 of the DGCL and Article VI may, however, render more difficult or discourage a takeover of DMX, whether or not such action might be deemed desirable by a majority of DMX's stockholders.

     The DMX Board has approved, in accordance with the applicable requirements of Section 203 of the DGCL, certain transactions, including the TCI-E Merger, between TCI and its respective affiliates and associates and DMX, which transactions may have resulted in TCI becoming an interested stockholder of DMX, within the meaning of Section 203 of the DGCL and an "Interested Stockholder," within the meaning of Article VI. See "THE MERGER -- Background of the Merger." Because such transactions were approved by a majority of the Disinterested Directors, no supermajority vote is required under either Section 203 or Article VI in connection with the Merger. See "THE SPECIAL MEETING -- Voting Rights; Votes Required for Approval."

     TCI Music. Section 203 will apply to TCI Music, since the TCI Music Charter does not contain any provision "opting out" of the application of DGCL
Section 203. As a result, the provisions of Section 203 will remain applicable to transactions between TCI Music and any of its respective "interested stockholders."

     The TCI Music Charter requires, subject to the rights, if any, of any series of preferred stock of TCI Music, the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of TCI Music Voting Stock, voting together as a single class, to approve (i) a merger or consolidation of TCI Music with, or into, another corporation, other than a merger or consolidation which does not require the consent of stockholders under the DGCL or a merger or consolidation which has been approved by at least 75% of the members of the TCI Music Board (in which case, in accordance with the

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

DGCL, the affirmative vote of a majority of the total voting power of the outstanding TCI Music Voting Stock would be required for approval), (ii) the sale, lease or exchange of all or substantially all of the property and assets of TCI Music or (iii) the dissolution of TCI Music.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     DMX. The DMX Charter provides that the DMX Charter may be amended, altered or repealed in any manner prescribed by statute, except that the amendment, alteration or repeal of, or adoption of any provision inconsistent with, Articles V (Composition of Board of Directors and Stockholder Meetings), VI (Procedures for Certain Business Transactions), VII (Additional Statutory Procedures for Business Combinations with Interested Stockholders), X (Right to Amend Certificate of Incorporation) or XI (Definitions) of the DMX Charter may only be effected upon the affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of DMX Common Stock.

     TCI Music. The TCI Music Charter requires the affirmative vote of 66 2/3% of the total voting power of the outstanding shares of TCI Music Voting Stock, voting together as a single class, to approve any amendment, alteration or repeal of any provision of the TCI Music Charter or the addition or insertion of other provisions therein.

AMENDMENTS TO BYLAWS

     DMX. The DMX Bylaws provide that they may be amended, altered or repealed, and new Bylaws may be adopted, from time to time by the affirmative vote of a majority of the entire Board of Directors as then constituted, provided that at the next stockholders' meeting after such amendment, alteration, repeal or adoption, the stockholders may, by a majority vote of those present and entitled to vote, alter or repeal any newly adopted Bylaws or restore to their original status any altered or repealed Bylaws. The notice to stockholders of such meeting shall include notice that the stockholders will be called on to ratify any action taken by the Board of Directors with regard to the Bylaws.

     TCI Music. The TCI Music Charter and TCI Music Bylaws require (a) the affirmative vote of 66 2/3% of the total voting power of the outstanding TCI Music Voting Stock, voting together as a single class, or (b) the affirmative vote of not less than 75% of the members of the TCI Music Board of Directors then in office, to approve the adoption, amendment or repeal of any provisions of the TCI Music Bylaws.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     Under Delaware law, a corporation may include in its certificate of incorporation a provision that would, subject to the limitations described below, eliminate or limit the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith there which involve intentional misconduct or no violation of law, or (iii) resulting in the receipt by such person of an improper personal benefit.

     The DMX Charter and the TCI Music Charter each contain a provision that limits a director's liability to the full extent permitted by Delaware law, as discussed above.

PREFERRED STOCK

     Neither DMX nor TCI Music have any outstanding preferred stock.

                                APPRAISAL RIGHTS

     Any stockholder of record of DMX who objects to the Merger may, as an alternative to receiving the Merger Consideration, demand appraisal of his or her DMX Common Stock pursuant to Section 262 of the DGCL ("Section 262") (a copy of which is included as Appendix III hereto) by demanding in writing that, in lieu of the Merger Consideration, he or she be paid in cash the fair value of his or her DMX Common Stock.

     Any stockholder contemplating the exercise of such right to demand appraisal should carefully review Section 262, particularly the procedural steps required to perfect the right of appraisal. A stockholder who fails to comply with these procedural requirements may lose his or her right of appraisal. A DMX stockholder who loses his or her right of appraisal will receive the Merger Consideration for his or her DMX Common Stock.

     Set forth below, to be read in conjunction with the full text of Section 262 included as Appendix III hereto, is a summary of the procedures relating to the exercise of a right of appraisal. The following summary does not purport to be complete and is qualified in its entirety by reference to Appendix III. For purposes of the following summary, references to the "Company" in this section only mean DMX before the Merger and the Surviving Corporation after the Merger.

     A stockholder of record who desires to exercise his or her appraisal rights under Section 262 must satisfy all of the following conditions. A written demand for appraisal of his or her common stock must be delivered to the Company before the taking of the vote on the Merger Agreement. The demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that he or she intends thereby to demand appraisal of his or her DMX Common Stock. This demand must be in addition to and separate from any proxy or vote against the Merger Agreement. Voting against or failing to vote on the Merger Agreement will not constitute a demand for appraisal under Section 262. A demand for appraisal may be made only by or for a stockholder of record. Beneficial owners whose shares are held of record by another, such as a nominee, broker or depositary, must have the appraisal demand made by or for the holder of record.

     Stockholders electing to exercise their appraisal rights under Section 262 must not vote for adoption of the Merger Agreement. If a stockholder returns a signed proxy but does not specify a vote against adoption of the Merger Agreement or a direction to abstain, the proxy will be voted for adoption of the Merger Agreement, which will have the effect of waiving that stockholder's appraisal rights.

     Within 10 days after the Effective Time, the Surviving Corporation (as successor to DMX following the Merger) will notify each former stockholder of DMX who has made such a written demand for appraisal and who has not voted in favor of the Merger of the date that the Merger became effective.

     Within 120 days after the Effective Time, any stockholder who has satisfied the requirements of Section 262 may deliver to the Company a written demand for a statement listing the aggregate number of shares of DMX Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The Company must then mail the statement to the stockholder before the later of (i) 10 days after such stockholder's written demand for such statement is received by the Company or (ii) 10 days after the Special Meeting.

     Within 120 days after the Effective Time, the Company or any stockholder who has complied with Section 262 and who is otherwise entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the DMX Common Stock of all such stockholders. The Company does not intend to file such a petition.

     Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the Company which shall, within 20 days after such service, file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list of the names and addresses of all stockholders who have demanded payment for their DMX Common Stock and who have not reached agreement with the Company as to the value of their shares. If the petition is filed by the Company, it shall be accompanied by such list. The Delaware Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Company and to the stockholders shown on the

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

list at the addresses therein stated. Notice shall also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in such publication as the Court deems advisable. The Court must approve the forms of the notices by mail and by publication, and the Company will bear the cost of the notice.

     After determining the stockholders entitled to an appraisal, the Court shall appraise the DMX Common Stock, determining its fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, and the Court shall direct the payment of the appraised value of the DMX Common Stock together with interest, if any, by the Company to the stockholders entitled thereto upon surrender to the Company of the certificates representing such DMX Common Stock. The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceedings, including without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all such DMX Common Stock entitled to an appraisal. Absent such a determination or assessment, each party bears its own expense.

     Stockholders considering seeking appraisal should bear in mind that the fair value of their DMX Common Stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would receive pursuant to the Merger Agreement if they do not seek appraisal of their stock, and that investment banking opinions as to fairness are not necessarily opinions as to fair value under Section 262.

     Notwithstanding the foregoing, if no petition has been filed with the Delaware Court of Chancery within 120 days after the Effective Time, then the right of appraisal shall cease. Further, if any stockholder delivers to the Company a written withdrawal of his demand for appraisal, which withdrawal may be made without the consent of the Company at any time prior to the 60th day after the Effective Time or with the consent of the Company after such period, then the right of appraisal shall cease as to such stockholder. Any former DMX stockholder who withdraws or loses his or her right of appraisal after the Effective Time will receive the Merger Consideration. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     The statements made in this summary are qualified in their entirety by reference to Section 262 of the DGCL. The provisions of Section 262 of the DGCL are technical in nature and complex. IT IS SUGGESTED THAT ANY HOLDER OF DMX COMMON STOCK WHO DESIRES TO AVAIL HIMSELF OR HERSELF OF HIS OR HER RIGHT TO DISSENT CONSULT HIS OR HER COUNSEL BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF SECTION 262 MAY DEFEAT DISSENTERS' RIGHTS.

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

                            MANAGEMENT OF TCI MUSIC

DIRECTORS AND EXECUTIVE OFFICERS

     Information regarding each person who is a director or executive officer of TCI Music is set forth below.

NAME                                                 AGE   POSITION
----                                                 ---   --------
Leo J. Hindery, Jr.................................  49    Chairman of the Board
Robert R. Bennett..................................  39    Director and Acting Chief Financial
                                                             Officer
Donne F. Fisher....................................  58    Director
Peter M. Kern......................................  29    Director
J.C. Sparkman......................................  64    Director
David B. Koff......................................  38    Director, President and Chief Executive
                                                             Officer
Lon A. Troxel......................................  49    Director
Stephen M. Brett...................................  56    Vice President, General Counsel and
                                                             Secretary

     Leo J. Hindery, Jr. was appointed Chairman of the Board of TCI Music effective January 1997. He was appointed as a director of TCI in May 1997 and President and Chief Operating Officer of TCI effective March 1, 1997 and was appointed Director and President of TCIC in March 1997. Since 1988 has been the managing general partner of the general partner of InterMedia Partners and its affiliated entities. InterMedia Partners is a multi-system cable television operator. Mr. Hindery is a director of DMX.

     Robert R. Bennett was appointed a director of TCI Music effective January 1997 and acting Chief Financial Officer in June 1997. He has been an Executive Vice President of TCI and President, Chief Executive Officer and a director of Liberty since April 1997. From June 1995 through March 1997, he was Executive Vice President, Chief Financial Officer, Secretary, Treasurer and a director of Liberty. He was Senior Vice President of Liberty from September 1991 to June 1995 and Vice President of TCIC from 1990 through March 1991 while also holding the titles of Treasurer, Secretary and Chief Financial Officer of Liberty. Mr. Bennett also serves as a director of BET Holdings, Inc., a Delaware corporation, which is engaged in the distribution of certain programming.

     Peter M. Kern was appointed a director of TCI Music effective January 1997. Mr. Kern has served as President of Gemini Associates LLC, a firm that provides strategic advisory services primarily to media companies, since April 1996. From December 1993 to January 1996 he served as Senior Vice President of Strategic Development and Corporate Finance of Home Shopping Network, Inc. and served as its Vice President of Strategic Development and Assistant to the CEO from March 1993 to December 1993. Prior to joining Home Shopping Network, Inc., he served as Vice President of Corporate Finance and Strategic Development for Whittle Communications, L.P. and worked at the New York investment banking firm, Bear, Stearns & Co., Inc.

     Donne F. Fisher was appointed a director of TCI Music effective January 1997. He has served as a director of TCI since 1994 and a director of TCIC since 1980. Mr. Fisher was Executive Vice President and Treasurer of TCI from January 1994 until January 1, 1996; served as Executive Vice President of TCIC from December 1991 to October 1994; and was previously Senior Vice President of TCIC since 1982 and Treasurer since 1970. Since January 1, 1996 he has provided consulting services to TCI. Mr. Fisher also serves as a director of DMX, General Communication, Inc. and United Video Satellite Group Inc.

     J.C. Sparkman was appointed a director of TCI Music effective May 1997. He has been a director of TCI since December 1996. He served as Executive Vice President of TCI from January 1994 through March 1995. Mr. Sparkman retired in March of 1995 and has provided consulting services to TCI since March 1995. He served as Executive Vice President of TCIC from 1987 to October 1995. He also serves as a director of Shaw Communications, Inc., DMX Inc. and United Video Satellite Group, Inc.

     David B. Koff was appointed a director, President and Chief Executive Officer of TCI Music effective May 1997. He has been Vice President -- Corporate Development of Liberty since August 1994. From March 1993 to August 1994, he was special counsel to Liberty. From August 1992 to March 1993, he was special counsel at Brownstein Hyatt Farber & Strickland in Denver. Prior to that, Mr. Koff was an associate in the Los Angeles office of Latham & Watkins.


     Lon A. Troxel was appointed a director of TCI Music effective May 1997. He was appointed Chief Operating Officer of DMX in April 1997 and served as Executive Vice President, Commercial Division from April 1994 to April 1997. Mr. Troxel served as Vice President, U.S./Canada Dealer Sales of AEI Music Networks, Inc. during 1991 and as Chief Executive Officer and President of Protection One Alarm Services from May 1988 to October 1990. Mr. Troxel will be appointed President and Chief Executive Officer of DMX upon consummation of the Merger.


     Stephen M. Brett was appointed Vice President, General Counsel and Secretary of TCI Music in January 1997. Mr. Brett has served as Executive Vice President and Secretary of TCI since January 27, 1994 and as Senior Vice President and General Counsel of TCIC since December of 1991. From August of 1988 through December of 1991, Mr. Brett was Executive Vice President -- Legal and Secretary of United Artist Entertainment Company and its predecessor, United Artists Communications, Inc.

BOARD COMPOSITION

     The TCI Music Charter provides for a classified Board of Directors consisting of not less than three members, with the exact number of directors to be fixed by resolution of the TCI Music Board from time to time. The TCI Music Board currently consists of seven members.

     Members of the TCI Music Board are elected to staggered three-year terms, with approximately one-third elected annually. Mr. Fisher, Mr. Sparkman and Mr. Troxel are the Class I Directors whose terms expire in 1998, Mr. Kern and Mr. Bennett are the Class II Directors whose terms expire in 1999 and Mr. Koff and Mr. Hindery are the Class III Directors whose terms expire in 2000. Executive officers of TCI Music are appointed by and serve at the discretion of the TCI Music Board. There are no family relations, of first cousin or closer, among the above named individuals, by blood, marriage or adoption.

COMMITTEES OF THE BOARD

     In compliance with the Nasdaq Stock Market corporate governance standards, the TCI Music Board has established an Audit Committee comprised of three directors, Mr. Bennett, Mr. Kern and Mr. Fisher. The duties of the Audit Committee will include, but are not limited to, conducting reviews of potential conflicts of interest situations where appropriate. No other committees of the TCI Music Board have been established.

COMPENSATION OF DIRECTORS

     Members of the TCI Music Board who are also full-time employees of TCI Music or TCI, or any of its respective subsidiaries, will not receive any additional compensation for their services as directors. TCI Music has not established any fees for Directors who are not full-time employees of TCI or any of its subsidiaries. All members of the TCI Music Board will be reimbursed for expenses incurred to attend any meetings of the TCI Music Board or committee thereof.

COMPENSATION OF EXECUTIVE OFFICERS


     TCI Music was formed on January 21, 1997 and has conducted no significant activities other than those incident to its formation, the Contribution Agreement, the Merger Agreement, and the preparation of this Proxy Statement/Prospectus. All of the executive officers of TCI Music are currently employees of TCI or its affiliates. TCI Music has no current arrangements with such persons to provide compensation in connection with their services as executive officers of TCI Music.


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

THE TCI MUSIC, INC. 1997 STOCK INCENTIVE PLAN

     General. It is expected that, on or before the Effective Time, the TCI Music Board will adopt, and TCI, as the sole stockholder of TCI Music prior to the Merger, will approve, the TCI Music, Inc. 1997 Stock Incentive Plan (the "1997 Plan"). The 1997 Plan will provide for awards to be made in respect of a maximum of 4,000,000 shares of TCI Music Series A Common Stock (subject to certain anti-dilution adjustments). Awards may be made as grants of stock options ("Options"), stock appreciation rights ("SARs"), restricted shares ("Restricted Shares"), Stock Units (as defined below), performance awards ("Performance Awards") or any combination thereof (collectively, "Awards"). Awards may be made to employees and to consultants and advisors to TCI Music who are not employees. No Rights can be issued in connection with any Awards under the 1997 Plan. Shares of TCI Music Series A Common Stock that are subject to Awards that expire, terminate or are annulled for any reason without having been exercised (or deemed exercised, by virtue of the exercise of a related SAR), or are forfeited prior to becoming vested, will return to the pool of such shares available for grant under the 1997 Plan.

     The 1997 Plan will be administered by the Compensation Committee of the TCI Music Board, or such other committee as the TCI Music Board may in the future appoint, which shall comprise of at least two persons (the "Committee"). Each member of the Committee will be a member of the TCI Music Board who is not a current employee of TCI Music and is not otherwise disqualified from being (A) a "non-employee director" with respect to TCI Music for purposes of Rule 16b-3 under the Exchange Act (or any successor rule) or (B) an "outside director" with respect to TCI Music for purposes of Section 162(m) of the Code (or any successor statute) and the rules and regulations of the Treasury Department promulgated thereunder.

     The Committee will have broad discretion in administering the 1997 Plan, and is authorized, subject only to the express provisions of the 1997 Plan, to determine the eligible persons to whom Awards may be made, to determine the terms and conditions (which need not be identical) of each Award (including the timing of the grant, the type of Award granted, the pricing and the amount of the Award and terms related to vesting, exercisability, forfeiture and termination), and to interpret the provisions of the 1997 Plan and each agreement relating to Awards granted under the 1997 Plan. The determinations of the Committee are final and binding upon all participants.

     Stock Options. Options granted pursuant to the 1997 Plan may be either incentive stock options ("Incentive Options") within the meaning of Section 422 of the Code, or nonqualified stock options ("Nonqualified Options"), which do not qualify under Section 422. The Committee is authorized to determine whether an Option is an Incentive Option or a Nonqualified Option.

     The exercise price of all Options granted under the 1997 Plan will be fixed by the Committee, and may be more than, less than or equal to the fair market value of the TCI Music Series A Common Stock on the date the Option is granted. However, TCI Music does not have any current intention to grant Options with an exercise price less than the fair market value of the TCI Music Series A Common Stock on the date of grant.

     Subject to the provisions of the 1997 Plan relating to death, retirement and termination of employment, the term of each Option will be fixed by the Committee at the time of grant. Options may be exercised in whole or in part at any time or only after a period of time or in installments, as determined by the Committee at the time of grant, and the exercisability of Options may be accelerated by the Committee.

     An Option shall be exercised by written notice to the Committee upon the terms set forth in the agreement relating thereto and in accordance with such other procedures as the Committee may establish.

     The method of payment of the exercise price of an Option will be determined by the Committee and may consist of cash, a check, a promissory note, the surrender of already owned shares of TCI Music Series A Common Stock or TCI Music Series B Common Stock, the withholding of shares of TCI Music Series A Common Stock issuable upon exercise of such Option, delivery of a properly executed exercise notice and irrevocable instructions to a broker to deliver promptly to TCI Music the amount of sale or loan proceeds required to pay the exercise price, any combination of the foregoing methods of payment or such other consideration and method of payment as may be permitted for the issuance of shares under Delaware law, subject, in the case of any permitted method of payment other than cash, to such conditions as the Committee deems appropriate. By way of example, if a holder is permitted to elect to pay such exercise price by the withholding of shares of TCI Music Series A Common Stock, the Committee may reserve the discretion to approve or disapprove such election.

     Stock Appreciation Rights. An SAR may be granted under the 1997 Plan to the holder of an Option (a "related Option") with respect to all or a portion of the shares of TCI Music Series A Common Stock subject to the related Option (a "Tandem SAR") or may be granted separately to an eligible participant (a "Free Standing SAR"). A Tandem SAR may be granted either concurrently with the grant of the related Option or, if the related Option is a Nonqualified Option, at any time thereafter and prior to the complete exercise, termination, expiration or cancellation of the related Option. A Tandem SAR will be exercisable only at the time and to the extent that the related Option is exercisable and may be subject to such additional limitations on exercisability as the Committee may determine. Upon exercise of a Tandem SAR, the related Option will be deemed to have been exercised to the extent of the number of shares of TCI Music Series A Common Stock with respect to which such Tandem SAR is exercised. Conversely, upon the exercise or termination of the related Option, the Tandem SAR will be canceled automatically to the extent of the number of shares of TCI Music Series A Common Stock with respect to which the related Option was so exercised or terminated. Free Standing SARs will be exercisable at the time, to the extent and upon the terms and conditions determined by the Committee and set forth in the agreement relating to the Award.

     The base price of a Tandem SAR will be the same as the exercise price of the related Option unless the Committee provides for a higher base price. The base price of a Free Standing SAR will not be less than the fair market value of the TCI Music Series A Common Stock on the date of grant of the Free Standing SAR. Upon exercise of an SAR, the holder will be entitled to receive from TCI Music, for each share of TCI Music Series A Common Stock with respect to which the SAR is exercised, an amount equal to the excess of the fair market value of a share of TCI Music Series A Common Stock on the date of exercise over the base price per share of such SAR. Such amount shall be paid in cash, shares of TCI Music Series A Common Stock (valued at their fair market value on the date of exercise of the SAR) or a combination thereof as specified in the agreement relating to the Award. Unless the Committee shall otherwise determine, to the extent a Free Standing SAR is exercisable, it will be exercised automatically for a cash settlement on its expiration date.

     The agreement relating to an Award of SARs may provide for a limit on the amount payable to a holder upon exercise of SARs at any time or in the aggregate, for a limit on the number of SARs that may be exercised by the holder in whole or in part for cash during any specified period, for a limit on the time periods during which a holder may exercise SARs and for such other limits on the rights of the holder and other terms and conditions as the Committee may determine.

     Restricted Shares. At the time of any Award of Restricted Shares, the Committee will designate a period of time which must elapse (the "Restriction Period") and may impose such other restrictions, terms and conditions that must be fulfilled, before the Restricted Shares will become vested. The Committee may determine that (a) Restricted Shares will be issued at the beginning of the Restriction Period, in which case, such shares will constitute issued and outstanding shares of TCI Music Series A Common Stock for all corporate purposes or (b) Restricted Shares will not be issued until the end of the Restriction Period, in which case the participant receiving the Award will have none of the rights of a stockholder with respect to the shares of TCI Music Series A Common Stock covered by such Award until such shares shall have been issued to such participant at the end of the Restriction Period. The participant will have the right to vote Restricted Shares issued at the beginning of the Restriction Period and to receive such dividends and other distributions as the Committee may, in its sole discretion, designate that are paid or distributed on such Restricted Shares, and generally to exercise all other rights as a holder of TCI Music Series A Common Stock, except that, until the end of the Restriction
Period: (i) such participant will not be entitled to take possession of the stock certificates representing the Restricted Shares; (ii) such participant may not sell, transfer or otherwise dispose of the Restricted Shares; and (iii) other than such dividends and other distributions as the Committee may designate, TCI Music will retain custody of all dividends and distributions made or declared with respect to the Restricted Shares ("Retained Distributions") and such Retained Distributions shall not bear interest or be segregated in a separate account. In the case of Restricted Shares issued at the end of the Restriction Period, the participant will be entitled to receive, to the extent specified by the Committee only, cash or property corresponding to all dividends and other distributions (or the economic equivalent thereof) that would have been paid, made or declared on such Restricted Shares had such shares been issued at the beginning of the Restriction Period (collectively, "Dividend Equivalents"), and such Dividend Equivalents will be paid as specified by the Committee in the applicable Award agreement. A breach of any restrictions, terms or conditions established by the Committee with respect to any award of Restricted Shares will cause a forfeiture of such Restricted Shares and any Retained Distributions (including any unpaid Dividend Equivalents) with respect thereto. The 1997 Plan also provides that the Committee may authorize awards of cash to a holder of Restricted Shares, payable at any time after the Restricted Shares become vested.

     Upon expiration of the applicable Restriction Period and the satisfaction of any other applicable conditions, all or part of the Restricted Shares and any Retained Distributions thereon (including any unpaid Dividend Equivalents) will become vested and all or part of any cash amount awarded will become payable. Any Restricted Shares and Retained Distributions thereon (including any unpaid Dividend Equivalents) which do not so vest will be forfeited.

     Stock Units. The 1997 Plan also authorizes the Committee to grant to eligible participants, either alone or in addition to Options, SARs and Restricted Shares, awards of TCI Music Series A Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, the value of the TCI Music Series A Common Stock ("Stock Units"). The Committee will determine all terms and conditions of such Awards, including any restrictions (including restrictions on transfer), deferral periods, or performance requirements. The provisions of any Award of Stock Units need not be the same with respect to each recipient and are subject to such rules as the Committee may establish at the time of grant.

     Performance Awards. Performance Awards consist of grants made to an eligible person subject to the attainment of one or more performance goals. A Performance Award will be paid, vested or otherwise deliverable solely upon the attainment of one or more pre-established, objective performance goals established by the Committee prior to the earlier of (i) 90 days after the commencement of the period of service to which the performance goals relate, and
(ii) the passage of 25% of the period of service, and in any event while the outcome is substantially uncertain. A performance goal may be based upon one or more business criteria that apply to the eligible person, one or more business units of TCI Music or TCI Music as a whole, and may include any of the following: revenue, net income, cash flow (as defined for such purpose by the Committee), stock price, market share, earnings per share, return on equity, return on assets or decrease in costs. Subject to the foregoing, the terms, conditions and limitations applicable to any Performance Award will be determined by the Compensation Committee.

     Effect of Termination of Employment. Under the terms of the 1997 Plan, if the employment of the holder of an Award (which for this purpose includes the engagement of the holder of an Award as a nonemployee consultant or advisor) terminates by reason of death or total disability, then, unless the agreement relating to such Award provides otherwise, (a) all outstanding Options and SARs granted in such Award will become immediately exercisable in full in respect of the aggregate number of shares covered thereby, (b) the Restriction Period for all Restricted Shares granted in such Award will be deemed to have expired and all such Restricted Shares, any related Retained Distributions and any unpaid Dividend Equivalents will become vested and any cash amounts payable pursuant to the related agreement will be adjusted in such manner as may be provided in such agreement, and (c) all Stock Units granted in such Award will become vested in full.

     Under the terms of the 1997 Plan, if the employment of the holder of an Award is terminated during the Restriction Period with respect to any Restricted Shares, or prior to the complete exercise of any Option or SAR or the vesting or complete exercise of any Stock Units, granted in such Award, then such Options, SARs and Stock Units will thereafter be exercisable, and the holder's rights to any such unvested Restricted Shares, Retained Distributions, unpaid Dividend Equivalents and cash amounts and any such unvested Stock Units will thereafter vest, only to the extent provided by the Committee in the agreement relating to such Award, except that (a) if the holder's employment terminates by reason of death or total disability then any Option or SAR granted in the Award will remain exercisable for a period of at least one year after such termination (but not later than the scheduled expiration of such Option or SAR), (b) no Option or SAR may be exercised after the scheduled expiration date thereof, and (c) if the holder's employment is terminated for cause (as defined) then (i) such participant's rights to all Restricted Shares, Retained Distributions, unpaid Dividend Equivalents and any cash amounts covered by such Award will be forfeited immediately, (ii) all Options and SARs and all unvested or unexercised Stock Units granted in such Award will immediately terminate and
(iii) such participant's interest in all unvested Performance Awards shall be forfeited immediately.

     Additional Provisions. Unless otherwise required by the Committee in the agreement relating to an Award, each Award will vest and become exercisable in full upon the occurrence of any of the following change in control transactions:
(a) the TCI Music Board (or stockholders, if TCI Music Board approval is not required by law) approves any of the following transactions (each an "Approved Transaction"): (i) a merger, consolidation or binding share exchange to which TCI Music is a party (x) pursuant to which shares of TCI Music Series A Common Stock would be converted into or exchanged for cash, securities or other property (other than a transaction in which the common stockholders of TCI Music prior to such transaction have the same proportionate ownership of the common stock of, and voting power with respect to, the surviving corporation immediately after such transaction) or (y) as a result of which the persons who are common stockholders of TCI Music prior to such transaction would have less than a majority of the combined voting power of the outstanding capital stock of TCI Music immediately following such transaction; (ii) the sale of substantially all of the assets of TCI Music; or (iii) the liquidation or dissolution of TCI Music; (b) any person or other entity (other than TCI Music, any subsidiary, any employee benefit plan sponsored by TCI Music or any subsidiary or any Controlling Person (as defined)) purchases any common stock of TCI Music pursuant to a tender or exchange offer, without the prior consent of the TCI Music Board, or any person or other entity (other than TCI Music, any subsidiary, any employee benefit plan sponsored by TCI Music or any subsidiary or any Controlling Person) becomes the beneficial owner of securities of TCI Music representing 20% or more of the combined voting power of TCI Music's outstanding securities, other than in a transaction (or series of related transactions) approved by the TCI Music Board; or (c) during any two-year period, individuals who at the beginning of such period constitute the entire TCI Music Board cease to constitute a majority of the TCI Music Board, unless the election, or nomination for election, of each new director is approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period. "Controlling Person" is defined in the 1997 Plan to mean each of (1) the Chairman of the Board, the President and each of the directors of TCI Music as of the effective date of the 1997 Plan, and (2) the respective family members, estates and heirs of each of the persons referred to in clause (1) and any trust or other investment vehicle for the primary benefit of any of such persons or their respective family members or heirs. Options, SARs, or, if applicable, Stock Units not theretofore exercised will terminate upon consummation of an Approved Transaction. The Committee will have the discretion, unless otherwise provided in the agreement relating to a particular Award, to determine that any or all outstanding Awards of any or all types granted pursuant to the 1997 Plan will not vest or become exercisable on an accelerated basis in connection with an Approved Transaction or will not terminate if not exercised prior to consummation of the Approved Transaction, if action that, in the opinion of the Committee, is equitable and appropriate is taken by the TCI Music Board or by the surviving or acquiring corporation, as the case may be, to assume such Award or substitute a new award therefor that is, as nearly as may be practicable, equivalent to the old Award.

     The Committee may require in the agreement relating to an Award that if the holder acquires any shares of TCI Music Series A Common Stock through the exercise of Options or SARs or through the vesting of Restricted Shares or Stock Units granted in the Award, then prior to selling or otherwise transferring any such shares to a third party, such holder must offer to sell such shares to TCI Music, at their fair market value, pursuant to a right of first refusal.

     No awards may be granted under the 1997 Plan on or after the tenth anniversary of its effective date. The TCI Music Board or the Committee may at any time terminate the 1997 Plan and may from time to time suspend or amend the 1997 Plan. Without stockholder approval, no amendment to the 1997 Plan shall increase the number of shares of TCI Music Series A Common Stock subject to the 1997 Plan, change the class of persons eligible to receive Awards under the 1997 Plan, or otherwise materially increase the benefits accruing to participants under the 1997 Plan. Termination or amendment of the 1997 Plan may not adversely affect the rights of any holder of an Award without his or her consent. Subject to the specific terms of the 1997 Plan, the Committee may accelerate any Award or waive any conditions or restrictions pertaining to such Award at any time.

OTHER ARRANGEMENTS


     The TCI Music Board of Directors has granted, effective as of the Effective Time, (i) to each of Messrs. Hindery, Kern and Fisher, options to purchase 833,334 shares of TCI Music Series A Common Stock at a price of $6.25 per share,
(ii) to Messrs. Sparkman and Troxel, options to purchase 100,000 and 200,000 shares, respectively, of TCI Music Series A Common Stock at a price of $6.25 per share in exchange for options granted by DMX that would otherwise carry over in the Merger and (iii) to each of Messrs. Bennett and Koff, options to purchase 100,000 shares of TCI Music Series A Common Stock at a price of $6.25 per share. All such persons are directors of TCI Music and Messrs. Hindery and Fisher are directors of DMX and Mr. Troxel currently is Chief Operating Officer of DMX. Such options will vest in 20% cumulative increments, with the first increment vesting at the Effective Time, and each additional increment vesting on the anniversary of the Effective Time and will be exercisable for up to ten years following the Effective Time. No Rights will be issued in connection with any TCI Music Series A Common Stock issued upon exercise of any such option.



     Effective at the Effective Time, Mr. Troxel, Chief Operating Officer of DMX, will be appointed President and Chief Executive Officer of DMX. In connection with this appointment, TCI Music has proposed to amend his employment agreement with DMX to (i) provide for an annual base salary of $275,000, with an increase to $300,000 in June 1998 and to $325,000 in June 1999 and (ii) extend the term from November 30, 1999 to five years from the date of the amendment. See APPENDIX IV, PART III, ITEM 11. EXECUTIVE COMPENSATION. -- "Employment Agreements and Termination of Employment Agreements" for a description of Mr. Troxel's current employment agreement.


                    SECURITY OWNERSHIP OF TCI MUSIC AND DMX

SECURITY OWNERSHIP OF TCI AND TCI MUSIC


     TCI currently owns all of the outstanding shares of TCI Music Common Stock. The following table sets forth: (i) each person known to TCI Music who is expected to beneficially own more than 5% of either class of the outstanding shares of TCI Music Common Stock following the Merger; and (ii) the ownership of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share, of TCI ("Class B Preferred Stock"), Series C Preferred Stock, Redeemable Convertible TCI Group Preferred Stock, Series G, par value $.01 per share, of TCI ("Series G Preferred Stock") and Redeemable Convertible Liberty Media Group Preferred Stock, Series H, par value $.01 per share, of TCI ("Series H Preferred Stock"), held as of January 31, 1997 by (A) each person who is a director or is expected to be one of the five most highly compensated executive officers of TCI Music, including the chief executive officer, (B) all of the directors and executive officers of TCI Music, as a group; and the pro forma number of shares and ownership percentage of TCI Music Common Stock to be owned by such persons and groups of persons immediately following the Effective Time, assuming such persons do not acquire, or dispose of, any shares of DMX Common Stock during the period commencing January 31, 1997 and ending on the Effective Time. Effective January 13, 1997, TCI paid a dividend of one share of Series A Liberty Media Group Common Stock for each two shares of Series A Liberty Media Group Common Stock held and one share of Series A Liberty Media Group Common Stock for each two shares of Series B Liberty Media Group Common Stock held (the "Liberty Stock Distribution"). The numbers of shares (and corresponding percentages of series) of the Series A Liberty Media Group Common Stock in the following table and in the footnotes to the table have been adjusted for the Liberty Stock Distribution. Shares issuable upon exercise or conversion of convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership of persons beneficially owning such convertible securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Voting power in the table is computed with respect to a general election of directors and, therefore, the Class B Preferred Stock is included in the calculation notwithstanding the fact that the Class B Preferred Stock does not generally vote with respect to matters submitted to a vote of stockholders. No shares of Series C Preferred Stock, Series G Preferred Stock or Series H Preferred Stock are owned by any person whose name is set forth in the table. The numbers of shares of Series B TCI Group Common Stock, Series A

Liberty Group Common Stock and Series B Liberty Group Common Stock in the table include interests of certain named directors or executive officers or of members of the group of directors and executive officers in shares held by the trustee of TCI's Employee Stock Purchase Plan (the "TCI ESPP") and shares held by the trustee of United Artist Entertainment Company's Employee Stock Ownership Plan for their respective accounts. So far as is known to TCI or TCI Music, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table, and except for the shares held by the trustee of the TCI ESPP for the benefit of certain named persons, which shares are voted at the discretion of the trustee.


                                                               AMOUNT AND NATURE   PERCENT    VOTING
                                   NAME AND ADDRESS OF           OF BENEFICIAL     OF CLASS   POWER
TITLE OF CLASS                       BENEFICIAL OWNER              OWNERSHIP        (1)(2)    (1)(2)
--------------                     -------------------         -----------------   --------   ------
TCI Music Series A           Tele-Communications, Inc.             6,812,393         45.7      98.7
TCI Music Series B                                                62,500,000          100
TCI Music Series A           Shaw Communications, Inc.             1,900,000         12.8         *
TCI Music Series B                                                        --           --
TCI Music Series A           James R. Shaw, Sr.                    2,079,600         14.0         *
TCI Music Series B                                                        --           --
TCI Music Series A           Leo J. Hindery, Jr.                     833,334(3)       5.3         *
TCI Music Series B                                                        --           --
TCI Series A                                                              --(4)        --        --
TCI Series B                                                              --           --
Liberty Media Series A                                                    --(4)        --
Liberty Media Series B                                                    --           --
TCI Class B Preferred                                                     --           --
TCI Music Series A           Robert R. Bennett                       100,000(5)         *         *
TCI Music Series B                                                        --           --
TCI Series A                                                          74,156(6)         *         *
TCI Series B                                                              --           --
Liberty Media Series A                                               777,707            *
Liberty Media Series B                                                    --           --
TCI Class B Preferred                                                    482            *
TCI Music Series A           Donne F. Fisher                         833,334(7)       5.3         *
TCI Music Series B           (individually and as Co-Personal             --           --
                             Representative to the Estate of
                             Bob Magness)
TCI Series A                                                       4,110,681(8)(9)      *      20.8
TCI Series B                                                      31,034,936(8)      36.7
Liberty Media Series A                                             5,423,725(8)(9)    2.4
Liberty Media Series B                                             7,758,734(8)      36.6
TCI Class B Preferred                                                129,299(8)       8.0
TCI Music Series A           Peter M. Kern                           833,334(10)      5.3         *
TCI Music Series B                                                        --           --
TCI Series A                                                              --           --        --
TCI Series B                                                              --           --
Liberty Media Series A                                                    --           --
Liberty Media Series B                                                    --           --
TCI Class B Preferred                                                     --           --

                                                               AMOUNT AND NATURE   PERCENT    VOTING
                                   NAME AND ADDRESS OF           OF BENEFICIAL     OF CLASS   POWER
TITLE OF CLASS                       BENEFICIAL OWNER              OWNERSHIP        (1)(2)    (1)(2)
--------------                     -------------------         -----------------   --------   ------
TCI Music Series A           David B. Koff                           100,000(5)         *         *
TCI Music Series B                                                        --           --
TCI Series A                                                          25,983(11)        *         *
TCI Series B                                                              --           --
Liberty Media Series A                                               159,718(11)        *
Liberty Media Series B                                                    --           --
TCI Class B. Preferred                                                    --           --
TCI Music Series A           J.C. Sparkman                           137,500(12)        *         *
TCI Music Series B                                                        --           --
TCI Series A                                                         279,472(13)        *         *
TCI Series B                                                              --           --
Liberty Media Series A                                               112,001(13)        *
Liberty Media Series B                                                    --           --
TCI Class B Preferred                                                     --           --
TCI Music Series A           Lon A. Troxel                           200,000(14)      1.3         *
TCI Music Series B                                                        --           --
TCI Series A                                                              --           --        --
TCI Series B                                                              --           --
Liberty Media Series A                                                    --           --
Liberty Media Series B                                                    --           --
TCI Class B Preferred                                                     --           --
TCI Music Series A           Stephen M. Brett                             --           --        --
TCI Music Series B                                                        --           --
TCI Series A                                                         749,745(15)        *         *
TCI Series B                                                              --           --
Liberty Media Series A                                               281,120(15)        *
Liberty Media Series B                                                    --           --
TCI Class B Preferred                                                     --           --
All Directors and Executive
  Officers as a Group
  (8 persons)
TCI Music Series A                                                 3,037,502(16)     17.0         *
TCI Music Series B                                                        --           --
TCI Series A                                                       5,240,037(16)        *      21.8
TCI Series B                                                      31,034,936         36.7
Liberty Media Series A                                             6,754,271(16)      2.9
Liberty Media Series B                                             7,758,734         36.6
TCI Class B Preferred                                                129,781          8.0


---------------

*  Less than 1%
 (1) Based upon 14,896,648 shares of Series A TCI Music Common Stock and 62,500,000 shares of Series B TCI Music Common Stock assumed to be outstanding if the Merger was effective as of January 31, 1997.
 (2) Based on 597,497,573 shares of Series A TCI Group Common Stock (after elimination of shares held by subsidiaries of TCI), 84,647,065 shares of Series B TCI Group Common Stock, 228,558,926 shares of Series A Liberty Media Group Common Stock, 21,187,969 shares of Series B Liberty Media Group Common Stock, 1,620,026 shares of Class B Preferred Stock, 70,575 shares of Series C Preferred Stock, 6,693,177 shares of Series G Preferred Stock and 6,693,177 shares of Series H Preferred Stock outstanding at January 31, 1997.

 (3) Assumes the exercise in full of stock options to be granted at the Effective Time to acquire 833,334 shares of TCI Music Series A Common Stock, 166,667 of which will be exercisable at the Effective Time.
 (4) Does not include stock options granted in tandem with stock appreciation rights in February 1997 to acquire 1,000,000 shares of Series A TCI Group Common Stock and 250,000 shares of Series A Liberty Media Group Common Stock. None of these stock options are exercisable.
 (5) Assumes the exercise in full of stock options to be granted at the Effective Time to acquire 100,000 shares of TCI Music Series A Common Stock, 20,000 of which will be exercisable at the Effective Time.
 (6) Assumes the exercise in full of stock options granted in tandem with SARs in November 1994 to acquire 50,000 shares of Series A TCI Group Common Stock and 18,750 shares of Series A Liberty Media Group Common Stock. Options to acquire 20,000 shares of Series A TCI Group Common Stock and 7,500 shares of Series A Liberty Media Group Common Stock were exercisable as of January 31, 1997. Additionally assumes the exercise in full of stock options granted in tandem with SARs in December 1995 to acquire 750,000 shares of Series A Liberty Media Group Common Stock. Options to acquire 150,000 shares of Series A Liberty Media Group Common Stock were exercisable as of January 31, 1997.
 (7) Assumes the exercise in full of stock options to be granted at the Effective Time to acquire 833,334 shares of TCI Music Series A Common Stock, 166,667 of which will be exercisable at the Effective Time.
 (8) Includes 1,524,315 shares of Series A TCI Group Common Stock, 30,785,864 shares of Series B TCI Group Common Stock, 4,419,304 shares of Series A Liberty Media Group Common Stock, 7,696,466 shares of Series B Liberty Media Group Common Stock and 125,000 shares of Class B Preferred Stock held by the Estate of Bob Magness. Mr. Fisher is deemed to have beneficial ownership over such shares as a Co-Personal Representative to the Estate of Bob Magness. Included in such beneficial ownership is the assumed exercise in full of stock options granted in tandem with stock appreciation rights in November of 1992 to Bob Magness to acquire 1,000,000 shares of Series A TCI Group Common Stock and 375,000 shares of Series A Liberty Media Group Common Stock. Additionally assumes the exercise in full of stock options granted in tandem with stock appreciation rights in December of 1995 to Bob Magness to acquire 1,000,000 shares of Series A TCI Group Common Stock and 375,000 shares of Series A Liberty Media Group Common Stock. All such options are currently exercisable.
 (9) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1994 to acquire 200,000 shares of Series A TCI Group Common Stock and 75,000 shares of Series A Liberty Media Group Common Stock. Options to acquire 80,000 shares of Series A TCI Group Common Stock and 30,000 shares of Series A Liberty Media Group Common Stock were exercisable as of January 31, 1997. Additionally assumes the exercise in full of stock options granted in January of 1996 to acquire 50,000 shares of Series A TCI Group Common Stock and 18,750 shares of Series A Liberty Media Group Common Stock. Options to acquire 10,000 shares of Series A TCI Group Common Stock and 3,750 shares of Series A Liberty Media Group Common Stock were exercisable as of January 31, 1997.
(10) Assumes exercise in full of stock options to be granted at the Effective Time to acquire 833,334 shares of TCI Music Series A Common Stock, 166,667 of which will be exercisable at the Effective Time.
(11) Assumes exercise in full of options granted in tandem with stock appreciation rights in November of 1994 to acquire 25,000 shares of Series A TCI Group Common Stock and 9,375 shares of Series A Liberty Media Group Common Stock. Options to acquire 10,000 shares of Series A TCI Group Common Stock and 3,750 shares of Series A Liberty Media Group Common Stock were exercisable as of January 31, 1997. Additionally assumes the exercise in full of stock options granted in tandem with stock appreciation rights in December of 1995 to acquire 150,000 shares of Series A Liberty Media Group Common Stock. Options to acquire 30,000 shares of Series A Liberty Media Group Common Stock were exercisable as of January 31, 1997. Excludes 1,312 shares of Series A Liberty Media Group Common Stock and 200 shares of TCI Class B Preferred Stock beneficially owned by Judith R. Koff, Mr. Koff's wife, of which Mr. Koff disclaims beneficial ownership.

(12) Assumes the exercise in full of options to acquire 100,000 shares of TCI Music Series A Common Stock that will be granted at the Effective Time (20,000 of which will be exercisable at the Effective Time) in exchange for the cancellation of options to acquire 12,500 shares of TCI Music Series A Common Stock that would otherwise carry over in the Merger.

(13) Assumes the exercise in full of options granted in tandem with stock appreciation rights to acquire 100,000 shares of Series A TCI Group Common Stock and 37,500 shares of Series A Liberty Media Group Common Stock. All such options are currently exercisable. Also assumes the exercise in full of options granted in December 1996, pursuant to TCI's Director Stock Option Plan, to acquire 50,000 shares of Series A TCI Group Common Stock and 18,750 shares of Series A Liberty Media Group Common Stock. None of these options are exercisable until December 13, 1997.

(14) Assumes the exercise in full of options to acquire 200,000 shares of TCI Music Series A Common Stock that will be granted at the Effective Time (40,000 of which will be exercisable at the Effective Time) in exchange for the cancellation of options to acquire 12,500 shares of TCI Music Series A Common Stock that would otherwise carry over in the Merger.


(15) Assumes the exercise in full of stock options granted in tandem with SARs in November 1992 to acquire 100,000 shares of Series A TCI Group Common Stock and 37,500 shares of Series A Liberty Media Group Common Stock. Options to acquire 80,000 shares of Series A TCI Group Common Stock and 30,000 shares of Series A Liberty Media Group Common Stock were exercisable as of January 31, 1997. Additionally assumes the exercise in full of stock options granted in tandem with SARs in November 1993 to acquire 100,000 shares of Series A TCI Group Common Stock and 37,500 shares of Series A Liberty Media Group Common Stock. Options to acquire 75,000 shares of Series A TCI Group Common Stock and 28,125 shares of Series A Liberty Media Group Common Stock were exercisable as of January 31, 1997. Also assumes the exercise in full of stock options granted in tandem with SARs in November 1994 to acquire 200,000 shares of Series A TCI Group Common Stock and 75,000 shares of Series A Liberty Media Group Common Stock. Options to acquire 80,000 shares of Series A TCI Group Common Stock and 30,000 shares of Series A Liberty Media Group Common Stock were exercisable as of January 31, 1997. Also assumes the exercise in full of stock options granted in tandem with SARs in December 1995 to acquire 300,000 shares of Series A TCI Group Common Stock and 112,500 shares of Series A Liberty Media Group Common Stock. Options to acquire 60,000 shares of Series A TCI Group Common Stock and 22,500 shares of Series A Liberty Media Group Common Stock were exercisable as of January 31, 1997. Additionally assumes the vesting in full of 40,000 restricted shares of Series A TCI Group Common Stock and 15,000 restricted shares of Series A Liberty Media Group Common Stock. None of such stock was vested as of January 31, 1997.


(16) Assumes the exercise in full of stock options held by such persons to acquire 3,000,002 shares of TCI Music Series A Common Stock (600,001 of which will be exercisable at the Effective Time), and 3,215,000 shares of Series A TCI Group Common Stock and 2,105,625 shares of Series A Liberty Media Group Common Stock (of which 2,515,000 and 1,123,125, respectively, were exercisable as of January 31, 1997).


SECURITY OWNERSHIP OF DMX

     The following table sets forth as of May 26, 1997, the beneficial ownership of DMX Common Stock by (i) each person known to DMX to own more than 5% of DMX Common Stock, (ii) each director and each of the five most highly compensated executive officers of DMX, including the chief executive officer, (iii) all executive officers and directors of DMX as a group and (iv) the pro forma number and ownership percentage of shares of TCI Music Series A Common Stock that will be owned by such persons immediately after the Effective Time, assuming such persons do not acquire, or dispose of, any shares of DMX Common Stock during the period commencing May 26, 1997 and ending on the Effective Time. Voting power in the table is computed with respect to the vote required to approve the Merger. So far as is known to DMX, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.


                                                                                POST-MERGER TCI MUSIC
                                                       DMX COMMON STOCK         SERIES A COMMON STOCK
                                                  --------------------------   ------------------------
                                                   AMOUNT AND                  AMOUNT AND
                                                   NATURE OF                   NATURE OF
                                                   BENEFICIAL     PERCENT OF   BENEFICIAL    PERCENT OF
      NAME AND ADDRESS OF BENEFICIAL OWNER        OWNERSHIP(1)     CLASS(2)    OWNERSHIP     CLASS(20)
      ------------------------------------        ------------    ----------   ----------    ----------
Tele-Communications, Inc........................    27,249,575(3)    45.7       6,812,393       45.7
Shaw Communications Inc.........................     7,600,000(4)    12.8       1,900,000       12.8
Jerold H. Rubinstein, Chairman of the Board and
  Chief Executive Officer.......................     3,309,161(5)     5.4         384,790(14)     2.6
Kent Burkhart, Director.........................       200,000(6)       *          12,500(15)       *
Donne F. Fisher, Director.......................            --         --         833,334(16)     5.3
Leo J. Hindery, Jr., Director...................            --         --         833,334(16)     5.3
V. Bhaskar Menon, Director......................       200,000(7)       *          12,500(15)       *
James R. Shaw, Sr., Director....................     8,468,400(8)    14.2       2,079,600       14.0
J.C. Sparkman, Director.........................       350,000(9)       *         137,500(17)       *
Otis Smith, Executive Vice President............       100,000(10)       *             --         --
Douglas G. Talley, Executive Vice President.....       183,333(11)       *             --         --
Lon Troxel, Chief Operating Officer and
  Executive Vice President......................       150,000(12)       *        200,000(18)     1.3
Directors and Executive Officers (a group of 11
  persons)......................................    12,980,894(13)    20.6      4,493,558(19)    26.5


---------------

   * Less than 1%
 (1) Each named person has sole voting and investment power with respect to the shares listed, except as noted below and provided by community property laws, where applicable.
 (2) Shares which the person (or group) has the right to acquire within 60 days after May 26, 1997 or prior to the consummation of the Merger, are deemed to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person (or group). As of May 26, 1997, all outstanding options were exercisable at prices higher than the average sales prices reported by NASDAQ on such date.
 (3) Shares held by Tele-Communications, Inc. and its subsidiaries and affiliates were based upon a Schedule 13D, Amendment No. 3, filed on June 6, 1996. The business address of Tele-Communications, Inc. is 5619 DTC Parkway, Englewood, Colorado 80111.
 (4) Based upon a Schedule 13D, filed on March 15, 1995, and a Form 4 filed on January 9, 1996. Does not include 276,080 shares held by James R. Shaw Securities Limited, 110,580 shares held by Brasha Holdings Ltd., 110,580 shares held by Jay-Shaw Holdings Ltd., 110,580 shares held by Julmar Holdings Ltd., and 110,580 shares held by Shawana Estates Ltd., which entities are affiliates of Shaw Communications Inc. Shaw Communications Inc. is a public company whose non-voting securities are listed on the Toronto Stock Exchange and the Alberta Stock Exchange. Mr. Shaw, Sr. and members of his family and members of Leslie E. Shaw's (Mr. Shaw, Sr.'s brother) family hold directly and indirectly, a majority of the voting shares of Shaw Communications Inc. and such shares are governed by the terms of a voting trust. Mr. Shaw, Sr. and members of his family do not, directly or indirectly, hold a majority of the publicly traded non-voting shares. The business address of Shaw Communications Inc. is 630-3rd Avenue, Suite 900, Calgary, Alberta T2P4L4 Canada.
 (5) Includes 9,000 shares owned of record by Mr. Rubinstein's wife and minor child, 1,836,666 shares which Mr. Rubinstein has the right to acquire within 60 days of May 26, 1997, by the exercise of vested stock options and 333,334 shares which Mr. Rubinstein will have the right to acquire due to acceleration of options prior to the Effective Time. See "THE MERGER AGREEMENT -- Certain Personnel Matters." Mr. Rubinstein's business address is 11400 West Olympic Boulevard, Suite 1100, Los Angeles, California 90064-1507.

 (6) Represents 200,000 shares which Mr. Burkhart has the right to acquire within 60 days of May 26, 1997, by the exercise of vested stock options.
 (7) Represents 200,000 shares which Mr. Menon has the right to acquire within 60 days of May 26, 1997, by the exercise of vested stock options.
 (8) Includes the following shares, to which Mr. Shaw, Sr. disclaims beneficial ownership: 7,600,000 shares held by Shaw Communications Inc., 276,080 shares held by James R. Shaw Securities Limited, 110,580 shares held by Brasha Holdings Ltd., 110,580 shares held by Julmar Holdings Ltd., 110,580 shares held by Shawana Estates Ltd., and 110,580 shares held by Jay-Shaw Holdings Ltd. Mr. Shaw, Sr. holds a majority of the shares of Jay-Shaw Holdings Ltd., Brasha Holdings Ltd. and Shawana Estates Ltd. The remaining shares of each such entities, other than certain preferred shares held by Julmar Holdings Ltd., a corporation wholly owned by Mr. Shaw, Sr., are held by children of Mr. Shaw, Sr. Each of the children has reached the age of majority. Mr. Shaw, Sr. holds 48% of the voting shares of James R. Shaw Securities Limited. The balance of voting shares are held by and for the benefit of Mr. Shaw, Sr.'s family members. Includes 150,000 shares which Mr. Shaw, Sr. has the right to acquire within 60 days of May 26, 1997, by the exercise of vested stock options. Mr. Shaw, Sr.'s business address 630-3rd Avenue, Suite 900, Calgary, Alberta T2P4L4 Canada.
 (9) Includes 200,000 shares which Mr. Sparkman has the right to acquire within 60 days of May 26, 1997, by the exercise of vested stock options.
(10) Includes 83,333 shares which Mr. Smith has the right to acquire within 60 days of May 26, 1997, by the exercise of vested stock options and 16,667 shares which Mr. Smith will have the right to acquire due to acceleration of options prior to the Effective Time. See "THE MERGER
     AGREEMENT -- Certain Personnel Matters."
(11) Includes 158,333 shares which Mr. Talley has the right to acquire within 60 days of May 26, 1997 by the exercise of vested stock options and 25,000 shares which Mr. Talley will have the right to acquire due to acceleration of options prior to the Effective Time. See "THE MERGER
     AGREEMENT -- Certain Personnel Matters."
(12) Includes 141,666 shares which Mr. Troxel has the right to acquire within 60 days of May 26, 1997, by the exercise of vested stock options and 8,334 shares which Mr. Troxel will have the right to acquire due to acceleration of options prior to the Effective Time. See "THE MERGER
     AGREEMENT -- Certain Personnel Matters."
(13) Includes 2,983,333 shares which members of the group have the right to acquire within 60 days of May 26, 1997, by the exercise of vested stock options and 390,000 shares which members of the group will have the right to acquire due to acceleration of options prior to the Effective Time. See "THE MERGER AGREEMENT -- Certain Personnel Matters."
(14) Includes 100,000 shares which Mr. Rubinstein will have the right to acquire within 60 days after the Effective Time by the exercise of vested stock options that will carry over in the Merger.
(15) Includes 12,500 shares that such person has the right to acquire within 60 days after the Effective Time by the exercise of vested options that will carry over in the Merger.
(16) Assumes the exercise in full of stock options to be granted at the Effective Time to acquire 833,334 shares of TCI Music Series A Common Stock, 166,667 of which will be exercisable at the Effective Time.
(17) Assumes the exercise in full of stock options to be granted at the Effective Time to acquire 100,000 shares of TCI Music Series A Common Stock, 20,000 of which will be exercisable at the Effective Time, in exchange for cancellation of options to acquire 12,500 shares that would otherwise carry over in the Merger.

(18) Assumes the exercise in full of stock options to acquire 200,000 shares of TCI Music Series A Common Stock that will be granted at the Effective Time (40,000 of which will be exercisable at the Effective Time) in exchange for the cancellation of options to acquire 12,500 shares of TCI Music Series A Common Stock that would otherwise carry over in the Merger.


(19) Assumes the exercise in full of options to acquire 2,091,668 shares of TCI Music Series A Common Stock that such persons have the right to acquire within 60 days after the Effective Time by the exercise of stock options that will carry over in the Merger or will be granted at the Effective Time, 518,334 shares of which will be exercisable at the Effective Time.

(20) Shares which the person (or group) will have the right to acquire within 60 days after the Effective Time or prior to the consummation of the Merger and shares underlying options to be granted at the Effective Time are deemed to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person (or group).


                              CERTAIN TRANSACTIONS

     TCI beneficially owns approximately 45.7% of the outstanding shares of DMX Common Stock which includes 2,000,000 shares acquired at $2.50 per share in a private placement on August 29, 1995 and 4,500,000 shares acquired at $2.00 per share in a private placement on May 17, 1996. As a result of the merger in 1996 of TCI-E into DMX upon the terms set forth in the Agreement and Plan of Merger among TCI-E, UAPI and DMX, UAPI, an affiliate of TCI, was issued 10,841,624 shares of Common Stock. See "THE MERGER -- Background of the Merger."

     DMX under an agreement with WTCI has a capital lease to lease equipment for its studio and uplinking facility in Littleton, Colorado. The obligation under the capital lease at September 30, 1996 was $1,492,550 with terms which extend to 2000 at an interest rate of 9.5%. DMX is also obligated to WTCI under various operating leases for uplinking and satellite services. The total expense under those leases for the fiscal year ended September 30, 1996 and 1995 were $4,831,000 and $4,489,000, respectively.

     Total subscriber fee revenue from TCI and its affiliates represented approximately 56% and 61% of total subscriber fee revenue for the fiscal years ended September 30, 1996 and 1995, respectively, with accounts receivable due from TCI and its affiliates at September 30, 1996 and 1995 totaling approximately $1,829,000 and $1,876,000, respectively.

     On December 10, 1996 DMX entered into a letter agreement with Sky Entertainment Services in Latin America ("Sky-LA") pursuant to which Sky-LA was granted the right to carry up to 40 DMX music formats on the Mexican, Brazilian, North South American and South American platforms of Sky-LA. Sky Entertainment Services is the brand name for the direct-to-home service offered by the strategic alliance formed by Organzacoes Globo, Brazil's leading entertainment group; Mexico's Grupo Televisa S.A.; The News Corporation, Limited; and Tele-Communications International, Inc. (the "Sky Entertainment Alliance"). Tele-Communications International, Inc. is a subsidiary of TCI.

     Shaw Communications Inc. ("Shaw"), beneficially owns approximately 12.75% of the outstanding shares of DMX Common Stock, which includes shares acquired through various stock purchase agreements, including 1,100,000 shares acquired at $2.13 per share in a private placement on March 9, 1995, and 2,000,000 shares acquired at $2.50 per share in a private placement on August 25, 1995. James R. Shaw, Sr., President and Chief Executive Officer of Shaw Communications Inc., is a director of DMX. Mr. Sparkman, a director of DMX, is a director of Shaw Communications Inc. In March 1992, Shaw, the second largest cable operator in Canada, entered into a licensing and royalty agreement with DMX which provides DMX with a monthly, per subscriber programming royalty for both residential and commercial distribution. In addition, Shaw formed a Canadian company, DMX-Canada Ltd. which is a partner in a partnership with 450714 B.C. Ltd., a subsidiary of DMX.

     During 1995, DMX and Shaw entered into a series of agreements to accomplish a reorganization by which Shaw could take full advantage of the Canadian tax losses incurred in Canada, during the market development period and based on Shaw's commitment to fund such development costs. This was accomplished through the transfer of each company's respective equity interests, and the formation of a new Canadian partnership (also referred to herein as DMX-Canada). DMX continues to hold an equity interest in the new partnership through its wholly owned subsidiary, a British Columbia corporation, 450714 B.C. Ltd. There is no impact from the reorganization on the operations of DMX-Canada, other than to accomplish the tax structure as outlined above. After Shaw recoups its initial funding, each company will share in the profits based on their respective equity interests.

     In April 1996 DMX entered into two capital leases with DMX Canada the proceeds of which were used to purchase DMX Disc equipment leased to two DMX customers, 9-West and Coach. The obligation under the capital lease at September 30, 1996 was $284,461 with terms which extend to May 2001 at an effective interest rate of 27.21%. The total payments under those leases for the fiscal year ended September 30, 1996 were $36,889.

     In August 1994, the CRTC, which regulates the broadcast industry in Canada, revoked the license previously granted to DMX-Canada for Canadian distribution of DMX. DMX-Canada reapplied to the CRTC during 1995 for a license to distribute DMX to Canadian residential cable subscribers. The CRTC issued a favorable ruling in December 1995 and requires a one to one ratio of Canadian content to non Canadian content. DMX-Canada and DMX have negotiated an agreement to distribute DMX service to the Canadian residential cable market. The service will include a total of 30 formats and will be distributed through Shaw Cable Systems and their affiliates. DMX-Canada will also license other Canadian third party distributors such as Alpha Star Canada and Star Choice. The scheduled launch of the DMX service for residential distribution is expected as early as April 1997.

     The CRTC does not regulate programming delivered to commercial establishments by direct broadcast satellite and DMX-Canada has been distributing the DMX service to the commercial sector since 1994. DMX and DMX-Canada have negotiated a new license and distribution agreement which grants an exclusive license and right to distribute the DMX service to commercial establishments in Canada. The term of the new agreement coincides with the original agreement dated March 9, 1992 and terminates March 31, 2012. DMX received total license fees of approximately $50,000 in the fiscal year ended September 30, 1996 under the original agreement.

     Stephen A. Wynn, Chairman of the Board, President and Chief Executive Officer, Mirage Resorts, Incorporated, resigned as a director of DMX in May 1996 concurrently with his sale of 5,700,000 shares of Common Stock to TCI at $2.00 per share, which included 2,200,000 shares acquired by him at $2.13 per share in a private placement on February 21, 1995 and 500,000 shares acquired at $2.00 per share in a private placement on March 15, 1996. In April 1995, DMX entered into a five year commercial music service agreement with Mirage Resorts, Inc. where DMX provides its DMX for Business music service for a monthly fee.


     DMX has entered into definitive agreements with Jerold H. Rubinstein, Chairman of the Board and Chief Executive Officer of DMX, which provide for Mr. Rubinstein to either purchase a 90% interest in DMX-E in a transaction referred to as the "Reorganization Plan," or if agreement cannot be reached with the creditors of DMX-E, then Mr. Rubinstein will organize a new company ("NewCo") that will distribute DMX service in Europe. In that event, DMX Inc. will receive a 10 percent interest in NewCo and DMX-E will be placed in the hands of a receiver. See "THE MERGER --Interests of Certain Persons in the Merger -- Disposition of European Companies." Because the European Companies are insolvent, it is not practicable to place a dollar value on Mr. Rubinstein's interest in the DMX-E transaction.


     Certain transactions involving TCI and its respective officers, directors or affiliates are described in the TCI Form 10-K, which is incorporated herein by reference. See "AVAILABLE INFORMATION."

                                 LEGAL MATTERS

     The validity of the TCI Music Series A Common Stock to be issued in connection with the Merger and the federal income tax consequences of the Merger will be passed upon by Sherman & Howard L.L.C., 633 Seventeenth Street, Denver, Colorado. Certain members of Sherman & Howard L.L.C. serve as Assistant Secretaries of TCI.

                                    EXPERTS

     The consolidated balance sheets of DMX Inc. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended September 30, 1996, and all related financial statement schedules, which appear in the September 30, 1996 Annual Report on Form 10-K of DMX Inc., have been incorporated by reference herein and in the Registration Statement in reliance upon the reports, dated January 15, 1997, of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the September 30, 1996 statements contains an explanatory paragraph that states that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The consolidated balance sheets of DMX -- Europe N.V. and subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended September 30, 1996, which appear in the September 30, 1996 Annual Report on Form 10-K of DMX Inc., have been incorporated by reference herein and in the Registration Statement in reliance upon the reports, dated January 9, 1997, of KPMG, chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG covering the September 30, 1996 financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and all related financial statement schedules, which appear in the December 31, 1996 Annual Report on Form 10-K of Tele-Communications, Inc., have been incorporated by reference herein and in the Registration Statement in reliance upon the reports, dated March 24, 1997, of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined balance sheets of TCI Group as of December 31, 1996 and 1995, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which appear in the December 31, 1996 Annual Report on Form 10-K of Tele-Communications, Inc., have been incorporated by reference herein and in the Registration Statement in reliance upon the report, dated March 24, 1997, of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the combined financial statements above refers to the effects of not consolidating TCI Group's interest in Liberty Media Group for all periods that TCI Group has an interest in Liberty Media Group.

     The combined balance sheets of Liberty Media Group as of December 31, 1996 and 1995, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which appear in the December 31, 1996 Annual Report on Form 10-K of Tele-Communications, Inc., have been incorporated by reference herein and in the Registration Statement in reliance upon the report, dated March 24, 1997, of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of Telewest Communications plc and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 1996, which appear in the December 31, 1996 Annual Report on Form 10-K of Tele-Communications, Inc., have been incorporated by reference herein and in the Registration Statement in reliance upon the report, dated March 11, 1997, of KPMG Audit Plc, chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of Sprint Spectrum Holding Company, L.P. and subsidiaries, development stage enterprises, as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in partners' capital and cash flows for each of the two years in the period ended December 31, 1996, for the period from October 24, 1994 (date of inception) to December 31, 1994 and for the cumulative period from October 24, 1994 (date of inception) to December 31, 1996, incorporated in this Proxy Statement/Prospectus by reference from Tele-Communications, Inc. Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph referring to the developmental stage of Sprint Spectrum Holding Company, L.P. and subsidiaries) which is incorporated herein and in the Registration Statement by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of American PCS, L.P., not separately presented in this Proxy Statement/ Prospectus, have been audited by Price Waterhouse LLP, independent accountants, whose report thereon has been incorporated by reference herein and in the Registration Statement. Such financial statements, to the extent they have been included in the financial statements of Sprint Spectrum Holding Company, L.P., have been so included in the Annual Report on Form 10-K of Tele-Communications, Inc. in reliance on their report given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of VII Cable which appear in Tele-Communications, Inc.'s Current Report on Form 8-K dated June 19, 1996, have been incorporated by reference herein and in the Registration Statement in reliance on the report dated February 14, 1996 of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Representatives of KPMG Peat Marwick, DMX's and TCI's independent auditors, are expected to be present at the Special Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     For proposals of stockholders of DMX to be considered for inclusion in the proxy statement of the 1998 Annual Meeting of Stockholders of DMX (if the Merger is not consummated), such proposals must be received by the corporate secretary no later than December 28, 1997.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
HISTORICAL FINANCIAL STATEMENTS
  TCI Music, Inc.
     Independent Auditors' Report...........................   F-2
     Balance Sheet, March 31, 1997..........................   F-3
     Note to Balance Sheet..................................   F-4

PRO FORMA FINANCIAL STATEMENTS
  TCI Music, Inc.
     Condensed Pro Forma Combined Financial Statements
      (unaudited)...........................................   F-5
     Condensed Pro Forma Combined Balance Sheet, March 31,
      1997 (unaudited)......................................   F-6
     Condensed Pro Forma Combined Statements of Operations:
       Three months ended March 31, 1997 (unaudited)........   F-7
       Year ended December 31, 1996 (unaudited).............   F-8
     Notes to Condensed Pro Forma Combined Financial
      Statements (unaudited)................................   F-9
  Tele-Communications, Inc.
     Condensed Pro Forma Combined Financial Statements
      (unaudited)...........................................  F-11
     Condensed Pro Forma Combined Balance Sheet, March 31,
      1997 (unaudited)......................................  F-12
     Condensed Pro Forma Combined Statement of Operations:
       Three months ended March 31, 1997 (unaudited)........  F-13
       Year ended December 31, 1996 (unaudited).............  F-14
     Notes to Condensed Pro Forma Combined Financial
      Statements (unaudited)................................  F-15

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
TCI Music, Inc.:


We have audited the accompanying consolidated balance sheet of TCI Music, Inc. (a wholly-owned subsidiary of Tele-Communications, Inc.) as of March 31, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of TCI Music, Inc. as of March 31, 1997, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
May 30, 1997

                                TCI MUSIC, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF TELE-COMMUNICATIONS, INC.)

                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1997

ASSETS
Cash........................................................  $ 1
                                                              ===
STOCKHOLDER'S EQUITY
Preferred stock, $.01 par value.
     Authorized 5,000,000 shares;
     no shares issued.......................................  $--
Series A common stock, $.01 par value.
     Authorized 295,000,000 shares;
     no shares issued.......................................   --
Series B common stock, $.01 par value.
     Authorized 200,000,000 shares;
     issued and outstanding 1 share.........................   --
Additional paid-in capital..................................    1
                                                              ---
                                                              $ 1
                                                              ===

                    See accompanying note to balance sheet.

                                TCI MUSIC, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF TELE-COMMUNICATIONS, INC.)

                       NOTE TO CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1997

(1) ORGANIZATION

     TCI Music, Inc. ("TCI Music") was incorporated on January 21, 1997, and on January 24, 1997 one share of Series B TCI Music common stock was issued to Tele-Communications, Inc. ("TCI") for a capital contribution of $1. Since its formation, TCI Music has not conducted any significant activities other than those incident to its formation, the Contribution Agreement (as defined below) and the Merger Agreement (as defined below).

     Pursuant to an Agreement and Plan of Merger, dated as of February 6, 1997, as amended (the "Merger Agreement"), by and among TCI Music, TCI Merger Sub, a wholly owned subsidiary of TCI Music ("Merger Sub") and DMX Inc. ("DMX"), Merger Sub will be merged with and into DMX, with DMX as the surviving corporation (the "Merger"). As a result of the Merger, stockholders of DMX will become stockholders of TCI Music. In connection with the Merger, and pursuant to the terms and conditions of a Contribution Agreement by and between TCI and TCI Music (the "Contribution Agreement"), effective as of the closing, TCI and TCI Music will effect certain other transactions that are collectively referred to herein as the "Contribution."

     In connection with the Merger, TCI and TCI Music will enter into a Contribution Agreement. Pursuant to the Contribution Agreement, effective as of the closing of the Merger: (i) TCI Music will issue to TCI (as designee of certain of its indirect subsidiaries), 62,500,000 shares of TCI Music Series B Common Stock and a promissory note in the amount of $40 million (the "TCI Music Note"), (ii) until December 31, 2006, certain subsidiaries of TCI will transfer to TCI Music the right to receive all revenue from sales of DMX music services to their residential and commercial subscribers, net of an amount equal to the 10% of revenue from such sales to residential subscribers and net of the revenue otherwise payable to DMX (which will be a wholly-owned subsidiary of TCI Music following the Merger) as license fees for DMX music services under affiliation agreements currently in effect (the "Contributed Net DMX Revenue"); (iii) TCI will contribute to TCI Music certain commercial digital DMX tuners that are not in service as of the effective date of the Merger (the "Contributed Tuners"), and (iv) TCI will grant to each stockholder who becomes a stockholder of TCI Music pursuant to the Merger, one right (a "Right") with respect to each whole share of Series A Common Stock, $.01 par value per share, of TCI Music ("TCI Music Series A Common Stock") acquired by such stockholder in the Merger pursuant to the terms of a Rights Agreement among TCI, TCI Music and the rights agent (the "Rights Agreement"). The foregoing transactions are collectively referred to herein as the "Contribution." Upon consummation of the Merger, each outstanding share of DMX Common Stock will be converted into the right to receive (i) one-quarter of a share of TCI Music Series A Common Stock, (ii) one Right with respect to each whole share of TCI Music Series A Common Stock and
     (iii) cash in lieu of the issuance of fractional shares of TCI Music Series A Common Stock and Rights. Each Right will entitle the holder to require TCI to purchase from such holder one share of TCI Music Series A Common Stock for $8.00 per share (the equivalent of $2.00 per share of DMX Common Stock), subject to reduction by the aggregate amount per share of any dividend and certain other distributions, if any, made by TCI Music to its stockholders, and payable at the election of TCI, in cash, a number of shares of Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share, having an equivalent value or a combination thereof, if during the one-year period beginning on the effective date of the Merger, the price of TCI Music Series A Common Stock does not equal or exceed $8.00 per share for a period of at least 20 consecutive trading days.

                                TCI MUSIC, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF TELE-COMMUNICATIONS, INC.)

               CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                  (UNAUDITED)

     Pursuant to an Agreement and Plan of Merger, dated as of February 6, 1997, as amended (the "Merger Agreement"), by and among Tele-Communications, Inc. ("TCI"), TCI Music, Inc., a wholly-owned subsidiary of TCI ("TCI Music"), TCI Merger Sub, a wholly owned subsidiary of TCI Music ("Merger Sub") and DMX Inc. ("DMX"), Merger Sub will be merged with and into DMX, with DMX as the surviving corporation (the "Merger"). As a result of the Merger, stockholders of DMX will become stockholders of TCI Music. In connection with the Merger, and pursuant to the terms and conditions of a Contribution Agreement by and between TCI and TCI Music (the "Contribution Agreement"), effective as of the closing, TCI and TCI Music will effect certain other transactions that are collectively referred to herein as the "Contribution." See note 1.

     Prior to the consummation of the Merger and Contribution, TCI will beneficially own approximately 45.7% of the outstanding DMX Common Stock, $0.01 par value ("DMX Common Stock"). Immediately following consummation of the Merger and Contribution, TCI will beneficially own approximately 45.7% of the outstanding shares of TCI Music Series A Common Stock $.01 par value per share ("TCI Music Series A Common Stock"), 100% of the outstanding shares of TCI Music Series B Common Stock, par value $.01 per share, (the "TCI Music Series B Common Stock," and together with the TCI Music Series A Common stock, the "TCI Music Common Stock") and 89.6% of the outstanding shares of TCI Music Common Stock.

     The following unaudited condensed pro forma combined balance sheet of TCI Music, dated as of March 31, 1997, assumes that the Merger and Contribution were effective as of such date.

     The following unaudited condensed pro forma combined statement of operations of TCI Music for the three months ended March 31, 1997 and the year ended December 31, 1996 assumes that the Merger and Contribution were effective as of January 1, 1996.

     The unaudited pro forma results do not purport to be indicative of the results of operations that would have been obtained if the Merger and Contribution were effective as of January 1, 1996. These condensed pro forma combined financial statements of TCI Music should be read in conjunction with the historical consolidated financial statements and the related notes thereto of DMX.

                                TCI MUSIC, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF TELE-COMMUNICATIONS, INC.)

                   CONDENSED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1997
                                  (UNAUDITED)

                                        TCI MUSIC        DMX           PRO FORMA        TCI MUSIC
                                        HISTORICAL    HISTORICAL      ADJUSTMENTS       PRO FORMA
                                        ----------   ------------     ------------     -----------
ASSETS
Cash -- continuing operations.........      $ 1           883,904               --         883,905
Other current assets -- continuing
  operations..........................       --         5,724,861               --       5,724,861
                                            ---      ------------     ------------     -----------
     Total current assets --continuing
       operations.....................        1         6,608,765               --       6,608,766
Current assets -- DMX-Europe N.V......       --         1,535,685               --       1,535,685
                                            ---      ------------     ------------     -----------
          Total current assets........        1         8,144,450               --       8,144,451
Property and equipment, net
  Continuing operations...............       --         4,186,240        4,500,000(2)    8,686,240
  DMX-Europe N.V......................       --         1,006,972               --       1,006,972
                                            ---      ------------     ------------     -----------
                                                        5,193,212        4,500,000       9,693,212
Goodwill, net.........................       --         4,275,264      137,341,678(3)  141,616,942
Other assets..........................       --           634,430                          634,430
                                            ---      ------------     ------------     -----------
                                            $ 1        18,247,356      141,841,678     160,089,035
                                            ===      ============     ============     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities -- continuing
  operations..........................      $--         9,594,285               --       9,594,285
Current liabilities -- DMX-Europe
  N.V.................................       --        12,634,549               --      12,634,549
                                            ---      ------------     ------------     -----------
          Total current liabilities...       --        22,228,834               --      22,228,834
TCI Music Note........................       --                --       40,000,000(4)   40,000,000
Note payable to TCI...................       --         1,867,791               --       1,867,791
Capital lease obligation..............       --         1,170,242               --       1,170,242
Other liabilities.....................       --         2,031,806               --       2,031,806
Deferred income taxes.................       --                --       51,878,052(3)   51,878,052
                                            ---      ------------     ------------     -----------
          Total liabilities...........       --        27,298,673       91,878,052     119,176,725
Stockholders' equity (deficit):
  TCI Music Series A Common Stock.....        1                --          148,966(3)      148,967
  TCI Music Series B Common Stock.....       --                --          625,000(2)      625,000
  DMX Common Stock....................       --           596,722         (596,722)(3)          --
  Additional paid-in capital..........       --       136,895,686        3,875,000(2)   40,138,343
                                                                        76,263,343(3)
                                                                      (136,895,686)(3)
                                                                       (40,000,000)(4)
  Accumulated deficit.................       --      (145,909,910)     145,909,910(3)           --
  Foreign currency translation
     reserve..........................       --           (55,812)          55,812(3)           --
                                            ---      ------------     ------------     -----------
                                              1        (8,473,314)      49,385,623      40,912,310
  Treasury stock......................       --          (578,003)         578,003(3)           --
                                            ---      ------------     ------------     -----------
     Total stockholders' equity
       (deficit)......................        1        (9,051,317)      49,963,626      40,912,310
                                            ---      ------------     ------------     -----------
                                            $ 1        18,247,356      141,841,678     160,089,035
                                            ===      ============     ============     ===========

   See accompanying notes to unaudited condensed pro forma combined financial statements.

                                TCI MUSIC, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF TELE-COMMUNICATIONS, INC.)

              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)

                                          TCI MUSIC        DMX        PRO FORMA       TCI MUSIC
                                          HISTORICAL   HISTORICAL    ADJUSTMENTS      PRO FORMA
                                          ----------   -----------   -----------     -----------
Revenue
  Continuing operations.................  $       --     4,824,546            --(6)    4,824,546
  DMX-Europe N.V........................          --       753,836            --         753,836
                                          ----------   -----------   -----------     -----------
                                                  --     5,578,382            --       5,578,382
Operating, selling, general and
  administrative expenses:
  Continuing operations.................          --    (5,814,342)           --      (5,814,342)
  DMX-Europe N.V........................          --    (2,609,229)           --      (2,609,229)
Depreciation and amortization...........          --      (602,244)   (3,410,227)(7)  (4,012,471)
                                          ----------   -----------   -----------     -----------
                                                  --    (9,025,815)   (3,410,227)    (12,436,042)

  Operating loss........................          --    (3,447,433)   (3,410,227)     (6,857,660)

Interest expense, net
  Continuing operations.................          --       (79,063)   (1,000,000)(8)  (1,079,063)
  DMX-Europe N.V........................          --       (55,618)           --         (55,618)
Other income, net.......................          --        83,709            --          83,709
                                          ----------   -----------   -----------     -----------
     Loss before income tax benefit.....                (3,498,405)   (4,410,227)     (7,908,632)
Income tax benefit......................          --            --     1,808,193(9)    1,808,193
                                          ----------   -----------   -----------     -----------
     Net loss...........................  $       --    (3,498,405)   (2,602,034)     (6,100,439)
                                          ==========   ===========   ===========     ===========
Loss per share:
  Historical............................               $      (.06)
                                                       ===========
  Pro forma.............................                                             $      (.08)(10)
                                                                                     ===========

   See accompanying notes to unaudited condensed pro forma combined financial statements.

                                TCI MUSIC, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF TELE-COMMUNICATIONS, INC.)

              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                          TCI MUSIC          DMX          PRO FORMA        TCI MUSIC
                                          HISTORICAL    HISTORICAL(7)    ADJUSTMENTS       PRO FORMA
                                         ------------   -------------   --------------    ------------
Revenue:
  Continuing operations................  $         --     17,280,729                --(6)   17,280,729
  DMX-Europe N.V.......................            --      1,529,730                --       1,529,730
                                         ------------   ------------    --------------    ------------
                                                   --     18,810,459                --      18,810,459
Operating, selling, general and
  administrative expenses:
     Continuing operations.............            --    (24,399,774)               --     (24,399,774)
     DMX-Europe N.V....................            --     (8,818,462)               --      (8,818,462)
Depreciation and amortization..........            --     (2,094,558)      (13,836,454)(7)  (15,931,012)
Loss on disposal -- DMX-Europe N.V.....            --     (7,153,278)               --      (7,153,278)
                                         ------------   ------------    --------------    ------------
                                                   --    (42,466,072)      (13,836,454)    (56,302,526)
  Operating loss.......................            --    (23,655,613)      (13,836,454)    (37,492,067)
Equity in loss of DMX-Europe N.V.......            --     (7,345,149)               --      (7,345,149)

Interest expense, net:
  Continuing operations................            --       (200,051)       (4,000,000)(8)   (4,200,051)
  DMX-Europe N.V.......................            --        (97,789)               --         (97,789)
Other income, net......................            --        483,631                --         483,631
                                         ------------   ------------    --------------    ------------
  Loss before income tax benefit.......                  (30,814,971)      (17,836,454)    (48,651,425)
Income tax benefit.....................            --             --      7,312,946 (9)      7,312,946
                                         ------------   ------------    --------------    ------------
     Net loss..........................  $         --    (30,814,971)      (10,523,508)    (41,338,479)
                                         ============   ============    ==============    ============
Loss per share:
  Historical...........................                 $       (.57)
                                                        ============
  Pro forma............................                                                   $       (.54)(10)
                                                                                          ============

   See accompanying notes to unaudited condensed pro forma combined financial statements.

                                TCI MUSIC, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF TELE-COMMUNICATIONS, INC.)

           NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                  (UNAUDITED)

 (1) In connection with the Merger, TCI and TCI Music will enter into a Contribution Agreement. Pursuant to the Contribution Agreement, effective as of the closing of the Merger: (i) TCI Music will issue to TCI (as designee of certain of its indirect subsidiaries), 62,500,000 shares of TCI Music Series B Common Stock and a promissory note in the amount of $40 million (the "TCI Music Note"), (ii) until December 31, 2006, certain subsidiaries of TCI will transfer to TCI Music the right to receive all revenue from sales of DMX music services to their residential and commercial subscribers, net of an amount equal to the 10% of revenue from such sales to residential subscribers and net of the revenue otherwise payable to DMX (which will be a wholly owned subsidiary of TCI Music following the Merger) as license fees for DMX music services under affiliation agreements currently in effect (the "Contributed Net DMX Revenue"), (iii) TCI will contribute to TCI Music certain commercial digital DMX tuners that are not in service as of the effective date of the Merger (the "Contributed Tuners"), and (iv) TCI will grant to each stockholder who becomes a stockholder of TCI Music pursuant to the Merger, one right (a "Right") with respect to each whole share of Series A Common Stock, $.01 par value per share, of TCI Music ("TCI Music Series A Common Stock") acquired by such stockholder in the Merger pursuant to the terms of a Rights Agreement among TCI, TCI Music and the rights agent (the "Rights Agreement"). The foregoing transactions are collectively referred to herein as the "Contribution." Upon consummation of the Merger, each outstanding share of DMX Common Stock will be converted into the right to receive (i) one-quarter of a share of TCI Music Series A Common Stock, (ii) one Right with respect to each whole share of TCI Music Series A Common Stock and
     (iii) cash in lieu of the issuance of fractional shares of TCI Music Series A Common Stock and Rights. Each Right will entitle the holder to require TCI to purchase from such holder one share of TCI Music Series A Common Stock for $8.00 per share (the equivalent of $2.00 per share of DMX Common Stock), subject to reduction by the aggregate amount per share of any dividend and certain other distributions, if any, made by TCI Music to its stockholders (the "Put Price"), and, payable at the election of TCI, in cash, a number of shares of Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share, having an equivalent value or a combination thereof, if during the one-year period beginning on the effective date of the Merger (the "Put Period"), the price of TCI Music Series A Common Stock does not equal or exceed $8.00 per share for a period of at least 20 consecutive trading days.

 (2) Represents the issuance of TCI Music Series B Common Stock pursuant to the Contribution Agreement. Such issuance results in an increase in TCI Music's assets only to the extent of TCI's historical cost basis in the Contributed Tuners (approximately $4,500,000 at March 31, 1997) since TCI's historical cost basis in the Contributed Net DMX Revenue is zero. See note 1.

 (3) Represents the issuance of TCI Music Series A Common Stock pursuant to the Merger Agreement and the issuance of associated Rights pursuant to the Rights Agreement (collectively, the "Merger Consideration"). The estimated aggregate fair value of the Merger Consideration to be issued to entities not controlled by TCI (the "Unaffiliated Stockholders") and the carryover basis of the Merger Consideration to be issued to entities controlled by TCI (the "TCI Stockholders") has been allocated to goodwill as the net book values of DMX's assets and liabilities are assumed to approximate their respective fair values. The estimated aggregate fair value of the Merger Consideration, and the estimated fair values of DMX's assets and liabilities are based on information available at the date of the preparation of these condensed combined pro forma financial statements, and will be adjusted upon final appraisal of the Merger Consideration, and such DMX assets and liabilities. Although management is not presently aware of any circumstances which would cause the final purchase price allocation to be significantly different from that which is reflected in the accompanying condensed pro forma combined balance sheet, actual valuations and allocations may differ from those reflected herein. The number of

                                TCI MUSIC, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF TELE-COMMUNICATIONS, INC.)

   NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     shares and Rights assumed to be issued is based upon DMX Common Stock ownership as of March 31, 1997. The estimated fair value of the Merger Consideration issued to unaffiliated Stockholders will be accreted to the Put Price during the Put Period and such accretion will be reflected as an increase in goodwill with a corresponding increase to additional paid-in capital. Additional information concerning the assumed valuation of the TCI Music Series A Common Stock is set forth below:

       Shares to be issued to TCI, valued at carryover basis at
         March 31, 1997 (6,812,393 shares).........................  $ 16,588,824
       Shares to be issued to others, valued at estimated fair
         value of $7.40 per share (8,084,255 shares)...............    59,823,485
                                                                     ------------
                 Total value assigned to TCI Music Series A Common
                   Stock...........................................  $ 76,412,309
       Increase in deferred income tax liability due to purchase
         price allocation..........................................    51,878,052
       Elimination of DMX historical stockholders' deficit at March
         31, 1997..................................................     9,051,317
                                                                     ------------
       Excess purchase price to be allocated to goodwill...........  $137,341,678
                                                                     ============

     None of DMX's currently outstanding stock options are "in-the-money" and none are expected to be "in-the-money" at the date of the Merger. As such, DMX's currently outstanding stock options are not expected to have any impact on the purchase consideration. Any compensation expense associated with the exchange of TCI Music options for DMX options is not expected to be material. See note 1.

 (4) Represents the issuance of the TCI Music Note. The TCI Music Note will bear interest at 10% per annum, payable semiannually, and will provide for the payment of unpaid principal and accrued interest not earlier than 180 days after consummation of the Contribution. Due to TCI's controlling interest in TCI Music, such issuance has been treated as a distribution to TCI. See note 1.

 (5) The fiscal year end of DMX is September 30. The amounts reported in the "DMX historical" column of the condensed pro forma combined statement of operations for the year ended December 31, 1996 represent the sum of DMX's operating results for the three months ended December 31, 1996 and the fiscal year ended September 30, 1996, less DMX's operating results for the three months ended December 31, 1995.

 (6) If the Contributed Net DMX Revenue payments had been in effect for the three months ended March 31, 1997 and the year ended December 31, 1996, the aggregate incremental revenue received by TCI Music would have been approximately $4,400,000 and $16,400,000, respectively. Due to uncertainties concerning the amount of the Contributed Net DMX Revenue to be received by TCI Music in future periods, such incremental revenue has not been reflected in the condensed pro forma combined statement of operations. See note 1.


 (7) Represents amortization of the additional goodwill recorded in connection with the Merger. Such amortization is calculated using an estimated useful life of ten years. See note 1.


 (8) Represents interest expense on the TCI Music Note. The pro forma adjustment has been calculated using the 10% interest rate stipulated by the terms of the TCI Music Note. Interest on the TCI Music Note will be waived by TCI if principal is paid in full at or before maturity, which will be 180 days after the close of the Merger.

 (9) Represents the income tax effect of the pro forma adjustments related to the Merger and Contribution.

(10) Represents pro forma loss per share assuming 77,396,648 and 75,923,829 weighted average shares of TCI Music were outstanding during the three months ended March 31, 1997 and the year ended December 31, 1996, respectively. Such amounts represents the approximate number of weighted average shares of TCI Music that would have been outstanding if the Merger and Contribution had occurred on January 1, 1996.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

               CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                  (UNAUDITED)

     The following unaudited condensed pro forma combined balance sheet of Tele-Communications Inc. ("TCI"), dated as of March 31, 1997, assumes that the merger (the "Merger") contemplated by an Agreement and Plan of Merger, dated as of February 6, 1997, as amended (the "Merger Agreement"), by and among TCI Music, Inc., a subsidiary of TCI ("TCI Music"), TCI Merger Sub, a wholly owned subsidiary of TCI Music ("Merger Sub") and DMX, Inc. ("DMX"), and certain related transactions had occurred as of such date. See note 1.

     The following unaudited condensed pro forma combined statement of operations of TCI for the three months ended March 31, 1997 assumes the Merger and certain related transactions had occurred as of January 1, 1996. The following unaudited condensed pro form combined statement of operations for the year ended December 31, 1996 assumes that the Merger and certain related transactions, the distribution (the "Distribution") by TCI of all of the outstanding common stock of TCI Satellite Entertainment, Inc. ("Satellite") (see note 2) and the acquisition by TCI of all the common stock of a subsidiary of Viacom, Inc. ("VII Cable") (the "VII Cable Acquisition") (see note 3), had occurred as of January 1, 1996.

     The unaudited pro forma results do not purport to be indicative of the results of operations that would have been obtained if the Merger and certain related transactions, the Distribution and the VII Cable Acquisition had occurred as of January 1, 1996. These condensed pro forma combined financial statements of TCI should be read in conjunction with the historical financial statements and the related notes thereto of TCI, TCI Music and DMX.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   CONDENSED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1997
                                  (UNAUDITED)

                                                      TCI            DMX          PRO FORMA          TCI
                                                   HISTORICAL   HISTORICAL(1)   ADJUSTMENTS(1)    PRO FORMA
                                                   ----------   -------------   --------------    ---------
                                                                     AMOUNTS IN MILLIONS
ASSETS
Cash, receivables and other operating assets.....   $ 1,191         $   8           $  --          $ 1,199
Investment in affiliates and Time Warner, Inc.,
  and related receivables........................     4,935            --             (16)(4)        4,919
Property and equipment, net of accumulated
  depreciation...................................     7,688             5              --            7,693
Franchise costs, intangibles and other assets,
  net of amortization............................    16,862             5             137(4)        17,004
                                                    -------         -----           -----          -------
                                                    $30,676         $  18           $ 121          $30,815
                                                    =======         =====           =====          =======

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Payables and accruals............................   $ 1,502         $  22           $  --          $ 1,524
Debt.............................................    15,049             3              --           15,052
Deferred income taxes............................     5,946            --              52(4)         5,998
Other liabilities................................       251             2              --              253
                                                    -------         -----           -----          -------
          Total liabilities......................    22,748            27              52           22,827
                                                    -------         -----           -----          -------
Minority interests...............................     1,349            --              60(4)         1,409
Redeemable preferred stocks......................       655            --              --              655
Company-obligated mandatorily redeemable
  preferred securities of subsidiary trusts
  holding solely subordinated debt securities of
  TCI
  Communications, Inc............................     1,502            --              --            1,502
Stockholders' equity (deficit):
  Preferred stock................................        --            --              --               --
  TCI Group Series A common stock................       715            --              --              715
  TCI Group Series B common stock................        85            --              --               85
  Liberty Media Group Series A common stock......       229            --              --              229
  Liberty Media Group Series B common stock......        21            --              --               21
  DMX common stock...............................        --             1              (1)(4)           --
  Additional paid-in capital.....................     3,904           137            (137)(4)        3,904
  Cumulative foreign currency translation
     adjustment..................................         5            --              --                5
  Unrealized holding gains for available-for-sale
     securities..................................        11            --              --               11
  Accumulated deficit............................      (234)         (146)            146(4)          (234)
  Stock held by subsidiaries/treasury stock......      (314)           (1)              1(4)          (314)
                                                    -------         -----           -----          -------
          Total stockholders' equity (deficit)...     4,422            (9)              9            4,422
                                                    -------         -----           -----          -------
                                                    $30,676         $  18           $ 121          $30,815
                                                    =======         =====           =====          =======

   See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)


                                                 TCI            DMX          PRO FORMA           TCI
                                              HISTORICAL   HISTORICAL(1)   ADJUSTMENTS(1)     PRO FORMA
                                              ----------   -------------   --------------     ---------
                                                                 AMOUNTS IN MILLIONS
Revenue.....................................   $ 1,827          $ 6             $--            $ 1,833
  Operating expenses, selling, general and
     administrative expenses and
     compensation relating to stock
     appreciation rights....................    (1,104)          (8)             --             (1,112)
Depreciation and amortization...............      (374)          (1)             (3)(11)          (378)
                                               -------          ---             ---            -------
  Operating income (loss)...................       349           (3)             (3)               343
Interest expense............................      (289)          --              --               (289)
Interest and dividend income................        21           --              --                 21
Share of losses of affiliates, net..........      (156)          --               2(12)           (154)
Other expense, net..........................       (21)          --              --(13)            (21)
                                               -------          ---             ---            -------
  Loss before income taxes..................       (96)          (3)             (1)              (100)
Income tax benefit..........................        38           --              --(14)             38
                                               -------          ---             ---            -------
  Net loss..................................       (58)          (3)             (1)               (62)
Dividend requirement on redeemable preferred
  stocks....................................       (10)          --              --                (10)
                                               -------          ---             ---            -------
          Net loss attributable to common
            stockholders....................   $   (68)         $(3)            $(1)           $   (72)
                                               =======          ===             ===            =======
Net earnings (loss) attributable to common
  stockholders per common share:
  TCI Group Series A and Series B common
     stock..................................   $  (.12)                                        $  (.13)(9)
                                               =======                                         =======
  Liberty Media Group Series A and Series B
     common stock...........................   $   .06                                         $   .06(10)
                                               =======                                         =======


   See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                         CONSUMMATED TRANSACTIONS                   TCI
                                             ------------------------------------------------    PRO FORMA-
                                   TCI          SATELLITE        VII CABLE       PRO FORMA      CONSUMMATED
                                HISTORICAL   DISTRIBUTION(2)   HISTORICAL(3)   ADJUSTMENTS(3)   TRANSACTIONS
                                ----------   ---------------   -------------   --------------   ------------
                                                            AMOUNTS IN MILLIONS
Revenue.......................   $ 8,022          $(377)           $ 280            $ --           $ 7,925
Operating expenses, cost of
  sales, selling, general and
  administrative expenses,
  compensation relating to
  stock appreciation rights
  and restructuring charges...    (5,774)           373             (176)             --            (5,577)
Depreciation and
  amortization................    (1,616)           166              (52)            (14)(5)        (1,516)
                                 -------          -----            -----            ----           -------
  Operating income (loss).....       632            162               52             (14)              832
Interest expense..............    (1,096)            --              (31)            (44)(6)        (1,171)
Interest and dividend
  income......................        64             --                2              --                66
Share of losses of affiliates,
  net.........................      (473)            --               --              --              (473)
Gain on disposition of
  assets......................     1,593             --               --              --             1,593
Other income (expense), net...      (180)            --                1             (18)(7)          (197)
                                 -------          -----            -----            ----           -------
  Earnings (loss) before
    income taxes..............       540            162               24             (76)              650
Income tax benefit
  (expense)...................      (262)           (53)             (13)             11(8)           (317)
                                 -------          -----            -----            ----           -------
  Net earnings (loss).........       278            109               11             (65)              333
Dividend requirement on
  redeemable preferred
  stocks......................       (35)            --               --              --               (35)
                                 -------          -----            -----            ----           -------
        Net earnings (loss)
          attributable to
          common
          stockholders........   $   243          $ 109            $  11            $(65)          $   298
                                 =======          =====            =====            ====           =======
Primary earnings (loss)
  attributable to common
  stockholders per common and
  common equivalent share:
  TCI Group Series A and
    Series B common stock.....   $ (1.22)                                                          $ (1.14)(9)
                                 =======                                                           =======
  Liberty Media Group Series A
    and Series B common
    stock.....................   $  3.97                                                           $  3.97(10)
                                 =======                                                           =======
Fully diluted net earnings
  (loss) attributable to
  common stockholders per
  common and common equivalent
  share:
  TCI Group Series A and
    Series B common stock.....   $ (1.22)                                                          $ (1.14)(9)
                                 =======                                                           =======
Liberty Media Group Series A
  and Series B common stock...   $  3.88                                                           $  3.88(10)
                                 =======                                                           =======

                                    PROPOSED TRANSACTIONS
                                ------------------------------
                                     DMX          PRO FORMA         TCI
                                HISTORICAL(1)   ADJUSTMENTS(1)   PRO FORMA
                                -------------   --------------   ---------
                                           AMOUNTS IN MILLIONS
Revenue.......................      $ 18             $ --         $ 7,943
Operating expenses, cost of
  sales, selling, general and
  administrative expenses,
  compensation relating to
  stock appreciation rights
  and restructuring charges...       (33)              --          (5,610)
Depreciation and
  amortization................        (9)             (14)(11)     (1,539)
                                    ----             ----         -------
  Operating income (loss).....       (24)             (14)            794
Interest expense..............        --               --          (1,171)
Interest and dividend
  income......................        --               --              66
Share of losses of affiliates,
  net.........................        (7)              21(12)        (459)
Gain on disposition of
  assets......................        --               --           1,593
Other income (expense), net...        --               --(13)        (197)
                                    ----             ----         -------
  Earnings (loss) before
    income taxes..............       (31)               7             626
Income tax benefit
  (expense)...................        --               (3)(14)       (320)
                                    ----             ----         -------
  Net earnings (loss).........       (31)               4             306
Dividend requirement on
  redeemable preferred
  stocks......................        --               --             (35)
                                    ----             ----         -------
        Net earnings (loss)
          attributable to
          common
          stockholders........      $(31)            $  4         $   271
                                    ====             ====         =======
Primary earnings (loss)
  attributable to common
  stockholders per common and
  common equivalent share:
  TCI Group Series A and
    Series B common stock.....                                    $ (1.19)(9)
                                                                  =======
  Liberty Media Group Series A
    and Series B common
    stock.....................                                    $  4.00(10)
                                                                  =======
Fully diluted net earnings
  (loss) attributable to
  common stockholders per
  common and common equivalent
  share:
  TCI Group Series A and
    Series B common stock.....                                    $ (1.19)(9)
                                                                  =======
Liberty Media Group Series A
  and Series B common stock...                                    $  3.91(10)
                                                                  =======

   See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                  (UNAUDITED)

 (1) Pursuant to the Merger Agreement, Merger Sub, and DMX, Merger Sub will be merged with and into DMX, with DMX as the surviving corporation. As a result of the Merger, stockholders of DMX will become stockholders of TCI Music. In connection with the Merger, and pursuant to the terms and conditions of a Contribution Agreement by and between TCI and TCI Music (the "Contribution Agreement"), effective as of the closing, TCI and TCI Music will effect certain other transactions that are collectively referred to herein as the "Contribution."

     In connection with the Merger, TCI and TCI Music will enter into a Contribution Agreement. Pursuant to the Contribution Agreement, effective as of the closing of the Merger: (i) TCI Music will issue to TCI (as designee of certain of its indirect subsidiaries), 62,500,000 shares of TCI Music Series B Common Stock and a promissory note in the amount of $40 million (the "TCI Music Note"), (ii) until December 31, 2006, certain subsidiaries of TCI will transfer to TCI Music the right to receive all revenue from sales of DMX music services to their residential and commercial subscribers, net of an amount equal to 10% of revenue from such sales to residential subscribers and net of the revenue otherwise payable to DMX (which will be a wholly-owned subsidiary of TCI Music following the Merger) as license fees for DMX music services under affiliation agreements currently in effect (the "Contributed Net DMX Revenue"), (iii) TCI will contribute to TCI Music certain commercial digital DMX tuners that are not in service as of the effective date of the Merger (the "Contributed Tuners"), and (iv) TCI will grant to each stockholder who becomes a stockholder of TCI Music pursuant to the Merger, one right (a "Right") with respect to each whole share of Series A Common Stock, $.01 par value per share, of TCI Music ("TCI Music Series A Common Stock") acquired by such stockholder in the Merger pursuant to the terms of a Rights Agreement among TCI, TCI Music and the rights agent (the "Rights Agreement"). The foregoing transactions are collectively referred to herein as the "Contribution." Upon consummation of the Merger, each outstanding share of DMX Common Stock will be converted into the right to receive (i) one-quarter of a share of TCI Music Series A Common Stock, (ii) one Right with respect to each whole share of TCI Music Series A Common Stock and (iii) cash in lieu of the issuance of fractional shares of TCI Music Series A Common Stock and Rights. Each Right will entitle the holder to require TCI to purchase from such holder one share of TCI Music Series A Common Stock for $8.00 per share (the equivalent of $2.00 per share of DMX Common Stock), subject to reduction by the aggregate amount per share of any dividend and certain other distributions, if any, made by TCI Music to its stockholders (the "Put Price"), and, payable at the election of TCI, in cash, a number of shares of Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share, having an equivalent value or a combination thereof, if during the one-year period beginning on the effective date of the Merger (the "Put Period"), the price of TCI Music Series A Common Stock does not equal or exceed $8.00 per share for a period of at least 20 consecutive trading days.

     The fiscal year end of DMX is September 30. The amounts reported in the "DMX historical" column of the condensed pro forma combined statement of operations for the year ended December 31, 1996 represent the sum of DMX's operating results for the three months ended December 31, 1996 and the fiscal year ended September 30, 1996, less DMX's operating results for the three months ended December 31, 1995.

 (2) On December 4, 1996, TCI distributed to the holders of shares of TCI Group common stock of all of the issued and outstanding common stock of Satellite. At the time of the Distribution, Satellite was a Delaware corporation and a direct wholly-owned subsidiary of TCI. The Distribution was effected as a tax-free dividend to, and did not involve the payment of any consideration by, the holders of TCI Group common stock. Prior to the Distribution, TCI caused to be transferred to Satellite, or one or more of Satellite's subsidiaries, certain assets and businesses (and the related liabilities) of the TCI Group

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES constituting all of TCI's interests in the business of distributing multichannel programming services in the United States direct to the home via medium power or high power broadcast satellite, including the rental and sale of customer premises equipment relating thereto.

 (3) On July 31, 1996, pursuant to certain agreements entered into among TCI Communications, Inc. ("TCIC"), a subsidiary of TCI, TCI, Viacom International Inc. and Viacom, Inc. ("Viacom"), TCIC acquired all of the common stock of VII Cable which, at the time of such acquisition, owned Viacom's cable systems and related assets.

     The transaction was structured as a tax-free reorganization in which VII Cable initially transferred all of its non-cable assets, as well as all of its liabilities other than current liabilities, to a new subsidiary of Viacom ("New Viacom Sub"). VII Cable also transferred to New Viacom Sub the proceeds (the "Loan Proceeds") of a $1.7 billion loan facility (the "Loan Facility") arranged by TCIC, TCI and VII Cable. Following these transfers, VII Cable retained cable assets with a value at closing of approximately $2.326 billion and the obligation to repay the Loan Proceeds borrowed under the Loan Facility. Neither Viacom nor New Viacom Sub has any obligation with respect to repayment of the Loan Proceeds.

     Prior to the consummation of the VII Cable Acquisition, Viacom offered to the holders of shares of Viacom Class A Common Stock and Viacom Class B Common Stock (collectively, "Viacom Common Stock") the opportunity to exchange (the "Exchange Offer") a portion of their shares of Viacom Common Stock for shares of Class A Common Stock, par value $100 per share, of VII Cable ("VII Cable Class A Stock"). Immediately following the completion of the Exchange Offer, TCIC acquired from VII Cable shares of VII Cable Class B Common Stock (the "Share Issuance") in exchange for $350 million (which was used to reduce VII Cable's obligations under the Loan Facility). At the time of the Share Issuance, the VII Cable Class A Stock received by Viacom stockholders pursuant to the Exchange Offer automatically converted into 5% Class A Senior Cumulative Exchangeable Preferred Stock (the "Exchangeable Preferred Stock") of VII Cable with a stated value of $100 per share.

     The cost to acquire VII Cable was approximately $2.326 billion, consisting of the Loan Proceeds and the $626 million aggregate par value of the VII Cable Exchangeable Preferred Stock. The accompanying unaudited pro forma condensed combined statements of operations do not reflect potential cost savings attributable to (i) economics of scale which may be realized in connection with purchases of programming and equipment or (ii) consolidation of certain operating and administrative functions including the elimination of duplicative facilities and personnel.

 (4) Represents the estimated aggregate fair value of the Merger Consideration to be issued to entities not controlled by TCI (the "Unaffiliated Stockholders"). Such estimated aggregate fair value has been allocated to goodwill as the net book values of DMX's assets and liabilities are assumed to approximate their respective fair values. The estimated aggregate fair value of the Merger Consideration, and the estimated fair values of DMX's assets and liabilities are based on information available at the date of the preparation of these condensed combined pro forma financial statements, and will be adjusted upon final appraisal of the Merger Consideration, and such DMX assets and liabilities. Although management is not presently aware of any circumstances which would cause the final purchase price allocation to be significantly different from that which is reflected in the accompanying condensed pro forma combined balance sheet, actual valuations and allocations may differ from those reflected herein. The number of shares and Rights assumed to be issued is based upon DMX Common Stock ownership as of March 31, 1997. See note 1. The estimated fair value of the Merger consideration issued to Unaffiliated Stockholders will be accreted to the Put Price during the Put Period and such accretion will be reflected as an increase in goodwill with a corresponding increase to minority interest. Additional information

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES concerning the assumed valuation of the TCI Music Series A Common Stock is set forth below (dollars in millions):

     Shares to be issued to TCI, valued at carryover basis
      at March 31, 1997 (6,812,393 shares)..................  $ 16
     Shares to be issued to others, valued at estimated fair
      value of $7.40 per share (8,084,255 shares)...........    60
                                                              ----
               Total value assigned to TCI Music Series A
                Common Stock................................    76
     Increase in deferred income tax liability due to
      purchase price allocation.............................    52
     Elimination of DMX historical stockholders' deficit at
      March 31, 1997........................................     9
                                                              ----
     Excess purchase price to be allocated to goodwill......  $137
                                                              ====

     None of DMX's currently outstanding stock options are "in-the-money" and none are expected to be "in-the-money" at the date of the Merger. As such, DMX's currently outstanding stock options are not expected to have any impact on the purchase consideration. Any compensation expense associated with the exchange of TCI Music options for DMX options is not expected to be material. See note 1.

 (5) Represents depreciation and amortization of VII Cable's allocated purchase price based upon a weighted average life of 12.5 years for property and equipment and a 40 year life for franchise costs.

 (6) Represents assumed additional interest expense (after taking into consideration interest expense reflected in the historical VII Cable operations) incurred by TCI on the borrowings of the Loan Proceeds. Solely for the purposes of this presentation, TCI has assumed an interest rate of 7.5% for the year ended December 31, 1996, based upon historical interest rates adjusted for terms of the Loan Facility.

 (7) Reflects a 5.0% cumulative annual dividend on the $626 million of VII Cable Exchangeable Preferred Stock included in minority share of losses of consolidated subsidiaries.

 (8) Reflects the estimated income tax effect of the VII Cable pro forma adjustments. The effective income tax rate on a pro forma basis is adversely affected by the amortization of excess acquisition costs, which are assumed not to be deductible for tax purposes.

 (9) Reflects loss per common share based upon 678.0 million and 664.8 million weighted average shares of TCI Group common stock for the three months ended March 31, 1997 and the year ended December 31, 1996. Such amount represents the weighted average shares disclosed in TCI's historical financial statements.

(10) Reflects earnings per common share based upon 249.7 million weighted average shares of Liberty Media Group common stock outstanding for the three months ended March 31, 1997, and 266.3 million (primary) and 272.4 million (fully diluted) weighted average shares of Liberty Media Group common stock for the year ended December 31, 1996. Such amounts represent the weighted average shares disclosed in TCI's historical financial statements.


(11) Represents amortization of additional goodwill recorded in connection with the Merger. Such amortization is calculated using an estimated useful life of ten years.



(12) Represents the elimination of TCI's share of DMX's historical net loss.


(13) No losses have been allocated to minority shareholders of TCI Music due to TCI's put obligation pursuant to the Rights Agreement.

(14) Represents the income tax effect of the pro forma adjustments related to the Merger and Contribution.

                                                                      APPENDIX I


                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 6, 1997, by and among Tele-Communications, Inc., a Delaware corporation ("TCI"), TCI Music, Inc., a Delaware corporation and wholly owned subsidiary of TCI ("MusicCo"), TCI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of MusicCo ("Merger Sub") and DMX Inc., a Delaware corporation (the "Company"):

                                    RECITALS

     A. Pursuant to the form of Contribution Agreement attached to this Agreement as Exhibit A (the "Contribution Agreement"), (i) TCI will cause certain of its wholly owned subsidiaries to contribute to MusicCo the right to receive a substantial portion of the revenues attributable to the distribution and sale by those subsidiaries of the Company's digital music services and (ii) TCI will grant to each stockholder who becomes a stockholder of MusicCo pursuant to the Merger, with respect to each whole share of MusicCo stock acquired by such stockholder in the Merger, one right (a "Right") requiring TCI to purchase from the holder thereof, at such holder's election, such stock for the price and at the time specified in the form of Rights Agreement attached to this Agreement as Exhibit B (the "Rights Agreement") in consideration of the issuance of shares of Series B Common Stock, par value $.01 per share, of MusicCo ("MusicCo Series B Common Stock") and a promissory note in the amount of $40,000,000.

     B. TCI and MusicCo have proposed that MusicCo will acquire the Company in a transaction in which: (i) simultaneously with the Contribution, Merger Sub will merge with and into the Company, as a result of which the Company will become a wholly owned subsidiary of MusicCo and the stockholders of the Company immediately prior to such merger will become stockholders of MusicCo; and (ii) TCI will issue to each stockholder who becomes a stockholder of MusicCo pursuant to the Merger, with respect to each whole share of MusicCo stock acquired by such stockholder in the Merger, one Right.

     C. The Boards of Directors of TCI, MusicCo, Merger Sub and the Company have each determined that the Merger is in the best interests of their respective corporations and stockholders.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained in this Agreement the parties to this Agreement agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1 Definitions. As used in this Agreement, the following terms with initial capital letters will have the meanings set forth below:

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlling," "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person (whether through the ownership of voting securities, by contract or otherwise).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Environmental Law" means any applicable Legal Requirement relating to the protection, preservation or restoration of the environment (including, air, water vapor, surface water, ground water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

          "Knowledge" means the actual present personal knowledge of any director or any officer of the Company.

          "Legal Requirement" means any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Entity, including judicial decisions applying common law or interpreting any other Legal Requirement or any agreement entered into with a Governmental Entity in resolution of a dispute or otherwise.

          "Lien" means any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer, voting restriction or encumbrance of any nature.

          "Material Adverse Effect" means a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of a Person and its Subsidiaries, taken as a whole, or on the ability of such Person to perform its obligations under this Agreement.

          "MusicCo Series A Common Stock Value" means the product of (a) $4.00 and (b) a fraction, the numerator of which is 59,586,594 and the denominator of which is the total number of shares of MusicCo Series A Common Stock issuable to stockholders of the Company at the Effective Time, assuming no Dissenting Shares.

          "NASDAQ" means the over-the-counter market of the National Association of Securities Dealers, Inc.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Person" means any human being or any partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity.

          "SEC" means the United States Securities and Exchange Commission.

          "Subsidiary" means, with respect to any Person, any corporation or partnership more than 50% of whose outstanding voting securities or partnership interests, as the case may be, are directly or indirectly owned by such Person.

     SECTION 1.2 Other Definitions. The following terms are defined in the Sections indicated:

                      TERM                          SECTION
                      ----                        -----------
Acquisition Proposal............................  8.12
Agreement.......................................  Preamble
Antitrust Division..............................  8.9
Certificate of Incorporation of the Company.....  2.1(a)
Certificate of Merger...........................  2.2
Closing.........................................  3.13
Closing Date....................................  3.13
Company.........................................  Preamble
Company Benefit Plans...........................  6.11(a)
Company Common Stock............................  3.1(a)
Company Permits.................................  6.8(a)
Company Stock Certificates......................  3.3(a)
Contribution....................................  4.1
Contribution Agreement..........................  Recital A
DGCL............................................  2.1
Dissenting Shares...............................  3.8
Effective Time..................................  2.2
Equity Affiliate................................  6.3
ERISA Affiliate.................................  6.11(a)

                      TERM                          SECTION
                      ----                        -----------
Exchange Act....................................  5.5
Exchange Agent..................................  3.3(a)
Executive.......................................  8.13(a)
FTC.............................................  8.9
Governmental Entity.............................  6.8(a)
HSR Act.........................................  5.5
Indemnified Party...............................  8.2(h)(iii)
Indemnifying Party..............................  8.2(h)(iii)
Joint Proxy Statement/Prospectus................  8.2(a)
Losses..........................................  8.2(h)(i)
Meeting.........................................  8.3
Merger..........................................  2.1
Merger Sub......................................  Preamble
Most Recent Balance Sheet.......................  6.7(c)
MusicCo.........................................  Preamble
MusicCo Certificates............................  3.3(a)
MusicCo Series A Common Stock...................  3.1(a)
MusicCo Series B Common Stock...................  Recital A
Other Filings...................................  8.2(b)
Preliminary Joint Proxy Statement/Prospectus....  8.2(a)
Right...........................................  Recital A
Rights Agreement................................  Recital A
SEC Filings.....................................  8.2(c)
SEC Reports.....................................  6.7(a)
Securities Act..................................  5.5
Surviving Corporation...........................  2.1
Tax.............................................  6.14
TCI.............................................  Preamble
Termination Date................................  10.1(b)

     SECTION 1.3 Use of Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variations) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word include (and any variation) is used in an illustrative sense rather than a limiting sense. The word day means a calendar day. All accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under GAAP.

                                   ARTICLE II

                         THE MERGER AND RELATED MATTERS

     SECTION 2.1 The Merger. Subject to the terms and conditions of this Agreement and the Delaware General Corporation Law (the "DGCL"), at the Effective Time: (i) Merger Sub will be merged with and into the Company (the "Merger"); (ii) the separate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger (the "Surviving Corporation"); and the name of the Surviving Corporation will be DMX Inc. From and after the Effective Time, and without any further action on the part of any Person, the Merger will have all the effects provided by applicable Legal Requirements, including Section 262 of the DGCL, the effects described in
Section 3.1 with respect to the capital stock of Merger Sub and the Company and, subject to applicable Legal Requirements, the following additional effects:

          (a) Certificate of Incorporation. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation of the Company"), as in effect immediately prior to the Effective Time, will become the Certificate of Incorporation of the Surviving Corporation, and such Certificate of Incorporation may thereafter be amended as provided therein and by the DGCL.

          (b) Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the Bylaws of the Surviving Corporation, and such Bylaws may thereafter be amended or repealed in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by the DGCL.

          (c) Directors. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and the DGCL and until the earlier of such director's resignation or removal or such director's successor is duly elected and qualified, as the case may be.

          (d) Officers. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time will become the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and the DGCL and until the earlier of such officer's resignation or removal or such officer's successor is duly appointed and qualified, as the case may be.

          (e) Properties and Liabilities. At the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.2 Effective Time of the Merger. Subject to the terms and conditions in this Agreement, the parties will prepare, sign and acknowledge, in accordance with the DGCL, a certificate of merger (the "Certificate of Merger") and deliver the Certificate of Merger to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. As used in this Agreement, the "Effective Time" means the time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware.

                                  ARTICLE III

                          CONVERSION OF CAPITAL STOCK

     SECTION 3.1 CONVERSION OF STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of any corporation:

          (a) Each share of Common Stock, $.01 par value per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (except shares subject to Section 3.1(b) and, to the extent provided in Section 3.8, Dissenting Shares) will be converted into and will thereafter evidence and become: (i) .5 of a share of Series A common stock, $.01 par value per share, of MusicCo ("MusicCo Series A Common Stock"); (ii) one Right with respect to each whole share of MusicCo Series A Common Stock; and (iii) the right to receive cash in lieu of fractional shares of MusicCo Series A Common Stock and Rights in accordance with Section 3.5.

          (b) Each share of the capital stock of the Company issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by the Company, if any, will be canceled and retired, and no MusicCo Series A Common Stock, Rights or other consideration will be delivered in exchange therefor.

          (c) Each share of Common Stock, $.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (except shares subject to Section 3.1(d)) will be converted into and will thereafter evidence and become one validly issued, fully paid, and nonassessable share of Common Stock, $.01 par value per share, of the Surviving Corporation.

          (d) Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by Merger Sub, if any, will be canceled and retired, and no Common Stock of the Surviving Corporation or other consideration will be delivered in exchange therefor.

     SECTION 3.2 [Intentionally omitted]

     SECTION 3.3 Exchange of Certificates.

     (a) Exchange Agent. Prior to the Closing Date, TCI will select The Bank of New York or another bank or trust company reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent") in connection with the surrender of certificates that, prior to the Effective Time, evidenced outstanding shares of Company Common Stock ("Company Stock Certificates"). Prior to the Closing Date, MusicCo and TCI will deposit with the Exchange Agent for exchange in accordance with this Section 3.3 certificates evidencing the shares of MusicCo Series A Common Stock and the Rights to be issued in the Merger ("MusicCo Certificates"), which shares of MusicCo Common Stock and Rights will be deemed to be issued at the Effective Time. At and following the Effective Time, MusicCo will deliver to the Exchange Agent such cash as may be required from time to time to make payments of cash in lieu of fractional shares in accordance with
Section 3.5.

     (b) Exchange. As soon as practicable after the Effective Time, MusicCo will cause the Exchange Agent to mail to each Person who was a holder of record of Company Common Stock at the Effective Time: (i) a letter of transmittal (which will specify that delivery will be effective, and risk of loss and title to any Company Stock Certificates will pass, only upon delivery of the Company Stock Certificates to the Exchange Agent and will be in such form and will have such other provisions that are specified by MusicCo and reasonably acceptable to the Company); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for MusicCo Certificates (together with any dividend or distribution with respect thereto made after the Effective Time and any cash to be paid in lieu of fractional shares pursuant to Section 3.5). Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by TCI, together with such letter of transmittal, duly executed, and such other documents as may be required by the Exchange Agent or such other agent, the holder of such Company Stock Certificate will be entitled to receive in exchange therefor MusicCo Certificates representing the number of whole shares of MusicCo Series A Common Stock and one Right with respect to each whole share of MusicCo Series A Common Stock that such holder has the right to receive pursuant to this Agreement (together with any dividend or distribution with respect thereto made after the Effective Time and any cash to be paid in lieu of fractional shares pursuant to
Section 3.5) and the Company Stock Certificate so surrendered will be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, MusicCo Certificates representing the proper number of shares of MusicCo Series A Common Stock and Rights may be issued to a Person other than the Person in whose name the surrendered Company Stock Certificate is registered if the Company Stock Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to MusicCo that any applicable stock transfer tax has been paid. MusicCo will not directly or indirectly pay or reimburse any Person for any transfer taxes of the type referred to in the preceding sentence. If any MusicCo Certificates are to be delivered to a Person other than the Person in whose name the Company Stock Certificates surrendered in exchange therefor are registered, it will be a condition to the delivery of such MusicCo Certificates that the Company Stock Certificates so surrendered are properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise is proper and that the Person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

     (c) Certificates Not Exchanged. After the Effective Time, each outstanding Company Stock Certificate will, until surrendered for exchange in accordance with this Section 3.3, be deemed for all purposes to evidence ownership of the number of whole shares of MusicCo Series A Common Stock and the whole number of Rights into which the shares of Company Common Stock (which, prior to the Effective Time, were represented thereby) are converted in accordance with
Section 3.1, together with the right to receive any dividend or distribution with respect thereto made after the Effective Time and any cash to be paid in lieu of fractional shares pursuant to Section 3.5.

     (d) Expenses. Except as otherwise expressly provided in this Agreement, MusicCo will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of MusicCo Series A Common Stock and Rights for shares of Company Common Stock, except any charges or expenses that are otherwise solely the liability of one or more holders of Company Common Stock. Any MusicCo Certificates deposited with the Exchange Agent that remain unclaimed by the former stockholders of the Company after six months following the Effective Time will be delivered to MusicCo upon its demand, and any former stockholders of the Company who have not then complied with the instructions for exchanging their Company Stock Certificates will thereafter look only to MusicCo for exchange of Company Stock Certificates and for any dividend or distribution with respect thereto made after the Effective Time and any cash to be paid in lieu of fractional shares pursuant to Section 3.5.

     SECTION 3.4 Distribution With Respect to Shares Represented by Unsurrendered Company Stock Certificates. No dividends or other distributions declared or made after the Effective Time with respect to MusicCo Series A Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of MusicCo Series A Common Stock issuable upon surrender thereof until the holder of such Company Stock Certificate surrenders such Company Stock Certificate in accordance with Section 3.3. Subject to the effect of applicable Legal Requirements, following surrender of any such Company Stock Certificate, MusicCo will pay or cause to be paid, without interest, to the record holder of MusicCo Certificates issued in exchange therefor, (a) at the time of such surrender, the amount of cash in lieu of fractional shares to which such holder is entitled pursuant to Section 3.5 and the amount of dividends or other distributions by MusicCo with a record date after the Effective Time theretofore paid with respect to such whole shares of MusicCo Series A Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions by MusicCo with a record date after the Effective Time but prior to surrender of such Company Stock Certificate and a payment date subsequent to such surrender payable with respect to such whole shares of MusicCo Series A Common Stock.

     SECTION 3.5 No Fractional Shares.

     (a) Cash Payment in Lieu of Fractional Shares. No certificates or scrip representing fractional shares of MusicCo Series A Common Stock and Rights will be issued upon the surrender of Company Stock Certificates pursuant to Section
3.3. Such fractional share interests will not entitle the owner thereof to any rights as a security holder of MusicCo. In lieu of any such fractional shares of MusicCo Series A Common Stock and any fractional Rights, each holder of Company Common Stock entitled to receive shares of MusicCo Series A Common Stock and Rights in the Merger, upon surrender of a Company Stock Certificate for exchange pursuant to Section 3.3, will be entitled to receive an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the MusicCo Series A Common Stock Value by the fractional interest in MusicCo Series A Common Stock and Rights to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held of record by such holder immediately prior to the Effective Time).

     (b) Deposit with Exchange Agent. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of MusicCo Series A Common Stock in lieu of any fractional share interests, MusicCo will promptly deposit with the Exchange Agent cash in the required amounts and the Exchange Agent will mail such amounts without interest to such holders; provided however, that no such amount will be paid to any holder with respect to any Company Stock Certificate prior to the surrender by such holder of such Company Stock Certificate.

     SECTION 3.6 No Liability. None of TCI, MusicCo, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent will be liable to any holder of shares of Company Common Stock for any shares of MusicCo Series A Common Stock, Rights, dividends or distributions with respect thereto or cash payable in lieu of fractional shares delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 3.7 Lost Certificates. If any Company Stock Certificate is lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the shares of MusicCo Series A Common Stock and Rights (and any dividend or distribution with respect thereto made after the Effective Time and any cash payable in lieu of fractional shares pursuant to Section 3.5) deliverable in respect thereof as determined in accordance with the terms of this Agreement, subject to the condition that the Person to whom the MusicCo Series A Common Stock and Rights (and any dividend or distribution with respect thereto made after the Effective Time and any cash payable in lieu of fractional shares pursuant to Section 3.5) are to be issued, shall have (a) delivered to MusicCo an affidavit claiming such Company Stock Certificate to be lost, stolen, or destroyed and (b) if required by MusicCo, given MusicCo an indemnity satisfactory to MusicCo against any claim that may be made against MusicCo with respect to the Company Stock Certificate alleged to have been lost, stolen or destroyed.

     SECTION 3.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by holders of such shares who have not voted in favor of the Merger or consented thereto in writing and who have demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted into or be exchangeable for the right to receive MusicCo Series A Common Stock, Rights or any dividend or distribution with respect thereto made after the Effective Time or any cash payable in lieu of fractional shares pursuant to Section 3.5, but holders of Dissenting Shares will be entitled to receive payment of the fair value of their Dissenting Shares in accordance with the provisions of the DGCL and this Section
3.8. Any shares of Company Common Stock held by a stockholder who, prior to the Effective Time, withdraws a demand for appraisal of such shares or loses the right to appraisal as provided in the DGCL will not be considered Dissenting Shares. The Company will give MusicCo and TCI prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demand and any other notices or other documents received by the Company pursuant to the DGCL relating to stockholders' rights of appraisal. The Company will make all payments required by the DGCL to be made in respect of Dissenting Shares, including any costs assessed against the Company pursuant to
Section 262 of the DGCL, and none of TCI, MusicCo or any of their Affiliates will directly or indirectly reimburse or otherwise provide funds to the Company with respect to such payments.

     SECTION 3.9 Treatment of Stock Options and Other Company Benefit Plans. The Company will use its best efforts to cause each option that is outstanding prior to the Effective Time that is not terminable pursuant to its terms upon consummation of the transactions contemplated by this Agreement to be canceled prior to or at the Effective Time and the Company will take all action necessary to cause each such other option to be canceled if not otherwise exercised prior to or at the Effective Time; provided however that the Company will not pay any amount of cash or other consideration to the holder of any option in consideration of the cancellation or termination of such option; and provided further that with respect to each such option that remains outstanding after the Effective Time (other than as a result of a breach by the Company of the provisions of this Section) any Rights issued upon exercise of such option after the Effective Time will terminate (or have terminated) at the time set forth in the Rights Agreement. At or prior to the Effective Time, DMX will terminate all Company Benefit Plans and the DMX Inc. Employee Handbook.

     SECTION 3.10 Stockholders' Approval. Subject to the fiduciary duty obligations under applicable Legal Requirements, the Company will take all action necessary, in accordance with applicable Legal Requirements and the Certificate of Incorporation and Bylaws of the Company, to have this Agreement, the Merger and the transactions contemplated by this Agreement approved by the holders of capital stock of the Company. The Company will notify TCI of the date set for any stockholder action to be taken in connection with approval of the Merger not later than 30 days prior to such date. The Board of Directors of the Company will, subject to fiduciary duty obligations under applicable Legal Requirements, recommend that holders of Company

Common Stock vote to adopt this Agreement and approve the Merger, and will use reasonable best efforts to solicit from such holders proxies in favor of such approval and adoption and take all other action necessary or helpful to secure such favorable vote. Such efforts will include causing the Joint Proxy Statement/Prospectus to include the recommendation of the Board of Directors of the Company that its stockholders approve the Merger and related transactions; provided however, that the Board of Directors of the Company may modify or withdraw its recommendation if it determines, with the advice of outside counsel, that it may be required to do so in the exercise of its fiduciary duties. Unless the Company's Board of Directors releases TCI from such obligation, TCI will cause all shares of Company Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by it on the record date for the Meeting to be voted in favor of the Merger.

     SECTION 3.11 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and no transfer of shares of Company Common Stock will be made thereafter. In the event that, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation, they will be canceled and exchanged for the MusicCo Certificates (and, if required, cash) as provided in Section 3.3(b) and Section 3.5.

     SECTION 3.12 Assistance in Consummation of the Merger. Each of TCI, MusicCo, Merger Sub and the Company will provide all reasonable assistance to, and will cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Agreement. TCI will cause MusicCo and Merger Sub to perform all of their respective obligations in connection with this Agreement.

     SECTION 3.13 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place (i) at the offices of Sherman & Howard L.L.C., 633 Seventeenth Street, Suite 3000, Denver, Colorado, at 9:00 A.M. local time on the date that is the first business day after the day on which the last of the conditions set forth in Article VIII (excluding delivery of opinions and certificates) is fulfilled or waived or (ii) at such other place and time as TCI and the Company agree in writing. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

                                   ARTICLE IV

                          THE CONTRIBUTION; THE RIGHTS

     SECTION 4.1 Contribution to MusicCo. Subject to the satisfaction of the conditions to the parties' obligations to effect the Merger, as set forth in
Article IX of this Agreement, at the Closing, TCI will execute and deliver the Contribution Agreement and the Rights Agreement substantially in the forms attached as Exhibits A and B, respectively, and pursuant thereto, issue the Rights in accordance with the terms and conditions of the Rights Agreement and cause each TCI System Owner (as defined in the Contribution Agreement) to assign and contribute to MusicCo the right to receive Net DMX Revenues (as defined in the Contribution Agreement) of such TCI System Owner pursuant to the terms and conditions of the Contribution Agreement. The foregoing transactions by TCI and the TCI System Owners pursuant to the Contribution Agreement are referred to in this Agreement as the "Contribution."

     SECTION 4.2 Consideration for Contribution. In consideration for the Contribution, MusicCo will, concurrently with the Contribution, issue and deliver to TCI, as designee of the TCI System Owners, 125,000,000 validly issued, fully paid and nonassessable shares of MusicCo Series B Common Stock and the Company Note (as defined in the Contribution Agreement).

                                   ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF TCI, MUSICCO AND MERGER SUB

     TCI, MusicCo and Merger Sub jointly and severally represent and warrant to the Company as follows:

     SECTION 5.1 Organization and Qualification. Each of TCI, MusicCo and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of TCI, MusicCo and Merger Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect on it.

     SECTION 5.2 Capitalization.

     (a) As of the date of this Agreement, the authorized capital stock of MusicCo consists of: (i) 495,000,000 shares of common stock, par value $.01 per share, divided into the following classes: 295,000,000 shares of common stock designated as Series A Common Stock none of which are issued and outstanding and 200,000,000 shares of common stock, designated as Series B Common Stock one share of which is issued and outstanding; and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding.

     (b) All shares of MusicCo Series A Common Stock to be issued in connection with the Merger, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     (c) Merger Sub is a direct, wholly owned subsidiary of MusicCo. MusicCo will own all the issued and outstanding stock of (i) Merger Sub immediately prior to the Effective Time and (ii) Surviving Corporation immediately after the Effective Time.

     SECTION 5.3 Authority Relative to this Agreement. Each of TCI, MusicCo and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by TCI, MusicCo and Merger Sub have been duly authorized by the Boards of Directors of TCI, MusicCo and Merger Sub and by MusicCo as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of TCI, MusicCo or Merger Sub are necessary to authorize this Agreement and the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding obligation of each of TCI, MusicCo and Merger Sub enforceable against each of them in accordance with its terms, except, (i) as enforcement may be limited by bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors' rights generally, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity.

     SECTION 5.4 No Breach; Required Consents. The execution and delivery of this Agreement by TCI, MusicCo and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement by TCI, MusicCo and Merger Sub will not: (a) violate or conflict with the Certificate of Incorporation or Bylaws of TCI, MusicCo or Merger Sub; (b) except as set forth on Schedule 5.4, constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Lien, third-party right of termination, cancellation, modification or acceleration under any agreement or undertaking to which TCI, MusicCo or Merger Sub is a party or by which any of them is bound, except where such breach, default, Lien, third-party right of termination, cancellation, modification or acceleration would not have a Material Adverse Effect on TCI, MusicCo or Merger Sub; or (c) subject to obtaining the approvals and making the filings described in Section 5.5, constitute a violation of any applicable Legal Requirement, except where such violation would not have a Material Adverse Effect on TCI, MusicCo or Merger Sub.

     SECTION 5.5 Governmental Consents and Approvals. Neither the execution and delivery of this Agreement by TCI, MusicCo and Merger Sub nor the consummation of the transactions contemplated by this Agreement by TCI, MusicCo and Merger Sub will require any filing or registration with, or authorization, consent or approval of, any Governmental Entity, except those required in connection, or in compliance, with the provisions of (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the Securities Act of 1933, as amended (the "Securities Act"), (iii) the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (iv) the corporation, securities or blue sky laws or regulations, or similar Legal Requirements, of various states of the United States, and other than such filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Material Adverse Effect on TCI, MusicCo or Merger Sub or prevent the consummation of the transactions contemplated by this Agreement.

     SECTION 5.6 Operations of MusicCo and Merger Sub. As of the date of this Agreement, each of MusicCo and Merger Sub has engaged in no other business activities other than this Agreement and the transactions contemplated by this Agreement and has no material assets or liabilities other than its rights and obligations under this Agreement.

     SECTION 5.7 No Broker. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TCI, MusicCo or Merger Sub.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to TCI, MusicCo and Merger Sub as follows:

     SECTION 6.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 6.2 Capitalization.

     (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. As of the date of this Agreement, 59,586,594 shares of Company Common Stock were issued and outstanding.

     (b) Except as set forth on Schedule 6.2(b), there are no options, warrants, calls, subscriptions or other rights, agreements or commitments of any kind, to which the Company or any of its Subsidiaries is a party, relating to the issued or unissued capital stock or other securities of the Company.

     (c) All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to, and have not been issued in violation of, any preemptive rights, and have not been issued in violation of any federal or state securities laws or any other Legal Requirement.

     SECTION 6.3 Subsidiaries. The only Persons in which the Company directly or through one or more of its Subsidiaries holds a 5% or greater equity interest (each an "Equity Affiliate") are those listed on Schedule 6.3 to this Agreement, which Schedule reflects the percentage and nature of the Company's ownership of each Subsidiary and Equity Affiliate of the Company. Each of the Company's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has the corporate or partnership power to carry on its business as it is now being conducted or currently proposed to be conducted. Each of the Company's Subsidiaries is duly qualified as a foreign corporation or partnership to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have a Material Adverse Effect on such Subsidiary. All the outstanding shares of capital stock of each of the Company's Subsidiaries that is a corporation are validly issued, fully paid and nonassessable. The shares of capital stock or partnership or other ownership interests in each of the Company's Subsidiaries or Equity Affiliates that are owned by the Company or by a Subsidiary of the Company are owned free and clear of any Liens, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws or any other Legal Requirement. Except as set forth on Schedule 6.3, there are not, as of the date hereof, and at the Effective Time there will not be, any outstanding options, warrants, calls or other rights, agreements or commitments of any character, to which the Company or any of its Subsidiaries is a party, relating to the issued or unissued capital stock, other securities or partnership or other ownership interests in any of the Subsidiaries or Equity Affiliates of the Company.

     SECTION 6.4 Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the holders of the Company Common Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Company's Board of Directors, including at least a majority of the Disinterested Directors (as defined in the Certificate of Incorporation of the Company). Except for the approval of the holders of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated by this Agreement. The Board of Directors of the Company has received the opinion of Houlihan Lokey Howard & Zukin as financial advisor to the Company, to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company's stockholders is fair from a financial point of view. Subject to approval of the stockholders of the Company in accordance with the DGCL, this Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except (i) as enforcement may be limited by bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors' rights generally, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity.

     SECTION 6.5 No Breach; Required Consents. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement by the Company will not: (a) subject to the approval of holders of Company Common Stock, violate or conflict with the Certificate of Incorporation or Bylaws of the Company; (b) except as set forth on Schedule 6.5, constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Lien, third-party right of termination, cancellation, modification or acceleration under any agreement or undertaking to which the Company is a party or by which it is bound, except where such breach, default, Lien, third-party right of termination, cancellation, modification, or acceleration would not have a Material Adverse Effect on the Company; or (c) subject to obtaining the consents, approvals or authorizations and making the filings or registrations described in Section 6.6, constitute a violation of any Legal Requirement, except where such violation would not have a Material Adverse Effect on the Company.

     SECTION 6.6 Consents and Approvals. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement by the Company will require any filing or registration with, or authorization, consent or approval of, any Governmental Entity or any other Person, except those required in connection, or in compliance, with the provisions of (i) the HSR Act, (ii) the Securities Act,
(iii) the Exchange Act and (iv) the corporation, securities or blue sky laws or regulations, or similar Legal Requirements, of the various states of the United States, and other than such other filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Material Adverse Effect on the Company or prevent the consummation of the transactions contemplated by this Agreement.

     SECTION 6.7 Reports and Financial Statements.

     (a) SEC Reports. The Company has filed all required forms, reports and documents required to be filed with the SEC since October 1, 1994 (collectively, the "SEC Reports"). As of their respective dates or effective dates and except as the same may have been corrected, updated or superseded by means of a subsequent filing with the SEC prior to the date of this Agreement, none of the SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by

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

reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to TCI, in the forms filed with the SEC, all the SEC Reports.

     (b) Financial Statements. The audited consolidated financial statements of the Company contained in the SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly the Company's consolidated financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby. The unaudited consolidated interim financial statements of the Company contained in the SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared on a basis consistent with prior interim periods (except as required by applicable changes in GAAP or in SEC accounting policies) and include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the Company's consolidated financial condition and results of operations for such periods.

     (c) Absence of Certain Changes. Except as set forth on Schedule 6.7(c), since the date of the most recent balance sheet of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 (the "Most Recent Balance Sheet"), there has not been any: (i) transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has had, or would have, a Material Adverse Effect on the Company (other than as a result of changes in laws or regulations of general applicability or any changes resulting from general economic, financial, market or industry-wide conditions); (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company; or (iii) entry into any commitment or transaction material to the Company and its Subsidiaries taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

     (d) Absence of Undisclosed Liabilities. Except as disclosed on Schedule 6.7(d), the Company does not have any indebtedness, liability or obligation required by GAAP to be reflected on a balance sheet that is not reflected or reserved against in the Most Recent Balance Sheet other than liabilities, obligations and contingencies that (i) were incurred after the date of the Most Recent Balance Sheet in the ordinary course of business or (ii) would not, in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 6.8 Compliance with Law; Litigation.

     (a) Except as disclosed on Schedule 6.8(a), the Company and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, concessions, leases, instruments, orders and approvals (the "Company Permits") of all courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each, a "Governmental Entity") required to be held under applicable Legal Requirements, except such Company Permits the failure of which to hold, individually or in the aggregate, does not have and, in the future is not likely to have, a Material Adverse Effect on the Company. To the Company's Knowledge, the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except such failures to comply that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. To the Company's Knowledge, the businesses of the Company and its Subsidiaries are not being conducted in violation of any Legal Requirement, except such violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending, or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated to the Company in writing an intention to conduct the same, other than those the outcome of which would not have a Material Adverse Effect on the Company.

     (b) Except as set forth on Schedule 6.8(b) to this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that has had or is likely to have a Material Adverse Effect on the Company nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the

Company or any of its Subsidiaries that has had or is likely to have a Material Adverse Effect on the Company.

     SECTION 6.9 Title to Assets. The Company has good and merchantable title to all material assets reflected on the Most Recent Balance Sheet, free and clear of any Lien except: (a) landlord's Liens and Liens for property taxes not delinquent; (b) statutory Liens that were created in the ordinary course of business and do not materially detract from the value of such assets or materially impair the use thereof in the operation of the Company's business;
(c) the Liens listed on Schedule 6.9; (d) leased interests in property owned by others; and leased interests in property leased to others; and (e) zoning, building or similar restrictions, easements, rights-of-way, reservations of rights, conditions, or other restrictions or encumbrances relating to or affecting real property that do not, individually or in the aggregate, materially interfere with the use of such real property in the operation of the Company's business.

     SECTION 6.10 Labor and Employee Matters. The Company is not a party to any contract with any labor organization and has not agreed to recognize any union or other collective bargaining unit. As of the date of this Agreement, no union or other collective bargaining unit has been certified as representing any of the Company's employees. To the Company's Knowledge, as of the date of this Agreement, there is no representation or organizing effort pending or threatened against or affecting or involving the Company. The Company and its Subsidiaries are in compliance with all applicable Legal Requirements relating to the employment of employees, including any obligations relating to employment standards legislation, pay equity, occupational health and safety, labor relations and human rights legislation except for such failures to comply as do not have, and are not likely to have, a Material Adverse Effect on the Company.
Schedule 6.10 sets forth all agreements or arrangements with any employee of the Company, whether oral or in writing, with respect to such employee's employment with the Company other than agreements or arrangements otherwise disclosed on
Schedule 6.11(a).

     SECTION 6.11 ERISA.

     (a) Schedule 6.11(a) sets forth all "employee benefit plans," as defined in ERISA, and all other material employee benefit arrangements, programs or payroll practices, including severance pay, sick leave, vacation pay, salary continuation for disability, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, tuition reimbursement, employee assistance and employee discounts, that the Company or any trade or business (whether or not incorporated) that is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") maintains or has an obligation to make contributions (the "Company Benefit Plans").

     (b) Neither the Company nor any ERISA Affiliate has incurred any unsatisfied withdrawal liability, as defined in Section 4201 of ERISA, with respect to any multiemployer plan, nor has any of them incurred any liability due to the termination or reorganization of any multiemployer plan, except any such liability that would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, neither the Company nor any of its ERISA Affiliates reasonably expects to incur any liability due to a withdrawal from or termination or reorganization of a multiemployer plan, except any such liability that would not have a Material Adverse Effect on the Company.

     (c) Each Company Benefit Plan that is intended to qualify under Section 401 of the Code and the trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service, and to the Knowledge of the Company, nothing has occurred with respect to any such plan since such determination that is likely to result in the loss of such exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Each Company Benefit Plan has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable Legal Requirements.

     (d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under the Company Benefit Plans or pursuant to applicable Legal Requirements (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any

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

valid extension or grace period) and no accumulated funding deficiency exists with respect to any of the Company Benefit Plans subject to Section 412 of the Code.

     (e) To the Knowledge of the Company, there have been no violations of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Benefit Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such reports, documents and notices to the participants or beneficiaries of the Company Benefit Plans, except such violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     (f) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans, with respect to the operation of such plans (other than routine benefit claims), nor does the Company have Knowledge of facts that reasonably could be expected to form the basis for any such action, claim or lawsuit, except any such actions, claims or lawsuits that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     (g) Except as provided in Schedule 6.11(g) and as may be required under
Section 4980B of the Code, neither the Company nor any ERISA Affiliate maintains any Company Benefit Plan that provides medical or welfare benefits to former employees.

     SECTION 6.12 Approval.

     (a) The Board of Directors of the Company at a meeting duly called and held: (i) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement in accordance with the provisions of Section 251 of the DGCL; (iii) recommended the approval of this Agreement and the Merger by the holders of the Company Common Stock and directed that the Merger be submitted for consideration by the Company's stockholders at the Meeting; and (iv) adopted a resolution having the effect of causing the Company not to be subject (A) to the super majority voting provisions of the Certificate of Incorporation of the Company and (B) to the extent applicable, and if applicable, to the extent permitted by applicable Legal Requirements, to Section 203 of the DGCL.

     (b) The vote of a majority of the outstanding shares of Company Common Stock is the vote required for the adoption and approval of this Agreement, the Merger, and the other transactions contemplated by this Agreement.

     SECTION 6.13 Financial Advisor. Except for Houlihan Lokey Howard & Zukin, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. There has been delivered to TCI a true and complete copy of the agreement pursuant to which Houlihan Lokey Howard & Zukin has been retained to act as financial advisor to the Company in connection with the Merger.

     SECTION 6.14 Taxes. Except as set forth on Schedule 6.14, the Company and each of its Subsidiaries have timely filed all Tax returns required to be filed by any of them and have timely paid (or the Company has paid on its behalf) or have established an adequate reserve for the payment of, all Taxes owed in respect of the periods covered by such returns. The information contained in such Tax returns is complete and accurate in all material respects. Except as set forth on Schedule 6.14, neither the Company nor any Subsidiary of the Company is delinquent in the payment of any material Tax or other amount owed to any Governmental Entity. Except as set forth on Schedule 6.14, there are no claims or investigations pending or, to the Company's Knowledge, threatened against the Company for past Taxes, except claims and investigations that would not have a Material Adverse Effect on the Company, and adequate provision for the claims or investigations set forth on Schedule 6.14 has been made as reflected on the Most Recent Balance Sheet. Except as set forth on Schedule 6.14, the Company has not waived or extended any applicable statute of limitations relating to the assessment of any Taxes that would be payable by the Company. For the purposes of this Agreement, the term "Tax" includes all federal, state, local and foreign income, profits, estimated, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties

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

and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts.

     SECTION 6.15 Environmental Laws. Except as described on Schedule 6.15:

     (a) each of the Company and its Subsidiaries is in compliance in all respects with all Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on the Company; and

     (b) no orders, directions or notices have been issued pursuant to any Environmental Law and no Governmental Entity has submitted to any of the Company and its Subsidiaries any request for information pursuant to any Environmental Law.

     SECTION 6.16 Transactions with Affiliates. Except as set forth on Schedule 6.16, there is no lease, sublease, indebtedness, contract, agreement, commitment, understanding or other arrangement of any kind entered into by the Company with any officer, director or stockholder of the Company or any "affiliate" or "associate" of any of them (as those terms are defined in the Exchange Act), except, in each case, for compensation paid to directors and officers consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business), reimbursements of ordinary and necessary expenses incurred in connection with their employment and amounts paid pursuant to Company Benefit Plans.

                                  ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 7.1 Conduct of Business of the Company. Prior to the Effective Time, except as set forth on Schedule 7.1 to this Agreement, without the prior consent of TCI:

          (a) The Company will conduct, and will cause each of its Subsidiaries to conduct, its business in the ordinary course, and will use, and will cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact its present business organization and to preserve relationships with customers, suppliers and others having business dealings with them.

          (b) Except as required or permitted by this Agreement the Company will not, and will not permit any of its Subsidiaries to: (i) sell or pledge or agree to sell or pledge any capital stock or other ownership interest in any of its Subsidiaries; (ii) amend or propose to amend the Certificate or Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries; (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other ownership interests in, the Company or any of its Subsidiaries, or declare, set aside or pay any dividend or other distribution to stockholders of the Company; (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of capital stock of, or other ownership interests in, the Company or any of its Subsidiaries; or (v) agree to do any of the foregoing.

          (c) The Company will not, and will not permit any of its Subsidiaries to: (i) issue, deliver or sell or agree to issue, deliver or sell any shares of capital stock of, or other ownership interests in, the Company or any of its Subsidiaries, or any option, warrant or other right to acquire, or any security convertible into, shares of capital stock of, or other ownership interests in, the Company or any of its Subsidiaries, except as required or permitted by this Agreement; (ii) acquire, lease or dispose of any assets, other than in the ordinary course of business consistent with past practice; (iii) create, assume or incur any additional indebtedness for borrowed money or mortgage, pledge or subject to any Lien any of its assets or enter into any other material transaction other than in each case in the ordinary course of business consistent with past practice; (iv) make any payments with respect to any indebtedness of the Company or its Subsidiaries except such payments that are scheduled to come due prior to the Effective Time; (v) acquire by merging or consolidating with, or by purchasing a substantial ownership interest in, or by any other method, any business or any other Person, in each case in this clause (v) that are material,

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

     individually or in the aggregate, to the Company and its Subsidiaries taken as a whole; or (vi) agree to do any of the foregoing.

          (d) Except as required to comply with applicable Legal Requirements or existing Company Benefit Plans or as otherwise contemplated by this Agreement, the Company will not, and will not permit any of its Subsidiaries to: (i) adopt or terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Company Benefit Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee; (ii) increase in any manner the compensation or benefits of any director, officer or employee (except normal increases in the ordinary course of business consistent with past practice); (iii) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan; (iv) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan (except in the ordinary course of business consistent with past practice); or (v) agree to do any of the foregoing.

          (e) The Company will not take or agree to take, and will cause its Subsidiaries not to take or agree to take, any action that would: (i) make any representation or warranty of the Company set forth in this Agreement untrue or incorrect so as to cause the condition set forth in Section 9.3(a) of this Agreement not to be fulfilled as of the Effective Time; or
     (ii) result in any of the other conditions of this Agreement set forth in
     Section 9.1 or Section 9.3 of this Agreement not to be satisfied as of the Effective Time.

     SECTION 7.2 Conduct of Business of TCI. Prior to the Effective Time, except as contemplated or permitted by this Agreement TCI will not take or agree to take, and will cause its Subsidiaries not to take or agree to take, any action that would (i) make any representation or warranty of TCI, MusicCo or Merger Sub set forth in this Agreement untrue or incorrect so as to cause the condition set forth in Section 9.2(a) of this Agreement not to be fulfilled as of the Effective Time or (ii) result in any of the other conditions set forth in
Section 9.1 or Section 9.2 of this Agreement not to be satisfied as of the Effective Time.

     SECTION 7.3 Remedies for Breach. The sole remedies (i) of TCI, MusicCo and Merger Sub for any breach by the Company of Section 7.1(e), and (ii) of the Company for any breach by TCI of Section 7.2, will be injunctive relief or termination of this agreement pursuant to Article X.

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

     SECTION 8.1 Access and Information. Except as otherwise required pursuant to a contractual obligation that exists as of the date of this Agreement, each of the Company and TCI and their respective Subsidiaries will afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments, records and personnel. Each of the Company and TCI will hold, and will cause their respective Subsidiaries to hold in confidence all such information in accordance with the terms of the Confidentiality Agreement dated October 2, 1996 between TCI and the Company.

     SECTION 8.2 SEC Filings.

     (a) The Company, MusicCo and TCI will prepare jointly, and, as soon as reasonably practicable after the date of this Agreement, file with the SEC a joint proxy statement/registration statement (the "Preliminary Joint Proxy Statement/Prospectus") comprising preliminary proxy materials of the Company under the Exchange Act with respect to the Merger and a Registration Statement on Form S-4 and preliminary prospectus of MusicCo and TCI under the Securities Act with respect to the MusicCo Series A Common Stock to be issued in the Merger and the Rights to be granted pursuant to the Rights Agreement, and will thereafter use their respective reasonable best efforts to respond to any comments of the SEC with respect thereto and to cause a definitive joint proxy statement/registration statement (including all supple-ments and amendments thereto, the "Joint Proxy Statement/Prospectus") and proxy to be mailed to the Company's stockholders as promptly as practicable.

     (b) As soon as reasonably practicable after the date hereof, the Company, MusicCo and TCI will prepare and file any other filings relating to the Merger and the other transactions contemplated hereby that are required to be filed by each under the Exchange Act and other applicable Legal Requirements, including, if required, in the case of TCI, a registration statement on Form 8-A under the Exchange Act with respect to the Rights and, in the case of MusicCo, a registration statement on Form 8-B under the Exchange Act with respect to the MusicCo Series A Common Stock (collectively "Other Filings"), and will use their reasonable best efforts to respond to any comments of the SEC or any other appropriate government official with respect thereto.

     (c) The Company, on the one hand, and MusicCo and TCI, on the other, will cooperate with each other and provide all information necessary in order to prepare the Preliminary Joint Proxy Statement/Prospectus, the Joint Proxy Statement/Prospectus and the Other Filings (collectively "SEC Filings") and will provide promptly to the other party any information that such party may obtain that could necessitate amending any such document.

     (d) Each of the Company and TCI will notify the other promptly of the receipt of any comments from the SEC or its staff or any other government official and of any requests by the SEC or its staff or any other government official for amendments or supplements to any of the SEC Filings or for additional information and will supply the other with copies of all correspondence between the Company or any of its representatives or TCI or MusicCo or any of their respective representatives, as the case may be, on the one hand, and the SEC or its staff or any other government official, on the other hand, with respect thereto. If at any time prior to the Effective Time, any event occurs that should be set forth in an amendment of, or a supplement to, any of the SEC Filings, the Company, MusicCo and TCI promptly will prepare and file such amendment or supplement and will distribute such amendment or supplement as required by applicable Legal Requirements, including, in the case of an amendment or supplement to the Joint Proxy Statement/Prospectus, mailing such supplement or amendment to the Company's stockholders.

     (e) TCI covenants that the SEC Filings (other than any information provided by the Company for inclusion in the SEC Filings) (i) will comply in all material respects with the Securities Act and the Exchange Act and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

     (f) The Company covenants that the SEC Filings (other than any information provided by TCI for inclusion in the SEC Filings) (i) will comply in all material respects with the Securities Act and the Exchange Act and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) Expenses. Each party will be responsible for all expenses incurred by it in complying with this Section 8.2, including all registration, qualification and filing fees, printing expenses, fees and disbursements of counsel, applicable blue-sky fees and expenses and the expense of any special audit incident to or required by the registration or proxy solicitation contemplated by this Agreement.

     (h) Indemnification.

          (i) TCI and MusicCo, jointly and severally, will indemnify, defend, and hold harmless the Company, its officers, directors, employees and agents and each other Person, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities (collectively, "Losses"), joint or several, to which any of the foregoing may become subject under the Securities Act or the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (A) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing, or (B) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that such misstatement or omission was based on or omitted from information provided by TCI or MusicCo in writing for inclusion in the SEC Filings or was made in reliance upon and in conformity with such information. TCI promptly will reimburse the Company and each such officer, director, employee, agent and controlling Person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such Losses (or action in respect thereof).

          (ii) If this Agreement is terminated prior to the consummation of the Merger, the Company will indemnify, defend and hold harmless each of TCI, MusicCo and Merger Sub and their officers and directors and each other Person, if any, who controls any of the foregoing within the meaning of
     Section 15 of the Securities Act or Section 20 of the Exchange Act, against any Losses, joint or several, to which any of the foregoing may become subject under the Securities Act or the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (A) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing or (B) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the misstatement or omission was based on or omitted from information provided by the Company in writing for use in the SEC Filings or was made in reliance upon and in conformity with such information. The Company promptly will reimburse TCI, MusicCo and Merger Sub and each such officer, director and controlling Person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such Losses (or action in respect thereof).

          (iii) For purposes of this Section 8.2, (A) "Indemnifying Party" means the Person having an obligation hereunder to indemnify any other Person pursuant to this Section 8.2, (B) "Indemnified Party" means the Person having the right to be indemnified pursuant to this Section 8.2 and (C) any information concerning the Company that is included in any SEC Filing that is provided to the Company or its counsel for review within a reasonable period before filing or use thereof and to which the Company has not provided written notice of objection to MusicCo or TCI will be deemed to have been provided by the Company for inclusion in such SEC Filing. Whenever any claim for indemnification arises under this Section 8.2, the Indemnified Party will promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party so to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability hereunder except to the extent that such failure materially prejudices the Indemnifying Party.

          (iv) After such notice, if the Indemnifying Party undertakes to defend any such claim, then the Indemnifying Party will be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice to handle and defend such claim, at the Indemnifying Party's cost, risk and expense, upon notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party will not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent will not be unreasonably withheld; provided however, that the Indemnifying Party may settle a claim without the Indemnified Party's consent if the settlement (A) makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party, (B) includes a complete release of the Indemnified Party and (C) does not require the Indemnified Party to make any payment or forego or take any action. The Indemnified Party will cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross claims and counterclaims) and the Indemnifying Party will reimburse the Indemnified Party for all reasonable direct out-of-pocket expenses incurred by the Indemnified Party in connection with such cooperation. The Indemnified Party may, at its own expense, participate in any investigation, trial and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom. If, after receipt of a claim notice pursuant to Section 8.2(h)(iii), the Indemnifying Party does not undertake to defend any such claim, the Indemnified Party may, but will have no obligation to, contest any lawsuit or action with respect to such claim and the Indemnifying Party will be bound by the result obtained with respect thereto by the Indemnified Party (including the settlement thereof without the consent of the Indemnifying Party). If there are one or more defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, the Indemnified Party will have the right, at the expense of the Indemnifying Party, to participate in the defense of the lawsuit or action; provided however, that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent will not be unreasonably withheld.

          (v) If the indemnification provided for in this Section 8.2(h) is for any reason unavailable to the Indemnified Party in respect of any Losses (or action in respect thereof) then the Indemnifying Party will, in lieu of indemnifying the Indemnified Party, contribute to the amount paid or payable by the Indemnified Party as a result of such Losses (or action in respect thereof), in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other with respect to the statement or omission that resulted in such Losses (or action in respect thereof) as well as any other relevant equitable considerations. Relative fault with respect to an untrue or alleged untrue statement or omission of a material fact will be determined by reference to whether the untrue or alleged untrue statement or omission of a material fact related to information supplied by the Indemnifying Party on the one hand or the Indemnified Party on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by the Indemnified Party as a result of the Losses (or action in respect thereof) referred to above will be deemed to include any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating, trying or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     SECTION 8.3 Meeting of Stockholders of the Company. The Company will take all action necessary, in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Company, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement (as a plan of merger under Section 251 of the DGCL), the Merger and the other transactions contemplated by this Agreement (the "Meeting"), to the extent such approval is required by the DGCL and the Certificate of Incorporation of the Company.

     SECTION 8.4 Compliance with the Securities Act. Prior to the Closing Date, the Company will cause to be delivered to TCI a letter from the Company, identifying all Persons who were, in its opinion, at the time of the Meeting, "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. TCI may cause the MusicCo Certificates evidencing MusicCo Series A Common Stock issued to such Persons to bear a legend referring to the applicability of paragraphs (c) and (d) of Rule 145 under the Securities Act.

     SECTION 8.5 Listing. TCI will use its reasonable best efforts to cause the shares of MusicCo Series A Common Stock issued in connection with the Merger to be quoted on NASDAQ, subject to official notice of issuance.

     SECTION 8.6 Reasonable Best Efforts. Subject to the fiduciary duty obligations of the Board of Directors of the Company, each of the parties to this Agreement will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including the satisfaction of all conditions to the Merger.

     SECTION 8.7 Public Announcements. No party to this Agreement will make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated by this Agreement without prior consultation with the other parties as to the timing and contents of any such announcement as may be reasonable under the circumstances; provided however, that nothing contained herein will prevent any party from promptly making all filings with Governmental Entities that may, in its reasonable judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement so long as such party gives timely notice to the other parties of the anticipated disclosure and cooperates with the other parties in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the confidentiality of all information furnished by the other parties pursuant to this Agreement.

     SECTION 8.8 Notification. In the event of, or after obtaining knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach of any of its representations and warranties set forth herein, each party to this Agreement promptly will give notice thereof to the other parties and will use its best efforts to prevent or remedy such breach.


     SECTION 8.9 HSR Act Filings. TCI and the Company will each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act no later than 15 business days after the date of this Agreement. Each such filing will request early termination of the waiting period imposed by the HSR Act. The Company and TCI each will use its reasonable best efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Entity in connection with antitrust matters; provided however, that nothing contained herein will be deemed to preclude either the Company or TCI from negotiating reasonably with any Governmental Entity regarding the scope and content of any such requested information or documentation. The Company and TCI each will use their respective reasonable best efforts to overcome any objections that may be raised by the FTC, the Antitrust Division or any other Governmental Entity having jurisdiction over antitrust matters. Notwithstanding the foregoing, TCI will not be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of TCI or any of its Affiliates if TCI determines in good faith that such change would be materially adverse to the operations or activities of the business (or any material assets employed therein) of TCI or any of its Affiliates.


     SECTION 8.10 Further Assurances. Each of the parties to this Agreement will execute such documents and other instruments and take such further actions as may be reasonably necessary or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated by this Agreement or, at and after the Closing Date, to evidence the consummation of the transactions contemplated by this Agreement. Upon the terms and subject to the conditions of this Agreement, each of the parties to this Agreement will take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

     SECTION 8.11 Employee Benefits.

     (a) To the extent permitted under TCI's employee benefits plans, each employee of the Surviving Corporation who was an employee of the Company immediately prior to the Effective Time (i) will receive credit for past service with the Company for purposes of eligibility and vesting under the Surviving Corporation's employee benefit plans, as defined in Section 3(3) of ERISA, to the extent such service was credited under the Company Benefit Plans on the Closing Date, (ii) will not be subject to any waiting periods or limitations on benefits for pre-existing conditions under the Surviving Corporation's employee benefit plans, including any group health and disability plans, except to the extent such employees were subject to such limitations under the Company Benefit Plans and (iii) will receive credit for past service with the Company for purposes of eligibility and vesting under the Surviving Corporation's plans and policies with respect to seniority benefits, including vacation and sick leave.

     SECTION 8.12 No Solicitation. Subject to the fiduciary duties of the Board of Directors of the Company, neither the Company nor any of its Subsidiaries or any of their respective officers, directors, representatives or agents will take any action to (i) initiate the submission of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in negotiations with any Person in connection with any Acquisition Proposal. The Company will promptly communicate to TCI any solicitation or inquiry received by the Company and the terms of any proposal or inquiry that it may receive in respect of any Acquisition Proposal, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it. Nothing in this Section 8.12 shall be construed as prohibiting the Board of Directors of the Company from (i) making any disclosure to the Company's stockholders, or (ii) responding to any unsolicited proposal or inquiry by advising the Person making such proposal or inquiry of the terms of this Section 8.12. "Acquisition Proposal" means any proposed (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of all or any substantial part of the assets of the Company or its Subsidiaries, (iii) issue, sale or other disposition of securities representing 50% or more of the voting power of the Company Common Stock or (iv) transaction in which any Person acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the outstanding Company Common Stock.

     SECTION 8.13 Indemnification of Executives.

     (a) Indemnification. MusicCo will cause the Surviving Corporation to, and, should the Surviving Corporation fail or be unable to do so, MusicCo shall, indemnify, defend, and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company (each, an "Executive"), against all losses, expenses, damages, liabilities, costs, judgments, and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation based on or arising out of, in whole or in part, any actions or omissions of such Executive as an officer or director of the Company on or prior to the Effective Time, including actions or omissions relating to any of the transactions contemplated by this Agreement until the expiration of the applicable statutes of limitation, to the fullest extent permitted under the DGCL and the Certificate of Incorporation and Bylaws of the Company as in effect on the date of this Agreement. MusicCo will cause the Surviving Corporation to pay expenses in advance of the final disposition of any such claim, action, suit, proceeding, or investigation to each Executive to the fullest extent permitted by applicable Legal Requirements upon receipt of any undertaking required or contemplated by applicable Legal Requirements. Without limiting the foregoing, in any case in which approval of or a determination by the Surviving Corporation is required to effectuate any indemnification, (i) the Executives will conclusively be deemed to have met the applicable standards for indemnification with respect to any actions or omissions of such Executives as an officer or director of the Company on or prior to the Effective Time relating to any of the transactions contemplated by this Agreement (including actions relating to the Company's European operations) and (ii) MusicCo shall cause the Surviving Corporation to direct, at the election of any Executive, that the determination of any such approval shall be made by independent counsel selected by the Executive and reasonably acceptable to MusicCo, it being agreed that Irell & Manella LLP shall be acceptable to MusicCo. If any such claim, action, suit, proceeding, or investigation is brought against any Executive (whether arising before or after the Effective Time), (i) the Executive may retain counsel satisfactory to him or her that is reasonably acceptable, and (ii) MusicCo will pay or will cause the Surviving Corporation to pay all reasonable fees and expenses of such counsel for the Executive. Neither MusicCo nor the Surviving Corporation shall have any obligation hereunder to any Executive when and if a court of competent jurisdiction shall ultimately determine, after exhaustion of all avenues of appeal, that such Executive is not entitled to indemnification hereunder.

     (b) Successors. If MusicCo or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions will be made so that the successors and assigns of MusicCo or the Surviving Corporation assume the obligations set forth in this Section 8.13.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

     SECTION 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) This Agreement, the Merger and the transactions contemplated by this Agreement shall have been duly approved by the holders of the Company Common Stock.

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any other notices or approvals or consents required by or of any Governmental Entity with respect to the transactions contemplated by this Agreement noted with an asterisk on Schedule 5.4 or Schedule 6.5 shall have been either filed or obtained.

          (c) The Registration Statement on Form S-4 that includes the Joint Proxy Statement/Prospectus shall have become effective in accordance with the provisions of the Securities Act and any necessary state securities law approvals shall have been obtained and no stop orders with respect thereto shall have been issued by the SEC and remain in effect.

          (d) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Legal Requirement that remains in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the transactions contemplated by this Agreement, or that questions the validity or the legality of the transactions contemplated by this Agreement and that could reasonably be expected to materially and adversely affect the value of the business of the Company, it being agreed that each party will use its reasonable best efforts to have any such injunction lifted.

     SECTION 9.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

          (a) TCI, MusicCo and Merger Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed by them at or prior to the Effective Time and the representations and warranties of TCI, MusicCo and Merger Sub set forth in this Agreement if qualified by materiality are true in all respects and if not so qualified are true in all material respects when made and at and as of the Effective Time as if made at and as of such time and the Company shall have received a certificate of TCI, MusicCo and Merger Sub executed on behalf of each such corporation by the President or a Vice President of such corporation to that effect.

          (b) MusicCo Series A Common Stock issued in connection with the Merger shall have been authorized for quotation on NASDAQ upon official notice of issuance.

          (c) The Company shall have received the opinion of counsel to TCI, MusicCo and Merger Sub (which counsel may be an employee of TCI) substantially to the effect set forth in Exhibit C.

          (d) The transactions contemplated by the Contribution Agreement shall have been consummated on the terms and conditions set forth therein.

     SECTION 9.3 Conditions to Obligations of TCI, MusicCo and Merger Sub to Effect the Merger. The obligations of TCI, MusicCo and Merger Sub to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

          (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed by it at or prior to the Effective Time and, except as contemplated or permitted by this Agreement, the representations and warranties of the Company set forth in this Agreement if qualified by materiality are true in all respects and if not so qualified are true in all material respects when made and at and as of the Effective Time as if made at and as of such time, and TCI,

     MusicCo and Merger Sub shall have received a certificate of the Company executed on behalf of the Company by the President or an Executive Vice President of the Company to that effect.

          (b) Those consents of third parties noted with an asterisk on Schedule
     5.4 or Schedule 6.5 shall have been obtained.

          (c) The number of Dissenting Shares do not exceed 5% of the issued and outstanding shares of Company Common Stock.

          (d) There shall have been no material adverse change in the financial condition, results of operations, assets, liabilities or business of the Company since the date of this Agreement.

          (e) TCI and MusicCo shall have received the opinion of Irell & Manella LLP substantially to the effect set forth in Exhibit D.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

          (a) by mutual consent of the Board of Directors of TCI and the Board of Directors of the Company;

          (b) by either TCI or the Company (i) if at the Meeting (including any postponement or adjournment thereof), this Agreement, the Merger and the transactions contemplated by this Agreement are not approved and adopted by the affirmative vote specified herein or (ii) so long as the terminating party has not breached its obligations hereunder in any material respect, after July 31, 1997 (the "Termination Date") if the Merger shall not have been consummated on or before such date;

          (c) by the Company, provided the Company has not breached any of its obligations hereunder in any material respect, if any of the conditions specified in Section 9.1 or Section 9.2 have not been satisfied or waived by the Company (or, in the case of Section 9.1, waived by the Company, TCI, MusicCo and Merger Sub) at such time as such condition is no longer capable of satisfaction; or

          (d) by TCI, provided that none of TCI, MusicCo or Merger Sub has breached any of its obligations hereunder in any material respect, if any of the conditions specified in Section 9.1 or Section 9.3 have not been met or waived by TCI (or, in the case of Section 9.1, waived by TCI, MusicCo, Merger Sub and the Company) at such time as such condition is no longer capable of satisfaction.

     SECTION 10.2 Effect of Termination. In the event of termination of this Agreement by either TCI or the Company, as provided above, this Agreement will forthwith become void and (except for the willful breach of this Agreement by any party to this Agreement) there will be no liability on the part of any of the Company, TCI, MusicCo or Merger Sub.

     SECTION 10.3 Amendment. This Agreement may be amended by the parties to this Agreement, by or pursuant to action taken by all of their Boards of Directors, at any time before or after approval of this Agreement by the stockholders of the Company and prior to the Effective Time, but, after such approval, no amendment will be made that alters the indemnification provisions of Section 8.2 or changes the ratio at which Company Common Stock is to be converted into MusicCo Series A Common Stock as provided in Section 3.2 or that in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.

     SECTION 10.4 Waiver. At any time prior to the Effective Time, the parties to this Agreement, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for performance of any of the obligations or other acts of the other parties to this Agreement, (ii) waive any inaccuracies in the representations and warranties set forth in this Agreement or in any documents delivered pursuant to this Agreement and (iii) waive compliance with any of the agreements or conditions set forth in this Agreement.

Any agreement on the part of a party to this Agreement to any such extension or waiver will be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE XI

                        GENERAL PROVISIONS; DEFINITIONS

     SECTION 11.1 Non-Survival of Representations, Warranties and Agreements. No representations and warranties contained in this Agreement will survive beyond the Closing Date. This Section 11.1 will not limit any covenant or agreement of the parties to this Agreement that by its terms requires performance after the Closing Date.

     SECTION 11.2 Notices. All notices or other communications under this Agreement will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company:.......................    11400 West Olympic Boulevard
                                             Suite 1100
                                             Los Angeles, California 90064-1501
                                             Attention: President
                                             Telecopy No.: (310) 444-1717
With a copy to:..........................    Irell & Manella LLP
                                             1800 Avenue of the Stars
                                             Suite 900
                                             Los Angeles, California 90067-4276
                                             Attention: Alvin G. Segel, Esq.
                                             Telecopy No.: (310) 203-7199
If to TCI, MusicCo or Merger Sub:........    Tele-Communications, Inc.
                                             Terrace Tower II
                                             5619 DTC Parkway
                                             Englewood, Colorado 80111-3000
                                             Attention: Legal Department
                                             Telecopy No.: (303) 488-3217
With a copy to:..........................    Sherman & Howard L.L.C.
                                             633 Seventeenth Street
                                             Suite 3000
                                             Denver, Colorado 80202
                                             Attention: Charles Y. Tanabe, Esq.
                                             Telecopy No.: (303) 298-0940

or to such other addresses as any party may have furnished to the other parties in writing in accordance with this Section.

     SECTION 11.3 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses. The Company's expenses relating to the transactions contemplated by this Agreement, including fees of Irell & Manella LLP, counsel to the Company, will be paid or accrued by the Company prior to the Effective Time.

     SECTION 11.4 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 11.5 Third Party Beneficiaries. The parties to this Agreement agree that the Company's stockholders, officers, directors and employees are intended third party beneficiaries of the terms of this Agreement, to the extent such terms refer expressly to such Persons, with full rights hereunder as if each of them were a party to this Agreement.

     SECTION 11.6 Entire Agreement. This Agreement will be of no force or effect until executed and delivered by all of the parties to this Agreement.

     SECTION 11.7 Miscellaneous. This Agreement (including the documents and instruments referred to in this Agreement) (a) when executed and delivered, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement (other than as provided in the Confidentiality Agreement dated as of October 2, 1996, between the Company and TCI as the same may be amended) and (b) will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law). This Agreement may be executed in two or more counterparts which together will constitute a single agreement. Any certificate delivered pursuant to this Agreement will be made without personal liability on the part of the officer or employee of the Person giving such certificate.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                            TELE-COMMUNICATIONS, INC.
                                            By:    /s/ BRENDAN R. CLOUSTON
                                              ----------------------------------
                                            Name: Brendan R. Clouston
                                            Title: Executive Vice President and
                                               Chief Operating Officer

                                            TCI MUSIC, INC.

                                            By:      /s/ JOHN D. REARDON
                                              ----------------------------------
                                            Name: John D. Reardon
                                            Title: President and CEO

                                            TCI MERGER SUB, INC.

                                            By:      /s/ JOHN D. REARDON
                                              ----------------------------------
                                            Name: John D. Reardon
                                            Title: President and CEO

                                            DMX INC.

                                            By:   /s/ JEROLD H. RUBINSTEIN
                                              ----------------------------------
                                            Name: Jerold H. Rubinstein
                                            Title: Chief Executive Officer

                                AMENDMENT ONE TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment One (this "Amendment") to the Agreement and Plan of Merger dated as of February 6, 1997 is entered into by and among Tele-Communications, Inc., a Delaware corporation ("TCI"), TCI Music, Inc., a Delaware corporation and wholly owned subsidiary of TCI ("MusicCo"), TCI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of MusicCo ("Merger Sub") and DMX Inc., a Delaware corporation (the "Company") dated May 29, 1997.

                                    RECITALS

     A. TCI, MusicCo, Merger Sub and DMX (collectively, the "Parties") previously entered into the Agreement and Plan of Merger dated as of February 6, 1997 (the "Merger Agreement"), pursuant to which TCI and MusicCo will enter into the Contribution Agreement and the Rights Agreement in connection with the consummation of the transactions described in the Merger Agreement.

     B. The Parties have determined that certain amendments be made to the Merger Agreement as set forth in this Amendment.

                                   AGREEMENT

     Now, therefore, in consideration of the foregoing premises and the agreements contained in this Amendment, the Parties agree to the following. This Amendment may be executed in counterparts.

     1. Recital A of the Merger Agreement shall be amended and restated as follows:

          A. Pursuant to the form of Contribution Agreement attached to this Agreement as Exhibit A (the "Contribution Agreement"), (i) TCI will cause certain of its subsidiaries to contribute to MusicCo the right to receive a substantial portion of the revenues attributable to the distribution and sale by those subsidiaries of the Company's digital music services, (ii) TCI will cause all of the commercial tuners then indirectly owned by it that are not in service to be contributed to MusicCo, and (iii) TCI will grant to each stockholder who becomes a stockholder of MusicCo pursuant to the Merger, with respect to each whole share of MusicCo stock acquired by such stockholder in the Merger, one right (a "Right") requiring TCI to purchase from the holder thereof, at such holder's election, such stock for the price and at the time specified in the form of Rights Agreement attached to this Agreement as Exhibit B (the "Rights Agreement") in consideration of the issuance of shares of Series B Common Stock, par value $.01 per share, of MusicCo ("MusicCo Series B Common Stock") and a promissory note in the amount of $40,000,000.

     2. Section 1.1 of the Merger Agreement shall be amended to restate the definition of "MusicCo Series A Common Stock Value" as follows:

          "MusicCo Series A Common Stock Value" means the product of (a) $8.00 and (b) a fraction, the numerator of which is 59,586,594 and the denominator of which is the total number of shares of MusicCo Series A Common Stock issuable to stockholders of the Company at the Effective Time, assuming no Dissenting Shares.

     3. Section 3.1(a) of the Merger Agreement shall be amended and restated as follows:

          (a) Each share of Common Stock, $.01 par value per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (except shares subject to Section 3.1(b) and, to the extent provided in Section 3.8, Dissenting Shares) will be converted into and will thereafter evidence and become: (i) .25 of a share of Series A common stock, $.01 par value per share, of MusicCo ("MusicCo Series A Common Stock"); (ii) one Right with respect to each whole share of MusicCo Series A Common Stock; and (iii) the right to receive cash in lieu of fractional shares of MusicCo Series A Common Stock and Rights in accordance with Section 3.5.

     4. The form of Contribution Agreement attached as Exhibit A to the Merger Agreement and the form of Rights Agreement attached as Exhibit B to the Merger Agreement shall be substituted with the revised form of Contribution Agreement attached as Exhibit A to this Amendment and the revised form of Rights Agreement attached as Exhibit B to this Amendment, and any and all references to the Contribution Agreement or the Rights Agreement in the Merger Agreement shall refer to the applicable revised form attached to this Amendment.

     5. Section 10.3 of the Merger Agreement shall be amended and restated as follows:

          Section 10.3 Amendment. This Agreement may be amended by the parties to this Agreement, by or pursuant to action taken by all of their Boards of Directors, at any time before or after approval of this Agreement by the stockholders of the Company and prior to the Effective Time, but, after such approval, no amendment will be made that alters the indemnification provisions of Section 8.2 or changes the ratio at which Company Common Stock is to be converted into MusicCo Series A Common Stock as provided in
     Section 3.1 or that in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.

     6. Subject to the terms and provisions of this Amendment, all of the provisions of the Merger Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the Parties have caused this Amendment to be signed by its respective officer, duly authorized all as of the date first written above.

                                            TELE-COMMUNICATIONS, INC.

                                            By:     /s/ STEPHEN M. BRETT
                                              ----------------------------------
                                            Name: Stephen M. Brett
                                            Title: Executive Vice President and
                                                   Secretary

                                            TCI MUSIC, INC.

                                            By:     /s/ STEPHEN M. BRETT
                                              ----------------------------------
                                            Name: Stephen M. Brett
                                            Title: Vice President and Secretary

                                            TCI MERGER SUB, INC.

                                            By:     /s/ STEPHEN M. BRETT
                                              ----------------------------------
                                            Name: Stephen M. Brett
                                            Title: Vice President and Secretary

                                            DMX INC.

                                            By:   /s/ JEROLD H. RUBINSTEIN
                                              ----------------------------------
                                            Name: Jerold H. Rubinstein
                                            Title: Chief Executive Officer

                                                                     APPENDIX II

February 6, 1997

To The Independent Committee of
  The Board of Directors
  DMX Inc.

Gentlemen:

     We understand that pursuant to the Agreement and Plan of Merger dated February 6, 1997 (the "Merger Agreement"), among Tele-Communications, Inc., TCI Music, Inc., TCI Merger Sub, Inc. and DMX Inc., TCI Music, Inc. ("MusicCo") will merge with DMX Inc. ("DMX" hereinafter). In the transaction the issued and outstanding shares of common stock of DMX will be exchanged for shares of the common stock of MusicCo on the basis set forth in the Merger Agreement. Such transaction is referred to herein as the "Merger." It is our understanding that the Company has formed a special independent committee (the "Committee") to consider certain matters relating to the Merger.

     You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Merger. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Merger or advised you with respect to alternatives to it.

     In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

          1. reviewed the Company's annual report on Form 10-K for the fiscal year ended 1996, which the Company's management has identified as being the most current financial statements available;

          2. reviewed copies of the following agreements:

        Agreement and Plan of Merger dated as of February 6, 1997 among Tele-Communications, Inc., TCI Music, Inc., TCI Merger Sub, Inc. and DMX Inc.;

        Rights Agreement among Tele-Communications, Inc., TCI Music, Inc. and the Rights Agent for the Company's right issued pursuant thereto;

        Contribution Agreement by and between Tele-Communications, Inc. and TCI Music, Inc.;


        Loan and Security Agreement between DMX Inc. and Tele-Communications, Inc. dated February 6, 1997; and

To The Independent Committee of
  The Board of Directors
  DMX Inc.
February 6, 1997

        The Agreements respecting DMX Inc.'s European operations between DMX Inc. and Jerry Rubinstein;

          3. met with, or held discussions with, certain members of the senior managements of the Company and MusicCo to discuss the operations, financial condition, future prospects and projected operations and performance of the Company and MusicCo, and met with representatives of the Company's counsel to discuss certain matters;

          4. visited certain facilities and business offices of the Company;

          5. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the fiscal year ended September 30, 1997 through 2000;

          6. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

          7. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Merger;

          8. conducted such other studies, analyses and inquiries as we have deemed appropriate.

     We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and conditions of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

     We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

     Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the public stockholders of the Company in connection with the Merger is fair to them from a financial point of view.

HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.

                                                                    APPENDIX III

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
                                APPRAISAL RIGHTS

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an Appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no Appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no Appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, Appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, Appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

             (c) Any corporation may provide in its certificate of incorporation that Appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

             (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which Appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which Appraisal rights are available pursuant to subsection (b) or (c) hereof that Appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the Appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for Appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the Appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to Appraisal rights of the approval of the merger or consolidation and that Appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to Appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to Appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the Appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the Appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to Appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to Appraisal rights and who has demanded Appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

             (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to Appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for Appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for Appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for Appraisal under subsection (d) hereof, whichever is later.

             (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

             (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to Appraisal rights. The Court may require the stockholders who have demanded an Appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the Appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

             (h) After determining the stockholders entitled to an Appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the Appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the Appraisal prior to the final determination of the stockholder entitled to an Appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to Appraisal rights under this section.

             (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

             (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the Appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an Appraisal.

             (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his Appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an Appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an Appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an Appraisal shall cease. Notwithstanding the foregoing, no Appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

             (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                     APPENDIX IV



AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1997, AND AS
                 AMENDED ON JANUARY 29, 1997 AND JUNE 12, 1997

================================================================================
                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                      FORM 10-K
     (MARK ONE)
     [X]   ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996

                                       OR

[ ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
        SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

FOR THE TRANSITION PERIOD FROM          TO
                         COMMISSION FILE NUMBER 0-18806

                                    DMX INC.

             (Exact name of registrant as specified in its charter)


                   DELAWARE                                      95-4275106
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                      Identification No.)
                          11400 WEST OLYMPIC BOULEVARD, SUITE 1100
           LOS ANGELES, CALIFORNIA                               90064-1507
   (Address of principal executive offices)                       Zip code

       Registrant's telephone number, including area code: (310) 444-1744
        Securities registered pursuant to Section 12(b) of the Act: NONE

SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT: COMMON STOCK, $0.01
                                   PAR VALUE


     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.                     Yes [X]     No [ ]



     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K.                                                                   [ ]


     Unless otherwise specifically indicated, all monetary references in this filing are in U.S. dollars.

     As of December 31, 1996 the aggregate market value of the Common Stock held by non-affiliates of the Registrant was approximately $23,080,987.

     Number of shares of Common Stock of the Registrant outstanding as of December 31, 1996: 59,586,594 shares, including 85,630 shares held as Treasury Stock.

     This report includes a total of 35 pages, excluding exhibits. The exhibit index appears on page 36.
================================================================================

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
PART I
Item 1.          Business....................................................    3
                 Background..................................................    3
                 General.....................................................    3
                 Goals and Strategies........................................    4
                 Domestic Business...........................................    5
                 International Business......................................    9
                 Ancillary Business Opportunities............................   10
                 The Superaudio Service......................................   10
                 Programming.................................................   10
                 Commercial Programming......................................   12
                 Residential Marketing.......................................   12
                 Commercial Marketing........................................   12
                 Technology..................................................   13
                 Research & Development......................................   14
                 Satellites..................................................   14
                 Music Rights................................................   14
                 Competition.................................................   15
                 Regulation..................................................   16
                 Trademarks..................................................   17
                 Personnel...................................................   17
                 Recent Developments.........................................   17
Item 2.          Properties..................................................   18
Item 3.          Legal Proceedings...........................................   18
Item 4.          Submission of Matters to a Vote of Security Holders.........   19
PART II
Item 5.          Market for Registrant's Common Equity and Related
                 Stockholder Matters.........................................   19
                 Dividends...................................................   20
Item 6.          Selected Financial Data.....................................   20
Item 7.          Management's Discussion and Analysis of Financial Condition
                 and Results of Operations for the fiscal years ended
                 September 30, 1996 and September 30, 1995...................   20
                 Summary of Performance......................................   20
                 Results of Operations.......................................   21
                 Liquidity and Capital Resources.............................   25
Item 8.          Financial Statements and Supplementary Data.................   26
Item 9.          Changes in and Disagreements with Accountants on Accounting
                 and Financial Disclosure....................................   26
PART III
Item 10.         Directors and Executive Officers of Registrant..............   27
Item 11.         Executive Compensation......................................   29
                 Employment Agreements and Termination of Employment
                 Arrangements................................................   29
                 Stock Options...............................................   30
                 Option Exercises and Holdings...............................   31
                 Compensation Committee Interlocks and Insider
                 Participation...............................................   31
                 Director Compensation.......................................   32
Item 12.         Security Ownership of Certain Beneficial Owners and
                 Management..................................................   32
Item 13.         Certain Relationships and Related Transactions..............   33
PART IV
Item 14.         Exhibits, Financial Statement Schedules and Reports on Form
                 8k..........................................................   35
                 Index to Consolidated Financial Statements..................  F-1
                 Notes to Consolidated Financial Statements..................  F-7

                                     PART I

ITEM 1. BUSINESS.

BACKGROUND.

     DMX Inc. (the "Company") was incorporated pursuant to the laws of the state of Delaware in May 1990 under the name of International Cablecasting Technologies Inc. ("ICT"), to accomplish a corporate reorganization which effected a change of situs of its predecessor company of the same name ("ICT-Canada"). ICT-Canada was incorporated pursuant to the laws of British Columbia on April 26, 1979, under the name of Can-Am Entertainment Corporation and on November 14, 1986, changed its name to International Cablecasting Technologies Inc. On April 27, 1995, ICT changed its name to DMX Inc.

     The Company's operations are comprised of those of DMX Inc. and its three
(3) wholly owned subsidiaries: a British Columbia corporation, 450714 B.C. Ltd., formed for the purpose of holding the Company's equity interest in its Canadian joint venture with Shaw Communications Inc. ("Shaw"), the second largest cable operator in Canada (see "International Development -- Canada"); TEMPO Sound, Inc. ("TEMPO"), an Oklahoma corporation, which the Company acquired from Tele-Communications, Inc. ("TCI") in April 1979, in exchange for approximately 224,000 shares of Common Stock of the Company. TEMPO is engaged in a joint venture with Jones International, Inc. ("Jones"), the eighth largest cable operator in the United States, to program and deliver Superaudio(R), a basic analog cable music and information service (currently consisting of nine formats) for a monthly license fee, to cable operators for distribution to cable subscribers. TEMPO and Jones each own 50% of the joint venture (See "Domestic Business -- The Superaudio Service".); DMX-Europe ("DMX-E") of which the remaining 49% interest was acquired from TCI in exchange for 10.8 Million shares of DMX Inc.'s Common Stock on May 17, 1996, making it a wholly owned subsidiary effective on this date. (See "International Business -- Europe")

     The following description of the Company's business is premised upon its operation as a stand-alone entity. On August 30, 1996, the Company received an unsolicited proposal from TCI proposing the merger of the Company with a TCI subsidiary. The Company is currently negotiating a definitive agreement with TCI respecting the proposed merger. See "Business -- Recent Developments." Should the merger occur, TCI may choose to significantly change the business of the Company from that described below.

GENERAL.

     DMX Inc. is primarily engaged in programming, distributing and marketing a premium digital music service, Digital Music Express(R) (DMX(R)"), which provides continuous (24-hours per day), commercial free CD quality music programming. The DMX music formats are programmed within various music genres which include: Classical, Jazz, Rock, Oldies, Country, Latin, Urban, Pop/Adult Contemporary, Instrumental, International and Specialty. Within each music genre, DMX offers a variety of format selections which are more unique and narrowly defined than typically would be found on a commercial radio station. Depending on the distribution method, cable or Ku-Band direct broadcast satellite ("DBS"), DMX currently offers 30 or 91 formats, respectively. In addition the Company currently has over 70 titles in its DMX-Disc library catalogue for on-premise distribution. The Company expects to expand its DBS channels to 100 in the near future and is continually adding titles to its on-premise DMX-Disc library. The Company programs each DMX format to provide more music within each music format than a consumer typically would find on a radio station, without the high level of repetition commonly found in radio programming. DMX also offers subscribers the ability to match a "mood" or social environment with music at the touch of a button. As an example, a restaurant may choose to play Chamber Music at breakfast, Lite Jazz at lunch, and Great Singers at dinner. DMX is currently delivered using three different distribution methods.

     First, DMX is delivered, for a monthly per subscriber license fee, direct to cable operators by C-Band satellite for distribution to residential and commercial cable subscribers. The DMX signal is received by subscribers through their existing coaxial cable wire which is connected through a proprietary DMX tuner to their stereo systems. DMX is delivered in 30 different music formats for cable distribution. The Company expects the existing analog technology used in this form of distribution to gradually be replaced by digital

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

compression technology using a wider bandwidth, allowing for carriage of significantly more music formats. (See "Business -- Goals and Strategies")

     Second, since June 1994, the Company has delivered DMX to business establishments, for a monthly per subscriber fee, by DBS direct to small satellite dishes (approximately one meter or less in diameter) which connects through a proprietary DMX receiver to a subscriber's sound system. Currently, DMX is delivered in 91 different music formats for DBS distribution. The Company expects to expand its formats to 100 in the near future. In October 1995, the Company expanded the marketing of its DBS service to include residential subscribers. This extends the residential distribution of DMX into: areas not currently wired for cable; markets served by a cable operator affiliated with a competitive digital audio service; and markets served by a cable operator not affiliated with a digital audio provider. Additionally, the Company has agreements with third party DBS distributors, PrimeStar and AlphaStar, where DMX programming is combined with video programming as part of a basic package. With these DBS distributors, the technology incorporated into their satellite receiver enables subscribers to receive the DMX signal without the use of a separate receiver through their satellite provider and standard equipment package.

     Third, DMX is offered as an on-premise business music service via DMX-Disc(R). The DMX-Disc service offers flexibility in situations where rooftop satellite dish installations are not possible, or where another building might block the signal path from the Company's satellite, through the use of on-premise equipment and custom DMX programmed CDs. DMX-Disc uses a compact disc interactive ("CD-I") player and a custom programmed library of CDs. These CDs are manufactured especially by the Company using a compression scheme which allows for over four hours of pre-recorded music to be played from one CD. Through the distribution and rotation of library CDs, a DMX-Disc customer is ensured of always having a fresh DMX playlist, mirroring the playlist from the DBS satellite feed.

     To secure distribution of DMX in foreign markets, the Company has entered into licensing and royalty arrangements with strategic partners in Canada, Europe, Australia, Africa, Latin America and the Caribbean, (see
"Business -- International Business"), although the Company has entered into definitive agreements to dispose of its European operations. (See
"Business -- Recent Developments".)

     The Company believes that DMX is differentiated from other sources of audio programming currently available to residential and commercial consumers. Subscribers currently receive up to 91 different formats of preprogrammed music in CD quality fidelity with no commercials or disc jockey interruptions of any kind. The playlists for most DMX formats include more music cuts than would typically be heard on a radio broadcast or other competing preprogrammed music service. (See "Business -- Competition")

     The Company is a digital audio programming provider, which licenses to third party distributors the right to redistribute its programming to subscribers. To date, this has been accomplished principally through licensing agreements with cable system operators who redistribute DMX over cable networks to cable television subscribers. Currently, DMX is available in more than 940 cable systems in the United States representing over 17.6 million cable households. With the introduction of its Ku-Band technology, the Company expanded distribution of the DMX service via DBS, and immediately began offering its DMX for Business(R) service to commercial subscribers not otherwise accessible by cable. In October 1995, DMX Inc. began employing the DBS method of delivery to expand the distribution of the DMX service to residential subscribers. In the Fall of 1994, the Company began direct marketing to multiple and national account establishments and in the Summer of 1995, began direct marketing to commercial establishments in its first owned and operated territory in Southern California. (See "Business -- Domestic Business -- Residential Service and Commercial Service".)

GOALS AND STRATEGIES.

     DMX Inc.'s goal is to continue to build DMX as a brand name consumer and business service and become the established standard for digital audio services. Its primary strategies are: (1) to continue to acquire residential and commercial subscribers in as many markets as possible via its available distribution methods, (2) to establish and maintain relationships with third party organizations in related industries which support and enhance the marketing, distribution and subscriber penetration levels of DMX and, (3) to

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

maintain its market position as the brand leader in digital audio through an emphasis on superior programming and technology.

     The Company views the strategy of being the first entrant into a market and quickly securing distribution commitments for DMX as a key factor during the start up and development phase of any marketplace. The Company has focused much of its efforts during the start-up period on securing distribution agreements with cable operators and satellite programming distributors. From 1989 to the present the Company has: (i) entered into affiliation agreements with over 50 U.S. cable operators; (ii) entered into distribution agreements with two DBS programming providers; (iii) entered into distribution agreements for DMX in Canada, Australia, Latin America, Africa and the Caribbean; and (iv) obtained distribution on Headend-in-the-Sky by TCI ("HITS"), a new distribution technology utilizing digital compression. This focus, during the early development phase of these markets, is intended to provide the Company with greater distribution potential and limit the market development potential of its competitors.

     The telecommunications industry has seen many changes in recent years with the entrance of satellite distribution into the marketplace and the continued movement of cable operators towards digital compression technology. The Company will continue to prioritize these areas in its strategic plan. Specifically, DMX will be part of the programming package to be carried on TCI's HITS, TCI's digital compression technology which is currently being tested in three markets, and is expected to be rolled out on a nationwide basis in 1997.

     In the satellite distribution area, the Company also recently announced that Sky Entertainment Services in Latin America ("Sky-LA") and American Sky Broadcasting ("ASkyB") have the right to carry various channels of music taken from DMX's extensive menu on all Sky platforms in the Americas. Sky Entertainment Services is the brand name for the direct-to-home service offered by the strategic alliance formed by Organzacoes Globo, Brazil's leading entertainment group; Mexico's Grupo Televisa S.A., the largest production and media company in the Spanish-speaking world; The News Corporation, Limited, one of the world's largest media companies; and Tele-Communications International, Inc. This alliance will provide television service to Mexico, all of Central and South America and parts of the Caribbean. ASkyB is a joint venture between The News Corporation, Limited and MCI Communications Corporation, which expects to provide direct-to-home satellite broadcasting services to U.S. consumers commencing in the fall of 1997.

     DMX Inc. will continue to pursue relationships in these areas to ensure optimal distribution to new subscribers, and believes that its position as a premier programmer of digital audio places it in a good position to compete in these new markets.

DOMESTIC BUSINESS.

     Since its launch in September 1991, DMX has been distributed by C-Band satellite to cable systems, which in turn deliver the service over existing cable networks to cable subscribers. With the launch of DMX on the Ku-band satellite in June 1994, the Company has been able to expand the market access of its commercial service, DMX for Business and its residential DBS service DMX Direct. Ku-Band satellites transmit signals using a higher power than C-Band satellites, which allows reception by substantially smaller satellite dishes. The ability to distribute DMX directly to the end user gives the Company much broader market access and the choice of delivering the DMX signal either by existing cable or Ku-Band satellite. The DMX signal is distributed by the Company from its studio and uplinking facility housed in TCI's National Digital Television Center located in Littleton, Colorado. Additionally, the implementation of the on-premise DMX-Disc program and the expansion of the Disc catalogue has allowed the Company to market DMX in the commercial marketplace in situations where cable and DBS distribution may not be an option (e.g., in situations where roof-top rights or a cable signal may not be available).

  Residential Service.

     Today, the cable television industry in the United States is comprised of more than 11,220 cable systems which serve more than 61.7 million households, according to the 1996 Television and Cable Fact Book. This represents approximately 63% of all television households in the country. Of those households subscribing to cable, nearly 70% subscribe to one or more premium cable services. It is expected that cable systems will

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

transition from analog to digital technology in coming years, resulting in a wider selection of programming and services available to subscribers due to increased band-width. This transition will commence with the roll-out of TCI's HITS in 1997, with the carriage of up to 40 DMX channels, in addition to a much larger selection of video channels than are currently offered using analog technology. Additionally, with the wider acceptance of direct broadcast satellite ("DBS") by consumers, it is expected that residential subscribers may choose DBS over cable television due to the wider choice of programming. The Company currently has distribution with two of the four DBS providers servicing the United States, and with the advent of ASkyB in late 1997, will have carriage on over 60% of the U.S. DBS providers.

     Cable Affiliate Sales The acquisition of subscribers is a joint effort between the Company and the cable affiliate. To support its affiliates' marketing efforts, the Company contributes marketing materials and/or cooperative marketing funds. The retail price of DMX is established in each local market by the cable operator. Many different pricing strategies such as separate equipment rental charges, promotional discounts and special offers may affect the ultimate retail price to the consumer. In the future, the Company expects DMX to be offered as part of a basic package or as a tier programming option, as cable affiliates migrate from analog to digital technology.

     DMX was launched in the U.S. cable market in September 1991 to residential subscribers. DMX Inc. currently has distribution commitments representing approximately 50% of the U.S. cable marketplace. These distribution commitments are represented by contracts, or "affiliation agreements" reached between the Company and cable operators which give the operators the right to distribute DMX to residential subscribers within their franchise territories in exchange for a monthly per subscriber license fee. Commercial rights are granted under a separate contract. The Company has reached affiliation agreements with more than 50 multiple system operators ("MSO"). The term of the affiliation agreements range from one to ten years and require monthly license fees be paid to the Company for each DMX residential subscriber. Certain of the MSO's affiliated with the Company have also made direct equity investments in the Common Stock of DMX Inc. via equity participation agreements as well as direct investment.

     In 1989, TCI, the nation's largest MSO, and certain of its subsidiaries, entered into a series of agreements with the Company which resulted in the acquisition of approximately 2.0 million shares of the Company's Common Stock and the right to earn up to approximately 1.4 million additional shares based on distribution goals, all of which were earned during the fiscal year ended September 30, 1992. Subsequently TCI has raised their stake through a series of private placements, and through a transaction completed in May 1996 whereby 10.8 million shares of Common Stock in DMX Inc. was exchanged for TCI's 49% interest in DMX-Europe N.V., a Netherlands company and its wholly owned subsidiary, DMX-Europe (UK) Limited, a United Kingdom company collectively, ("DMX-E"). TCI currently holds approximately 45% of the outstanding Common Stock of DMX Inc., and has made a tender offer to acquire the remaining 55%. (See "Business -- Recent Developments".) During fiscal years 1994, 1995, and 1996, TCI accounted for approximately 65%, 61%, and 53% of the Company's residential cable revenues, respectively.

  Direct-to-Home ("DTH") Sales.

     Direct Sales In October 1995, the Company launched its in-house direct sales effort, DMX-Direct, a DBS service, commonly referred as direct-to-home ("DTH") to the residential marketplace. DMX-Direct uses the Company's DBS technology launched to commercial customers and offers the same programming availability. Customers purchase the required equipment and subscribe to DMX-Direct for a monthly or annual prepaid subscription.

     The Company continues developing its nationwide retail dealer network. Through licensing arrangements with high end audio/video retailers and design and installation companies, such as those associated with the Consumer Electronic Design Installation Association ("CEDIA"), these dealers will license from DMX Inc. the rights to sell and install the Ku-Band receiver and satellite dish antenna in subscriber's homes for reception of the DMX signal. Subscriptions to DMX-Direct are then processed and billed by DMX Inc. The Company currently has approximately 135 dealers. Dealers are promoted by the Company through the Company's web-site (http://www.dmxmusic.com) as well as through direct advertising.

     Direct to home sales extend the distribution potential of DMX's residential service to: areas not currently wired for cable; markets served by a cable operator affiliated with a competitive digital audio service; and markets served by cable operators not affiliated with any digital audio provider.

     Third Party DBS Sales In October 1995 PrimeStar Partners, L.P. ("PrimeStar"), a leader in the DBS distribution of packaged programming to the residential market, launched with carriage of DMX. The Company's agreement with PrimeStar requires PrimeStar to pay a per subscriber license fee to the Company based on the number of basic subscribers, or based on the number of basic and premium subscribers when PrimeStar expands the DMX format offerings to include a premium tier option. PrimeStar distribution gives the DMX brand name nationwide consumer exposure through the marketing campaigns for PrimeStar. No additional equipment is required over and above the standard satellite equipment in order for a subscriber to receive the DMX signal. As of October 1996, there were approximately 1,400,000 PrimeStar DMX subscribers.


     In November 1995, the Company announced that it reached an agreement with AlphaStar Television Network Inc. ("AlphaStar"), a direct-to-home satellite service, owned by Tee-Comm Electronics, a digital satellite communications leader. The agreement calls for AlphaStar to launch DMX in both a 120 channel premium service and a 30 channel basic service, in exchange for a per subscriber license fee. A unique part of the agreement calls for DMX Inc. and AlphaStar to co-market their audio and video programming, as both services will be available from the same satellite, AT&T Telstar 402R. No additional equipment is required over and above the standard satellite equipment in order for a subscriber to receive the DMX signal. As of September 1996, there were approximately 5,600 residential AlphaStar subscribers.


  Commercial Service.

     The U.S. business marketplace has approximately 7.4 million business establishments in the top 337 market statistical areas ("MSA"), according to Equifax/National Data Systems. Approximately 60% of these businesses use some form of background music, based on marketing research performed by the Company. From its initial launch in September 1991, the Company's commercial service has had limited cable access to business establishments which precluded the Company from pursuing national chain account sales. With the launch of DMX on a Ku-Band satellite in June 1994 allowing for DBS distribution and the launch of DMX-Disc on-premise service in 1996, DMX has gained access to 100% of the business marketplace and continues to expand its market distribution of DMX for Business.

     DMX distributes its programming services to the commercial marketplace through its Commercial Division under the brand name DMX for Business. The division distributes DMX for Business through three sales departments: Affiliate Sales, an indirect sales channel of both cable and non-cable franchised affiliates; National Account Sales; and the Southern California Sales Offices, two direct sales channels owned and operated by the Company.


     Affiliate Sales The Affiliate Sales department was the first sales channel developed by the Commercial Division. Distribution of DMX for Business began in 1992 through the Company's relationships with cable affiliates. Sales of DMX for Business via cable distribution was limited by the access to businesses by cable plant as well as cable distribution to major business markets throughout the United States. When DMX/DBS became available via AT&T's Telstar 402R satellite, Affiliate Sales began immediate expansion of its distribution of DMX for Business, both within the existing cable franchise network as well as to all non-affiliated U.S. markets. DMX for Business has licensed many of its residential cable affiliates, as well as independent, third party affiliates, with the rights to sell DMX for Business on a non-exclusive basis, thus expanding its network of licensed distributors to cover markets where it is not affiliated with a cable operator, or where there is distribution of a competitive service. Affiliates may be licensed to distribute DMX via all three distribution methods: cable, DBS and DMX-Disc.


     The Company's Commercial Division offers its affiliates the non-exclusive right to sell DMX for Business and requires its affiliates to dedicate a minimum level of resources and meet specified performance criteria to become a qualified distributor and maintain a qualified status for distributing DMX for Business. For cable affiliates, the typical commercial affiliation agreement runs concurrently with the residential affiliation agreement. Non-cable affiliates have a five year agreement to distribute DMX with a performance evaluation annually. If the affiliate has not met the Company's performance standards, it could lose its DMX affiliation. The Company requires its affiliates to pay a set minimum monthly license fee per commercial subscriber, or a percentage of the subscriber's monthly retail rate, whichever is greater. The typical contract term with a commercial establishment is a 60 months at a retail rate of approximately $55 per month. The retail pricing is determined by the affiliate and depends upon many factors such as the square footage of the business, the number of tuners or receivers used in the business and the contract length.

     National Accounts The National Account Sales department was launched concurrently with the distribution of DMX for Business via DBS. The department has been marketing DMX for approximately 2 years, selling DMX services to large national chain accounts, such as retail and restaurant chains, that require or demand centralized sales, installation, and customer services. The department employs an in-house sales force specially trained for selling to national accounts. DMX Inc.'s commercial non-exclusive affiliation agreements allow its national accounts sales force to sell directly to commercial establishments within existing affiliated franchise territories. Sales efforts are being concentrated at the senior management level of these national account prospects. National Account contracts generally provide for the DMX for Business service to be delivered to all of the subscriber's locations for a monthly fee generally ranging from $40-$55 per location depending upon many factors such as the number of locations and the number of receivers used within each location. Contract terms generally range from 36 to 60 months. DMX Inc. has signed multiple national account agreements with various nationwide and regional business chains, primarily in the hospitality and retail industries.

     The Company has established strategic sales alliances to create name branding and establish DMX for Business as a viable and credible competitive service for national chains. Alliances in the cross-branding of DMX include:
Bose Corporation for packaged sound systems; AT&T Tridom in VSAT data and video network applications; and PrimeStar and AlphaStar for entertainment, news information and sports TV video services. The DMX national account sales team works in conjunction with these strategic sales alliances to cross-promote services and to make joint sales presentations in selling packaged business communication services and products.

     Owned and Operated Accounts In May 1995, the Company launched its first owned and operated sales group ("O&O") in the Southern California market, covering a seven county area extending from Ventura to San Diego. The O&O sells DMX and related business communication services and products direct to both local and regional chain accounts located in its territory through its own sales, installation and service team. The O&O also generates revenue from sound system equipment sales and labor sales from installations and handles all equipment set-up and follow-up service for new and existing accounts. The O&O's customer contracts are for a monthly fee generally ranging from $55 to $150 depending on many factors such as number of locations and the number of receivers installed in the business, and length of contract. The O&O's average contract term is 48 to 60 months. The O&O continues to grow at a rapid pace as it continues to increase its penetration of the Southern California commercial marketplace.

     National Customer Services Center The support services required by the music subscribers of the National Account and O&O Sales Departments are very specialized and require a highly trained music consultant to support their music needs, as well as general field installation and service requirements for music, sound system and related communication equipment. With the growth of national and O&O accounts and the addition of DMX-Disc to all sales channels, which requires direct customer service center support, the Company is in the process of establishing an internal Customer Services Center within the Commercial Division. The National Customer Services Center will provide ongoing professional management, training and support required to ensure that DMX for Business subscribers receive the high quality service demanded by the competitive commercial marketplace. The Company's existing National Contractor Network will be utilized to provide field service to these subscribers as required.

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

INTERNATIONAL BUSINESS.

     The Company actively seeks prospective strategic partners interested in distributing DMX in foreign markets. The Company has entered into licensing and royalty arrangements in Europe, Canada, Australia, Latin America, the Caribbean and Sub-Saharan Africa and is currently in the process of evaluating other possible joint relationships to enhance the international distribution of DMX.

  Europe.

     The Company has entered into definitive agreements providing for the disposition of DMX-E to Jerold H. Rubinstein, its Chairman and Chief Executive Officer of the Company. The Company will retain a ten percent equity interest in DMX-E, which will have an exclusive five-year, royalty-free license to distribute the DMX music service in Europe, the former Soviet Union, and in the Middle East and will have the right to use the Company's trademarks for two years. In addition, Mr. Rubinstein has agreed to guaranty certain obligations of the European operations for satellite-uplink capacity (which guaranty will be secured by a pledge of the Company's Common Stock owned by Mr. Rubinstein). The Company had previously determined to cease financial support for its European operations and, in the absence of some other arrangements to provide financial support to those companies, to place them in receivership. Mr. Rubinstein will seek to reorganize the operations of DMX-E and will seek new equity investors. If DMX-E cannot be reorganized, then Mr. Rubinstein intends to organize the operations under a new company to distribute the music service on essentially the same terms and the Company will subscribe for a ten percent equity interest in the new venture. (See "Business -- Recent Developments".)

  Canada.

     The Canadian cable market is comprised of approximately 7.6 million basic cable subscribers which represents approximately 76% of households passed by cable. Pay service penetration, including extended basic service penetration, reached approximately 88% during 1995 according to Media STATS September 1995 data. In addition to the residential subscriber potential for DMX, the Canadian market has approximately 920,000 businesses, according to Statistics Canada.

     In 1992, Shaw Communications Inc. ("Shaw"), the second largest MSO in Canada, entered into a licensing and royalty agreement with the Company which provides for a monthly per subscriber royalty for both residential and commercial distribution. The Company, through its subsidiary 450714 B.C. Ltd. is a partner in the "The DMX-Canada Partnership" ("DMX-Canada"), a partnership with DMX-Canada Ltd., an affiliate of Shaw. DMX-Canada is the operating entity that distributes the DMX service in Canada and its territories.

     The residential DBS direct-to-home market in Canada is regulated by the Canadian Radio/Television and Telecommunications Commission ("CRTC"). During 1996 the CRTC issued a license to the Company to provide subscription-based music service to homes in Canada. This came after a long review process initiated after the original license was revoked by the CRTC. DMX will be offered by DMX-Canada to residential subscribers once the Company has determined the special programming requirements as mandated by the CRTC for the Canadian residential market.

     The CRTC does not regulate programming delivered to commercial establishments by direct broadcast satellite. DMX-Canada launched DMX for Business by DBS in November 1994, and has acquired over 2,000 commercial subscribers in Canada since that date.

     In addition to forming DMX-Canada, Shaw has invested in DMX Inc. by purchasing stock in private placements and making open market purchases, and currently holds approximately 14% of the outstanding Common Stock of the Company.

  Latin America and The Caribbean.

     Commencing in 1997, DMX will be carried on Sky-LA in Mexico, all of central and South America, and parts of the Caribbean. (See "Business -- Goals and Strategies".)

  Africa.

     During 1995, the Company reached an agreement with TML-Bluestar ("TML-B"), a South African joint venture company, for distribution of the DMX service in Sub-Saharan Africa. TML-B then entered into a licensing arrangement with MultiChoice Africa ("MultiChoice"), for distribution of DMX to MultiChoice subscribers by Ku-Band DBS. MultiChoice is the only subscriber management services ("SMS") provider in South Africa, and offers SMS services to more than 2 million pay TV subscribers in Africa and Europe. In South Africa alone, MultiChoice provides SMS to approximately 950,000 subscribers, according to data provided by MultiChoice.

     TML-B launched DMX in December 1995 and carries 40 music formats. DMX is sold to both residential and commercial subscribers in exchange for per subscriber license fees. DMX is being included as part of the MultiChoice basic package of digital audio and video programs distributed via satellite to customers in South Africa. The Company does not incur any incremental costs in providing the signal for distribution to this market, nor is it responsible for the payment of music rights, pursuant to the terms of its agreement. TML-B plans to expand its distribution throughout other territories in Sub-Saharan Africa as these areas develop. Currently TML-B has over 50,000 subscribers.

ANCILLARY BUSINESS OPPORTUNITIES.

     The Company is engaged in discussions with various potential strategic partners to develop other ancillary business opportunities related to its core DMX service. The ancillary businesses would represent an opportunity to take advantage of the existing technology and programming infrastructure developed by the Company for DMX.

     The Company is currently testing a digital downloadable satellite messaging system ("DMX Adnet") that will be made available for multiple location commercial sales through the National Accounts, O&O and Affiliate sales channels in 1997. The system is compatible with the DMX/DBS music system and allows for scheduling and playing of pre-recorded messages, known as "Storecasting" over the DBS system.

THE SUPERAUDIO SERVICE.

     In May 1990, the Company entered into a joint venture agreement with Jones International, Inc. ("Jones"), the eighth largest MSO, for up to fifteen years to distribute Superaudio, a basic cable audio service. Each company owns a 50% interest in the joint venture. The joint venture began operation in July 1990 and combined the Company's basic cable audio service, TEMPO Sound, with its only direct competitor, Galactic Radio. In connection with the joint venture arrangement, Jones provides both satellite space and uplinking service for Superaudio.

     Superaudio is a basic cable audio service which is distributed in analog fidelity and currently provides nine formats of popular music and information services, including news, children's programming and a reading service for the visually impaired. The programming line-up includes the use of announcers and some limited commercial announcements. The Superaudio service is distributed by satellite from Jones' studio facilities in Englewood, Colorado to cable systems, which deliver it to their cable subscribers.

     The joint venture has entered into affiliation agreements with cable operators which provide for a monthly license fee per basic subscriber to be paid to Superaudio. The service is generally marketed as a basic cable audio service at no additional charge to the subscriber. However, ultimate product placement and retail pricing is left up to the individual cable operator.

PROGRAMMING.

     The Company believes that the primary consumer appeal of DMX is its superior programming content. The Company has carefully researched and refined each of its current 91 custom designed music formats. In contrast to radio, the programming content of the DMX service is continuous music, without commercial or other interruption, made available in distinct formats that are more narrowly tailored to fit the music listener's specific taste. DMX is delivered in CD standard fidelity.

     DMX appeals to a wide variety of listeners by providing multiple music formats within each music genre. By offering defined music formats, DMX subscribers can easily select the formats that appeal to them most. For example, a classical music enthusiast may enjoy symphonies and chamber music, but may not have the same interest in opera. DMX allows listeners to make these musical choices without compromising their listening experience. The following table shows the current format offering by genre:

CLASSICAL               LATIN                       U.S. OLDIES
  Symphonic             - Cumbia                    50's Oldies
  Chamber Music         - Latin Contemporary        60's Oldies
- Opera                 Tejano                      - 70's Oldies
- Lite Classical        Salsa                       - 80's Oldies
- Classical Guitar      - Mariachi
                        - Flamenco Music            INTERNATIONAL
JAZZ                    - Brazilian Music           - German Oldies/Schlager
  Lite Jazz             - Rock en Espanol           - German Folk Music
  Classic Jazz                                      - German Rock
- Dixieland             URBAN                       - German Easy Listening
- Jazz Vocal Blends     Urban Adult Contemporary    - French Hits
- Acid Jazz             Dance                       - Riviera
                        Reggae                      - U.K. Hits
ROCK                    - R&B/Rap Hits              - Euro Hits
  Classic Rock          Gospel                      - Euro Oldies
  Folk Rock             - Motor City Sound          - Dutch Hits
- Power Hits            Rap                         - Flemish Music
  Album Rock            Traditional Blues           - Caribbean Music
  Heavy Metal                                       - Greek Music
  Alternative Rock      SPECIALTY                   - Norwegian Music
- New Music             New Age                     - Danish Music
                        - Contemporary Christian    - Hebrew Hits
POP/ADULT CONTEMPORARY  - Contemporary Blues        - Italian Hits
  Adult Contemporary    - Folk Music                - Traditional Italian Music
  Love Songs            Christian Inspirational     - African Rhythms
  Great Singers         - Children's                - Japanese Music
  Beautiful             - Environmental Sounds      - Chinese Music
  Instrumentals         - Holiday Music             - Canto Pop
  Show Tunes            - Beach Party               - Turkish Music
- Movie Sound Tracks    - The Mirage Channel**      - Indian Music
- Soft Hits             - Cajun                     - Polka
- Contemporary                                      - World Beat
Instrumentals           COUNTRY                     - Oriental/Eastern Mediterranean
- Piano                 Modern Country              - Hawaiian Music
- New Adult             Traditional Country
Contemporary            - Bluegrass
  Big Band/Swing
  Hottest Hits

---------------

-  Expanded formats available only on DBS service

**  The Mirage Channel is for the exclusive use of Mirage Resorts Incorporated

     The Company seeks consumer feedback on DMX programming to help determine when to add or change formats to meet the ever changing tastes of its listeners. The Company uses an 800 number for DMX subscribers to call as a means of gathering customer's suggestions, addressing technical problems or complaints and at the same time providing the Company with demographic and subscriber preference information.

     The Company programs its music using an in-house programming staff. This staff is responsible for music research, on-going acquisition of new music material, programming, scheduling and interfacing with the Company's studio operations where the DMX service is originated. The Company has developed a sophisticated proprietary system of programming, originating and distributing the DMX service. This process involves the use of proprietary software and hardware for selecting songs and encoding the music information into a data stream, which then is uplinked to the Company's satellites for delivery to its cable affiliates and DBS customers. The same programming process is used in developing DMX-Disc custom four hour CD's, which are maintained in a library catalogue for replication and distribution to the Company's DMX-Disc customers.

COMMERCIAL PROGRAMMING.

     The Company believes that the primary commercial appeal of DMX is its superior programming and available choice of music. In contrast to radio, DMX provides continuous music, without commercials or other interruptions, made available in distinct formats that are tailored to fit the commercial account's specific business atmosphere.

     DMX appeals to a wide variety of businesses by providing multiple music programs within each music format. To help DMX subscribers in selecting the appropriate music for their business, DMX for Business utilizes its proprietary Music Application Program (MAP(TM)). MAP assists DMX subscribers in analyzing their business image, demographics and desired energy level to create a custom music program to enhance the business' atmosphere, making it simple to tailor the audio atmosphere of any business.

     In conjunction with the launch of DMX on a Ku-Band satellite, the Company expanded its DMX programming from the 30 formats available by cable to a 120 channel capacity DBS system. There are currently 91 channels available for commercial subscribers and the Company plans to continue expanding its music line-up. The Company believes this will further enhance the appeal of DMX by offering greater choice and flexibility to commercial subscribers. This will increase the likelihood of a subscriber finding more DMX programs to match its music needs, thereby choosing DMX over a competitive service. As part of the DMX programming process, the programming staff constantly reviews and modifies the programming line-up to meet the needs of its commercial subscribers.

RESIDENTIAL MARKETING.

     The Residential Division's primary marketing focus is to support cable operators and other DMX distributors by providing creative and integrated marketing campaigns and expert music consulting advice. DMX Inc. has developed various marketing campaigns, in addition to ongoing special promotions, to assist cable operators with the acquisition and retention of DMX subscribers.

     A typical acquisition program's target marketing materials include such items as newspaper and cable guide advertising; point of purchase materials; demonstration units; direct mail inserts; 30 second commercial television spots in addition to a 15 minute infomercial; training programs for affiliate customer service representatives; specialty holiday promotion materials; and press releases and assistance with public relations events. Retention materials include: A listener's guide to promote product understanding; a DMX-DJ(R) program guide explaining the use of the DMX-DJ and format description.

     In 1995, the Company launched a DMX web site on the Internet. The web page is informational and provides the user with information such as: "What is DMX", "Music Charts", "Contests", "Music Central" and more, which covers programming, how to get DMX, cable distributors, DBS information, residential and commercial information, as well as many other related topics, like DMX merchandise. Access to the DMX web site also acts as a gateway to other related music companies' web sites on the Internet. In 1996 "What's on DMX" was added to the web site, allowing users to see information on the last five songs played on any channel of DMX at any given time. The DMX web site will undergo continued development to create cross promotional tie-ins, new product development information, and many other ancillary topics to provide DMX subscribers with a vast array of music and DMX related information. The DMX web site can be accessed at http://www.dmxmusic.com.

COMMERCIAL MARKETING.

     The Commercial Division's marketing strategy is to create and implement marketing and promotional programs that establish DMX as the branded name and recognizable leader in digital music services. This is being accomplished through the development and deployment of one of the industry's best sales training, sales management, and sales support programs; business-to-business marketing programs; and the development of a unique multimedia network of digital business communication services through strategic sales and marketing alliances with some of the world's most recognized companies.

     DMX for Business Affiliate marketing programs include: sales literature, trade advertising, participation in local trade shows, and direct mail. Within National Accounts and O&O, the Commercial Divisions' marketing programs include attendance at national trade shows, trade advertising, and direct sales through presentations, demonstrations and trials of DMX for Business. DMX also has marketing relationships with: Bose Corporation, one of the world's leading manufacturers of consumer and professional packaged sound systems and loudspeaker products; AT&T Tridom for VSAT data and video network applications; Audiocom, one of the nation's leading providers of customized business messaging, for message production services; and Philips Electronics, the co-developer and a leading manufacturer of compact disc technology, including the DMX-Disc CD-I players. All of these relationships form a powerful alliance for the delivery of multimedia services to the commercial marketplace and have validated DMX as a premiere digital music service in the commercial market. In addition, the sales and marketing teams of each organization have increased DMX's market presence and brand identification and have added reciprocal value to each other through the distribution of these packaged services.

     In the summer of 1996, the Company was the official programmed music supplier to the Olympic Games in Atlanta, Georgia. This opportunity provided the Company with substantial brand name exposure and demonstration opportunities. Many of the Olympic sites, including the athlete's villages, sports arenas, hospitality areas, transportation centers and plaza areas were equipped with DMX. The Company provided all of the 200 national anthems required at the medal ceremonies by using its proprietary DMX-Disc technology. As part of the Olympic Games cross-promotion, DMX developed the Olympic Channel, appropriately located on channel 96. The Olympic Channel, designed specifically for use at the Olympic Games, was made available to DMX subscribers in 1996 and included inspirational regional and international songs and featured songs from a special five CD set of Olympic music produced by the Atlanta Committee for the Olympic Games, Inc.

TECHNOLOGY.

     The Company owns certain patents to its technology as well as to jointly developed technology used in the origination, distribution and reception of DMX via cable, DBS, and DMX-Disc. Affiliated cable operators use special equipment designed to receive the DMX signal and then deliver it over the existing cable network to cable subscribers in the affiliated operator's system. Each subscriber must be equipped with a special DMX cable tuner (the "DM-2000" tuner), which is designed to connect to the existing coaxial cable used for other cable programming services and to any commercial stereo system using industry standard audio jacks. Subscribers receiving DMX via direct broadcast satellite must be equipped with a small satellite dish antenna and a DMX DBS receiver (the "DR-200" receiver), which like the DM-2000 tuner connects directly to any stereo system. Either tuner allows the subscriber to select any of the available formats at any time. The tuner can be controlled manually, or by a hand held remote control device. One such remote control device, the DMX-DJ(R), compatible with both tuners, provides the subscriber with complete programming information about any song being heard on DMX. The information is shown in a display window on the DMX-DJ using a liquid crystal display ("LCD"). Programming information provided includes: song title, artist, composer, album title, record company label, DMX identification number and chart position, if any. A basic remote control is also available which controls the necessary functions on each tuner, but does not include the display of programming information.

     DMX is transmitted using multiple distribution technologies based on various compression algorithms which allow the signal to be delivered to the subscriber in CD quality fidelity. These compression technologies are known as SuperSound, AC-3 and MUSICAM. The SuperSound scheme is currently used for U.S. and European cable transmission. AC-3 is currently used for U.S. DBS transmission. MUSICAM is used for European DTH transmission and will ultimately replace SuperSound for European cable transmission. The Company expects to be in a position to offer the U.S. Cable operators currently using SuperSound the option of migrating to AC-3 or MUSICAM, based on the standard adopted for the U.S. market as digital compression technology becomes widely used.

ADVANCED SECURITY.

     The digital audio signal is encrypted (scrambled) at the point of origin and encoded using a proprietary algorithm. Decryption (descrambling) takes place in the subscriber's reception equipment, using a custom circuit that also decodes the audio signal and controls the unique addressing of each unit, in addition to controlling features such as day-parting.

RESEARCH & DEVELOPMENT.

     DMX Inc. views its research and development efforts as a key component of maintaining its leadership position in digital audio. In order to keep its technology at the forefront and to deliver DMX using multiple distribution paths, the Company is continuing research and development activities which include refinements to its residential and commercial DBS technology and the development of AC-3 and MUSICAM compression compatible technology for use in distribution of its cable delivered signal.

     An example of recent Research and Development efforts was the design and testing of the DMX Adnet Storecasting system as well as the development of the "What's on DMX" addition to the Company's web page. In addition, the Company will continue to develop enhancements to the DMX service and other upgrades to its technology as may be required. The Company is currently testing its audio encoding for compatibility with HITS, and has been through a series of technology revisions since testing commenced in August 1996. The audio signal is Dolby AC3 encoded under the M-Peg transmission technology, to be compatible with the General Instrument digital boxes being used with HITS. There will be 40 DMXchannels offered as part of the "All TV" HITS package. The current DMX-DJ is in the process of being redesigned as the existing remote does not work with the new digital boxes.

SATELLITES.


     C-Band Transmission The Company sub-leases space on a U.S. domestic communications satellite known as Satcom C-3, Transponder 24. The sub-lease was entered into in December 1992 with a subsidiary of TCI, Western Tele-Communications, Inc. ("WTCI"), which in turn has leased the satellite transponder from GE American Communications, Inc. ("GE"). The Company began using the satellite in Spring 1993. This satellite is used by other cable industry program providers and its signal can be received by most U.S. cable operators. The satellite areas of coverage include Hawaii, Alaska, Mexico and Central and Northern South America.


     Ku-Band Transmission In March 1996 DMX completed the signal migration from the AT&T Telstar 401 satellite to the AT&T 402R satellite. The satellite sub-lease, was entered into in May 1994 with WTCI, which in turn has leased the satellite transponder service operated by AT&T SKYNET.

     European Transmission In 1994, the Company entered into an agreement with WTCI for the sub-lease of satellite space on an international C-Band satellite known as TDRS. The DMX signal is uplinked to the TDRS satellite directly from the Company's studio and uplink facility in Littleton, Colorado.

MUSIC RIGHTS.

     The Company has entered into agreements with the American Society of Composers, Authors and Publishers ("ASCAP"), Broadcast Music Inc. ("BMI"), and SESAC. The agreements provide for performance royalties to be paid by the Company for all music played on DMX in the United States.

     The Company's agreement with ASCAP for commercial distribution was previously governed by an interim industry wide agreement. A final form of agreement covering commercial distribution was finalized in 1995. The Company signed that agreement and thus, effected a new agreement term through May 1999. The Residential Agreement is currently governed by an interim, industry wide agreement which will remain in effect until such time as new industry rates are determined. During 1995, the Company entered into a new residential agreement with BMI, with a term extending through September 30, 1999. The Company's agreement with BMI for commercial distribution has expired, and the Company is currently operating under a month-to-month extension. DMX is part of an industry-wide negotiating group currently discussing renewal terms, and expects this to be finalized in the near future. The Company's agreements with SESAC for residential and commercial distribution both expire in June 1997, and the Company expects these agreements to be renewed on substantially the same terms.

COMPETITION.

     Digital audio services compete for consumers' time and discretionary income that is spent on other sources of entertainment, such as radio, other pre-recorded music services, on-air television, basic and premium television services, and in-home video and audio systems. Competition for cable system relationships to increase distribution is based primarily on the relative quality and quantity of programming, financial strength, quality of marketing to attract and retain subscribers, technical reliability and performance and the overall cost of the services to affiliated distributors taking into account the purchase cost of the hardware, the operating cost of the technology and the monthly license fees.

     The Company currently has one main competitor in the residential marketplace, Music Choice, formerly known as Digital Cable Radio, a digital audio service similar to DMX. The Company principally competes for third party cable and DBS affiliations with this competitor. Once a decision is made to affiliate with a digital audio provider, a substantial capital investment must be made in cable system headend receiving equipment and individual subscriber tuners and remote controls which are unique to that digital audio provider's service. In addition, the channel capacity of many cable systems might not permit the systems to carry two digital audio services. In addition, most of the Company's affiliation agreements prohibit a distributor from offering a competitive music service. Therefore, the Company believes it is unlikely that a cable operator or other affiliated distributor would introduce a competitive digital audio service and, to date, none has done so. As a result, the Company does not directly compete with Music Choice for subscribers once an affiliation agreement is signed.

     In the direct-to-home residential DBS marketplace, DMX is carried on the PrimeStar and AlphaStar DBS networks. Music Choice is carried on DirecTV. Muzak, one of the Company's competitors in the commercial marketplace, secured DBS distribution with Echostar Communication Corporation's DISH Network. The Company recently announced that Sky-LA and ASkyB will carry DMX. Sky-LA is expected to be introduced in Latin America in April 1997. ASkyB is expected to be introduced in the USA in late 1997. (See "Business -- Goals and Strategies".)

     The Company also has competition in the commercial marketplace from other pre-programmed business music providers, such as Muzak and AEI. However, the distribution technology and the quality and quantity of music programming is significantly different. As an example, Muzak does not offer cable distribution and only has 16 channels on its standard analog DBS system. Although Muzak does have 30 channels on the Echostar Dish Network, that service does not provide the management control functions required by the commercial marketplace. AEI only offers 6 channels from its analog DBS service. Also, all other competitors offer fewer music programming options, compared to DMX's 91 options available on DBS. DMX for Business is competitively priced with other business music services.

     DMX-Disc, the Company's proprietary CD technology, provides an additional distribution method to better compete in situations which require an on-premise music service solution. This technology is vastly superior to the tape programs offered by AEI and Muzak, and the only competitor to offer a similar product is AEI which also offers an on-premise CD system.

     As a result, the Company believes that it has a substantial advantage over the competition due to more flexible distribution methods and the depth and quality of music programming offered to business music users through DMX for Business. These competitors, to date, have not presented the Company with material problems in negotiating contracts with favorable financial terms.

REGULATION.

     DMX Inc.'s operations generally are not of a type subject to regulation by any government agency other than the routine regulations applicable to any business. As a programming provider, however, there are certain related regulations that affect the Company.

     Although programming providers, such as DMX Inc., are not directly regulated by the Federal Communications Commission ("FCC"), the operations of cable television and satellite distribution systems are subject to the Telecommunications Act of 1996 (the "Telecommunications Act") which replaced the Communications Act of 1934, as amended, including the Cable Communications Policy Act of 1984, as amended (the "Cable Act"), and to regulation thereunder by the FCC. Any laws or regulations that adversely affect satellite or transmission services, copyright or royalty agreements, or which would have an adverse effect on the growth of the cable television and satellite industries may also have an adverse effect on the Company.

     The comprehensive overhaul of the Communications Act of 1934 undoubtedly will have an effect on cable television. The Telecommunications Act removes regulatory restrictions which for years have kept the cable, telephone, long distance and broadcast industries segregated. The reforms also provide for removal of the price controls on cable television rates within three years of enactment. It is still unclear if the changes made will significantly affect programmers, such as DMX Inc.

  Program Access and Carriage Agreements.

     Called "the most successful" provisions of The Cable Television Consumer Protection and Competition Act of 1992 ("1992 Act"), program access and carriage agreement provisions aimed at protecting programmers, and ultimately consumers, from discriminatory practices by cable system operators, affect programmers such as the Company. For example, cable operators are prohibited from requiring or coercing programmers to give them exclusive carriage agreements, unfair pricing or financial interests in the programming company in exchange for carrying a particular programming services. While these provisions generally benefit the Company by guaranteeing it access to a broader market, the MSOs with which the Company has affiliation agreements, and which have ownership interests in the Company, are also subject to these provisions and may not discriminate against other programmers for the benefit of the Company.

     In the 103rd and 104th Congress, legislation was introduced which would repeal the program access requirements of the 1992 Act; however, those efforts have been unsuccessful to date and any future action is uncertain.

  Copyright and Royalty Provisions.

     On November 1, 1995, President Clinton signed into law Senate Bill 227, the Digital Performance Right in Sound Recordings Act of 1995 ("1995 Act"). The law amends U.S. copyright law to provide sound recording owners with an exclusive performance right in sound recordings that are performed by means of subscription service digital transmissions. The legislation was drafted to protect performers and copyright owners in sound recordings, who were potentially disadvantaged by the birth of the digital subscription services.

     The 1995 Act establishes a new right of owners of the performance rights, such as the performers and record companies, to control digital transmission of sound recordings. The 1995 Act provides a compulsory license for non-interactive subscription services, but does not provide a compulsory license for interactive services which allow the listener to select performance of a musical piece based on a menu or schedule. As a general matter, the digital performance right does not apply to traditional radio and TV broadcasts, background music services such as MUZAK, or to music transmitted at restaurants, department stores, hotels or amusement parks in the traditional manner.

     The Company is currently in the process of negotiating the terms of this new required royalty which will apply only to the Residential area of the business and has made provisions using an estimated rate. The Company is not aware of any new legislation that may be introduced in 1997 which would adversely impact its business. Any other changes in U.S. law or regulations which would impose new or higher royalty fees, or cause compliance with copyright and royalty regulations to be more burdensome, could have a material adverse effect on DMX Inc.

TRADEMARKS.

     The Company has filed for worldwide trademark registration (including DMX, Digital Music Express, DMX for Business, DMX-DJ and, through its joint venture with Jones, Superaudio). The Company believes that its trademarks are valuable properties and intends to defend them vigorously.

     Under the Company's agreements for the disposition of DMX-E to Jerold Rubinstein, the European company will have the right to use the Company's trademarks for two years following the consummation of the transaction.

PERSONNEL.

     As of December 15, 1996, the Company had 134 full-time employees, 29 of whom were engaged in administration, 66 in sales and marketing, 32 in studio and programming and 7 in engineering. The Company's employees are not covered by any collective bargaining agreement, and the Company considers its relations with its employees to be satisfactory.

RECENT DEVELOPMENTS.

  TCI Proposal to acquire DMX Inc.

     On August 30, 1996, the Company received an unsolicited proposal from TCI proposing the merger of the Company with a TCI subsidiary. Following receipt of the proposal, the Company established a special committee of its Board of Directors to consider the proposal and retained Houlihan Lokey Howard & Zukin to act as its financial advisor. The Company is currently negotiating the terms of a definitive merger agreement with TCI, which owns approximately 45% of DMX Inc.'s outstanding stock. The merger agreement would provide for a merger in which DMX Inc. would be acquired by a new corporation ("Music Co.") to be formed by TCI pursuant to which the shareholders of DMX Inc. would receive Class A Common Stock of Music Co. representing approximately 19.25% of the total outstanding shares of Music Co.'s Class A Common Stock and Class B Common Stock. The Class A Common Stock would be identical to the Class B Common Stock to be held by TCI except that each share of Class B Common Stock would have ten votes on all matters while shares of Class A Common Stock would have one vote. In connection with the merger and the issuance of the Class B Common Stock to TCI, TCI would cause certain affiliates to contribute and transfer to Music Co. all of their respective rights, title and interest in certain specified assets. To the extent that Music Co.'s Class A Common Stock does not trade at or above $2 per share for at least twenty consecutive trading days during the first year following the merger, holders of the Class A Common Stock would have the right, exercisable during the 30 day period beginning on the first anniversary of the merger, to require TCI to purchase such Class A Common Stock at a price of $2.00 per share, payable at TCI's option either in cash or shares of TCI's TCI Group Series A Common Stock. In connection with the merger negotiations, the Company is negotiating with TCI for a $3.5 million loan to purchase, or reimburse the Company for the purchase of, tuners and related equipment.

  Disposal of DMX-E.

     The Company has entered into definitive agreements providing for the disposition of DMX-E to Mr. Jerold Rubinstein, the Company's Chairman and Chief Executive Officer. DMX Inc. will retain a ten percent equity interest in the companies which would have an exclusive, five-year, royalty-free license to distribute the DMX music service in Europe, the former Soviet Union, and in the Middle East and will have the right to use the Company's trademarks for two years. In addition, Mr. Rubinstein had agreed to guaranty certain obligations of the European operations for satellite-uplink capacity. The Company had previously determined to cease financial support for DMX-E operations and, in the absence of some other arrangements to provide financial support to DMX-E, to place them in receivership. Mr. Rubinstein will seek to reorganize the operations of DMX-E and will seek new equity investors. If DMX-E cannot be reorganized, then

Mr. Rubinstein intends to organize a new company to distribute the music service on essentially the same terms and the Company will subscribe for a ten percent equity interest in the new venture.

     At September 30, 1996 the estimated loss on disposal of DMX-E was accounted for in the Company's consolidated financial statements.

ITEM 2. PROPERTIES.

     The Company's corporate offices are located at 11400 West Olympic Boulevard, Suite 1100 and Suite 1400, Los Angeles, California 90064-1507. The five year lease agreement expires in September 2001 and contains a five year renewal option. The premises are approximately 26,505 square feet and the monthly rental rate is approximately $47,700, which is subject to certain cost of living adjustments and pro rata property taxes.

     The Company maintains a regional sales and marketing office in New York City, located at 342 Madison Avenue, Suite 902, New York, New York 10173-0002. The New York regional office occupies approximately 2,500 square feet and the monthly rental rate is approximately $4,500. The five year lease expires in January 1998.

     The Company leases studio facilities in Colorado for the origination and uplinking of the DMX service. The studio is located in TCI's National Digital Television Center at 4100 East Dry Creek Road, Littleton, Colorado 80122. The six year lease agreement with WTCI, a subsidiary of TCI, is subject to the Company's right to terminate the origination and uplinking services at any time with 60 days prior notice and upon payment of early termination fees. WTCI charges the Company approximately $78,000 per month, which includes approximately $6,400 for space rental and $72,000 for satellite uplinking services, of which, approximately $25,000 is related to DMX-E and is paid by DMX-E (although the Company is obligated for these charges). In addition, WTCI has provided, via a capital lease with interest at 9.5%, up to $2.2 million for studio equipment at the facility, of which approximately $2.2 million had been expended at September 30, 1996.

     The Company leases engineering facilities in Southern California located at 3551 Voyager Street, Suites 104 D and F, Torrance, California 90503. These facilities contain approximately 4,400 square feet and the monthly rental is $3,400. The lease expires in January 1997. The Company is currently in negotiations to extend the terms of its lease, but no definitive agreement has been reached beyond a month-to-month term.

     The Company maintains a regional sales office in Schaumberg, located at 2300 North Barrington Road, Suite 555, Schaumberg, Illinois 60195. The office is approximately 1,062 square feet and the monthly rental rate is approximately $1,600. The five year lease expires in January 2001.

     The Company maintains a regional sales office in Seattle, located at 1417 Fourth Avenue, Suite 800, Seattle, Washington 98101. The Company also manages its DMX-Disc operations from this location. The office is approximately 2,400 square feet and the monthly rental rate is approximately $2,700. The five year lease expires in November 2001.

     The Company maintains its Southern California O&O sales office in Irvine, located at 15235 Alton Parkway, Suite 100, Irvine, California 92618. The office is approximately 4,280 square feet and the monthly rental rate is approximately $3,000. The four year lease expires in July 1999.

ITEM 3. LEGAL PROCEEDINGS.

     From time to time the Company may be a party to legal actions arising in the ordinary course of business, including claims by former employees. Although some of these actions could be expected to involve claims for substantial amounts, except as set forth in the next paragraph, the Company does not believe that any currently pending litigation to which it is a party will have a materially adverse effect on its financial condition or results of operations.

     On September 8, 1996, a purported class action lawsuit entitled Brickell Partners v. Jerold H. Rubinstein, Donne F. Fisher, Leo J. Hindery, Jr., James R. Shaw, Sr., Kent Burkhart, J.C. Sparkman, Menon Bhaskar,

DMX Inc., and Tele-Communications, Inc. (Civil Action No. 15206) was filed in the Delaware Chancery Court alleging, among other things, that the proposed acquisition of the Company by TCI is wrongful, unfair and harmful to the Company's public stockholders and seeking to enjoin the consummation of the Merger. The Company believes that this action is without merit and intends to defend it vigorously.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     There were no matters submitted to a vote of the Company's security holders during the fourth quarter of the Company's fiscal year ended September 30, 1996.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     The Company's Common Stock currently trades on the Nasdaq National Market System under the symbol "TUNE".

     The following table sets forth the range of high and low sales prices during each quarter presented of the Common Stock as reported by Nasdaq.

                       QUARTER ENDED                         HIGH        LOW
                       -------------                         -----      -----
December, 1994.............................................  3.000      1.500
March, 1995................................................  4.000      2.438
June, 1995.................................................  3.375      2.000
September, 1995............................................  3.313      2.125
December, 1995.............................................  3.000      2.125
March, 1996................................................  2.875      1.750
June, 1996.................................................  2.250      0.813
September, 1996............................................  1.938      0.563

     On December 31, 1996, the closing price reported by Nasdaq was $1.031. Stockholders are urged to obtain current market quotations for the Common Stock. As of December 31, 1996 there were 434 Stockholders of record of the Company with approximately 55% of the shares held in "street name."

DIVIDENDS.

     No dividends have been paid to date by the Company. Management of the Company does not intend to pay any cash dividends in the foreseeable future; rather, it is expected that the Company will retain any earnings to finance its operations and growth.

ITEM 6. SELECTED FINANCIAL DATA.

     The following is a summary of selected financial data. See the financial statements included herein for more detailed information.


                                                           FISCAL YEAR ENDED SEPTEMBER 30,
                                       ------------------------------------------------------------------------
                                           1996           1995           1994           1993           1992
                                       ------------   ------------   ------------   ------------   ------------
INCOME STATEMENT DATA
Revenue..............................  $ 17,326,603   $ 12,773,384   $  9,377,059   $  4,792,527   $    773,861
Operating, selling, general and
  administrative expenses............    30,460,622     22,166,898     20,558,849     17,726,103     27,306,904
Depreciation and amortization........     1,883,415      1,341,775      1,065,666        790,229        565,694
Loss on disposal of DMX-Europe
  N.V................................     7,153,278             --             --             --             --
                                       ------------   ------------   ------------   ------------   ------------
Net operating loss...................   (22,170,712)   (10,735,289)   (12,247,456)   (13,723,805)   (27,098,737)
Equity earnings in Galactic/TEMPO....       197,227        306,640        223,852        143,622        283,889
Equity loss in DMX-Europe N.V........   (11,852,650)   (13,271,599)    (4,746,239)    (3,553,932)            --
Interest income (expense), net.......      (188,507)        73,540         38,168         85,943        482,974
Other income (expense), net..........       159,865        547,179        226,461        640,197       (108,530)
                                       ------------   ------------   ------------   ------------   ------------
Net loss.............................  $(33,854,777)   (23,079,529)   (16,505,214)   (16,407,975)   (26,440,404)
                                       ============   ============   ============   ============   ============
Loss per share.......................  $      (0.68)         (0.60)         (0.48)         (0.52)         (0.90)
                                       ============   ============   ============   ============   ============
BALANCE SHEET DATA
  (AT END OF YEAR)
Current assets.......................  $  7,719,069     12,122,658      9,650,493      3,102,741     10,972,178
Investments in Galactic/TEMPO Sound
  Partnership........................       504,156        456,929        450,289        476,448        332,826
Goodwill, net of accumulated
  amortization.......................     4,535,658             --             --         15,459         41,960
Other assets, net of accumulated
  depreciation.......................        99,148        166,419         55,169         54,000        219,141
Property and equipment, net of
  accumulated depreciation...........     5,893,988      4,336,378      4,443,995      3,225,093      2,388,227
                                       ------------   ------------   ------------   ------------   ------------
Total assets.........................  $ 18,752,019     17,082,384     14,599,946      6,873,741     13,954,332
                                       ============   ============   ============   ============   ============
Current liabilities..................  $ 16,636,107      3,250,042      3,405,082      3,714,835      3,198,719
Royalty payable......................     1,773,275      1,251,983        713,421        267,770         37,162
Deferred revenue.....................       295,461        376,395        418,540             --             --
Capital lease obligation.............     1,401,426      1,446,085      1,502,990             --             --
Notes payable........................            --             --        201,090        382,545             --
Investment in DMX-Europe N.V.........            --     15,886,116      8,175,171      3,428,932             --
                                       ------------   ------------   ------------   ------------   ------------
Total liabilities....................    20,106,269     22,210,621     14,416,294      7,794,082      3,235,881
Net stockholders' (deficit) equity...    (1,354,250)    (5,128,237)       183,652       (920,341)    10,718,451
                                       ------------   ------------   ------------   ------------   ------------
Total liabilities and stockholders'
  equity.............................  $ 18,752,019     17,082,384     14,599,946      6,873,741     13,954,332
                                       ============   ============   ============   ============   ============


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

SUMMARY OF PERFORMANCE.

     The net loss for the fiscal year ended September 30, 1996 was $33.8 million or $0.68 per share compared to $23.1 million or $0.60 per share for the fiscal year ended September 30, 1995. The increase in the net loss of $10.7 million primarily resulted from the Company's accrual for estimated loss on disposal of DMX-E of $7.2 million and the increased net loss resulting from DMX-E's operations of $3.5 million. The Company has entered into agreements which provide for the disposition of DMX-E to Mr. Jerold H. Rubinstein, its Chairman and Chief Executive Officer. The Company had previously determined to cease financial support of DMX-E and, in the absence of some other arrangements to provide financial support to those Companies, to place them in receivership. Accordingly, the Company has estimated the loss on the disposal of DMX-E in the accompanying consolidated statements of operations.

     The increase in revenues of $4.5 million or 35.6% was primarily attributed to the growth in commercial subscribers and growth in residential subscribers resulting from the launch of DMX on PrimeStar in the first quarter of the fiscal year.

     The Company continues to focus on expanding its market share in the commercial arena and continues to develop third party distribution relationships. In the first quarter of the 1996 fiscal year, DMX was launched by two third party distributors: PrimeStar and TML-Bluestar. PrimeStar initially offered eight DMX formats as a basic service to all PrimeStar subscribers for a per subscriber fee, and will be expanding the DMX format offerings to include both basic and premium tier options. TML-Bluestar is offering 40 music formats to all MultiChoice basic subscribers in Sub-Saharan Africa for a per subscriber license fee. The Company does not incur any incremental costs in providing the signal to TML-Bluestar for distribution, nor is it responsible for the payment of music rights. Additionally, DMX was launched on AlphaStar Television Network Inc. as a basic service for a per subscriber license fee in the latter part of the 1996 fiscal year.

RESULTS OF OPERATIONS.

REVENUE DMX INC.

     The Company's revenues were generated from affiliated cable system subscriber fees for cable distribution of DMX to residential and commercial subscribers; affiliated cable system subscribers fees for DBS distribution to commercial subscribers; subscriber fees from third party DBS distributors; subscriber fees from the Company's DBS distribution through its DMX for Business, commercial national account sales program and owned and operated sales program; subscriber fees from the Company's launch of a DTH service through its DMX-Direct sales program; fees from the Company's recent launch of on-premise business music service, DMX-Disc; and fees earned from licensing and royalty arrangements in foreign markets.

     Total revenues for the fiscal year increased to $16.5 million in 1996 from $12.8 million in 1995. The $3.7 million or 29.1% increase was primarily attributed to: (i) increased residential subscriber fees resulting from the launch of DMX on PrimeStar in the first fiscal quarter of 1996 (this added source of revenue did not exist in the prior year); (ii) continued growth in commercial subscriber fee revenue as a result of increased sales and marketing activity in the affiliate sales, national accounts, and O&O groups; and (iii) increased other revenue representing equipment sales and lease revenue related to the growth and increased sales and marketing activity of the commercial sales group. In June, 1994, the Company launched on the Ku-Band satellite which enabled DMX for Business to gain access to nearly 100% of the business marketplace in the United States. Concurrent with this launch, the Company's commercial division implemented its national accounts sales program, and in May 1995 launched its first owned and operated sales group ("O&O") in the Southern California business market.

     Commercial subscriber fees represented approximately 36.0% as compared to 30.7% of total subscriber fee revenue for the fiscal years ended September 30, 1996 and 1995, respectively. Residential subscriber fees represented approximately 64.0% and 69.3% of total subscriber fee revenue for the fiscal years ended September 30, 1996, and 1995, respectively. Subscriber fee revenue from TCI and its affiliates represented approximately 55% and 61% of total subscriber fees, for the years ended September 30, 1996 and 1995, respectively.

     Total revenues for the 1995 fiscal year increased to $12.8 million from $9.4 million in 1994. The $3.4 million or 36.2% increase was primarily attributed to increased commercial subscriber fees of 103% and an increase in residential subscriber fees of approximately 16.9%. Commercial subscriber fees represented approximately 31% and 20% of total subscriber fee revenue for the fiscal years ended September 30, 1995 and 1994, respectively. Residential subscriber fees represented approximately 69% and 80% of total subscriber fee revenue for the fiscal years ended September 30, 1995 and 1994, respectively. Subscriber fee revenue from TCI and its affiliates represented approximately 61% and 65% of total subscriber fees for the years ended September 30, 1995 and 1994, respectively.

REVENUE DMX-E.


     The Company has not previously consolidated the operations of DMX-E and as such amounts for 1996 represent the activities from acquisition date of May 17, 1996 through September 30, 1996. As discussed below, the Company has decided to dispose of or cease the operations of DMX-E.


OPERATING EXPENSES -- DMX INC.

     Total operating expenses increased to $39.5 million for the fiscal year ended September 30, 1996 from $23.5 million for 1995. The $16.0 million or 68% increase was primarily attributed to the inclusion of operating expenses and estimated loss on disposal of DMX-E. Additionally, the increase was attributable to increased sales and marketing expense of $1.1 million resulting from the expansion of the national accounts sales program and the O&O sales group; increased studio and programming expense of $1.2 million resulting from an increase in music rights commensurate with the growth in subscribers and fee revenue; the increased number of music formats from 69 to over 90 channels and increased satellite and uplink costs due to double illumination in December 1995 through February 1996, while the Company migrated from the AT&T Telstar 401 Ku-Band satellite to the AT&T Telstar 402R Ku-Band satellite.

     Total operating expenses increased to $23.5 million for the fiscal year ended September 30, 1995 from $21.6 million for 1994. The $1.9 million or 8.8% increase was primarily attributed to increased studio and programming expense of $2.3 million, reflecting the transponder and uplinking expenses due to the Ku-Band satellite launch in June 1994 and increased music rights expense corresponding to subscriber fee revenue growth; increased sales and marketing expense of $969,000, due to new commercial sales programs; and an increased general and administrative expense of $614,000 primarily due to an increase in the provision for doubtful accounts. These increases were partially offset by the decrease in stock bonus expense of $2.0 million.

  General and Administrative Expenses.

     General and administrative expenses include costs incurred to operate the Company's corporate office facilities, such as rent and insurance, personnel costs associated with the general corporate and finance staff, as well as outside professional fees for legal, audit and tax services.

     General and administrative expenses increased to $5.8 million for the fiscal year ended September 30, 1996 from $5.5 million for 1995. The $291,000 net increase was primarily attributed to net increases in personnel cost of $290,000 which included an increased performance bonus paid to the Chairman, a reclassification of a certain executive's compensation from sales and marketing to general and administrative, and increases due to additional staff which all occurred in the first half of the fiscal year and was partially offset by decreases in salaries because of an executive officer and other staff leaving the Company in the second half of the fiscal year. Other net changes in general and administrative expenses included increased legal fees of $161,000 and increased printing and investor materials of $100,000 due to the DMX-E merger and special shareholders meeting regarding such merger and other business development activities; partially offset by a reduction in occupancy expense of $77,000 which resulted from the negotiation of more favorable lease terms; decreased consultant fee expense of $74,000; decreased other shareholder relations expense of $63,000 and decreased public relations expense of $26,000.

     General and administrative expenses increased to $5.5 million for the fiscal year ended September 30, 1995 from $4.9 million for 1994. This $614,000 or 12.5% net increase was primarily attributed to the increase in provision for doubtful accounts of $543,000; an increase in personnel costs of $286,000, due to the use of temporary consultants and addition and replacement of staff, a performance bonus paid to the Chairman and normal salary adjustments; increase in rent of $49,000; less reductions in legal expense of $164,000 and public relations expense of $75,000 as the Company relied less on outside firms and established a public relations department internally.

  Sales and Marketing Expenses.

     Sales and marketing expenses include costs incurred for both the residential and commercial sales divisions in connection with new cable system launches of DMX; the related cooperative funding provided to systems to assist their marketing efforts; the costs related to the marketing of DMX for Business; the accrual of the Scientific-Atlanta royalties; the sales and support staff and related expenses; and the development of marketing campaigns and materials.

     Sales and marketing expense increased to $8.6 million for the fiscal year ended September 30, 1996 from $7.4 million for 1995. The $1.1 million or 14.9% increase represented an increase of $477,000 in salaries and commissions resulting from increased sales and marketing activities of the Company's commercial division, which added sales and support staff for the national account sales program and the O&O group. Other sales and marketing expense increases primarily represented increased office, rent and telephone of $221,000 related to the commercial division expansion; increased travel and entertainment and convention and conferences totaling $363,000, reflecting growth in the sales force and direct marketing activities for both the residential and commercial divisions, including the Company's contribution and marketing activities related to the 1996 Summer Olympics.

     Sales and marketing expense increased to $7.4 million for the fiscal year ended September 30, 1995 from $6.5 million for 1994. The increase of $969,000 or 15.0% primarily represented increased salaries and commissions of $930,000 from the launch of the Company's DMX-Direct sales program during the year and the reallocation of the related executive's salary in charge of that program from general and administrative expense in the prior year and the building of the sales and support staff for the national account sales program and owned and operated sales program.

     Other fluctuations in sales and marketing expense during the fiscal year ended September 30, 1995 included an increase in installation costs of $100,000 related to commercial sales; an increase in the Scientific-Atlanta royalty accrual of $93,000 commensurate with the growth in cable subscriber revenue; increases in travel & entertainment expense of $100,000, postage and shipping of $96,000 and other miscellaneous office expense of $67,000, as the sales force grew and direct marketing for both residential and commercial divisions played a more significant role as compared to expenses incurred for new cable system launches and related cooperative funding provided to the cable systems in prior years. Marketing expenses related to new cable system launches and related cooperative funding provided to the systems decreased by $470,000.

  Studio and Programming Expenses.

     Studio and programming expenses include costs incurred for music performance royalties, music research and programming of DMX formats, studio facility overhead, satellite transponder and uplinking expenses.

     Studio and programming expense increased to $9.0 million for the fiscal year ended September 30, 1996 from $7.8 million for 1995. The $1.2 million or 15.4% increase represented increased music rights expense of $776,000 commensurate with the growth in subscribers and fee revenue; increased uplink and satellite cost of $156,000, representing the cost of double illumination as the Company migrated from the AT&T Telstar 401 Ku-Band satellite to the AT&T Telstar 402R Ku-Band satellite in the second quarter of the fiscal year. The remainder of the net increase of $231,000 represented increased salaries, program consultant expenses and the direct costs related to the Company's increase in music formats from approximately 69 to over 90 over the last year and DMX-Disc production cost incurred to establish the new on-premise DMX-Disc product line.

     Studio and programming expense increased to $7.8 million for the fiscal year ended September 30, 1995 from $5.5 million for 1994. The increase of $2.3 million or 41.8% primarily represented an increase in satellite transponder and uplinking expense of $1.4 million attributed to the Ku-Band satellite launch in June 1994; an increase in music rights expense of $616,000 commensurate with the growth in subscribers and fee revenue; and an increase in salaries of $243,000 reflecting added studio and programming personnel to manage the expansion to over 90 channels by the end of the year.

  International Development Expenses.

     International development expenses include costs incurred for the continued development of DMX distribution opportunities outside of the United States.

     International development expense decreased to $2,000 for the fiscal year ended September 30, 1996 from $168,000 for 1995 as the Company did not focus on new development of DMX distribution in foreign companies, outside of Europe, as it had in previous years.

     International development expense increased to $168,000 for the fiscal year ended September 30, 1995 from $61,000 for 1994. The increase was primarily due to consulting fees and increased travel expenses related to business development, and the demonstration of DMX to potential foreign partners.

  Research and Development Expenses.

     Research and development expenses include costs incurred for the ongoing development of new technologies and refinements of existing technology used in the distribution of DMX both in the U.S. and in Europe including the DTH technology developed for DMX-E's launch on the ASTRA satellite in 1995. Overhead and project development costs of the engineering department are allocated on a shared benefit basis with DMX-E.

     Research and development expense of $778,000 for the fiscal year ended September 30, 1996 remained comparable with the prior year's expense of $725,000 as the infrastructure for both the Company and DMX-E has been established and new development of major projects was curtailed.

     Research and development expense decreased to $725,000 for the fiscal year ended September 30, 1995 from $990,000 for 1994. The decrease was primarily attributed to the research and development department dedicating resources to the development of DTH technology for DMX-E which was charged to DMX-E.

  Stock Bonus and Options Compensation.

     Stock bonus and option compensation expense for the fiscal years ended September 30, 1996 and 1995 was $550,000 and related to the extension of the exercise date to December 31, 1996 on options to purchase 350,000 shares of common stock granted to the Chairman in October 1990. The decrease in stock bonus and option compensation expense of $2.1 million to $500,000 for the fiscal year ended September 30, 1995 from $2.6 million for 1994 represented the compensation related to a stock bonus granted the Chairman in 1991.

OPERATING EXPENSES -- DMX-E.

     The Company has not previously consolidated the operations of DMX-E and such amounts for 1996 represent the activities from acquisition date of May 17, 1996 through September 30, 1996. As discussed below, the Company has decided to dispose or cease the operations of DMX-E.

OTHER INCOME (EXPENSE).

     Other income (expense) includes the Company's earnings or losses from its investment activities as well as miscellaneous other income and expense.

  Other Income.

     Other income decreased to $172,000 for the fiscal year ended September 30, 1996 from $780,000 and represents lease income from DMX-E for the equipment lease.

     Other income increased to $780,000 for the fiscal year ended September 30, 1995 from $332,000 for 1994. The increase was primarily attributed to the reversal of an accrued liability of $300,000 which was recorded as an estimated liability in 1990 related to pre-manufacturing prototype testing and enhancements to the digital audio tuner which the Company no longer has an obligation to pay.

  Other Expense.

     Other expense for the fiscal year ended September 30, 1996 totaled $12,000 as compared to $233,000 for 1995. The decrease related to an accrual for music performance royalties of $220,000 in the fiscal year 1995 as settlement of a contract negotiation.

     Other expense for the fiscal year ended September 30, 1995 totaled $233,000 as compared to $106,000 for the fiscal year ended September 30, 1994. This increase relates to an accrual related to music performance royalties of $220,000 as settlement of a contract negotiation.

Disposal of DMX-E.

     The Company has entered into definitive agreements providing for the disposition of DMX-E to Mr. Jerold Rubinstein, the Company's Chairman and Chief Executive Officer. DMX Inc. will retain a ten percent equity interest in the companies which would have an exclusive, five-year, royalty-free license to distribute the DMX music service in Europe, the former Soviet Union, and in the Middle East and will have the right to use the Company's trademarks for two years. In addition, Mr. Rubinstein has agreed to guaranty certain obligations of the European operations for satellite-uplink capacity. The Company had previously determined to cease financial support for DMX-E operations and, in the absence of some other arrangements to provide financial support to DMX-E, to place them in receivership. Mr. Rubinstein will seek to reorganize the operations of DMX-E and will seek new equity investors. If DMX-E cannot be reorganized, then Mr. Rubinstein intends to organize a new company to distribute the music service on essentially the same terms and the Company will subscribe for a ten percent equity interest in the new venture.

     At September 30, 1996 the estimated loss on disposal of DMX-E was accounted for in the Company's consolidated financial statements. The estimated loss on the disposal of DMX-E includes the Company's net investment in these subsidiaries of $5.7 million and other obligations guaranteed by the Company of $1.4 million.

     The net loss from DMX-E operations increased to $16.8 million for the fiscal year ended September 30, 1996 from $13.3 million for 1995. The increase of $3.5 million was attributed to the Company recording 100% of DMX-E net loss for the fiscal year ended September 30, 1996 as compared to recording 100% of DMX-E loss for the fourth quarter of the fiscal year ended September 30, 1995 and 51% for the first three quarters of the fiscal year 1995. In the fiscal year ended September 30, 1995, DMX-E fully utilized all funds available under the TCI-E credit facility. In the fourth quarter of the fiscal year ended September 30, 1995, the Company funded operating losses of DMX-E and accordingly the equity in loss of DMX-E included operating losses funded by the Company in excess of its guaranteed portion of the debt.

     The equity in loss of DMX-E increased to $13.3 million for the fiscal year ended September 30, 1995 from $4.7 million for 1994. The increase of $8.6 million was attributed to DMX-E's increased net loss due to increased technical, legal and administrative expenses incurred to develop the necessary infrastructure to provide 83 DMX channels for the DTH launch on the ASTRA satellite system. DMX was launched in August 1995 in Germany, Austria and Switzerland and marked the beginning of the Pan European launch of DMX distribution.

LIQUIDITY AND CAPITAL RESOURCES.

     The Company has historically funded its operations primarily through the sale of its common stock. During the fiscal year ended September 30, 1996, the Company generated funds through financing activities that included proceeds of $10.3 million resulting from the sale of $1.0 million of its Common Stock to a former director-shareholder, the sale of $9.0 million of Common Stock to TCI and $293,000 from the exercise of options by the Chief Executive Officer to purchase 150,000 shares of Common Stock at $1.95 per share. The decrease in cash of $7.5 million for the year was the net result of $10.3 million of cash raised in financing activities less cash used in investing activities of $8.5 million, relating primarily to the funding of DMX-E losses, and cash used in operating activities of $8.9 million.

     With the discontinuation of the operations of DMX-E, management believes that the Company will begin to generate cash from it's operating activities on a prospective basis, and has reduced its operating expenses to extend the U.S. operation's working capital. However, the Company will need additional funding to meet certain obligations related to the discontinuance of operations of DMX-E and to continue to expand and develop the Company's business pursuant to management's current plans. The Company is negotiating with TCI for a $3.5 million loan to fund past and future tuner purchases. At December 31, 1996, the Company was obligated to purchase 8,300 Comstream DR-200 Digital Satellite Receivers at an aggregate cost of approximately $3,000,000. To the extent not otherwise satisfied by approved customers or affiliates of the Company, the Company intends to utilize a portion of the proceeds of the TCI loan to fund such purchase commitment. The Company is negotiating to extend the term of the purchase commitment and may also seek to obtain additional financing, if necessary, for such tuner purchases. However there can be no assurances that such extension or financing can be obtained. However, the Company is not seeking additional financing at this time to fund its other operational requirements and its obligations related to the discontinuance of the operations of DMX-E due to the pendency of the TCI acquisition proposal and management's belief that with the closure of the Company's European operations, its domestic cash flow should be sufficient to meet the Company's cash requirements. However, if such assumption is not accurate or if future financing is required and is not available, then management would seek to continue to reduce operating expenses and capital spending as necessary as a means to stem cash shortfalls. These operating expenses include both discretionary spending, such as sales and marketing expenses and overhead costs, such as general and administrative expenses. Such expenses will continually be evaluated giving consideration to the cash flow generated from subscriber fee revenue, anticipated growth in such revenue and available working capital. There can be no assurance that the Company will be able to reduce its operating expenses sufficiently to meet its available cash resources while maintaining its competitive position.



     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The consolidated financial statements do not include all potential adjustments that could result from potential claims under the above noted parent guarantees or other obligations of DMX-E. As described in notes 2 and 11 to the Company's consolidated financial statements and in Discontinued Operations of DMX-E above, the Company has ceased funding the operations of DMX-E and Company has entered into agreements providing for the disposition of DMX-E to Jerold Rubinstein, Chairman and Chief Executive Officer of the Company. Mr. Rubinstein will seek to reorganize the operations of DMX-E and also seek new equity partners. To the extent a reorganization cannot be achieved and in the absence of some other arrangement to provide financial support to DMX-E, the European companies will be placed into receivership. In such circumstances, claims may be filed under the guarantees . Such adjustments could have a material adverse effect upon the financial position and results of operations of the Company.


INFLATION.

     Management believes that the effect of inflation has not been material to the Company. However, inflation in the costs of personnel, marketing, programming or certain other operating expenses could significantly affect the Company's future operations. Current economic conditions indicate a relatively low inflationary period and as a result, inflation is not expected to materially affect the Company in fiscal 1997.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     See Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K for the Company's Consolidated Financial Statements, the notes thereto, the Consolidated Financial Statements of DMX-Europe N.V. and subsidiary, the notes thereto and Schedules filed as part of this report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF REGISTRANT.

     The Company's Certificate of Incorporation and Bylaws provide that the number of directors shall be determined from time to time by the Board of Directors but may not be less than three. The Board of Directors is currently composed of seven members. The Bylaws further provide for the division of the directors into three classes of approximately equal size, with directors in each class elected for a three-year term and approximately one-third of the directors elected each year.

     None of the directors or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company as of the date hereof.

     The following table sets forth biographical information of the directors of the Company.

                                                                                      YEAR FIRST
                                                                                        BECAME
                                        PRINCIPAL OCCUPATION OR EMPLOYMENT            DIRECTOR/
        DIRECTORS           AGE       AND OCCUPATION FOR THE PAST FIVE YEARS         TERM EXPIRES
        ---------           ---       --------------------------------------       ----------------
Kent Burkhart.............  62    Chairman of Burkhart/Douglas and Associates       1990/1998
                                  since 1973. He is also President and a Director
                                  of Degree Communications.(1)
Donne F. Fisher...........  58    Director of TCI Communications, Inc. since 1980   1996/1996
                                  and of Tele-Communications, Inc. since June of
                                  1994. Mr. Fisher is also a director of General
                                  Communication, Inc. and United Video Satellite
                                  Group Inc.
Leo J. Hindery, Jr........  49    Founder, Managing General Partner and Chief       1996/1997
                                  Executive Officer of InterMedia Partners since
                                  1988. Mr. Hindery is a Director of InterMedia
                                  Partners and Home Shopping Network, Inc.
Bhaskar Menon.............  62    Formerly Chairman and Chief Executive Officer     1991/1997
                                  of EMI Music Worldwide from 1979 through July
                                  1990; President and Chairman of the
                                  International Federation of the Phonographic
                                  Industry (IFPI) from 1989 through June 1991;
                                  private businessman since June 1991; Chairman
                                  of I.M.I. Incorporated since 1995.
Jerold H. Rubinstein......  58    Chairman of the Board and Chief Executive         1986/1996
                                  Officer of the Company since May 1986; Director
                                  of United Services Advisors, Inc. since 1989;
                                  Director of Spatializer Audio Laboratories,
                                  Inc. since 1992; Chairman of the Board of
                                  DMX-Europe since May 1993.
James R. Shaw, Sr.........  62    Founder, President and Chief Executive Officer    1993/1998
                                  of Shaw Communications Inc. since 1970.

---------------

(1) A radio venture, which Mr. Burkhart was involved with through Degree Communications, defaulted on its loan obligation in the amount of $6,000,000. The secured lender asserted its rights to have a receiver appointed in August 1991. The receivership closed September 29, 1992.

J.C. Sparkman.............  64    Director of Tele-Communications, Inc. since       1989/1996
                                  January 1997. Retired. Formerly Executive Vice
                                  President of Tele-Communications, Inc. for more
                                  than five years. A director of Shaw
                                  Communications Inc., TSX -- Texscan Inc. and
                                  United Video Satellite Group Inc.

     The following table sets forth biographical information of the executive officers of the Company. For a discussion of the biographical information of Mr. Rubinstein, see "Directors" immediately above.

                                            PRINCIPAL OCCUPATION OR EMPLOYMENT
  EXECUTIVE OFFICERS     AGE              AND OCCUPATION FOR THE PAST FIVE YEARS
  ------------------     ---              --------------------------------------
J. Wendy Kim...........  41    Corporate Secretary and Chief Financial Officer since 1995.
                               Formerly Senior Vice President, Chief Financial Officer of
                               Bank of San Pedro from 1992 to 1994. Formerly Senior Manager at KPMG Peat Marwick LLP from 1981 to 1992.
Otis Smith.............  55    Executive Vice President, Programming and Residential
                               Division since June 1995, Executive Vice President,
                               Programming of the Company since December 1992. Formerly a record industry executive.
Douglas G. Talley......  49    Executive Vice President and Chief Technical Officer of the
                               Company since January 1995. Formerly Vice President and
                               Chief Technical Officer from October 1992 to January 1995.
                               Formerly Chairman and founder of Digital Radio Labs from
                               1988 to 1992.
Lon A. Troxel..........  49    Executive Vice President, Commercial Division of the Company
                               since April 1994; formerly Vice President, U.S./Canada
                               Dealer Sales at AEI Music Networks, Inc. during 1991; and
                               Chief Executive Officer and President of Protection One
                               Alarm Services from May 1988 to October 1990.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

     Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any persons holding ten percent or more of the Common Stock are required to report their ownership of Company Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in its Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC during the fiscal year ended September 30, 1996, all persons subject to the reporting requirements of
Section 16(a) filed all required reports on a timely basis.

ITEM 11. EXECUTIVE COMPENSATION.

  Summary of Cash and Certain Other Compensation.

     The following table sets forth certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and for the four most highly compensated executive officers of the Company (the "Named Executives") (determined as of the end of the last fiscal year) for each of the fiscal years ended September 30, 1996, 1995 and 1994:

                          SUMMARY COMPENSATION TABLE.

                                                                                  LONG TERM COMPENSATION
                                                                          --------------------------------------
                                              ANNUAL COMPENSATION                    AWARDS              PAYOUT
                                         ------------------------------   ----------------------------   -------
                                                                 OTHER    RESTRICTED     SECURITIES                  ALL
            NAME AND                                            ANNUAL      STOCK        UNDERLYING       LTIP      OTHER
       PRINCIPAL/POSITION         YEAR   SALARY(1)    BONUS      COMP       AWARDS     OPTIONS/SARS(#)   PAYOUT    COMP(2)
       ------------------         ----   ---------   --------   -------   ----------   ---------------   -------   -------
JEROLD H. RUBINSTEIN              1996   $509,600    $250,000        --         --               --           --   $  579
Chairman of the Board             1995    509,615     200,000        --         --        1,000,000           --      924
Chief Executive Officer           1994    513,576          --        --         --          350,000           --    1,000
ROBERT M. MANNING                 1996    291,965          --        --         --               --           --       --
Executive Vice                    1995    251,923          --        --         --           25,000           --       --
President(3)                      1994    228,937          --        --         --               --           --       --
OTIS SMITH                        1996    280,289          --        --         --               --           --       --
Executive Vice President,         1995    263,200          --        --         --           50,000           --       --
Programming and Residential       1994    210,335          --        --         --               --           --       --
DOUGLAS G. TALLEY                 1996    248,077          --        --         --               --           --       --
Executive Vice President,         1995    223,077          --        --         --           75,000           --       --
Chief Technical Officer           1994    203,846          --        --         --               --           --       --
LON A. TROXEL                     1996    256,377          --        --         --               --           --       --
Executive Vice President,         1995    241,673          --        --         --           25,000           --       --
Commercial                        1994    223,905          --        --         --           75,000           --       --

---------------

(1) Includes salary, accrued vacation and amounts deferred by the named executive pursuant to the DMX Inc. Savings Plan.

(2) Amounts contributed by the Company to the Savings Plan on behalf of the Named Executives.

(3) Mr. Manning resigned from the Company effective September 30, 1996.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS.

     Jerold H. Rubinstein is employed on an at-will basis. The Company and Mr. Rubinstein entered into a Deferred Compensation Agreement as of October 15, 1991 (the "Rubinstein Agreement"), the terms of which were ratified by the stockholders at the 1992 Annual Meeting. Under the Rubinstein Agreement, the Company accrued, for the benefit of Mr. Rubinstein, $200,000 per year plus annual interest at the rate of 1% over prime, compounded quarterly, on December 31 of each year from 1992 through 1996. In December 1993, the Compensation Committee rescinded the Rubinstein Agreement, effective October 1, 1993, and accelerated the payment of the outstanding compensation at September 30, 1993, with interest through November 30, 1993. In addition, Mr. Rubinstein's annual salary was adjusted to $500,000 through September 30, 1996, coinciding with the original term of the Rubinstein Agreement.

     The Company and Mr. Rubinstein also entered into a Stock Bonus Agreement (the "Stock Bonus Agreement") as of October 15, 1991. Under the Stock Bonus Agreement, Mr. Rubinstein was granted a stock bonus in the aggregate amount of 1,027,520 shares of Common Stock (the "Restricted Shares"). Pursuant to the Stock Bonus Agreement, Mr. Rubinstein's rights in the Restricted Shares originally vested over a period of three years, beginning September 15, 1992. In August 1993, the Stock Bonus Agreement was amended to change the vesting schedule to provide that no shares would vest in fiscal 1993 and 685,013 shares would vest in fiscal 1994. In consideration of Mr. Rubinstein's agreement for the deferral in the vesting of the shares, the Company granted Mr. Rubinstein a non-qualified option, pursuant to the 1993 Stock Option Plan, to purchase 70,000 shares of Company Stock at an exercise price of $5.00 per share, the fair market value of the stock on the date of the grant.

     The Company and Robert M. Manning entered into an Employment Agreement dated October 18, 1991, amended effective October 1, 1993 (the "Manning Agreement"), pursuant to which Mr. Manning was entitled to receive an annual base salary of $150,000 for the period from November 1, 1991 through October 31, 1994. Pursuant to the Manning Agreement, Mr. Manning received a grant of an employee stock option to purchase 50,000 shares of Common Stock. Based on contributions to the Company and its management, Mr. Manning's annual salary was increased to $185,000 in July 1992, and effective October 1, 1993, the Manning Agreement was extended to September 30, 1996, and his annual salary was adjusted to $225,000 for fiscal 1994, $250,000 for fiscal 1995 and $275,000 for fiscal 1996. Mr. Manning resigned September 30, 1996.

     The Company and DigiTempo, Inc., a California corporation, entered into an Employment Agreement dated October 17, 1994, whereby DigiTempo, Inc. furnishes the services of Otis Smith, in the capacity of Executive Vice President, to the Company, and DigiTempo, Inc. receives annual compensation of $275,000 for the period from October 17, 1994 to October 16, 1997. Mr. Smith receives basic and extended benefits commensurate with other senior management level employees such as vacation pay and other fringe benefits. If Mr. Smith becomes disabled during the term of the agreement, DigiTempo, Inc. shall receive the same compensation it is entitled to under the agreement for a time period not exceeding six months.

     The Company and Lon A. Troxel entered into an Employment Agreement dated October 1, 1991 (the "Troxel Agreement"), pursuant to which Mr. Troxel is entitled to receive an annual base salary of $175,000 for the period from October 1, 1991 to September 30, 1995. Pursuant to the Troxel Agreement, Mr. Troxel was reimbursed $18,000 for moving expenses and was granted an employee stock option to purchase 50,000 shares of Stock. Based on contributions to the Company and its management, effective December 1, 1993, the Troxel Agreement was extended to December 31, 1996, and his annual salary was adjusted to $225,000 for 1994, $240,000 for 1995, and $255,000 for 1996. In addition, Mr. Troxel was granted an employee stock option to purchase 75,000 shares of Common Stock. On September 16, 1996, a second amendment to the Troxel Agreement was entered into which adjusted his annual salary to $275,000 effective December 1, 1996 and extended the Troxel Agreement to November 30, 1999. Mr. Troxel has agreed not to acquire more than a 10% direct or indirect ownership in any cable company, other than the Company, without the prior written consent of the Company. If Mr. Troxel becomes disabled during the term of the agreement, he shall receive the same compensation he is entitled to under the agreement for a time period not exceeding six months.

     The Company and Douglas G. Talley entered into an Employment Agreement dated January 1, 1995 (the "Talley Agreement"), pursuant to which Mr. Talley is entitled to receive an annual base salary of $225,000 for the period from January 1, 1995 through December 31, 1995; $250,000 for 1996; and $275,000 for
1997. Pursuant to the Talley Agreement, Mr. Talley received a grant of an employee stock option to purchase up to 75,000 shares of Common Stock. Mr. Talley receives basic and extended benefits commensurate with other senior management employees such as vacation pay and other fringe benefits. If Mr. Talley becomes disabled during the term of the agreement, he shall receive the same compensation he is entitled to under the agreement for a time period not exceeding six months.

STOCK OPTIONS.

     No stock option grants issued to Named Executives for the 1996 fiscal year.

OPTION EXERCISES AND HOLDINGS.

     The following table provides information with respect to the Named Executives concerning the exercise of options during the fiscal year ended September 30, 1996 and unexercised options held by the Named Executives as of September 30, 1996:

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                            VALUE OF UNEXERCISED
                                                              NUMBER OF SECURITIES         IN-THE-MONEY OPTIONS AT
                                                                   UNDERLYING                      9/30/96
                              SHARES ACQUIRED    VALUE         OPTIONS AT 9/30/96                  ($)(1)
                                ON EXERCISE     REALIZED   ---------------------------   ---------------------------
            NAME                    (#)           ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              ---------------   --------   -----------   -------------   -----------   -------------
Jerold H. Rubinstein.........     150,000       292,500     1,586,667       783,333              --            --
Robert M. Manning............         N/A           N/A       239,583        16,667              --            --
Otis Smith...................         N/A           N/A        66,667        33,333              --            --
Douglas G. Talley............         N/A           N/A       133,333        50,000              --            --
Lon A. Troxel................         N/A           N/A       108,333        41,667              --            --

---------------

(1) Value of unexercised "in-the-money" options is the difference between the market price of the Common Stock on September 30, 1996 ($1.8125 per share) and the exercise price of the option, multiplied by the number of shares subject to the option. At September 30, 1996 no options were "in-the-money."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     Jerold H. Rubinstein, Chairman of the Board and Chief Executive Officer of the Company, was appointed to the Compensation Committee for the 1996 fiscal year. Mr. Rubinstein beneficially owns 5.17% of the outstanding shares of Common Stock. (See Part III for a discussion of the compensation Mr. Rubinstein receives.)

     J.C. Sparkman, a Director and Chairman of the Compensation Committee, retired in the last fiscal year as a senior executive officer and Director of TCI. Mr. Sparkman is currently a director of Shaw Communications Inc. Mr. Sparkman beneficially owns less than 1% of the outstanding Common Stock of the Company, which includes 100,000 shares acquired at $2.50 per share in a private placement on September 21, 1995. TCI directly through its subsidiaries beneficially owns 43.54% of the outstanding shares of Common Stock.

     The Company and a subsidiary of TCI entered into a ten year network affiliation agreement in 1989 under which the Company's basic audio and Digital Music Express services are made available to TCI cable television subscribers. The Company continues to pursue commercial applications of its DMX service for businesses, stores, restaurants, hotels and other establishments through its existing affiliation agreements both in areas wired for cable and by direct broadcast satellite. TCI and its various subsidiaries' payments of license fees to the Company accounted for approximately 55% of the Company's consolidated gross revenues during the fiscal year ended September 30, 1996.

     The Company leases studio facilities in Colorado for the origination and uplinking of the DMX service. The studio is located in TCI's National Digital Television Center at 4100 East Dry Creek Road, Littleton, Colorado 80122. The six year lease agreement with WTCI, a subsidiary of TCI, is subject to the Company's right to terminate the origination and uplinking services at any time, with 60 days prior notice and upon payment of early termination fees. WTCI charges the Company approximately $78,000 per month, which includes approximately $6,400 for space rental and $72,000 for satellite uplinking services, of which, approximately $25,000 is related to DMX-E and is paid by DMX-E (although the Company is obligated for these payments). In addition, WTCI provided, via a capital lease with interest at 9.5%, up to $2.2 million of funding for studio equipment at the facility, of which approximately $2.2 million had been expended at September 30, 1996.

     The Company sub-leases space on a U.S. domestic communications satellite known as C-3 Transponder 24. The sub-lease was entered into in December 1992 with WTCI, which in turn leases the satellite transponder from GE American Communications, Inc. WTCI's monthly charge for the satellite, uplink and management fee is approximately $204,000.


     The Company sub-leases space on a Ku-Band satellite known as AT&T TELSTAR 402R. The sub-lease was entered into in March 4, 1994 with WTCI, which in turn leases the transponder from AT&T Corp. Monthly sub-lease charges for the transponder and uplink is approximately $166,000.

DIRECTOR COMPENSATION.

     The Company does not pay fees to its directors for their service on the Board of Directors or for attendance at meetings of the Board or committees. Directors who were not full-time salaried employees of the Company or its subsidiaries received a grant in fiscal 1996 of options to acquire 50,000 shares of Common Stock, under the DMX Inc. 1993 Stock Option Plan, upon their effective date of service as a director and after each twelve month period of continuous service as director of the Company thereafter, received an additional option to acquire 50,000 shares up to a maximum of two such periods.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth the beneficial ownership of Common Stock as of December 31, 1996 by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock by each executive officer and director of the Company, and by all directors and executive officers as a group.


                                                                  AMOUNT AND NATURE          PERCENT
                            NAME                              OF BENEFICIAL OWNERSHIP(1)   OF CLASS(2)
                            ----                              --------------------------   -----------
Tele-Communications, Inc....................................         27,249,575(3)            45.73%
Shaw Communications Inc.....................................          7,600,000(4)            12.21%
Jerold H. Rubinstein, Chairman of the Board and Chief
  Executive Officer.........................................          3,025,828(5)             4.96%
Kent Burkhart, Director.....................................            200,000(6)                *
V. Bhaskar Menon, Director..................................            200,000(7)                *
James R. Shaw, Sr., Director................................          8,468,000(8)            14.18%
J.C. Sparkman, Director.....................................            350,000(9)                *
Otis Smith, Executive Vice President........................            83,333(10)                *
Douglas G. Talley, Executive Vice President.................           133,333(11)                *
Lon Troxel, Executive Vice President........................           133,333(12)                *
Directors and Executive Officers............................        12,600,894(13)            20.30%
  (a group of 9 persons)


  *  Less than 1%

 (1) Each named person has sole voting and investment power with respect to the shares listed, except as noted below and provided by community property laws, where applicable.

 (2) Shares which the person (or group) has the right to acquire within 60 days after December 31, 1996, are deemed to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person (or group).

 (3) Shares held by Tele-Communications, Inc. and its subsidiaries and affiliates were based upon a Schedule 13D, Amendment No. 3, filed on June 6, 1996. The business address of Tele-Communications, Inc. is 5619 DTC Parkway, Englewood, Colorado 80111.

 (4) Based upon a Schedule 13D, filed on March 15, 1995, and a Form 4 filed on January 9, 1996. Does not include 276,080 shares held by James R. Shaw Securities Limited, 110,580 shares held by Brasha Holdings Ltd., 110,580 shares held by Jay-Shaw Holdings Ltd., 110,580 shares held by Julmar Holdings Ltd., and 110,580 shares held by Shawnee Estates Ltd., which entities are affiliates of Shaw Communications Inc. Shaw Communications Inc. is a public company whose non-voting securities are listed on the Toronto Stock Exchange and the Alberta Stock Exchange. Mr. Shaw, Sr. and members of his family and members of Leslie E. Shaw's (Mr. Shaw, Sr.'s brother) family hold directly and indirectly, a majority of the voting shares of Shaw Communications Inc. and such shares are governed by the terms of a voting trust. Mr. Shaw, Sr. and members of his family do not, directly or indirectly, hold a majority of the publicly traded non-voting shares. The business address of Shaw Communications Inc. is 630-3rd Avenue, Suite 900, Calgary, Alberta T2P4L4.


 (5) Includes 9,000 shares owned of record by Mr. Rubinstein's wife and minor child and 1,386,667 shares which Mr. Rubinstein has the right to acquire within 60 days of December 31, 1996, by the exercise of vested stock options. Mr. Rubinstein's business address is 11400 West Olympic Boulevard, Suite 1100, Los Angeles, California 90064-1507.


 (6) Represents 200,000 shares which Mr. Burkhart has the right to acquire within 60 days of December 31, 1996, by the exercise of vested stock options.

 (7) Represents 200,000 shares which Mr. Menon has the right to acquire within 60 days of December 31, 1996, by the exercise of vested stock options.

 (8) Includes the following shares, to which Mr. Shaw, Sr. disclaims beneficial ownership: 7,600,000 shares held by Shaw Communications Inc., 276,080 shares held by James R. Shaw Securities Limited, 110,580 shares held by Brasha Holdings Ltd., 110,580 shares held by Julmar Holdings Ltd., 110,580 shares held by Shawana Estates Ltd., and 110,580 shares held by Jay-Shaw Holdings Ltd. Mr. Shaw, Sr. holds a majority of the shares of Jay-Shaw Holdings Ltd., Brasha Holdings Ltd. and Shawana Estates Ltd. The remaining shares of each such entities, other than certain preferred shares held by Julmar Holdings Ltd., a corporation wholly owned by Mr. Shaw, Sr., are held by children of Mr. Shaw, Sr. Each of the children has reached the age of majority. Mr. Shaw, Sr. holds 48% of the voting shares of James R. Shaw Securities Limited. The balance of voting shares are held by and for the benefit of Mr. Shaw, Sr.'s family members. Includes 100,000 shares which Mr. Shaw, Sr. has the right to acquire within 60 days of December 31, 1996, by the exercise of vested stock options. Mr. Shaw, Sr.'s business address 630-3rd Avenue, Suite 900, Calgary, Alberta T2P4L4.

 (9) Includes 200,000 shares which Mr. Sparkman has the right to acquire within 60 days of December 31, 1996, by the exercise of vested stock options.


(10) Includes 83,333 shares which Mr. Smith has the right to acquire within 60 days of December 31, 1996, by the exercise of vested stock options.


(11) Includes 133,333 shares which Mr. Talley has the right to acquire within 60 days of December 31, 1996 by the exercise of vested stock options.


(12) Includes 133,333 shares which Mr. Troxel has the right to acquire within 60 days of December 31, 1996, by the exercise of vested stock options.



(13) Includes 2,493,333 shares which members of the group have the right to acquire within 60 days of December 31, 1996, by the exercise of vested stock options. Includes those shares described in note 8, to which Mr. Shaw, Sr. has disclaimed beneficial ownership.


ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     Tele-Communications, Inc. ("TCI"), beneficially owns 43.54% of the outstanding shares of Common Stock which includes 2,000,000 shares acquired at $2.50 per share in a private placement on August 29, 1995 and 4,500,000 shares acquired at $2.00 per share in a private placement on May 17, 1996. As a result of the merger in 1996 of TCI-E into the Company upon the terms set forth in the Agreement and Plan of Merger among TCI-E, United Artists Programming International, Inc. ("UAPI") and the Company, UAPI, an affiliate of TCI, was issued 10,841,624 shares of Common Stock.

     The Company under an agreement with Western Tele-Communications, Inc. ("WTCI"), a subsidiary of TCI, has a capital lease to lease equipment for its studio and uplinking facility in Littleton, Colorado. The obligation under the capital lease at September 30, 1996 was $1,492,550 with terms which extend to 2000 at an interest rate of 9.5%. The Company is also obligated to WTCI under various operating leases for uplinking and satellite services. The total expense under those leases for the fiscal year ended September 30, 1996 and 1995 were $4,831,000 and $4,489,000, respectively.

     Total subscriber fee revenue from TCI and its affiliates represented approximately 56% and 61% of total subscriber fee revenue for the fiscal years ended September 30, 1996 and 1995, respectively, with accounts receivable due from TCI and its affiliates at September 30, 1996 and 1995 totaling approximately $1,829,000 and $1,876,000, respectively.

     Shaw Communications Inc. ("Shaw"), beneficially owns 12.21% of the outstanding shares of Common Stock of the Company, which includes shares acquired through various stock purchase agreements, including 1,100,000 shares acquired at $2.13 per share in a private placement on March 9, 1995, and 2,000,000 shares acquired at $2.50 per share in a private placement on August 25, 1995. James R. Shaw, Sr., President and Chief Executive Officer of Shaw Communications Inc., is a director of the Company. Mr. Sparkman a director of the Company is a director of Shaw Communications Inc. In March 1992, Shaw, the second largest cable operator in Canada, entered into a licensing and royalty agreement with the Company which provides the Company with a monthly, per subscriber programming royalty for both residential and commercial distribution. In addition, Shaw formed a Canadian company, DMX-Canada Ltd. which is a partner in "The DMX-Canada Partnership", a partnership with 450714 B.C. Ltd., a subsidiary of the Company.

     During 1995, the Company and Shaw entered into a series of agreements to accomplish a reorganization by which Shaw could take full advantage of the Canadian tax losses incurred in Canada, during the market development period and based on Shaw's commitment to fund such development costs. This was accomplished through the transfer of each company's respective equity interests, and the formation of a new Canadian partnership (also referred to herein as DMX-Canada). DMX Inc. continues to hold an equity interest in the new partnership through its wholly owned subsidiary, a British Columbia corporation, 450714 B.C. Ltd. There is no impact from the reorganization on the operations of DMX-Canada, other than to accomplish the tax structure as outlined above. After Shaw recoups its initial funding, each company will share in the profits based on their respective equity interests.

     In August 1994, the CRTC, which regulates the broadcast industry in Canada, revoked the license previously granted to DMX-Canada for Canadian distribution of DMX. DMX-Canada reapplied to the CRTC during 1995 for a license to distribute DMX to Canadian residential cable subscribers. The CRTC issued a favorable ruling in December 1995. DMX-Canada is currently reviewing the economic terms of the ruling and the feasibility of developing DMX distribution to cable subscribers. There is no date currently set for a launch. The CRTC does not regulate programming delivered to commercial establishments by direct broadcast satellite. DMX-Canada launched its DMX for Business service in Shaw's affiliated territories in Vancouver and Edmonton in November 1994. DMX-Canada expanded the distribution of DMX in 1995.

     Stephen A. Wynn, Chairman of the Board, President and Chief Executive Officer, Mirage Resorts, Incorporated, resigned as a director of the Company in May 1996 concurrently with his sale of 5,700,000 shares of Common Stock to TCI at $2.00 per share, which included 2,200,000 shares acquired by him at $2.13 per share in a private placement on February 21, 1995 and 500,000 shares acquired at $2.00 per share in a private placement on March 15, 1996. In April 1995, the Company entered into a five year commercial music service agreement with Mirage Resorts, Inc. where the Company provides its DMX for Business music service for a monthly fee.

     The Company has entered into definitive agreements with Jerold H. Rubinstein, Chairman of the Board and Chief Executive Officer, of the Company, which provide for Mr. Rubinstein to either purchase a 90% interest in DMX-E in a transaction reference to as the "Reorganization Plan", or if agreement cannot be reached with the creditors of DMX-E, then Mr. Rubinstein will organize a new company ("NewCo") that will distribute DMX service in Europe. In that event, DMX Inc. will receive a 10 percent interest in NewCo and DMX-E will be placed in the hands of a receiver. See "Business -- Recent Developments."

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8K.

     (a) Consolidated Financial Statements and Schedules. Reference is made to the Index to Consolidated Financial Statements of DMX Inc. and Subsidiaries and Schedules for the period ended September 30, 1996, for a list of financial statements and schedules filed as part of this report at page F-1.

     The Consolidated Financial Statements of its subsidiary, DMX-Europe (N.V.) as of and for the period ended September 30, 1996, filed as part of this report at page F-19.

     (b) Reports on Form 8-K. The Company filed no reports on Form 8-K during the quarter ended September 30, 1996.

     (c) Exhibits. Following is a list of Exhibits filed with this report.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        2.1(1)           -- Form of Arrangement Agreement [2.1]*
        2.2(2)           -- Certificate of Discontinuance issued by Department of
                            Consumer and Corporate Affairs, Canada[2.2]*
        2.3(2)           -- Certificates of Domestication, Merger, Name Change and
                            Correction filed in Delaware by ICT-Canada and
                            ICT-Delaware to implement the Reorganization as of
                            September 28, 1990 [2.3]*
        3.1(12)          -- Amended and Restated Certificate of Incorporation of the
                            Registrant
        3.2(1)           -- Bylaws of the Registrant [3.2]*
        4.1(3)           -- Articles IV, VI, VII, VIII, XI, XII of the Certificate of
                            Incorporation of the Registrant (filed as part of Exhibit
                            3.1)
        4.2(1)           -- Articles II, III, VII and XI of the Bylaws of the
                            Registrant (filed as part of Exhibit 3.2)
        4.3(4)           -- Form of Agent's Warrant to Cruttenden & Company and
                            Robert S. London [4.3]*
        4.4(1)           -- Broker's Warrant to Merit Investment Corporation [4.4]*
        4.5(1)           -- Form of Option Agreement for Director, Officer and
                            Employee Options [4.5]*
        4.6(5)           -- TCI Equity Participation Agreement [4.6]*
        4.7(1)           -- Viacom Equity Participation Agreement [4.7]*
        4.8(1)           -- KBL Services Equity Participation Agreement [4.8]*
        4.9**(11)        -- Loan Agreement between ICT-Europe and TCI-Euromusic
                            ("TCI-E"), (without exhibits) dated May 19, 1993
        4.10(11)         -- Contribution Agreement between TCI-Euromusic and the
                            Registrant dated May 19, 1993
       10.1(5)           -- TCI Equity Participation Agreement (filed as Exhibit 4.6)
       10.2(1)           -- Viacom Equity Participation Agreement (filed as Exhibit
                            4.7)
       10.3(1)           -- KBL Services Equity Participation Agreement (filed as
                            Exhibit 4.8)
       10.4**(11)        -- Affiliation Agreement between the Registrant and Colony
                            Communications dated May 1, 1992 [10.4]*
       10.5**(11)        -- Affiliation Agreement between the Registrant and Crown
                            Media, Inc., dated July 1, 1992 [10.5]*
       10.6**(11)        -- Affiliation Agreement between the Registrant and Prime II
                            Management, L.P. [10.6]*

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
       10.7(11)          -- Stock Purchase Agreement between the Registrant and
                            various private parties, dated August 2, 1991 [10.7]*
       10.8(11)          -- Stock Purchase Agreement between the Registrant and
                            Scudder Development Fund, dated August 23, 1993 [10.8]*
       10.9(11)          -- Stock Purchase Agreement between the Registrant and Crown
                            Media, Inc. dated July 22, 1992 [10.9]*
       10.10(11)         -- Stock Purchase Agreement between the Registrant and Crown
                            Media, Inc. dated August 30, 1993 [10.10]*
       10.11(11)         -- Stock Purchase Agreement between the Registrant and
                            Brahman Partners, II, L.P. dated September 15, 1993
                            [10.11]*
       10.12(11)         -- Stock Purchase Agreement between the Registrant and Quota
                            Fund, N.V.-Brahman, dated September 15, 1993 [10.12]*
       10.13(11)         -- Stock Purchase Agreement between the Registrant and
                            Genesis Capital Fund, dated September 15, 1993 [10.13]*
       10.14(11)         -- Stock Purchase Agreement between the Registrant and Shaw
                            Cablesystems, dated March 9, 1992 [10.14]*
       10.15(11)         -- Stock Purchase Agreement between the Registrant and Shaw
                            Communications, Inc., dated September 30, 1993 [10.15]*
       10.16(6)          -- Stock Bonus Agreement with Jerold H. Rubinstein****
                            [10.15]*
       10.17(11)         -- Amendment to Stock Bonus Agreement****
       10.18(6)          -- Deferred Compensation Agreement with Jerold H.
                            Rubinstein**** [10.16]*
       10.19(1)          -- Employment Agreement with W. Thomas Oliver***[10.11]*
       10.20(11)         -- Employment Agreement with Robert M. Manning***
       10.21(5)          -- SSI Affiliation Agreement [10.2]*
       10.22(5)          -- Viacom Affiliation Agreement [10.3]*
       10.23(5)          -- KBLCOM Residential Affiliation Agreement [10.4]*
       10.24(2)          -- Western Tele-Communications ("WTCI") Security Agreement
                            and Promissory Note [10.14]*
       10.25(7)          -- Studio Facility and Uplinking Agreement between Western
                            Tele-Communications, Inc. and the Registrant [10.15]*
       10.26**(11)       -- Agreement for Acquisition of Capital Stock and for the
                            Governance of ICT-Europe N.V. ("ICT-E") (without
                            exhibits), dated May 19, 1993
       10.27**(11)       -- ICT-Europe Technology License and Services Agreement
                            (without exhibits), dated May 19, 1993
       10.28**(11)       -- ICT-Europe Trademark Agreement (without exhibits), dated
                            May 19, 1993
       10.29**(11)       -- ICT-Europe Loan Agreement, dated May 19, 1993 (filed as
                            Exhibit 4.9)
       10.30(11)         -- Contribution Agreement between TCI-Euromusic and ICT,
                            dated May 19, 1993 (filed as Exhibit 4.10)
       10.31(11)         -- ICT-Europe Equipment Lease, dated May 18, 1993 (without exhibits)
       10.32(11)         -- Registrant Promissory Note in favor of TCI-E, dated May
                            19, 1993
       10.33(11)         -- Registrant Security Agreement in favor of TCI-E, (without exhibits) dated May 19, 1993
       10.34**(11)       -- License and Distribution Agreement between ICT-Europe and
                            Broadcom International Holdings, as amended, dated March
                            31, 1992

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
       10.35**(11)       -- License and Distribution Agreement between the Registrant and DMX-Canada, dated March 9, 1992
       10.36(4)          -- NACR License and Marketing Agreement [10.10]*
       10.37(2)          -- Manufacturing and Sales Agreement between the Registrant and Scientific-Atlanta, Inc. [10.12]*
       10.38(2)          -- License and Technical Assistance Agreement between the
                            Registrant and Scientific-Atlanta [10.13]*
       10.39(1)          -- FSL Development and Licensing Agreement, as amended
                            [10.8]*
       10.40(1)          -- GE American Communication, Inc. Agreement Regarding
                            Satellite Carriage [10.9]*
       10.41**(11)       -- COMSTREAM Agreement between the Registrant and COMSTREAM
                            Corporation, dated July 22, 1993
       10.42**(11)       -- COMSTREAM Option Agreement between the Registrant and
                            COMSTREAM Corporation, dated July 22, 1993
       10.43(1)          -- Joint Venture Agreement with Galactic Radio, Partners,
                            Inc. [10.7]*
       10.44**(11)       -- Sky Subscribers Management and Access Agreement between
                            ICT-Europe and Sky Subscribers Services Limited, 1993
       10.45**(11)       -- NDC Technology License Agreement between News Datacom
                            Limited, ICT-Europe and ICT-Europe UK, dated July 26,
                            1993
       10.46(6)          -- Employee Stock Purchase Plan**** [10.17]*
       10.47(6)          -- 1991 Incentive Stock Option Plan**** [10.18]*
       10.48(8)          -- 1991 Non-Qualified Stock Option Plan**** [4.10]*
       10.49(8)          -- 1991 Non-Qualified Stock Option Plan for Non-Employee
                            Directors**** [4.11]
       10.50(9)          -- 1993 Stock Option Plan**** [28.1]*
       10.51(9)          -- Form of ICT Non-Qualified Stock Option Agreement****
                            (Non-Employee Director) [28.2]*
       10.52(9)          -- Form of ICT Non-Qualified Stock Option Agreement****
                            (Employee and Employee-Director) [28.3]*
       10.53(9)          -- Form of ICT Incentive Stock Option Agreement**** [28.4]*
       10.54(11)         -- Principal Executive Office Lease, California
       10.55(11)         -- C-3 Satellite Transponder Sub-Lease Agreement between
                            WTCI and the Registrant
       10.56(10)         -- Satellite Transponder Management Agreement between WTCI and the Registrant, dated December 2, 1992
       10.57(10)         -- Satellite Transponder Management Agreement between WTCI and the Registrant, dated January 27, 1993
       10.58(10)         -- Assignment and Assumption Agreement between WTCI and
                            ICT-Europe (without exhibits)
       10.59**(10)       -- Assignment Agreement between IDB and WTCI, dated January
                            21, 1993
       10.60(10)         -- Agreement between the Registrant and the American Society of Composers, Authors & Publishers, dated December 20,
                            1991
       10.61**(10)       -- Agreement between the Registrant and Broadcast Music
                            Inc., dated October 11, 1991, as supplemented and amended
       10.62**(10)       -- Agreement between the Registrant and SESAC, dated
                            December 26, 1991

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
       10.63**(11)       -- Affiliation Agreement between the Registrant and Scripps
                            Howard, Inc. dated April 30, 1994
       10.64***(11)      -- Employment Agreement between the Registrant and Lon
                            Troxel, dated October 1, 1991, as amended.
       10.65***(11)      -- Employment Agreement between the Registrant and Keno
                            Thomas, dated January 24, 1994
       10.66(11)         -- International Cablecasting Technologies Inc. Savings
                            Plan, as amended
       10.67(11)         -- Addendum to KBLCOM Affiliation Agreement
       10.68***(12)      -- Employment Agreement between the Registrant and
                            DigiTempo, Inc., dated October 17, 1994
       10.69***(12)      -- Employment Agreement between the Registrant and Doug
                            Talley, dated January 1, 1995 >
       10.70***          -- Employment Agreement between the Registrant and Lon
                            Troxel, dated October 1, 1991, as amended September 16,
                            1996
       10.71*****        -- Affiliation Agreement between the Registrant and
                            PrimeStar Partners, dated January 25, 1995
       10.72*****        -- Affiliation Agreement between the Registrant and
                            AlphaStar Television Network, Inc., dated November 29,
                            1995
       10.73*****        -- Stock Purchase and Shareholders Agreement between DMX
                            Inc., DMX-Europe (UK) Limited, DMX-Europe N.V. and Jerold
                            H. Rubinstein
       10.74             -- Subscription and Shareholders Agreement between DMX Inc.,
                            Jerold H. Rubinstein and Xtra Music Limited
       11.1              -- Statement Regarding Computation of Per Share Earnings
                            (included in the Registrant's Financial Statements)
       21.1              -- Listing of All Subsidiaries of the Registrant
       23.1              -- Consent of KPMG Peat Marwick LLP
       23.2              -- Consent of KPMG Peat Marwick Chartered Accountants
       27.               -- Financial Data Schedule

---------------

 (1) Incorporated by Reference to the Registrant's Registration Statement on Form S-1, July 10, 1990, file #33-35690

 (2) Incorporated by Reference to the Registrant's Post-Effective Amendment No. 2 to Registration Statement on Form S-1, May 24, 1991, file #33-35690

 (3) Incorporated by reference to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-1, filed on October 15, 1990, file #33-35690

 (4) Incorporated by Reference to the Registrant's Amendment No. 2 to Registration Statement on Form S-1, September 28, 1990, file #33-35690

 (5) Incorporated by Reference to the Registrant's Amendment No. 1 to Registration Statement on Form S-1, August 31, 1990, file #33-35690

 (6) Incorporated by Reference to the Registrant's Registration Statement on Form S-1, February 24, 1992, file #33-35690

 (7) Incorporated by Reference to the Registrant's Post-Effective Amendment No. 3 to Registration Statement on Form S-1, August 15, 1991, file #33-35690

 (8) Incorporated by Reference to the Registrant's 1992 10-K, December 13, 1992

 (9) Incorporated by Reference to the Registrant's 1993 Registration Statement on Form S-8, May 3, 1993

(10) Incorporated by reference to the Registrant's 1993 10-K, December 23, 1993

(11) Incorporated by Reference to the Registrant's 1994 10-K, December 29, 1994

(12) Incorporated by Reference to the Registrant's 1995 10-K, January 9, 1996

     * Indicates exhibit number of document in original filing

   ** Registrant has received confidential treatment for a portion of the referenced exhibit

  *** Indicates Management Contract

 **** Indicates Compensatory Plan

***** Registrant has requested confidential treatment for a portion of the referenced exhibit

                                    DMX INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1996 AND 1995
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                                    DMX INC.
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Independent Auditors' Report on Consolidated Financial
  Statements and Financial Statement Schedules..............   F-2
Consolidated Financial Statements of DMX Inc.:
  Consolidated Balance Sheets -- September 30, 1996 and
     1995...................................................   F-3
  Consolidated Statements of Operations -- Years ended
     September 30, 1996, 1995 and 1994......................   F-4
  Consolidated Statements of Stockholders' Deficit -- Years
     ended September 30, 1996, 1995 and 1994................   F-5
  Consolidated Statements of Cash Flows -- Years ended
     September 30, 1996, 1995 and 1994......................   F-6
  Notes to Consolidated Financial Statements................   F-7
Financial Statement Schedules have not been provided as any
  information has been included in the financial statements
  and notes thereto
Consolidated Financial Statements of DMX-Europe N.V.........  F-19
Independent Auditors' Report................................  F-20
Consolidated Balance Sheets -- Assets.......................  F-21
Consolidated Balance Sheets -- Liabilities and Stockholders'
  Equity....................................................  F-22
Consolidated Statements of Operations.......................  F-23
Consolidated Statement of Stockholders' Equity..............  F-24
Consolidated Statements of Cash Flows.......................  F-25
Notes to Consolidated Financial Statements..................  F-26

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
DMX Inc.:

     We have audited the consolidated financial statements of DMX Inc. and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We have conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DMX Inc. and subsidiaries as of September 30, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1996, in conformity with generally accepted accounting principles.


     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the consolidated financial statements, the Company has experienced recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 12. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



     As discussed in Note 10 to the consolidated financial statements, the Company changed its method of accounting for income taxes in the year ended September 30, 1994.


                                            KPMG Peat Marwick LLP

Los Angeles, California
January 15, 1997

                                    DMX INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 1996 AND 1995

                                     ASSETS


                                                                  1996            1995
                                                              -------------   -------------
Current assets:
  Cash and cash equivalents                                   $     928,399   $   8,622,119
  Securities held to maturity                                            --         165,000
  Prepaid expenses                                                  464,545         112,281
  Equipment inventory                                               438,163         264,895
  Accounts receivable:
    Trade related party                                           1,828,973       1,876,453
    Other trade                                                   2,732,018       1,893,020
    Other                                                                --          45,692
  Allowance for doubtful accounts                                  (251,247)       (856,802)
                                                              -------------   -------------
         Total current assets                                     6,140,851      12,122,658
                                                                              -------------
Current assets DMX-Europe N.V.:
  Cash                                                              192,635              --
  Prepaid expenses                                                  851,586              --
  Equipment inventory                                                98,517              --
  Accounts receivable (net)                                         435,480              --
                                                              -------------   -------------
         Total current assets DMX-Europe N.V.                     1,578,218              --
                                                              -------------   -------------
         Total current assets                                     7,719,069      12,122,658
Investment in Galactic/TEMPO Sound (note 4)                         504,156         456,929
Property and equipment, net (note 6)                              4,418,799       4,336,378
Property and equipment DMX-Europe N.V., net (note 6)              1,475,189              --
Goodwill, net                                                     4,535,658              --
Other assets                                                         99,148         166,419
                                                              -------------   -------------
         Total Assets                                         $  18,752,019   $  17,082,384
                                                              =============   =============

                           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                            $   1,097,476   $   1,182,878
  Accrued liabilities (note 7)                                    4,886,837       1,449,938
  Accrued loss on disposal -- DMX-Europe N.V. (note 5)            1,468,530              --
  Short-term note payable to bank (note 8)                               --          45,000
  Note payable (note 8)                                                  --         201,090
  Current portion of capital lease obligation (note 11)             410,108         371,136
                                                              -------------   -------------
         Total current liabilities continuing operations          7,862,951       3,250,042
Current liabilities DMX-Europe N.V.:
    Accounts payable                                              7,284,664              --
    Accrued liabilities                                           1,488,492              --
                                                              -------------   -------------
         Total current liabilities DMX-Europe N.V.                8,773,156              --
                                                              -------------   -------------
         Total current liabilities                               16,636,107       3,250,042
Deferred revenue                                                    295,461         376,395
Royalty payable (note 11)                                         1,773,275       1,251,983
Investment in DMX-Europe N.V. (note 5)                                   --      15,886,116
Capital lease obligation (note 11)                                1,401,426       1,446,085
Stockholders' deficit (note 9):
  Common Stock, $.01 par value. Authorized 100,000,000
    shares; issued 59,672,224 shares in 1996 and 43,680,600
    shares in 1995                                                  596,722         436,806
  Paid-in capital                                               136,758,259      99,210,706
  Accumulated deficit                                          (138,078,913)   (104,224,136)
  Foreign currency translation reserve                              (52,315)         26,390
  Treasury stock, 85,630 shares, at cost                           (578,003)       (578,003)
                                                              -------------   -------------
         Net stockholders' deficit                               (1,354,250)     (5,128,237)

Commitments and contingencies (note 11)                                  --              --
                                                              -------------   -------------
         Total Liabilities and Stockholders' Deficit          $  18,752,019   $  17,082,384
                                                              =============   =============


See accompanying notes to consolidated financial statements

                                    DMX INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994


                                                           1996           1995           1994
                                                       ------------   ------------   ------------
Subscriber fee revenues -- related party               $  9,086,434   $  7,695,978   $  6,095,088
Subscriber fee revenues -- other                          6,972,671      4,920,380      3,281,971
Other revenue, net                                          431,060        157,026             --
Revenue -- DMX - Europe N.V. (note 5)                       836,438             --             --
                                                       ------------   ------------   ------------
                                                         17,326,603     12,773,384      9,377,059
Operating expenses:
  General and administrative                              5,803,043      5,511,615      4,897,948
  Sales and marketing                                     8,570,141      7,438,023      6,468,848
  Studio and programming                                  9,016,760      7,773,759      5,455,766
  International development                                   1,598        168,629         61,251
  Research and development                                  778,047        725,164        990,445
  Compensation to affiliates                                     --             --        122,654
  Stock bonus and option compensation                       549,708        549,708      2,561,937
  Depreciation and amortization                           1,883,415      1,341,775      1,065,666
  Operating expenses -- DMX - Europe N.V. (note 5)        5,741,325             --             --
  Loss on disposal of DMX - Europe N.V. (note 5)          7,153,278             --             --
                                                       ------------   ------------   ------------
                                                         39,497,315     23,508,673     21,624,515
          Net operating loss                            (22,170,712)   (10,735,289)   (12,247,456)
Other income (expense):
  Galactic/TEMPO Sound                                      197,227        306,640        223,852
  Equity in loss of DMX - Europe N.V. (note 5)          (11,852,650)   (13,271,599)    (4,746,239)
  Interest income                                           111,610        282,234        190,899
  Interest expense                                         (246,181)      (208,694)      (152,731)
  Interest expense DMX - Europe N.V.(note 5)                (53,936)            --             --
  Other income                                              172,270        779,866        332,368
  Other expense                                             (12,405)      (232,687)      (105,907)
                                                       ------------   ------------   ------------
                                                        (11,684,065)   (12,344,240)    (4,257,758)
                                                       ------------   ------------   ------------
          Net loss                                     $(33,854,777)  $(23,079,529)  $(16,505,214)
                                                       ============   ============   ============
Loss per share                                         $       (.68)  $       (.60)  $       (.48)
                                                       ============   ============   ============
Weighted average number of shares                        49,675,569     38,505,107     34,436,464
                                                       ============   ============   ============


          See accompanying notes to consolidated financial statements

                                    DMX INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994


                                     COMMON STOCK                                                     FOREIGN
                                 ---------------------                                               CURRENCY
                                 NUMBER OF                 PAID IN       ACCUMULATED    TREASURY    TRANSLATION
                                   SHARES      AMOUNT      CAPITAL         DEFICIT        STOCK       RESERVE        TOTAL
                                 ----------   --------   ------------   -------------   ---------   -----------   ------------
Balance at September 30, 1993    32,031,480   $320,315   $ 63,976,740   $ (64,639,393)  $(578,003)   $     --     $   (920,341)
Issuance of common stock         3,530,000      35,300     14,951,725              --          --          --       14,987,025
Cost of issuance                        --          --        (62,409)             --          --          --          (62,409)
Issuance of common stock as
  compensation to affiliates        34,107         341        122,313              --          --          --          122,654
Issuance of common stock as
  compensation                     685,013       6,850      2,005,379              --          --          --        2,012,229
Accrued compensation (note 9)           --          --        549,708              --          --          --          549,708
Net loss                                --          --             --     (16,505,214)         --          --      (16,505,214)
                                 ----------   --------   ------------   -------------   ---------    --------     ------------
Balance at September 30, 1994    36,280,600    362,806     81,543,456     (81,144,607)   (578,003)         --          183,652
Issuance of common stock         7,400,000      74,000     17,188,500              --          --          --       17,262,500
Cost of issuance                        --          --        (70,958)             --          --          --          (70,958)
Accrued compensation (note 9)           --          --        549,708              --          --          --          549,708
Foreign currency translation
  reserve                               --          --             --              --          --      26,390           26,390
Net loss                                --          --             --     (23,079,529)         --          --      (23,079,529)
                                 ----------   --------   ------------   -------------   ---------    --------     ------------
Balance at September 30, 1995    43,680,600    436,806     99,210,706    (104,224,136)   (578,003)     26,390       (5,128,237)
Issuance of common stock         15,991,624    159,916     37,237,643              --          --          --       37,397,559
Cost of issuance                        --          --       (239,798)             --          --          --         (239,798)
Accrued compensation (note 9)           --          --        549,708              --          --          --          549,708
Foreign currency translation
  reserve                               --          --             --              --          --     (78,705)         (78,705)
Net loss                                --          --             --     (33,854,777)         --          --      (33,854,777)
                                 ----------   --------   ------------   -------------   ---------    --------     ------------
Balance at September 30, 1996    59,672,224   $596,722   $136,758,259   $(138,078,913)  $(578,003)   $(52,315)    $ (1,354,250)
                                 ==========   ========   ============   =============   =========    ========     ============


          See accompanying notes to consolidated financial statements

                                    DMX INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994


                                                       1996            1995            1994
                                                   ------------    ------------    ------------
Cash flows from operating activities:
  Net loss                                         $(33,854,777)    (23,079,529)    (16,505,214)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization                    2,229,646       1,341,775       1,065,666
     Loss on retirement of property and equipment            --              --         107,806
     Dividend from Galactic/TEMPO Sound                 150,000         300,000         250,011
     Equity in earnings of Galactic/TEMPO Sound        (197,227)       (306,640)       (223,852)
     Equity in loss of DMX-Europe N.V.               11,853,686      13,271,599       4,746,239
     Loss on disposal of DMX-Europe N.V.              7,153,278              --              --
     Compensation expense for stock issued to
       affiliates                                            --              --         122,654
     Compensation expense for stock bonus and
       options                                          549,708         549,708       2,561,937
     Provision for doubtful accounts                    643,148         700,000         156,802
     Decrease in deferred compensation                       --              --        (370,095)
     (Increase) decrease in prepaid and other
       current assets                                  (947,596)         76,315        (427,852)
     Decrease in advances to DMX-Europe N.V.                 --         490,296         161,387
     (Increase) in receivables                       (1,077,525)       (715,015)     (1,283,119)
     Decrease (increase) in other assets                 93,157        (111,250)         (1,169)
     (Decrease) increase in deferred revenue            (80,934)        (42,145)        418,540
     Increase in royalty payable                        521,292         538,562         445,651
     Increase (decrease) in accounts payable and
       accrued liabilities                            4,035,653         (33,365)         37,941
                                                   ------------    ------------    ------------
          Net cash used in operating activities      (8,928,491)     (7,019,689)     (8,736,667)
                                                   ------------    ------------    ------------
Cash flows from investing activities:
  Purchase of property and equipment, net            (1,519,444)       (954,101)       (540,105)
  Advances to DMX-Europe N.V., net                     (681,846)     (2,044,311)             --
  Investment in preferred stock of DMX-Europe
     (UK) Limited                                    (6,440,000)     (3,500,000)             --
  Purchase of securities held to maturity                    --        (165,000)     (2,244,781)
  Proceeds from matured securities held to
     maturity                                           165,000       2,279,738         490,043
                                                   ------------    ------------    ------------
          Net cash used in investing activities      (8,476,290)     (4,383,674)     (2,294,843)
                                                   ------------    ------------    ------------
Cash flows from financing activities:
  Issuance of common stock, net                      10,346,094      17,191,542      14,924,616
  Repayment of note payable to bank                     (45,000)       (240,000)       (240,000)
  Repayment of note payable                                  --        (181,455)       (181,455)
  Repayment of principal portion of capital lease
     obligation                                        (397,398)       (228,225)        (71,419)
                                                   ------------    ------------    ------------
          Net cash provided by financing
            activities                                9,903,696      16,541,862      14,431,742
                                                   ------------    ------------    ------------
          Net (decrease) increase in cash and
            cash equivalents                         (7,501,085)      5,138,499       3,400,232
Cash and cash equivalents, beginning of year          8,622,119       3,483,620          83,388
                                                   ------------    ------------    ------------
Cash and cash equivalents, end of year             $  1,121,034       8,622,119       3,483,620
                                                   ============    ============    ============


          See accompanying notes to consolidated financial statements

                                    DMX INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1996 AND 1995

(1) INCORPORATION AND NATURE OF BUSINESS.

     DMX Inc. (the "Company"), formerly International Cablecasting Technologies Inc. ("ICT"), was incorporated under the laws of the state of Delaware in May 1990, to accomplish a corporate reorganization which effected a change of situs of its predecessor company of the same name (ICT-Canada). ICT-Canada was incorporated pursuant to the Company Act (British Columbia) on April 26, 1979, by registration of its Memorandum and Articles under the name Can-Am Entertainment Corporation. On November 14, 1986, its name was changed to International Cablecasting Technologies Inc. On April 27, 1995, the Company changed its name to DMX Inc.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

  Accounting Principles and Consolidation.

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, TEMPO Sound, 450714 B.C. Ltd. and DMX-Europe N.V. and subsidiary ("DMX-E"). All material intercompany balances and transactions have been eliminated.

  Goodwill.


     Goodwill was calculated as the purchase price of DMX-E less the fair value of net assets acquired and is being amortized over 20 years. Goodwill will be eliminated upon the ultimate disposition of DMX-E pursuant to the Company's plan to dispose of its operations as described in note 5. In connection with the anticipated disposal of operations and considering the terms of such agreements goodwill has been reduced by $5,685,000 due the impairment of its value.


  Revenue Recognition and Allowance for Doubtful Accounts.


     The Company recognizes revenue based upon subscriber levels for affiliate sales and the contract terms for its direct sales. The calculation of subscriber levels for affiliate sales is based on billing and sales information provided by its affiliates. Direct sales revenue is recognized beginning at inception of service ratably over the contract terms. The Company analyzes subsequent cash receipts and other data to determine the adequacy of its allowance for doubtful accounts.


     Accounts receivable and subscriber fee revenue from related party consists of receivables and revenues due from Tele-Communications, Inc. ("TCI"), and its affiliates. At September 30, 1996, TCI held 45.42% of the outstanding common stock of the Company. Total subscriber fee revenue from TCI for the fiscal years ended September 30, 1996, 1995 and 1994 represented approximately 56%, 61% and 65%, respectively, of total subscriber fee revenue.

  Investment in Galactic/TEMPO Sound Partnership.

     The Company's 50% investment in Galactic/TEMPO Sound, a partnership with Galactic Radio Partners, Inc., is accounted for using the equity method. The 50-50 joint venture commenced July 16, 1990, providing basic cable audio programming to cable television system operators.

  Disposition of DMX-Europe N.V. and Subsidiary.

     On December 13, 1996, the Company announced that its board of directors had approved the disposition of DMX-Europe N.V. and its subsidiary, DMX-Europe (UK) Limited collectively, ("DMX-E") to Jerold H. Rubinstein, Chairman and Chief Executive Officer of the Company. The Company had previously determined

                                    DMX INC.
                                AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


to cease financial support of DMX-E and, in the absence of some other arrangements to provide financial support to those Companies, to place them in receivership. The Company has since entered into definitive agreements with Mr. Rubinstein providing for such disposition.

     Mr. Rubinstein will seek to reorganize the operations of DMX-E and will seek new equity investors. In the event DMX-E cannot be reorganized, Mr. Rubinstein intends to organize a new company to distribute the music service on essentially the same terms. DMX Inc. will retain or obtain a ten percent equity interest in the European companies which would have an exclusive, five year, royalty-free license to distribute the DMX service in Europe, the former Soviet Union, and in the Middle East.

     The Company has accounted for the effects of this disposal and accordingly has estimated the loss on the disposal of DMX-E in the accompanying consolidated statements of operations. The loss on disposal was estimated as the net investment of DMX-E of $5,720,000 and the incurrence of certain potential liabilities of $1,469,000 in conjunction with such disposal activities.

     DMX-E was formed by the Company to provide the necessary management, marketing services and operating structure for the distribution of Digital Music Express(R) ("DMX(R)"), throughout Europe. In 1993, TCI-Euromusic, Inc. ("TCI-E"), an indirect affiliate of Tele-Communications, Inc. ("TCI"), acquired a 49% equity interest in DMX-E through the purchase of 49% of the outstanding common stock of DMX-E for $120,100, in addition to providing a $24.4 million credit facility which was used for the start-up costs and initial operations of DMX-E. The Company partially guaranteed the credit facility, and would be liable for one-half of the TCI-E's "loss" as defined, which may be payable at the option of the Company, in the Company's Common Stock.

     On May 17, 1996, DMX Inc. consummated the merger of TCI-Euromusic, Inc. ("TCI-E") pursuant to the terms of the Agreement and Plan of Merger ("the Agreement"), dated August 28, 1995, as amended as of November 1, 1995 and January 17, 1996 among the Company, TCI-E and United Artists Programming International, Inc. ("UAPI"), an indirect affiliate of TCI and owner of the outstanding shares of TCI-E. As a result of the merger, the Company acquired the remaining 49% interest in DMX-E.

     The merger was accounted for as a purchase and the Company issued 10,841,624 shares of its Common Stock to UAPI at a purchase price totaling $27,104,060. The purchase price less the fair value of TCI-E net assets acquired, resulted in goodwill of $10,415,701 which is being amortized over 20 years and was calculated as follows:

Purchase price                                                $27,104,060
Less book value of TCI-E net assets acquired                   (3,479,694)
                                                              -----------
                                                               23,624,366
Purchase price adjustments:
  To adjust the investment in DMX-E for losses recorded by
     TCI-E, which were also recognized by DMX Inc. based on
     the modified equity method of accounting                  (9,026,263)
To reverse allowance for uncollectible interest recorded by
  TCI-E @ 49% of the interest accrued on the notes
  receivable                                                   (4,213,793)
Other                                                              31,391
                                                              -----------
Goodwill                                                      $10,415,701
                                                              ===========

     The accompanying consolidated balance sheet of the Company at September 30, 1996 is consolidated with the accounts of DMX-E and the accompanying consolidated statements of operations and cash flows of the Company were consolidated with the accounts of DMX-E for the period from May 18, 1996 through

                                    DMX INC.
                                AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


September 30, 1996. Prior to May 18, 1996, the Company accounted for its investment in DMX-E using the equity method of accounting.

Property and Equipment.

     Property and equipment is carried at cost and is depreciated over three to six years using the straight-line method. Leasehold improvements are carried at cost and are depreciated over the shorter of the estimated five-year useful life of the related asset or the term of the lease.

Income Taxes.


     Effective October 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109. SFAS No. 109 requires the "asset and liability" method of accounting for income taxes. The adoption of SFAS No. 109 did not have any effect on the results of operations for 1994.


Foreign Currency Translation Reserve.

     Unrealized gains and losses resulting from the translation of financial statements are reflected as a separate component of stockholders' equity.

Loss per Share.

     The loss per share has been calculated by dividing the loss for the year by the weighted average number of common shares issued and outstanding during the period. Outstanding share options, warrants, awards and shares contingently issuable under equity participation agreements have not been considered in the computation as their impact on the net loss per common share would be antidilutive.

Cash Equivalents.

     Cash equivalents include highly liquid investments with an original maturity of three months or less.

Cash Flow Information.

     Cash payments for interest in fiscal 1996, 1995 and 1994 were $246,200, $236,500 and $152,700, respectively.

Use of Estimates.

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk.

     The Company's accounts receivable balance is comprised primarily of amounts due from cable system operators, with the majority due from its largest customer, TCI.

Reclassifications.

     Certain reclassifications of prior period amounts have been made to conform to the current year's reporting format.

                                    DMX INC.
                                AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



(3) ALLOWANCE FOR DOUBTFUL ACCOUNTS.



     A summary of the activity of the allowance for doubtful accounts for the years ended September 30, 1996, 1995 and 1994 follows:



                                                    FOR THE YEAR ENDED SEPTEMBER 30,
                                                   -----------------------------------
                                                      1996          1995        1994
                                                   -----------    --------    --------
Balance, beginning of year                         $   856,802     156,802          --
Provision for doubtful accounts                        643,148     700,000     156,802
Accounts charged-off                                (1,248,703)         --          --
                                                   -----------    --------    --------
Balance, end of year                               $   251,247     856,802     156,802
                                                   ===========    ========    ========



(4) INVESTMENT IN GALACTIC/TEMPO SOUND PARTNERSHIP.


     The summarized balance sheet and operating data for the twelve month periods ended September 30, 1996 and 1995 of the Galactic/TEMPO Sound partnership follows:


                                                               1996           1995
                                                            (UNAUDITED)    (UNAUDITED)
                                                            -----------    -----------
Current assets                                              $   890,383        828,804
Non-current assets                                              143,797        186,747
Current liabilities                                              26,021        101,694
Partners' capital                                             1,008,159        913,857
Partners' draws for the period                                 (300,000)      (600,000)
Revenues                                                      2,226,753      1,903,178
Operating expenses                                           (1,832,299)    (1,289,898)
Net income                                                  $   394,454        613,280
                                                            ===========    ===========



(5) INVESTMENT IN DMX-EUROPE N.V. AND SUBSIDIARY.


     The summarized operating data for the years ended September 30, 1996, 1995 and 1994, of DMX-Europe N.V. and subsidiary follows:


                                                 FOR THE YEAR ENDED SEPTEMBER 30,
                                            -------------------------------------------
                                                1996            1995           1994
                                            ------------    ------------    -----------
STATEMENTS OF OPERATIONS DATA:
Revenue                                     $  1,559,262         151,176         51,274
Operating, selling, general and
  administrative expenses                     15,594,979      16,500,784      8,057,052
Depreciation and amortization                    909,022         541,678        125,697
                                            ------------    ------------    -----------
Operating loss                               (14,944,739)    (16,891,286)    (8,131,475)
Interest expense                              (3,115,621)     (2,876,252)    (1,217,452)
Other                                             22,851          54,519         22,892
                                            ------------    ------------    -----------
Net loss                                    $(18,037,509)    (19,713,019)    (9,326,035)
                                            ============    ============    ===========

                                    DMX INC.
                                AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


     The summarized balance sheet date of DMX-E as of May 17, 1996 follows:

                                                                    AT
                                                               MAY 17, 1996
                                                                (UNAUDITED)
                                                              ---------------
BALANCE SHEET DATA:
Current assets                                                 $  2,146,889
Property and equipment net of accumulated depreciation            1,668,368
                                                               ------------
          Total assets                                         $  3,815,257
                                                               ============
Trade accounts payable and accrued expenses                    $  7,940,963
Intercompany -- payables due parent                               2,726,157
Long-term debt                                                   30,792,911
                                                               ------------
          Total liabilities                                      41,460,031
Net stockholders' deficit                                       (37,644,774)
                                                               ------------
Total liabilities and stockholders' deficit                    $  3,815,257
                                                               ============

     Long-term debt at September 30, 1996 of $34,393,318 represents intercompany debt which included the original principal amount of the TCI-E note of $24,436,000, the intercompany payables at May 17, 1996 of $2,726,157 and related accrual interest of $7,231,161 thereon. Amounts were eliminated in the accompanying consolidated balance sheets.

     For the period from October 1, 1995 through May 17, 1996 and for the year ended September 30, 1995, the Company charged DMX-E for certain expenses totaling $682,000 and $3,816,000, respectively, related to salaries, programming, marketing, equipment lease and research and development expenses incurred by the Company on DMX-E's behalf. Amounts are included in the accompanying consolidated statements of operations.

     For the period from May 17, 1996 through September 30, 1996, the Company charged DMX-E for certain expenses totaling $269,000, related to salaries, programming, marketing, equipment lease and research and development expenses incurred by the Company on DMX-E's behalf; $51,000 for royalties and $874,000 for interest on intercompany debt. These amounts along with the intercompany balances were eliminated in consolidation in the accompanying consolidated balance sheet and statement of operations.


     In 1996, the Company was issued 10,000,000 shares of redeemable non-cumulative, convertible, preferred stock by DMX-Europe (UK) Limited and had advanced $3,377,000 for subscriptions to additional shares. These funds were used to fund the operations of DMX-E.

                                    DMX INC.
                                AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



(6) PROPERTY AND EQUIPMENT.


     Property and equipment as of September 30, 1996 and 1995 consist of the following:


                                                             1996             1995
                                                          -----------      -----------
Furniture and equipment                                   $ 3,957,369        2,041,147
Leasehold improvements                                        181,348          186,573
Studio equipment                                            6,144,707        4,041,594
Music library                                                 918,126          845,218
Computer system                                             1,251,460          498,411
                                                          -----------      -----------
                                                           12,453,010        7,612,943
Less accumulated depreciation and amortization             (6,559,022)      (3,276,565)
                                                          -----------      -----------
                                                          $ 5,893,988        4,336,378
                                                          ===========      ===========


At September 30, 1996, studio equipment included approximately $245,000 in equipment, net of accumulated depreciation of $475,000, that is being leased to DMX-E for a monthly fee of approximately $23,000. Lease income related to leased equipment to DMX-E for the period from October 1, 1995 through May 17, 1996, and the fiscal years ended September 30, 1995 and 1994 was approximately $172,000, $245,000 and $215,000, respectively, and is included in other income. For the period from May 18, 1996 through September 30, 1996, the lease income of approximately $103,000 was eliminated in consolidation.

     Studio equipment of $1,247,000, net of accumulated depreciation of $919,000, at September 30, 1996 was financed under the capital lease obligation.

     During the fiscal year ended September 30, 1994, the Company moved its studio and uplinking facility from Douglasville, Georgia to Littleton, Colorado. As a result, the Company retired equipment that would not be used in operations at its new location. The Company retired equipment with a net book value of $107,806, resulting in a loss recorded during the fiscal year ended September 30, 1994 included in other expense in the accompanying consolidated statements of operations.


(7) ACCRUED LIABILITIES.



     Accrued liabilities at September 30, 1996 and 1995 were comprised of the following:



                                                               1996            1995
                                                            ----------      ----------
Accrued music right royalties                               $1,574,449      $  776,562
Accrued marketing credits                                    2,575,408              --
Accrued employee benefits                                      205,347         352,408
Other accrued expenses                                         531,633         320,968
                                                            ----------      ----------
                                                            $4,886,837      $1,449,938
                                                            ==========      ==========



(8) NOTES PAYABLE.


     At September 30, 1995, note payable to bank of $45,000 was secured by a certificate of deposit included in securities held to maturity. The note bore interest at one percent (1%) over the interest earned on the certificate of deposit, or 6.2%. The note was repaid in the first quarter of 1996.

     At September 30, 1995, note payable of $201,090 was payable to TCI-Euromusic, Inc. and bore interest at the rate of nine percent (9%) per annum. The studio equipment purchased with the original proceeds of

                                    DMX INC.
                                AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


$564,000 from this loan, is leased to DMX-E. The note was repaid in connection with the merger with TCI-Euromusic, Inc. on May 17, 1996.


(9) STOCKHOLDERS' DEFICIT.


Stock Options and Commitments.

     The Company has issued options to purchase Common Stock to certain directors, officers and employees under various stock option plans. The option prices represent fair market values at the date of grant. Transactions in stock options under these plans are summarized as follows:

                                          SHARES                      OPTION PRICE
                                         ---------                    ------------
Outstanding options at September 30,
  1993                                   2,401,667    $1.95-$8.875 per share, expiring on various
                                                        dates, December 31, 1995 to July 1, 2006.
Options issued                             825,000    $3.50-$5.375 per share
Options exercised                          (30,000)   $4.59-$4.18 per share
Options expired and terminated            (100,834)   $4.18-$8.875 per share
                                         ---------
Outstanding options at September 30,
  1994                                   3,095,833    $1.95-$6.25 per share, expiring on various
                                                        dates, December 31, 1996 to July 1, 2006.
Options issued                           1,631,250    $2.00-$3.25 per share
Options expired and terminated            (331,250)   $3.25-$5.625 per share
                                         ---------
Outstanding options at September 30,
  1995                                   4,395,833    $1.95-$6.25 per share, expiring on various
                                                        dates, December 31, 1996 to July 1, 2006
Options issued                             100,000    $2.563 per share
Option expired and canceled               (230,000)   $2.563-$4.180 per share
Option exercised                          (150,000)   $1.95 per share
                                         ---------
Outstanding options at September 30,
  1996                                   4,115,833    $1.95-$6.25 per share, expiring on various
                                                        dates, December 31, 1996 to July 1, 2006

          At September 30, 1996, options to purchase 3,157,500 shares were exercisable at prices ranging from $1.95 to $6.25 per share. 2,891,250 of the exercisable options were held by officers and directors of the Company.

Equity Participation Agreements with Affiliates.

     The Company entered into equity participation agreements with certain affiliated cable companies during the fiscal years ended September 30, 1989 through 1992. Pursuant to the terms of those agreements, the Company issues shares of Common Stock in exchange for the distribution of DMX, based on distribution goals. Compensation to affiliates expense is calculated at the fair market value of the Common Stock issued at the date the affiliated cable company complied with the terms of the agreement. For the fiscal years ended September 30, 1996 and 1995, no shares of Common Stock were earned by the affiliated cable companies. In 1994, a total of 34,107 shares, were earned and issued.

Stock Bonus and Option Compensation.

     Stock bonus expense included $549,708 of compensation for each of the years in the three-year period ended September 30, 1996, related to the 1992 extension of the exercise date of an option issued in October 1990. The exercise date was extended from 1993 to December 31, 1996 and is an option to purchase

                                    DMX INC.
                                AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


350,000 shares of common stock granted to Jerold H. Rubinstein, Chairman and Chief Executive Officer ("Chairman and CEO"). During the fiscal year ended September 30, 1996, options to purchase 150,000 shares were exercised.

     Stock bonus expenses included $2,012,229 of compensation for the year ended September 30, 1994, related to a stock bonus granted the Chairman and CEO in 1991. The grant was for 1,027,520 shares of Common Stock at $5.875 per share with original vesting at one-third per year. During the fiscal year ended September 30, 1993, the Stock Bonus Agreement was amended to change the vesting schedule, whereby two-thirds or 685,013 of the 1,027,520 shares granted would all vest in 1994. As consideration for the Chairman and CEO's agreement to defer the vesting of the shares, the Company granted the Chairman and CEO a non-qualified option, pursuant to the 1993 Option Plan, to purchase 70,000 shares of Common Stock at $5.00 per share (the fair market value of the Common Stock on the date of grant).

  Common Stock.


     During 1996, the Company completed private placements with certain related parties. Stephen A. Wynn, a director of the Company, acquired 500,000 shares at$2.00 per share on March 15, 1996. TCI acquired 4,500,000 shares at $2.00 per share on May 17, 1996 and was issued 10,841,624 shares valued at $2.50 per share in the Company merger with TCI-E. In addition, TCI bought Stephen A. Wynn's 5,200,000 shares in the Company for $2.00 per share.


     During 1995, the Company completed private placements with certain related parties. Tele-Communications, Inc. acquired 2,000,000 shares, at $2.50 per share on August 29, 1995. Shaw Communications Inc. acquired 1,100,000 shares, at $2.13 per share on March 9, 1995, and acquired 2,000,000 shares at $2.50 per share on August 25, 1995. J.C. Sparkman, a director of the Company, acquired 100,000 shares at $2.50 per share on September 21, 1995. Stephen A. Wynn, a director of the Company, acquired 2,200,000 shares at $2.13 per share on February 21, 1995.


(10) INCOME TAXES.


     At September 30, 1996, the Company had approximately $82,900,000 of net operating loss carryforwards for U.S. Federal income tax reporting purposes, expiring in years 2002 through 2011. The net operating loss carryforward for U.S. Federal income tax purposes does not include deductions for the following: equity in loss of DMX-E and option compensation, offset partially by a deduction of executive compensation resulting from the exercise of stock options for U.S. Federal income tax purposes. The amount of U.S. income tax loss carryforwards available to offset U.S. taxable income in any year may be limited under Section 382 of the Internal Revenue Code of 1986 ("Code"), as amended, which limits the amount of loss carryforwards that may be utilized in any particular tax period when a "change of control" of the Company has occurred for U.S. tax purposes.

     Any deferred tax amount relating to the net operating loss carryforwards, or any other deferred tax asset, has been fully offset by a valuation allowance. Accordingly, no income tax benefit has been recorded.


(11) COMMITMENTS AND CONTINGENCIES.


  Capital Lease with Related Party.

     During fiscal 1995 the Company entered into an Agreement (the "Agreement") with Western Tele-Communications, Inc. ("WTCI"), a subsidiary of TCI, to lease up to $2.2 million of equipment on a draw-down basis. As of September 30, 1996, the Company had drawn $2,166,000 to finance equipment for its studio and uplinking facility in Littleton, Colorado. This amount is included in Property and Equipment in the

                                    DMX INC.
                                AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


accompanying consolidated balance sheets. The Agreement term extends through the year 2000, at an interest rate of 9.5%.

Operating Lease Commitments.

     The Company is obligated under various operating leases for office space, uplinking and satellite services. Certain leases are cancelable subject to penalties. Total expenses under these leases were approximately $5,324,000 in 1996, $5,097,900 in 1995 and $4,185,000 in 1994 and are included in general and administrative, sales and marketing and studio expenses in the accompanying consolidated statements of operations.

     Minimum lease payments under the capital and operating leases at September 30, 1996 follows:


                                                                         OPERATING        OPERATING
                  FISCAL YEAR ENDING                     CAPITAL        LEASES WITH      LEASES WITH
                    SEPTEMBER 30:                         LEASE       RELATED PARTIES      OTHERS
                  ------------------                    ----------    ---------------    -----------
1997                                                    $  622,173      $ 4,516,200       $  607,900
1998                                                       622,173        4,516,200          727,200
1999                                                       610,550        4,516,200          703,500
2000                                                       407,906        3,316,800          679,300
2001                                                        73,778        2,258,400          666,900
Thereafter                                                      --        7,904,400               --
                                                        ----------      -----------       ----------
Total minimum lease payments                            $2,336,580      $27,028,200       $3,384,800
                                                                        ===========       ==========
Less amounts representing interest                        (525,046)
                                                        ----------
Present value of net minimum lease payments             $1,811,534
                                                        ==========


     The operating leases with related parties include the lease of studio facilities in Colorado and uplinking and satellite services from WTCI. Total expenses under leases with related party were $4,831,000 in 1996, $4,489,000 in 1995 and $3,678,000 in 1994.


Manufacturing Commitments and Royalty Payables.


     The Company and Scientific-Atlanta, Inc. ("S-A"), had an agreement with respect to the manufacture, distribution and servicing of the DM-2000 tuners and DMX-DJ's. The Company was not obligated to purchase or guarantee the purchase of any minimum number of tuners or DMX-DJ's, but S-A was the exclusive tuner manufacturer in the U.S. and Canada and earned a royalty of approximately five percent (5%) of the Company's premium audio service revenues until August 1996. No payments are required until the Company achieves "operating breakeven", as defined in the agreement.


     The Company and Comstream Corporation ("Comstream"), have an agreement with respect to the manufacture, distribution and servicing of the DR-200 Digital Satellite Receiver. The Company has guaranteed the purchase of 50,000 digital satellite receivers by it, its approved customers and/or affiliates within 42 months after commencement of the agreement.



     The Company licenses rights to rerecord and distribute music from a variety of sources and pays royalties to songwriters and publishers through contracts negotiated with performing rights societies such as the American Society of Composers, Authors and Publishers ("ASCAP"), Broadcast Music, Inc. ("BMI") and the Society of European Stage Authors and Composers ("SESAC"). The Company has separate agreements with ASCAP, BMI and SEASAC for residential and commercial distribution. Certain of the agreements are being negotiated on an industrywide basis mainly over new rate structures that may require retroactive rate increases.

                                    DMX INC.
                                AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



     The Digital Performance Right in Sound Recordings Act of 1995 ("1995 Act") was signed into law on November 1, 1995. The 1995 Act establishes the right of owners of the performance rights, such as the performers and record companies, to control digital transmission of sound recordings by means of subscription service digital transmissions. The 1995 Act provides a compulsory license for noninteractive subscription services. An arbitration proceeding relating to residential digital music distribution is pending before the United States Copyright Office. The purpose of the proceeding is to determine the statutory license royalty rate to be paid under the 1995 Act by the Company and other digital music residential subscription services on services transmitted to non-business subscribers. The rate charged is retroactive to February 1996 and is contingent on the negotiated rate agreed to as result of the arbitration proceeding. The Company has been accruing at an estimated rate of 3% of residential subscriber fee revenue since such date.



     Although the Company cannot predict the outcome of rate negotiations and proceedings, the Company has been accruing for the potential increases in rates. To the extent the actual negotiated rates exceed the rate estimates used in the accrual, additional amounts may be incurred.


401(k) Savings Plan.

     The Company maintains a qualified defined contribution 401(k) savings plan. Prior to January 1, 1995 eligible participants vested 100% in employer matching contributions of 10% of the participants pretax deferrals invested in the Company's common stock. Subsequent to January 1, 1995, eligible participants vest in employer matching contributions of 10% of the participants pretax deferrals invested in the Company's common stock in accordance with the vesting schedule as defined in the agreement. The discretionary employer matching contribution was 10 percent of the participants pretax deferrals invested in the Company's common stock. For the fiscal year ended September 30, 1996, the Company's employee benefit expense for matching contributions totaled $5,160.


Parent Guarantees.


     The Company has guaranteed certain contracts of DMX-E related to their uplink services agreement and subscriber management services agreement. To the extent DMX-E is unable to perform under the agreements, certain creditors of DMX-E may pursue claims against the Company under the guarantees. A claim under the guaranty of DMX-E's obligation to indemnify British Sky Broadcasting under the uplink services agreement could potentially approximate $1.3 million which is included in the loss on disposal of DMX-E in the accompanying consolidated statement of operations. The Company has also guaranteed certain other obligations of DMX-E under the Subscriber Management Services Agreement between DMX-E and Selco Servicegesellschaft Fur Elektronische Kommunikation mbH and the related side letter agreement. The Company cannot estimate the amount of any potential claims at this time under such guarantee; however, such liabilities could have a material adverse effect upon the financial position and results of operation of the Company.

     As described in note 2, "Discontinued Operations of DMX-Europe N.V. and subsidiary", the Company has ceased funding the operations of DMX-E and has entered into agreements providing for the disposition of DMX-E to Jerold Rubinstein, Chairman and Chief Executive Officer of the Company. Mr. Rubinstein will seek to reorganize the operations of DMX-E and also seek new equity partners. To the extent a reorganization cannot be achieved and in the absence of some other arrangement to provide financial support to DMX-E, the European companies will be placed into receivership. In such circumstances, claims may be filed under the guarantees discussed above or other claims may be asserted.

                                    DMX INC.
                                AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



Legal Actions.


     From time to time the Company may be a party to legal actions arising in the ordinary course of business, including claims by former employees. In the opinion of the Company's management, after consultation with counsel, except as set forth in the next paragraph, disposition of such matters are not expected to have a material adverse effect upon the financial position, results of operations or liquidity of the Company.

     On September 8, 1996, a purported class action lawsuit entitled Brickell Partners v. Jerold H. Rubinstein, Donne F. Fisher, Leo J. Hindery, Jr., James R. Shaw, Sr., Kent Burkhart, J.C. Sparkman, Menon Bhaskar, DMX Inc., and Tele-Communications, Inc. (Civil Action No. 15206) was filed in the Delaware Chancery Court alleging, among other things, that the proposed acquisition of the Company by TCI is wrongful, unfair and harmful to the Company's public stockholders and seeking to enjoin the consummation of the Merger. The Company believes that this action is without merit and intends to defend it vigorously.


(12) LIQUIDITY AND CAPITAL RESOURCES.


     The Company has historically funded its operations primarily through the sale of its common stock. During the fiscal year ended September 30, 1996, the Company generated funds through financing activities that included proceeds of $10.3 million resulting from the sale of $1.0 million of its Common Stock to a former director-shareholder, the sale of $9.0 million of Common Stock to TCI and $293,000 from the exercise of options by the Chief Executive Officer to purchase 150,000 shares of Common Stock at $1.95 per share. The decrease in cash of $7.5 million for the year was the net result of $10.3 million of cash raised in financing activities less cash used in investing activities of $8.5 million, relating primarily to the funding of DMX-E losses, and cash used in operating activities of $8.9 million.


     With the discontinuation of the operations of DMX-E, management believes that the Company will begin to generate cash from its operating activities on a prospective basis, and has reduced its operating expenses to extend the U.S. operation's working capital. However, the Company will need additional funding to meet certain obligations related to the discontinuance of operations of DMX-E and to continue to expand and develop the Company's business pursuant to management's current plans. The Company is negotiating with TCI for a $3.5 million loan to fund past and future tuner purchases. At December 31, 1996, the Company was obligated to purchase 8,300 Comstream DR-200 Digital Satellite Receivers at an aggregate cost of approximately $3,000,000. To the extent not otherwise satisfied by approved customers or affiliates of the Company, the Company intends to utilize a portion of the proceeds of the TCI loan to fund such purchase commitment. The Company is negotiating to extend the term of the purchase commitment, and may also seek to obtain additional financing, if necessary, for such tuner purchases. However there can be no assurances that such extension or financing can be obtained. However, the Company is not seeking additional financing at this time to fund its other operational requirements and its obligations related to the discontinuance of the operations of DMX-E due to the pendency of the TCI acquisition proposal and management's belief that with the closure of the Company's European operations, its domestic cash flow should be sufficient to meet the Company's cash requirements. However, if such assumption is not accurate or if future financing is required and is not available, then management would seek to continue to reduce operating expenses and capital spending as necessary as a means to stem cash shortfalls. These operating expenses include both discretionary spending, such as sales and marketing expenses and overhead costs, such as general and administrative expenses. Such expenses will continually be evaluated giving consideration to the cash flow generated from subscriber fee revenue, anticipated growth in such revenue and available working capital. There can be no assurance that the Company will be able to reduce its operating expenses sufficiently to meet its available cash resources while maintaining its competitive position.


     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced reoccurring losses from operations and has a

                                    DMX INC.
                                AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



net capital deficiency. While the Company believes it will be able to generate cash from its operating activities on a prospective basis, there can be no assurance that such cash, if any, combined with other financings will be sufficient to meet the Company's existing and future obligations. The consolidated financial statements do not include all potential adjustments that could result from potential claims under the above noted parent guarantees or other obligations of DMX-E. As described in notes 2 and 11 to the Company's consolidated financial statements and in "Disposal of DMX-E" above, the Company has ceased funding the operations of DMX-E and the Company has entered into agreements providing for the disposition of DMX-E to Jerold Rubinstein, Chairman and Chief Executive Officer of the Company. Mr. Rubinstein will seek to reorganize the operations of DMX-E and also seek new equity partners. To the extent a reorganization cannot be achieved and in the absence of some other arrangement to provide financial support to DMX-E, the European companies will be placed into receivership. In such circumstances, claims may be filed under the guarantees. Such adjustments could have a material adverse effect upon the financial position and results of operations of the Company.



(13) RECENT DEVELOPMENTS.



     On August 30, 1996, the Company received an unsolicited proposal from TCI proposing the merger of the Company with a TCI subsidiary. Following receipt of the proposal, the Company established a special committee of its Board of Directors to consider the proposal and retained Houlihan Lokey Howard & Zukin to act as its financial advisor. The Company is currently negotiating the terms of a definitive merger agreement with TCI, which owns approximately 45% of DMX Inc.'s outstanding stock. The merger agreement would provide for a merger in which DMX Inc. would be acquired by a new corporation ("Music Co.") to be formed by TCI pursuant to which the shareholders of DMX Inc. would receive Class A Common Stock of Music Co. representing approximately 19.25% of the total outstanding shares of Music Co.'s Class A Common Stock and Class B Common Stock. The Class A Common Stock would be identical to the Class B Common Stock to be held by TCI except that each share of Class B Common Stock would have ten votes on all matters while shares of Class A Common Stock would have one vote. In connection with the merger and the issuance of the Class B Common Stock to TCI, TCI would cause certain affiliates to contribute and transfer to Music Co. all of their respective rights, title and interest in certain specified assets. To the extent that Music Co.'s Class A Common Stock does not trade at or above $2 per share, for at least twenty consecutive trading days during the first year following the merger, holders of the Class A Common Stock would have the right, exercisable during the 30 day period beginning on the first anniversary of the merger, to require TCI to purchase such Class A Common Stock at a price of $2.00 per share, payable at TCI's option either in cash or shares of TCI's TCI Group Series A Common Stock. In connection with the merger negotiations, the Company is negotiating with TCI for a $3.5 million loan to purchase, or reimburse the Company for the purchase of, tuners and related equipment.

                                DMX-EUROPE N.V.

                       CONSOLIDATED FINANCIAL STATEMENTS
                       SEPTEMBER 30, 1996, 1995 AND 1994
                       WITH INDEPENDENT AUDITORS' REPORT

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of DMX-Europe N.V.



     We have audited the accompanying consolidated balance sheets of DMX-Europe N.V. and subsidiary as of September 30, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DMX-Europe N.V. and subsidiary at September 30, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1996 in conformity with generally accepted accounting principles in the United States.


     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 8. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


KPMG
Chartered Accountants                                            London, England
Registered Auditors                                              January 9, 1997

                                DMX-EUROPE N.V.

                          CONSOLIDATED BALANCE SHEETS
                       AS OF SEPTEMBER 30, 1996 AND 1995

                                     ASSETS


                                                                 1996           1995
                                                              -----------    ----------
Current assets
  Cash and cash equivalents                                   $   192,635    $  694,079
  Prepaid expenses                                                851,586       971,998
  Trade accounts receivable                                       435,480        96,712
  Inventories                                                      98,517       226,525
                                                              -----------    ----------
          Total current assets                                  1,578,218     1,989,314
                                                              -----------    ----------
Fixed assets
  Equipment                                                     3,080,294     2,806,647
  Less accumulated depreciation and amortization               (1,605,105)     (697,413)
                                                              -----------    ----------
                                                                1,475,189     2,109,234
                                                              -----------    ----------
          Total assets                                        $ 3,053,407    $4,098,548
                                                              ===========    ==========



        See accompanying notes to the consolidated financial statements.

                                DMX-EUROPE N.V.

                          CONSOLIDATED BALANCE SHEETS
                       AS OF SEPTEMBER 30, 1996 AND 1995

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                  1996            1995
                                                              ------------    ------------
Current liabilities
  Trade accounts payable                                      $  7,284,664    $  3,761,246
  Due to parent company                                            355,152       2,044,311
  Accrued expenses                                               1,495,546       1,899,710
                                                              ------------    ------------
          Total current liabilities                              9,135,362       7,705,267
Long term debt (note 3)                                         34,393,318      28,664,046
                                                              ------------    ------------
          Total liabilities                                     43,528,680      36,369,313
                                                              ------------    ------------
Stockholders' equity/(deficit)
  Common stock 10 Dutch Florins par value, authorised
     100,000 shares, issued 39,216 shares                          245,100         245,100
  Minority interests -- non-cumulative, non-voting,
     convertible, redeemable 5% preference shares of $1 each
     of DMX-Europe (UK) Limited owned by DMX Inc.,
     authorised 10,000,000 shares:
     subscribed and issued                                      10,000,000              --
     subscribed and unissued                                     3,377,000       3,500,000
  Accumulated deficit                                          (54,045,058)    (36,007,549)
  Cumulative translation adjustment                                (52,315)         (8,316)
                                                              ------------    ------------
          Net stockholders' deficit                            (40,475,273)    (32,270,765)
                                                              ------------    ------------
          Total liabilities and stockholders' equity          $  3,053,407    $  4,098,548
                                                              ============    ============


        See accompanying notes to the consolidated financial statements.

                                DMX-EUROPE N.V.


                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994


                                                        1996            1995           1994
                                                    ------------    ------------    -----------
Revenues
Subscriber fees                                     $  1,357,733    $    151,176    $    51,274
Other revenue                                            201,529              --             --
                                                    ------------    ------------    -----------
                                                       1,559,262         151,176         51,274
Operating expenses
General and administrative                             3,386,993       3,117,943      1,979,256
Sales and marketing                                    3,109,790       3,259,442      1,125,124
Studio and programming                                 8,766,981       8,148,891      4,135,345
Research and development                                 331,215       1,974,508        817,327
Depreciation and amortization                            909,022         541,678        125,697
                                                    ------------    ------------    -----------
                                                      16,504,001      17,042,462      8,182,749
                                                    ------------    ------------    -----------
Loss from operations                                 (14,944,739)    (16,891,286)    (8,131,475)
Other income/(expenses)
Interest income                                           22,851          54,519         22,892
Interest expense                                      (3,115,621)     (2,876,252)    (1,217,452)
                                                    ------------    ------------    -----------
Net loss                                            $(18,037,509)   $(19,713,019)   $(9,326,035)
                                                    ============    ============    ===========


See accompanying notes to the consolidated financial statements.

                                DMX-EUROPE N.V.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994


                                                                                              TOTAL
                                     COMMON    PREFERENCE    ACCUMULATED    TRANSLATION   STOCKHOLDERS'
                                     STOCK        STOCK        DEFICIT      ADJUSTMENT       EQUITY
                                    --------   -----------   ------------   -----------   -------------
Balance October 1, 1993             $245,100   $        --   $ (6,968,495)   $ 32,312     $ (6,691,083)
Movement year ended September 30,
  1994                                    --            --             --     (12,630)         (12,630)
Net loss for the year ended
  September 30, 1994                      --            --     (9,326,035)         --       (9,326,035)
                                    --------   -----------   ------------    --------     ------------
Balance October 1, 1994              245,100            --    (16,294,530)     19,682      (16,029,748)
Movement year ended September 30,
  1995                                    --            --             --     (27,998)         (27,998)
Subscribed and unissued preference
  shares                                  --     3,500,000             --          --        3,500,000
Net loss for the year ended
  September 30,1995                       --            --    (19,713,019)         --      (19,713,019)
                                    --------   -----------   ------------    --------     ------------
Balance October 1, 1995              245,100     3,500,000    (36,007,549)     (8,316)     (32,270,765)
Movement year ended September 30,
  1996                                    --            --             --     (43,999)         (43,999)
Authorised and subscribed
  preference shares                       --    10,000,000             --          --       10,000,000
Conversion of unissued to issued
  preference shares                       --    (3,500,000)            --          --       (3,500,000)
Subscribed and unissued preference
  shares                                  --     3,377,000             --          --        3,377,000
Net loss for the year September
  30, 1996                                --            --    (18,037,509)         --      (18,037,509)
                                    --------   -----------   ------------    --------     ------------
Balance September 30, 1996          $245,100   $13,377,000   $(54,045,058)   $(52,315)    $(40,475,273)
                                    ========   ===========   ============    ========     ============

                                DMX-EUROPE N.V.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994


                                                          1996           1995          1994
                                                      ------------   ------------   -----------
Cash Flow from Operating Activities:
Net loss                                              $(18,037,509)  $(19,713,019)  $(9,326,035)
Adjustments to Reconcile Net Loss to Net Cash Used
  in Operating Activities:
Depreciation and amortization                              909,022        541,678       125,697
Change in prepaid expenses                                 133,140       (520,647)      (54,974)
Change in accounts receivable                             (364,432)       (67,496)       (6,885)
Change in inventories                                      123,943       (227,292)           --
Change in accounts payable                               3,539,707      3,510,898      (276,604)
Change in accrued liabilities                             (379,443)     1,073,850       206,877
Change in intercompany liability with DMX Inc.          (1,689,159)     1,554,015      (161,386)
Change in accrued interest liability with
  TCI -- Euromusic                                      (4,228,046)     2,849,368     1,217,425
Change in accrued interest liability with DMX Inc.         874,250             --            --
                                                      ------------   ------------   -----------
Net cash used in operating activities                  (19,118,527)   (10,998,645)   (8,275,885)
                                                      ------------   ------------   -----------
Cash flows from investing activities:
Purchase of equipment                                     (288,174)    (2,277,906)     (246,180)
                                                      ------------   ------------   -----------
Net Cash Used in Investing Activities                     (288,174)    (2,277,906)     (246,180)
                                                      ------------   ------------   -----------
Cash flow's from financing activities:
Note payable DMX Inc.                                   33,519,068             --            --
Loan principal (assignments)/drawdowns                 (24,436,000)     9,436,000     9,500,000
Subscribed preference stock                              9,877,000      3,500,000            --
                                                      ------------   ------------   -----------
Net cash provided by financing activities               18,960,068     12,936,000     9,500,000
                                                      ------------   ------------   -----------
Effect of Exchange rate changes on cash                    (54,811)       (29,004)        5,337
                                                      ------------   ------------   -----------
Net change in cash and cash equivalents                   (501,444)      (369,555)      983,272
Cash and cash equivalents, beginning of year               694,079      1,063,634        80,362
                                                      ------------   ------------   -----------
          Cash and cash equivalents, end of year      $    192,635   $    694,079   $ 1,063,634
                                                      ============   ============   ===========


          No interest or tax was paid in any of the periods presented.

                                DMX-EUROPE N.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS)

(1) INCORPORATION AND NATURE OF BUSINESS

     DMX-Europe N.V. was incorporated under the laws of the Netherlands on February 17, 1992. DMX-Europe N.V.'s primary business is to market premium digital audio channels of music programming, known as Digital Music Express(R) ("DMX(R)"), throughout Europe to cable, and direct-to-home subscribers.

     DMX-Europe N.V. owns 100% of the outstanding share capital of DMX-Europe
(UK) Limited, a United Kingdom company.


     DMX Inc., a Delaware corporation, owns 100% of the outstanding common stock having acquired the 49% shareholding previously held by TCI-Euromusic Inc., ("TCI-E"), a Colorado corporation and a subsidiary of Tele-Communications, Inc., ("TCI"), as part of the merger transaction on May 17, 1996 whereby DMX Inc. acquired all the outstanding equity of TCI-E.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Preparation

     The company and its subsidiary, DMX-Europe (UK) Limited have suffered recurring losses from operations, have negative working capital and a net stockholders' deficit. In addition, during 1996, DMX Inc. stated that it would no longer financially support DMX-Europe. In December 1996, DMX Inc.'s board of directors approved the disposal of DMX-Europe N.V. and subsidiary, DMX-Europe
(UK) Limited ("DMX-E") to Mr. Jerold Rubinstein, its Chairman and Chief Executive Officer. DMX Inc. will retain a ten percent equity interest in the companies which would have an exclusive five year, royalty free license to use DMX Inc.'s music in Europe, the former Soviet Union, and in the Middle East. It is Mr. Rubinstein's intention to seek to reorganize the operation of DMX-E and seek new equity investors. However, there can be no assurances that the proposed reorganization will take place or that new equity investors will be found. Accordingly there is significant doubt as to the company's ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

  Accounting Principles and Consolidation

     These consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The consolidated financial statements include the accounts of the company and its wholly owned subsidiary, DMX-Europe (UK) Limited. All material intercompany transactions have been eliminated.

  Cash Equivalents

     Cash equivalents of approximately $193,000 at September 30, 1996, (1995:
$694,000) consist of balances held by banks.

     The company considers short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

  Research and Development

     Research and development costs are expensed as incurred and amounted to $334,000 during 1996 (1995: $1,988,000).

  Equipment

     Equipment is stated at cost and depreciated over 3 to 5 years using the straight line method.

                                DMX-EUROPE N.V.

            (FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS)

  Inventories

     Inventories are stated at the lower of cost and net realisable value.

  Foreign Currency

     The financial statements of DMX-Europe N.V. and its subsidiary are maintained in their functional currencies, US Dollars and British Pound Sterling, respectively. Translation gains have been recorded in a separate section of stockholders' equity. Exchange gains resulting from foreign currency transactions, amounting to $69,042 (1995: $13,930), have been included in the consolidated statement of operations.

  Income Taxes

     These financial statements adopt the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109. SFAS No. 109 requires the "asset and liability" method of accounting for income taxes.

(3) LONG TERM DEBT

     Long term debt at September 30, 1996, and September 30, 1995 consists of the following:


                                                                 1996          1995
                                                              -----------   -----------
Loan draw-downs from TCI-Euromusic Inc......................  $        --   $24,436,000
Interest on the above loan..................................           --     4,228,046
Note payable DMX Inc........................................   33,519,068            --
Accrued interest on the above...............................      874,250            --
                                                              -----------   -----------
                                                              $34,393,318   $28,664,046
                                                              ===========   ===========


     On May 19, 1993, the company entered into a financing agreement with its then 49% shareholder, TCI-E. Under the terms of this agreement, TCI-E agreed to provide a maximum loan facility of $24,436,000 to the company. As at September 30, 1995, DMX-Europe N.V. had drawn down the maximum amount, $24,436,000, available under this facility.


     On May 17, 1996 TCI-E was fully merged with and into DMX Inc. the parent company of DMX-Europe N.V. As a result of this merger the loan principal of $24,436,000 together with the related accrued interest outstanding as at May 17, 1996 of $6,356,911 was assigned to DMX Inc.



     These assigned loan and accrued interest amounts, together with the intercompany liability of $2,726,157 due to DMX Inc. as at May 17, 1996, were converted into a note payable totalling $33,519,068 in favour of DMX Inc. The terms and conditions attaching to this note payable have yet to be finalised and incorporated into a formal loan agreement. In the interim, an interest charge of 7% per annum is being accrued on the total amount of the note payable outstanding.


     As at September 30, 1996 accrued interest of $874,250 was due and payable to DMX Inc. as part of this interim arrangement.

                                DMX-EUROPE N.V.

            (FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS)

(4) COMMITMENTS

     The company is obligated under various operating leases for office space, uplinking and satellite services, which include sub leases for Astra digital subcarriers and associated advertising and marketing commitments. Certain leases are cancellable subject to penalties. The company is also obligated under various agreements for the provision of subscriber management services. Total expenses under these leases and agreements were approximately $8,937,000 in 1996 (1995: $8,263,000) and are included in general and administrative, studio and programming, and sales and marketing costs in the accompanying consolidated statements of operations. As of September 30, 1996, minimum annual lease commitments were as follows:


Fiscal year ending 30 September:
     1997...............................................  $ 9,902,000
     1998...............................................    6,567,000
     1999...............................................    5,950,000
     2000...............................................    6,252,000
     2001...............................................    6,094,000
     Thereafter.........................................    6,157,000
                                                          -----------
          Total minimum lease commitments...............  $40,922,000
                                                          ===========



(5) RELATED PARTY TRANSACTIONS


     DMX-Europe N.V. has incurred expenses of approximately $1,036,997 (1994:
$2,392,181) for salaries, programming, marketing and research and development costs recharged from DMX Inc. These are included in the consolidated financial statements as part of operating expenses.


(6) INCOME TAXES


     As at September 30, 1996 the company and its subsidiary have net operating losses carried forward for Dutch and UK tax authority purposes. These have still to be quantified with the relevant fiscal authority. However any deferred tax asset relating to net operating losses carried forward, or any other deferred tax asset, will be fully offset by a valuation allowance. Accordingly, no income tax benefit has been recorded.


(7) SEGMENTAL ANALYSIS



                                                        1996         1995       1994
                                                     ----------    --------    -------
UK and Eire........................................  $  229,114    $ 18,125    $ 8,503
Germany, Austria and Switzerland...................   1,087,378          --         --
Scandinavia........................................      59,797      78,250     42,458
Rest of Europe.....................................     162,973      54,801        313
Asia Pacific rim...................................      20,000          --         --
                                                     ----------    --------    -------
                                                     $1,559,262    $151,176    $51,274
                                                     ==========    ========    =======



(8) LIQUIDITY AND CAPITAL RESERVES


     The company and its subsidiary, DMX-Europe (UK) Limited have suffered recurring losses from operations, have negative working capital and a net stockholders' deficit. In addition, during 1996, DMX Inc. stated that it would no longer financially support DMX-Europe. In December 1996, DMX Inc.'s board of directors approved the disposal of DMX-Europe N.V. and subsidiary, DMX-Europe
(UK) Limited ("DMX-E") to Mr. Jerold Rubinstein, its Chairman and Chief Executive Officer. DMX Inc. will retain a ten percent equity interest in the companies which would have an exclusive five year, royalty free license to use

                                DMX-EUROPE N.V.

            (FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS)

DMX Inc.'s music in Europe, the former Soviet Union, and in the Middle East. It is Mr. Rubinstein's intention to seek to reorganize the operation of DMX-E and seek new equity investors. However, there can be no assurances that the proposed reorganization will take place or that new equity investors will be found. Accordingly there is significant doubt as to the company's ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                          DMX INC.

                                            ------------------------------------
                                                         Registrant

                                            By:   /s/ JEROLD H. RUBINSTEIN
                                              ----------------------------------
                                                     Jerold H. Rubinstein
                                                  Chairman of the Board and
                                                   Chief Executive Officer


Date: January 14, 1997


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.


                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

              /s/ JEROLD H. RUBINSTEIN                 Chairman of the Board and       January 14, 1997
-----------------------------------------------------  Chief Executive Officer
                Jerold H. Rubinstein

                  /s/ J. WENDY KIM                     Chief Financial Officer and     January 14, 1997
-----------------------------------------------------  Corporate Secretary
                    J. Wendy Kim

                  /s/ KENT BURKHART                    Director                         January 8, 1997
-----------------------------------------------------
                    Kent Burkhart

                 /s/ DONNE F. FISHER                   Director                        January 14, 1997
-----------------------------------------------------
                   Donne F. Fisher

               /s/ LEO J. HINDERY, JR.                 Director                        January 14, 1997
-----------------------------------------------------
                 Leo J. Hindery, Jr.

                  /s/ BHASKAR MENON                    Director                        January 10, 1997
-----------------------------------------------------
                    Bhaskar Menon

               /s/ JAMES R. SHAW, SR.                  Director                        January 10, 1997
-----------------------------------------------------
                 James R. Shaw, Sr.

                  /s/ J.C. SPARKMAN                    Director                         January 9, 1997
-----------------------------------------------------
                    J.C. Sparkman

      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1997
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                   FORM 10-Q

     [X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
          SECURITIES AND EXCHANGE ACT OF 1934

          For the quarterly period ended March 31, 1997

                                       OR

     [ ]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
          SECURITIES AND EXCHANGE ACT OF 1934

          For the transition period from             to             .

                          Commission File No. 0-18806

                                    DMX INC.
             (Exact name of Registrant as specified in its Charter)

                      DELAWARE                                              95-4275106
           (State or other jurisdiction of                               (I.R.S. Employer
           incorporation or organization)                               Identification No.)

 11400 WEST OLYMPIC BOULEVARD, SUITE 1100, LOS ANGELES, CA                  90064-1507
          (Address of Principal Executive Offices)                          (Zip code)

                                 (310) 444-1744
              (Registrant's telephone number, including area code)

                             ---------------------

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.      Yes  [X]     No  [ ]

     At March 31, 1997, the Registrant had 59,586,594 shares of its Common Stock outstanding, excluding 85,630 shares held as Treasury Stock.

     This report includes a total of 15 pages, excluding exhibits. The exhibit index appears on page 16.

================================================================================

                                    PART I.

ITEM 1. FINANCIAL STATEMENTS

                                    DMX INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 MARCH 31, 1997
                 WITH COMPARATIVE FIGURES AT SEPTEMBER 30, 1996

                                            MARCH 31,      SEPTEMBER 30,
                                              1997             1996
                                          -------------    -------------
                                           (UNAUDITED)
                                 ASSETS
Current assets:
  Cash and cash equivalents.............  $     883,904    $     928,399
  Prepaid expenses......................        648,811          464,545
  Equipment inventory...................        579,330          438,163
  Accounts receivable:
    Trade related party.................      1,648,601        1,828,973
    Other trade.........................      3,229,148        2,732,018
    Allowance for doubtful accounts.....       (381,029)        (251,247)
                                          -------------    -------------
         Total current assets...........      6,608,765        6,140,851
Current assets DMX-Europe N.V.:
  Cash..................................        136,191          192,635
  Prepaid expenses......................        586,871          851,586
  Equipment inventory...................         90,963           98,517
  Accounts receivable (net).............        721,660          435,480
                                          -------------    -------------
         Total current assets DMX-Europe
          N.V...........................      1,535,685        1,578,218
                                          -------------    -------------
         Total current assets...........      8,144,450        7,719,069
Investment in Galactic/TEMPO Sound (note
  3)....................................        526,159          504,156
Property and equipment, net (note 5)....      4,186,240        4,418,799
Property and equipment DMX-Europe N.V.,
  net (note 5)..........................      1,006,972        1,475,189
Goodwill, net (note 2 and 4)............      4,275,264        4,535,658
Other assets............................        108,271           99,148
                                          -------------    -------------
         Total Assets...................  $  18,247,356    $  18,752,019
                                          =============    =============
                 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable......................  $   2,118,163        1,097,476
  Accrued liabilities...................      5,549,313        4,886,837
  Accrued loss on disposal -- DMX-Europe
    N.V. (note 4).......................      1,468,530        1,468,530
  Current portion of capital lease
    obligation..........................        458,279          410,108
                                          -------------    -------------
         Total current liabilities......      9,594,285        7,862,951
Current liabilities DMX-Europe N.V.:
  Accounts payable......................     10,441,835        7,284,664
  Accrued liabilities...................      2,192,714        1,488,492
                                          -------------    -------------
         Total current liabilities
          DMX-Europe N.V................     12,634,549        8,773,156
                                          -------------    -------------
         Total current liabilities......     22,228,834       16,636,107
Deferred revenue........................        258,531          295,461
Royalty payable.........................      1,773,275        1,773,275
Note payable related party (note 6).....      1,867,791               --
Capital lease obligation................      1,170,242        1,401,426
Stockholders' deficit (note 7):
  Common Stock, $.01 par value.
    Authorized 100,000,000 shares;
    issued 59,672,224 shares at March
    31, 1997 and at September 30,
    1996................................        596,722          596,722
  Paid-in capital.......................    136,895,686      136,758,259
  Accumulated deficit...................   (145,909,910)    (138,078,913)
  Foreign currency translation
    reserve.............................        (55,812)         (52,315)
  Treasury stock, 85,630 shares, at
    cost................................       (578,003)        (578,003)
                                          -------------    -------------
    Net stockholders' deficit...........     (9,051,317)      (1,354,250)
Commitments and contingencies (note
  8)....................................             --               --
                                          -------------    -------------
         Total Liabilities and
          Stockholders' Deficit.........  $  18,247,356    $  18,752,019
                                          =============    =============

          See accompanying notes to consolidated financial statements

                                    DMX INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                SIX MONTH PERIODS ENDED MARCH 31, 1997 AND 1996
                                  (UNAUDITED)

                                             1997            1996
                                          -----------    ------------
Revenues:
  Subscriber fee revenues -- related
     party..............................  $ 4,772,259    $  4,353,559
  Subscriber fee revenues -- other......    4,209,483       3,159,978
  Other revenue, net....................      372,596         119,226
  Revenue -- DMX-Europe N.V. (note 4)...    1,447,129              --
                                          -----------    ------------
                                           10,801,467       7,632,763
Operating expenses:
  General and administrative............    3,034,308       2,779,077
  Sales and marketing...................    3,331,336       4,696,127
  Studio and programming................    4,950,136       4,505,277
  Research and development..............      358,152         416,912
  Stock bonus and option compensation...      137,427         274,854
  Depreciation and amortization.........    1,193,713         805,762
  Operating expenses -- DMX-Europe N.V.
     (note 4)...........................    5,578,790              --
                                          -----------    ------------
                                           18,583,862      13,478,009
          NET OPERATING LOSS............   (7,782,395)     (5,845,246)
Other income (expense):
  Galactic/TEMPO Sound..................      172,003          31,241
  Equity in loss of DMX-Europe N.V.
     (note 4)...........................           --      (9,486,767)
  Interest income.......................       17,061          74,633
  Interest expense......................     (137,592)       (100,042)
  Interest expense -- DMX-Europe N.V.
     (note 4)...........................      (99,473)             --
  Other income..........................        1,520         137,080
  Other expense.........................       (2,121)             --
                                          -----------    ------------
                                              (48,602)     (9,343,855)
          NET LOSS......................  $(7,830,997)   $(15,189,101)
                                          ===========    ============
Loss per share..........................  $      (.13)   $       (.35)
                                          ===========    ============
Weighted average number of shares.......   59,586,594      43,727,048
                                          ===========    ============

          See accompanying notes to consolidated financial statements

                                    DMX INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                  (UNAUDITED)

                                             1997           1996
                                          -----------    -----------
Revenues:
  Subscriber fee revenues -- related
     party..............................  $ 2,382,615    $ 2,209,613
  Subscriber fee revenues -- other......    2,215,820      1,669,996
  Other revenue, net....................      226,111         82,686
  Revenue -- DMX-Europe N.V. (note 4)...      753,836             --
                                          -----------    -----------
                                            5,578,382      3,962,295
Operating expenses:
  General and administrative............    1,497,052      1,265,837
  Sales and marketing...................    1,634,242      2,446,196
  Studio and programming................    2,517,207      2,414,383
  Research and development..............      165,841        199,442
  Stock bonus and option compensation...           --        137,427
  Depreciation and amortization.........      602,244        425,436
  Operating expenses -- DMX-Europe N.V.
     (note 4)...........................    2,609,229             --
                                          -----------    -----------
                                            9,025,815      6,888,721
          NET OPERATING LOSS............   (3,447,433)    (2,926,426)
Other income (expense):
  Galactic/TEMPO Sound..................       77,352         62,937
  Equity in loss of DMX-Europe N.V.
     (note 4)...........................           --     (4,979,266)
  Interest income.......................        7,403         15,791
  Interest expense......................      (79,063)       (57,809)
  Interest expense -- DMX-Europe N.V.
     (note 4)...........................      (55,618)            --
  Other income..........................          132         68,068
  Other expense.........................       (1,178)            --
                                          -----------    -----------
                                              (50,972)    (4,890,279)
          NET LOSS......................  $(3,498,405)   $(7,816,705)
                                          ===========    ===========
Loss per share..........................  $      (.06)   $      (.18)
                                          ===========    ===========
Weighted average number of shares.......   59,586,594     43,774,007
                                          ===========    ===========

          See accompanying notes to consolidated financial statements

                                    DMX INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS EQUITY
            FOR THE PERIOD FROM SEPTEMBER 30, 1995 TO MARCH 31, 1997

                                      COMMON STOCK                                                     FOREIGN
                                  ---------------------                                               CURRENCY
                                  NUMBER OF                 PAID IN       ACCUMULATED    TREASURY    TRANSLATION
                                    SHARES      AMOUNT      CAPITAL         DEFICIT        STOCK       RESERVE        TOTAL
                                  ----------   --------   ------------   -------------   ---------   -----------   ------------
Balance at September 30, 1995...  43,680,600   $436,806   $ 99,210,706   $(104,224,136)  $(578,003)   $ 26,390     $ (5,128,237)
Issuance of common stock........  15,991,624    159,916     37,237,643              --          --          --       37,397,559
Cost of issuance................         --          --       (239,798)             --          --          --         (239,798)
Accrued compensation............         --          --        549,708              --          --          --          549,708
Foreign currency translation
  reserve.......................         --          --             --              --          --     (78,705)         (78,705)
Net loss........................         --          --             --     (33,854,777)         --          --      (33,854,777)
                                  ----------   --------   ------------   -------------   ---------    --------     ------------
Balance at September 30, 1996...  59,672,224   $596,722   $136,758,259   $(138,078,913)  $(578,003)   $(52,315)    $ (1,354,250)
Accrued compensation
  (unaudited)...................         --          --        137,427              --          --          --          137,427
Foreign currency translation
  reserve (unaudited)...........         --          --             --              --          --      (3,497)          (3,497)
Net loss (unaudited)............         --          --             --      (7,830,997)         --          --       (7,830,997)
                                  ----------   --------   ------------   -------------   ---------    --------     ------------
Balance at March 31, 1997
  (unaudited)...................  59,672,224   $596,722   $136,895,686   $(145,909,910)  $(578,003)   $(55,812)    $ (9,051,317)
                                  ==========   ========   ============   =============   =========    ========     ============

          See accompanying notes to consolidated financial statements

                                    DMX INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                    SIX MONTHS ENDED MARCH 31, 1997 AND 1996
                                  (UNAUDITED)


                                             1997            1996
                                          -----------    ------------
Cash flows from operating activities:
  Net loss..............................  $(7,830,997)   $(15,189,101)
  Adjustments to reconcile net loss to
     net cash used in operating
     activities:
     Depreciation and amortization......    1,680,613         805,762
     Equity in loss (earnings) of
       Galactic/TEMPO Sound.............     (172,003)        (31,241)
     Equity in loss of DMX-Europe
       N.V..............................           --       9,486,767
     Compensation expense for stock
       bonus and options................      137,427         274,854
     Provision for doubtful accounts....      433,824              --
     Increase in prepaid and other
       current assets...................      (15,691)       (205,253)
     Increase in receivables............     (904,841)     (1,351,689)
     Increase in other assets...........       (9,123)       (129,073)
     Decrease in deferred revenue.......      (36,930)        (57,418)
     Increase in royalty payable........           --         288,674
     Increase in accounts payable and
       accrued liabilities..............    5,511,252       1,620,084
                                          -----------    ------------
          Net cash used in operating
            activities..................   (1,206,469)     (4,487,634)
                                          -----------    ------------
Cash flows from investing activities:
  Purchase of property and equipment,
     net................................     (700,397)       (765,365)
  Advances to DMX-Europe N.V., net......           --        (551,848)
  Investment in preferred stock of
     DMX-Europe (UK) Limited............           --      (5,990,000)
  Proceeds from securities held to
     maturity...........................           --         165,000
  Dividend from Galactic/TEMPO Sound....      150,000              --
                                          -----------    ------------
          Net cash used in investing
            activities..................     (550,397)     (7,142,213)
                                          -----------    ------------
Cash flows from financing activities:
  Issuance of common stock, net.........           --       1,000,000
  Proceeds from note payable to related
     party..............................    1,867,791       2,500,000
  Repayment of note payable to bank.....           --         (45,000)
  Repayment of principal portion of
     capital lease obligation...........     (211,864)       (174,784)
                                          -----------    ------------
          Net cash used by financing
            activities..................    1,655,927       3,280,216
                                          -----------    ------------
          Net decrease in cash and cash
            equivalents.................     (100,939)     (8,349,631)
Cash and cash equivalents, beginning of
  period................................    1,121,034       8,622,119
                                          -----------    ------------
Cash and cash equivalents, end of
  period................................  $ 1,020,095    $    272,488
                                          ===========    ============


          See accompanying notes to consolidated financial statements

                                    DMX INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     SIX MONTH PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION.

     The accompanying consolidated balance sheets of DMX Inc. and Subsidiaries ("the Company") at March 31, 1997, the related consolidated statements of operations for the six months and three months ended March 31, 1997 and 1996, and related statements of cash flows and stockholders' deficit for the six months ended March 31, 1997 are unaudited. However, such information reflects all normal recurring adjustments which, in the opinion of management, are necessary to present fairly the Company's financial position at March 31, 1997 and the results of operations and cash flows for the six months ended March 31, 1997 and 1996. The results of operations for the six months ended March 31, 1997, are not necessarily indicative of the results of operations to be expected for the entire fiscal year. The accompanying financial information for the six months and three months ended March 31, 1997 and 1996, should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual report filed on Form 10-K for the year ended September 30, 1996.

     The Consolidated Financial Statements includes accounts of DMX Inc. and its wholly owned subsidiaries TEMPO Sound, Inc., 450714 B.C., Ltd. and DMX-Europe N.V. and subsidiary. All intercompany transactions and balances have been eliminated.

     Certain reclassifications of prior period amounts were made to conform to the current period reporting format.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

  Goodwill.

     Goodwill was calculated as the purchase price of DMX-Europe N.V. and subsidiary ("DMX-E) less the fair value of net assets acquired and is being amortized over 20 years. Goodwill will be eliminated upon the ultimate disposition of DMX-E pursuant to the Company's plan to dispose of its operations as described in note 4. In connection with the anticipated disposal of operations and considering the terms of such agreements goodwill was reduced by $5,685,000 in the 1996 fiscal year due to the impairment of its value.

(3) INVESTMENT IN GALACTIC/TEMPO SOUND PARTNERSHIP.

     The summarized balance sheet and operating data for the six months ended March 31, 1997, and the twelve months ended September 30, 1996, of the Galactic/TEMPO Sound Partnership follows:

                                          SIX MONTHS ENDED    TWELVE MONTHS ENDED
                                           MARCH 31, 1997     SEPTEMBER 30, 1996
                                            (UNAUDITED)           (UNAUDITED)
                                          ----------------    -------------------
Current assets..........................     $  857,000              890,000
Non-current assets......................        244,000              144,000
Current liabilities.....................         49,000               26,000
Partners' capital.......................      1,052,000            1,008,000
Partners' draws.........................       (300,000)            (300,000)
Revenues................................      1,136,000            2,227,000
Operating expenses......................       (792,000)          (1,833,000)
Net income..............................     $  344,000              394,000
                                             ==========           ==========

                                    DMX INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                     SIX MONTH PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)

(4) INVESTMENT IN DMX-EUROPE N.V. AND SUBSIDIARY.

     The summarized operating data for the six months ended March 31, 1997 of DMX-Europe N.V. and subsidiary follows:

                                                              SIX MONTHS ENDED
                                                                 MARCH 31,
                                                                    1997
                                                                (UNAUDITED)
                                                              ----------------
STATEMENTS OF OPERATIONS DATA:
Revenue.....................................................    $ 1,447,129
Operating, selling, general and administrative expenses
  (including $579,308 of intercompany expenses).............      5,671,198
Depreciation and amortization...............................        486,900
                                                                -----------
Operating loss..............................................     (4,710,969)
Interest expense (including $1,169,954 of intercompany
  expense)..................................................     (1,290,489)
Other.......................................................         21,062
                                                                -----------
Net loss....................................................    $(5,980,396)
                                                                ===========

  Disposition of DMX-Europe N.V. and Subsidiary.

     On December 13, 1996, the Company announced that its board of directors had approved the disposition of DMX-Europe N.V. and its subsidiary, DMX-Europe (UK) Limited collectively, ("DMX-E") to Jerold H. Rubinstein, Chairman and Chief Executive Officer of the Company. The Company had previously determined to cease financial support of DMX-E and, in the absence of some other arrangements to provide financial support to those Companies, to place them in receivership. The Company has since entered into definitive agreements with Mr. Rubinstein providing for such disposition.

     Mr. Rubinstein will seek to reorganize the operations of DMX-E and will seek new equity investors. In the event DMX-E cannot be reorganized, Mr. Rubinstein intends to organize a new company to distribute the music service on essentially the same terms. DMX Inc. will retain or obtain a ten percent equity interest in the European companies which would have an exclusive, five year, royalty-free license to distribute the DMX service in Europe, the former Soviet Union, and in the Middle East and will have the right to use the Company's trademarks for two years.

     The Company has accounted for the effects of this disposal and accordingly has estimated the loss on the disposal of DMX-E in the September 30, 1996 consolidated statements of operations. The loss on disposal was estimated as the net investment of DMX-E of $5,720,000 and the incurrence of certain potential liabilities of $1,469,000 in conjunction with such disposal activities.

     DMX-E was formed by the Company to provide the necessary management, marketing services and operating structure for the distribution of Digital Music Express(R) ("DMX(R)"), throughout Europe. In 1993, TCI-Euromusic, Inc. ("TCI-E"), an indirect affiliate of Tele-Communications, Inc. ("TCI"), acquired a 49% equity interest in DMX-E through the purchase of 49% of the outstanding common stock of DMX-E for $120,100, in addition to providing a $24.4 million credit facility which was used for the start-up costs and initial operations of DMX-E. The Company partially guaranteed the credit facility, and would be liable for one-half of the TCI-E's "loss" as defined, which was payable at the option of the Company, in the Company's Common Stock.

                                    DMX INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                     SIX MONTH PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)

(4) INVESTMENT IN DMX-EUROPE N.V. AND SUBSIDIARY, CONTINUED.

     On May 17, 1996, DMX Inc. consummated the merger of TCI-E pursuant to the terms of the Agreement and Plan of Merger ("the Agreement"), dated August 28, 1995, as amended as of November 1, 1995 and January 17, 1996 among the Company, TCI-E and United Artists Programming International, Inc. ("UAPI"), an indirect affiliate of TCI and owner of the outstanding shares of TCI-E. As a result of the merger, the Company acquired the remaining 49% interest in DMX-E.


     The merger was accounted for as a purchase and the Company issued 10,841,624 shares of its Common Stock to UAPI at a purchase price totaling $27,104,060. The purchase price less the fair value of TCI-E net assets acquired, resulted in goodwill of $10,415,701 which is being amortized over 20 years and was calculated as follows:



Purchase price..............................................  $27,104,060
Less book value of TCI-E net assets acquired................   (3,479,694)
                                                              -----------
                                                               23,624,366
Purchase price adjustments:
  To adjust the investment in DMX-E for losses recorded by
  TCI-E, which were also recognized by DMX Inc. based on the
  modified equity method of accounting......................   (9,026,263)
To reverse allowance for uncollectible interest recorded by
  TCI-E @ 49% of the interest accrued on the notes
  receivable................................................   (4,213,793)
Other.......................................................       31,391
                                                              -----------
Goodwill....................................................  $10,415,701
                                                              ===========


     The accompanying consolidated balance sheets of the Company at March 31, 1997 and September 30, 1996 is consolidated with the accounts of DMX-E and the accompanying consolidated statements of operations and cash flows of the Company were consolidated with the accounts of DMX-E for the six and three months ended March 31, 1997. Prior to May 18, 1996, the Company accounted for its investment in DMX-E using the equity method of accounting.

(5) PROPERTY AND EQUIPMENT.

     Property and equipment as of March 31, 1997 and September 30, 1996, consist of the following:

                                                             MARCH 31,     SEPTEMBER 30,
                                                               1997            1996
                                                            -----------    -------------
Furniture and equipment...................................  $ 4,459,105       3,957,369
Leasehold improvements....................................      200,834         181,348
Studio equipment..........................................    6,195,372       6,144,707
Music library.............................................    1,038,264         918,126
Computer system...........................................    1,282,975       1,251,460
                                                            -----------     -----------
                                                             13,176,550      12,453,010
Less accumulated depreciation and amortization............   (7,983,338)     (6,559,022)
                                                            -----------     -----------
                                                            $ 5,193,212       5,893,988
                                                            ===========     ===========

                                    DMX INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                     SIX MONTH PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)

(5) PROPERTY AND EQUIPMENT, CONTINUED.

     At March 31, 1997, studio equipment included approximately $173,000 in equipment, net of accumulated depreciation of $546,000, that is being leased to DMX-E for a monthly fee of approximately $23,000. Lease income related to equipment leased to DMX-E for the six months ended March 31, 1997 was $137,520 and was eliminated in consolidation. Lease income for the six months ended March 31, 1996 was $137,520 and is included in other income.

     Studio equipment of $1,057,500, net of accumulated depreciation of $1,138,000, at March 31, 1997 was financed under the capital lease obligation.

(6) NOTE PAYABLE RELATED PARTY.

     On February 6, 1997 the Company entered into a loan and security agreement with TCI which provides the Company up to $3.5 million. The loan proceeds were used to purchase and/or reimburse the Company for equipment and certain costs related to obtaining commercial customers. The loan bears an annual interest rate of 12.5% and is to be paid in 36 equal monthly installments commencing July 1, 1997. At May 9, 1997 the principal balance outstanding was approximately $2,420,000 and accrued interest was approximately $45,000.

(7) STOCKHOLDERS' (DEFICIT) EQUITY.

  Stock Options and Commitments.

     The Company has issued options to purchase common stock to certain directors, officers and employees under various stock option plans. The option prices represent fair market values at the date of grant. Transactions in stock options under these plans are summarized as follows:

                                           SHARES                  OPTION PRICE
                                          ---------    -------------------------------------
Outstanding options at September 30,
  1996..................................  4,115,833     $1.95 - $6.25 per share, expiring on
                                                         various dates, December 31, 1996 to
                                                                                July 1, 2006
Options expired and canceled............   (456,250)                 $1.95 - $5.75 per share
                                          ---------
Outstanding options at March 31, 1997...  3,659,583     $1.95 - $6.25 per share, expiring on
                                          =========
                                                                     various dates, May 1998
                                                                            to July 1, 2006.

     At March 31, 1997, options to purchase 3,136,249 shares were exercisable at prices ranging from $1.95 to $6.25 per share, 2,859,999 of the exercisable options were held by officers and directors of the Company.

  New Accounting Pronouncements

     The Financial Accounting Standards Board has issued Statement No. 123 which is effective for years commencing after December 15, 1995. The Company does not intend to adopt the measurement and recognition criteria of Statement No. 123 but will be adopting the pro forma disclosure requirements of Statement No. 123 in its 1997 financial statements.

(8) COMMITMENTS AND CONTINGENCIES.

  Parent Guarantees.

     The Company has guaranteed certain contracts of DMX-E related to their uplink services agreement and subscriber management services agreement. To the extent DMX-E is unable to perform under the

                                    DMX INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                     SIX MONTH PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)

(8) COMMITMENTS AND CONTINGENCIES, CONTINUED.

agreements, certain creditors of DMX-E may pursue claims against the Company under the guarantees. A claim under the guaranty of DMX-E's obligation to indemnify British Sky Broadcasting under the uplink services agreement could potentially approximate $1.3 million which is included in the loss on disposal of DMX-E in the accompanying consolidated statement of operations. The Company has also guaranteed certain other obligations of DMX-E under the Subscriber Management Services Agreement between DMX-E and Selco Servicegesellschaft Fur Elektronische Kommunikation mbH and the related side letter agreement. The Company cannot estimate the amount of any potential claims at this time under such guarantee; however, such liabilities could have a material adverse effect upon the financial position and results of operation of the Company.

     As described in note 4, "Investment in DMX-Europe N.V. and subsidiary", the Company has ceased funding the operations of DMX-E and has entered into agreements providing for the disposition of DMX-E to Jerold Rubinstein, Chairman and Chief Executive Officer of the Company. Mr. Rubinstein will seek to reorganize the operations of DMX-E and also seek new equity partners. To the extent a reorganization cannot be achieved and in the absence of some other arrangement to provide financial support to DMX-E, the European companies will be placed into receivership. In such circumstances, claims may be filed under the guarantees discussed above or other claims may be asserted.

  Legal Actions.

     From time to time the Company may be a party to legal actions arising in the ordinary course of business, including claims by former employees. In the opinion of the Company's management, after consultation with counsel, disposition of such matters are not expected to have a material adverse effect upon the financial position, results of operations or liquidity of the Company.

     On September 8, 1996, a purported class action lawsuit entitled Brickell Partners v. Jerold H. Rubinstein, Donne F. Fisher, Leo J. Hindery, Jr., James R. Shaw, Sr., Kent Burkhart, J.C. Sparkman, Menon Bhaskar, DMX Inc., and Tele-Communications, Inc. (Civil Action No. 15206) was filed in the Delaware Chancery Court alleging, among other things, that the proposed acquisition of the Company by TCI is wrongful, unfair and harmful to the Company's public stockholders and seeking to enjoin the consummation of the Merger. The Company believes that this action is without merit and intends to defend it vigorously.

(9) TCI MERGER.

     On February 6, 1997, the Company, TCI Music, Inc., and TCI Merger Sub, Inc. executed an Agreement and Plan of Merger which provides for the merger (the "Merger") of Merger Sub, Inc. with and into the Company. The stockholders of the Company would receive stock of TCI Music, Inc. representing approximately 19.25% of TCI Music, Inc. with TCI and its affiliates holding the remaining 80.75%. Upon consummation of the merger, each outstanding share of common stock of the Company will be converted into (i) one-half of a share of TCI Music, Inc. Series A Common Stock, and (ii) one Right for each whole share of TCI Music, Inc. Series A Common Stock received. Each Right will entitle the holder to require TCI to purchase from such holder one share of TCI Music, Inc. Series A Common Stock for $4.00 per share if during the one year period beginning on the effective date of the merger, the price of TCI Music, Inc. Series A Common Stock does not equal or exceed $4.00 per share for a period of at least 20 consecutive trading days. The $4.00 is payable at the election of TCI in either cash, a number of shares of Tele-Communications, Inc. Series A TCI Group Common Stock having a equivalent value, or a combination of cash and stock.

     The Merger is conditioned upon certain regulatory and other approvals, including approval by the affirmative vote of holders of a majority of the outstanding shares of the Company's common stock.

                                    DMX INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                     SIX MONTH PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)

(10) LIQUIDITY AND CAPITAL RESOURCES.

     The decrease in cash of $101,000 for the six months ended March 31, 1997, was the net result of $1.9 million provided by financing activities and used to purchase equipment of $700,000, primarily related to the obtaining of commercial customers, $212,000 used to pay the Company's capital lease obligation and approximately $1.2 million of cash used in operating activities.

     With the discontinuation of the operations of DMX-E, management believes that the Company will begin to generate cash from its operating activities on a prospective basis, and has reduced its operating expenses to extend its working capital. However, the Company will need additional funding to meet certain obligations related to the discontinuance of operations of DMX-E and to continue to expand and develop the Company's business pursuant to management's current plans. On February 6, 1997 the Company entered into a loan and security agreement with TCI which provides the Company up to $3.5 million. The loan proceeds will be used to purchase and/or reimburse the Company for equipment and certain costs related to obtaining commercial customers. The loan bears an annual interest rate of 12.5% and is to be paid in 36 equal monthly installments commencing July 1, 1997. However, the Company is not seeking any other additional financing at this time to fund its other operational requirements and its obligation related to the discontinuance of the operations of DMX-E due to the pendency of the Merger. As more fully described in note 9, on February 6, 1997, TCI and the Company executed a definitive Merger Agreement pursuant to which the Company would become a wholly-owned subsidiary of TCI Music, Inc., a newly formed TCI subsidiary. Pursuant to a Contribution Agreement between TCI and TCI Music, Inc., to be entered into at the closing of the merger, TCI will transfer to TCI Music, Inc. among other things, the revenue it derives from its business with the Company. After giving effect to these transactions, TCI Music, Inc. as successor to the Company, is expected to be cash flow positive. However, if such assumption is not accurate or if future financing is required and is not available, then management would seek to continue to reduce operating expenses and capital spending as necessary as a means to stem cash shortfalls. These operating expenses include both discretionary spending, such as sales and marketing expenses and overhead costs, such as general and administrative expenses. Such expenses will continually be evaluated giving consideration to the cash flow generated from subscriber fee revenue, anticipated growth in such revenue and available working capital. There can be no assurance that the Company will be able to reduce its operating expenses sufficiently to meet its existing cash requirements while maintaining its competitive position.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The consolidated financial statements do not include all potential adjustments that could result from potential claims under the above noted parent guarantees or other obligations of DMX-E. As described in notes 4 and 8, the Company has ceased funding the operations of DMX-E and has entered into agreements providing for disposition of DMX-E to Jerold Rubinstein, Chairman and Chief Executive Officer of the Company. Mr. Rubinstein is seeking to reorganize the operations of DMX-E and is also seeking new equity partners. To the extent a reorganization cannot be achieved and in the absence of some other arrangement to provide financial support to DMX-E, the European companies will be placed into receivership. In such circumstances, claims may be filed under the guarantees. Such adjustments could have a material adverse effect upon the financial position and results of operations of the Company.

     To the extent that this Quarterly Report contains forward looking statements with respect to the financial condition, results of operations or business of the Company, such statements involve risks and uncertainties including but not limited to those factors described above and those described in the Company's Annual Report on Form 10-K ("10-K") for the year ended September 30, 1996. The foregoing is not a complete

                                    DMX INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                     SIX MONTH PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)

description of the Company's business or the risks associated with an investment in the Company. A more complete discussion of these items can be found in the 10-K under the heading "Business".

ITEM 2. MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUMMARY OF PERFORMANCE.

     The net loss for the six months ended March 31, 1997 was $7.8 million or $0.13 per share, compared to $15.2 million or $0.35 per share, for the six months ended March 31, 1996. The net loss for the three months ended March 31, 1997 was $3.5 million or $0.06 per share, compared to $7.8 million or $0.18 per share for the three months ended March 31, 1996. The decrease in the net loss was primarily attributed to increased revenues to $10.8 million for the six months ended March 31, 1997, compared to $7.6 million for the six months ended March 31, 1996 and increased revenues to $5.6 million for the three months ended March 31, 1997, compared to $4.0 million for the three months ended March 31, 1996 and decreased operating expenses of DMX-E. Prior to May 17, 1996 the Company recorded the losses of DMX-E using the equity method and subsequent to that date, the financial statements of DMX-E were consolidated. Total consolidated operating expenses for the six months ended March 31, 1997 increased to $18.6 million from $13.5 million for the six months ended March 31, 1996 and increased to $9.0 million for the three months ended March 31, 1997, compared to $6.9 million for the three months ended March 31, 1996. The increase of $5.1 million and $2.1 million for each respective period was due to the inclusion of DMX-E operating expenses of $5.6 million and $2.6 million as compared to the recorded equity loss in DMX-E of $9.5 million and $5.0 million in other income/expense for the six months and three month ended March 31, 1996, respectively.

RESULTS OF OPERATIONS

  Revenue -- DMX Inc.

     The Company's revenues increased to $10.8 million for the six months ended March 31, 1997 from $7.6 million for the six months ended March 31, 1996. The $3.2 million increase was primarily attributed to increased subscriber fee revenues of $1.5 from continued growth in commercial subscribers and residential PrimeStar subscribers and $1.4 million of DMX-E revenues included in consolidated revenues for the six months ended March 31, 1997.

     Revenues increased to $5.6 million for the three months ended March 31, 1997 from $4.0 for the three months ended March 31, 1996. The $1.6 million increase was attributed to increased subscriber fee revenues of $719,000 from continued growth in commercial subscribers and residential PrimeStar subscribers and $754,000 of DMX-E revenues included in consolidated revenue for the three months ended March 31, 1997.

     Commercial subscriber fee revenue for the six months ended March 31, 1997 represented approximately 41.6% of total subscriber fee revenue compared to 33.2% of total subscriber fee revenue for the six months ended March 31, 1996 and represented approximately 42.7% for the three months ended March 31, 1997, compared to 33.4% for the three months ended March 31, 1996. Residential subscriber fee revenue for the six months ended March 31, 1997 represented approximately 58.4% of total subscriber fee revenue compared to 66.8% of total subscriber fee revenue for the six months ended March 31, 1997 and represented approximately 57.3% for the three months ended March 31, 1997, compared to 66.6% for the three months ended March 31, 1996.

                                    DMX INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                     SIX MONTH PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)

  Revenue -- DMX-E.

     The Company began consolidating the operations of DMX-E from the acquisition date of May 17, 1996. As discussed below, the Company has decided to dispose of or cease the operations of DMX- E.

  Operating Expenses.

     Total operating expenses increased to $18.6 million for the six months ended March 31, 1997 from $13.5 million for the six months ended March 31, 1996. The increase of $5.1 million was primarily attributable to the inclusion of $5.6 million of DMX-E operating expenses for the six months ended March 31, 1997 as compared to the recorded equity in loss of DMX-E of $9.5 million in other income/expense for the six months ended March 31, 1996, when the Company accounted for DMX-E on the equity method.

     Total operating expenses increased to $9.0 million for the three months ended March 31, 1997 from $6.9 million for the three months ended March 31, 1996. The increase of $2.1 million was primarily attributable to the inclusion of $2.6 million of DMX-E operating expenses for the three months ended March 31, 1997, as compared to the recorded equity in loss of DMX-E of $5.0 million in other income/expense for the three months ended March 31, 1996, when the Company accounted for DMX-E on the equity method.

  General and Administrative Expenses.

     General and administrative expenses increased to $3.0 million for the six months ended March 31, 1997 from $2.8 million for the six months ended March 31, 1996. The $255,000 net increase consisted of increased legal fees of $519,000 due to the pending merger transaction with TCI and the activities related to the disposition of DMX-E, a provision for doubtful accounts of $434,000 and increased rent of $50,000, due to expansion of space for the commercial sales and marketing divisions, reduced by decreases in salaries and related expenses of $563,000 resulting from two executive officers leaving the Company in the third and fourth quarters of the 1996 fiscal year and the performance bonus which was paid to the Chairman in the first quarter of 1996 fiscal year; decreases in other professional and consultancy fees of $92,000 and decreases in public/shareholder relation expenses of $100,000.

     General and administrative expenses increased to $1.5 million for the three months ended March 31, 1997 from $1.3 million for the three months ended March 31, 1996. The net increase of $231,000 consisted of increased legal fees of $226,000 due to the pending merger transaction with TCI and the activities related to the disposition of DMX-E; a provision for doubtful accounts of $92,000 and increase in rent of approximately $100,000, due to the expansion of space for the commercial and sales marketing divisions, reduced by salaries and related expenses of $118,000 resulting from two executives officers leaving the Company subsequent to the second quarter in the 1996 fiscal year, decreases in professional and consultancy fees of $47,000 and decreases in public/shareholder relation expenses of $31,000.

  Sales and Marketing Expenses.

     Sales and marketing decreased to $3.3 million for the six months ended March 31, 1997 from $4.7 million for the six months ended March 31, 1996. The net decrease of $1.4 million primarily represented a decrease in royalties of $289,000 as the manufacture, distribution and servicing agreement with Scientific Atlanta, Inc. expired in August 1996; a decrease in net installation cost of $102,000 for commercial accounts as the Company typically recoups the cost of installations; and decreases in warranty service expense of $99,000,

                                    DMX INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                     SIX MONTH PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)

salaries and consultants of $323,000, travel and entertainment of $164,000, marketing expenses of $242,000, and office and other related expenses of $89,000 due to the Company's efforts to reduce overhead.

     Sales and marketing decreased to $1.6 million for the three months ended March 31, 1997 from $2.4 million for the three months ended March 31, 1996. The net decrease of $812,000 primarily represented a decrease in royalties of $145,000 as the manufacture, distribution and servicing agreement with Scientific Atlanta, Inc. expired in August 1996; a decrease in net installation cost of $33,000 for commercial accounts as the Company typically recoups the cost of installations; and decreases in warranty service expense of $96,000 salaries and consultants of $169,000, travel and entertainment of $75,000, marketing expenses of $182,000, convention and conference expense of $43,000 and office and other related expenses of $22,000 due to the Company's efforts to reduce overhead.

  Studio and Programming Expenses.

     Studio and programming expenses increased to $4.9 million for the six months ended March 31, 1997 from $4.5 million for the six months ended March 31, 1996. The $445,000 increase was primarily attributed to an increase in music rights of $453,000 commensurate with the growth in subscribers and fee revenue. Other components of the net increase represent approximately $286,000 relating to programming expenses incurred on behalf of DMX-E for the six months ended March 31, 1997. Prior to the consolidation of DMX-E financial statements with the Company's, these expenses were charged to DMX-E, however, the benefit of DMX-E's reimbursement has been eliminated in the consolidated financial statements for the six months ended March 31, 1997; reduced by a decrease in satellite and uplink expense of $314,000 due to the double illumination cost as the Company migrated from the AT&T Telstar 401 Ku-Band satellite to the AT&T Telstar 402R Ku-Band satellite in 1996.

     Studio and programming expenses increased to $2.5 million for the three months ended March 31, 1997 from $2.4 million for the three months ended March 31, 1996. The $103,000 increase was primarily attributed to approximately $101,000 relating to programming expenses incurred on behalf of DMX-E for the three months ended March 31, 1997. Prior to the consolidation of DMX-E financial statements with the Company's, these expenses were charged to DMX-E, however, the benefit of DMX-E's reimbursement has been eliminated in the consolidated financial statements for the three months ended March 31, 1997. Other components of the net increase represent an increase in music rights of $301,000 commensurate with the growth in subscribers and fee revenue reduced by a decrease in satellite and uplink expense of $317,000 due to the double illumination cost as the Company migrated from the AT&T Telstar 401 Ku-Band satellite to the AT&T Telstar 402R KuBand satellite in 1996.

  Operating Expenses -- DMX-E.

     The Company began consolidating the operations of DMX-E from the acquisition date of May 17, 1996. As discussed below, the Company has decided to dispose of or cease the operations of DMX- E

  Disposal of DMX-E.

     The Company has entered into definitive agreements providing for the disposition of DMX-E to Mr. Jerold Rubinstein, the Company's Chairman and Chief Executive Officer. DMX Inc. will retain a ten percent equity interest in the companies which would have an exclusive, five-year, royalty-free license to distribute the DMX music service in Europe, the former Soviet Union and in the Middle East and will have the right to use the Company's trademarks for two years. In addition, Mr. Rubinstein has agreed to guaranty certain obligations of the European operations for satellite-uplink capacity. The Company had previously

                                    DMX INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                     SIX MONTH PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)

determined to cease financial support for DMX-E operations and in the absence of some other arrangements to provide financial support to DMX-E, to place the companies in receivership. Mr. Rubinstein will seek to reorganize the operations of DMX-E and will seek new equity investors. If DMX-E cannot be reorganized, then Mr. Rubinstein intends to organize a new company to distribute the music service on essentially the same terms and the Company will subscribe for a ten percent equity interest in the new venture.

     The Company estimated the loss on the disposal of DMX-E, which included its net investment of $5.7 million and other obligations guaranteed by the Company of $1.4 million, was accounted for in the Company's consolidated financial statements at September 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES.

     The decrease in cash of $101,000 for the six months ended March 31, 1997, was the net result of $1.9 million provided by financing activities and used to purchase equipment of $700,000, primarily related to the obtaining of commercial customers, $212,000 used to pay the Company's capital lease obligation and approximately $1.2 million of cash used in operating activities.

     With the discontinuation of the operations of DMX-E, management believes that the Company will begin to generate cash from its operating activities on a prospective basis and has reduced its operating expenses to extend its working capital. However, the Company will need additional funding to meet certain obligations related to the discontinuance of operations of DMX-E and to continue to expand and develop the Company's business pursuant to management's current plans. On February 6, 1997 the Company entered into a loan and security agreement with TCI which provides the Company up to $3.5 million. The loan proceeds as of May 9, 1997 totaling $2.4 million have been used to purchase and/or reimburse the Company for equipment and certain costs related to obtaining commercial customers. The loan bears an annual interest rate of 12.5% and is to be paid in 36 equal monthly installments commencing July 1, 1997. However, the Company is not seeking any other additional financing at this time to fund its other operational requirements and its obligation related to the discontinuance of the operations of DMX-E due to the pendency of the Merger. As more fully described in note 9 to the Company's consolidated financial statements, on February 6, 1997, TCI and the Company executed a definitive Merger Agreement pursuant to which the Company would become a wholly-owned subsidiary of TCI Music, Inc., a newly formed TCI subsidiary. Pursuant to a Contribution Agreement between TCI and TCI Music, Inc., to be entered into at the closing of the merger, TCI will transfer to TCI Music, Inc. among other things, the revenue it derives from its business with the Company. After giving effect to these transactions, TCI Music, Inc. as successor to the Company, is expected to be cash flow positive. However, if such assumption is not accurate or if future financing is required and is not available, then management would seek to continue to reduce operating expenses and capital spending as necessary as a means to stem cash shortfalls. These operating expenses include both discretionary spending, such as sales and marketing expenses and overhead costs, such as general and administrative expenses. Such expenses will continually be evaluated giving consideration to the cash flow generated from subscriber fee revenue, anticipated growth in such revenue and available working capital. There can be no assurance that the Company will be able to reduce its operating expenses sufficiently to meet its existing cash requirements while maintaining its competitive position.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The consolidated financial statements do not include all potential adjustments that could result from potential claims under the above noted parent guarantees or other obligations of DMX-E. As described in notes 4 and 8 to the Company's consolidated financial statements and in the Disposal of DMX-E above, the Company has ceased funding the operations of DMX-E and has entered

                                    DMX INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                     SIX MONTH PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)

into agreements providing for disposition of DMX-E to Jerold Rubinstein, Chairman and Chief Executive Officer of the Company. Mr. Rubinstein is seeking to reorganize the operations of DMX-E and also seeks new equity partners. To the extent a reorganization cannot be achieved and in the absence of some other arrangement to provide financial support to DMX-E, the European companies will be placed into receivership. In such circumstances, claims may be filed under the guarantees. Such adjustments could have a material adverse effect upon the financial position and results of operations of the Company.

     To the extent that this Quarterly Report contains forward looking statements with respect to the financial condition, results of operations or business of the Company, such statements involve risks and uncertainties including but not limited to those factors described above and those described in the Company's Annual Report on Form 10-K ("10-K") for the year ended September 30, 1996. The foregoing is not a complete description of the Company's business or the risks associated with and investment in the Company. A more complete discussion of these items can be found in the 10-K under the heading "Business".

                          PART II -- OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

     None.

ITEM 2. CHANGES IN SECURITIES.

     None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

     None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     None.

ITEM 5. OTHER EVENTS.

     None.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.

     (a) None.

     (b) Reports on Form 8-K. The Company filed no reports on Form 8-K during the quarter ended March 31, 1997.

                                   SIGNATURES

                                    DMX INC.
                                  (REGISTRANT)

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----

              /s/ JEROLD H. RUBINSTEIN                 Chairman of the Board and Chief          May 15, 1997
-----------------------------------------------------    Executive Officer
                Jerold H. Rubinstein

                /s/ JOANNE WENDY KIM                   Chief Financial Officer and Corporate    May 15, 1997
-----------------------------------------------------    Secretary
                  Joanne Wendy Kim

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation against all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by him in connection with the defense or settlement of an action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues, and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper.

     Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

     Article V, Section E of the Restated Certificate of Incorporation, as amended (the "TCI Charter"), of Tele-Communications, Inc. ("TCI") provides as follows:


          1. Limitation on Liability.


          To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.


        2. Indemnification.


          a. RIGHT TO INDEMNIFICATION. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

          b. PREPAYMENT OF EXPENSES. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

          c. CLAIMS. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

          d. NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

          e. OTHER INDEMNIFICATION. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

     Article II, Section 2.9 of TCI's By-laws also contains an indemnity provision, requiring TCI to indemnify members of the Board of Directors and officers of TCI and their respective heirs, personal representatives and successors in interest for or on account of any action performed on behalf of TCI, to the fullest extent provided by the laws of the State of Delaware and the TCI Charter.

     TCI has entered into indemnification agreements with each person who is a director of TCI (each director, an "indemnitee"). The indemnification agreements provide (i) for the prompt indemnification to the fullest extent permitted by law against any and all expenses, including attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal), or in preparing for ("Expenses"), any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation ("Claim"), related to the fact that such indemnitee is or was a director, officer, employee, agent or fiduciary of TCI or is or was serving at TCI's request as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by a director or officer in any such capacity, and against any and all judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of any Claim, unless the Reviewing Party (one or more members of the Board of Directors or other person appointed by the Board of Directors, who is not a party to the particular claim, or independent legal counsel) determines that such indemnification is not permitted under applicable law and (ii) for the prompt advancement of Expenses, and for reimbursement to TCI if the Reviewing Party determines that such indemnitee is not entitled to such indemnification under applicable law. In addition, the indemnification agreements provide (i) a mechanism through which an indemnitee may seek court relief in the event the Reviewing Party determines that the indemnitee would not be permitted to be indemnified under applicable law (and therefore is not entitled to indemnification or expense advancement under the indemnification agreement) and
(ii) indemnification against all expenses (including attorneys' fees), and advancement thereof if requested, incurred by the indemnitee in seeking to collect an indemnity claim or advancement of expenses from TCI or incurred in seeking to recover under a directors' and officers' liability insurance policy, regardless of whether successful or not. Furthermore, the indemnification agreements provide that after there has been a "change in control" of TCI (as defined in the indemnification agreements), other than a change in control approved by a majority of directors who were directors prior to such change, then, with respect to all determinations regarding a right to indemnity and the right to advancement of Expenses, TCI will seek legal advice only from independent legal counsel selected by the indemnitee and approved by TCI.

     The indemnification agreements impose upon TCI the burden of proving that an indemnitee is not entitled to indemnification in any particular case and negate certain presumptions that may otherwise be drawn against an indemnitee seeking indemnification in connection with the termination of actions in certain circumstances. Indemnitees' rights under the indemnification agreements are not exclusive of any other rights they may have under the DGCL, TCI By-laws or otherwise. Although not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements require that indemnitees be provided with the maximum coverage available for any director or officer of TCI if there is such a policy.

     Article V, Section E of the Certificate of Incorporation (the "TCI Music Charter"), of TCI Music, Inc. ("TCI Music") provides as follows:

1. Limitation on Liability.

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

2. Indemnification.

     a. RIGHT TO INDEMNIFICATION. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     b. PREPAYMENT OF EXPENSES. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

     c. CLAIMS. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     d. NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     e. OTHER INDEMNIFICATION. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

     Article II, Section 2.9 of TCI Music's By-laws also contains an indemnity provision, requiring TCI Music to indemnify members of the Board of Directors and officers of TCI Music and their respective heirs, personal representatives and successors in interest for or on account of any action performed on behalf of TCI Music, to the fullest extent provided by the laws of the State of Delaware and the TCI Music Charter.

     TCI and TCI Music may each purchase liability insurance policies covering their respective directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS. See Exhibit Index.

     (b) FINANCIAL STATEMENT SCHEDULES.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or notes thereto.

     (c) REPORTS, OPINIONS OR APPRAISALS.

     Opinion of Houlihan, Lokey, Howard & Zukin (included in the Proxy Statement/Prospectus as Appendix II).

ITEM 22. UNDERTAKINGS

     TCI and TCI Music each hereby undertakes:


          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



          (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.



          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.



          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934

(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.



     To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



     To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, provided, in the case of a transaction that (but for the possibility of integration with other transactions) would itself qualify for an exemption from registration, that (i) such transactions by itself or when aggregated with other such transactions made since the filing of the most recently audited financial statements of the Registrant would have a material financial effect upon the Registrant and (ii) the information required to be supplied in a post-effective amendment by this paragraph is not contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Englewood, State of Colorado, on June 12, 1997.


                                            TELE-COMMUNICATIONS, INC.

                                            By:     /s/ STEPHEN M. BRETT
                                              ----------------------------------
                                                       Stephen M. Brett
                                                 Executive Vice President and
                                                           Secretary


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----

                 /s/ JOHN C. MALONE*                   Chairman of the Board and Chief  June 12, 1997
-----------------------------------------------------    Executive Officer (Principal
                   John C. Malone                        Executive Officer)

              /s/ BERNARD W. SCHOTTERS*                Senior Vice                      June 12, 1997
-----------------------------------------------------    President -- Finance and
                Bernard W. Schotters                     Treasurer of TCIC
                                                         (Principal Financial Officer)

                 /s/ GARY K. BRACKEN*                  Senior Vice President of TCIC    June 12, 1997
-----------------------------------------------------    (Principal Accounting
                   Gary K. Bracken                       Officer)

                 /s/ DONNE F. FISHER*                  Director                         June 12, 1997
-----------------------------------------------------
                   Donne F. Fisher

                                                       Director
-----------------------------------------------------
                  John W. Gallivan

                   /s/ KIM MAGNESS*                    Director                         June 12, 1997
-----------------------------------------------------
                     Kim Magness

                                                       Director
-----------------------------------------------------
                   Robert A. Naify

                 /s/ JEROME H. KERN*                   Director                         June 12, 1997
-----------------------------------------------------
                   Jerome H. Kern

                   /s/ TONY COELHO*                    Director                         June 12, 1997
-----------------------------------------------------
                     Tony Coelho

                                                       Director
-----------------------------------------------------
                    J.C. Sparkman

                  /s/ PAUL A. GOULD*                   Director                         June 12, 1997
-----------------------------------------------------
                    Paul A. Gould

               /s/ LEO J. HINDERY, JR.*                Director                         June 12, 1997
-----------------------------------------------------
                 Leo J. Hindery, Jr.

                /s/ STEPHEN M. BRETT                                                    June 12, 1997
-----------------------------------------------------
                  Stephen M. Brett
  as attorney-in-fact for each of the officers and
       directors designated by an asterisk(*)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Englewood, State of Colorado, on June 12, 1997.


                                            TCI MUSIC, INC.

                                            By:     /s/ STEPHEN M. BRETT
                                              ----------------------------------
                                                       Stephen M. Brett
                                                 Vice President and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

               /s/ LEO J. HINDERY, JR.*                Chairman of the Board (Principal   June 12, 1997
-----------------------------------------------------    Executive Officer)
                 Leo J. Hindery, Jr.

                /s/ ROBERT R. BENNETT*                 Director (Acting Principal         June 12, 1997
-----------------------------------------------------    Financial Officer and Acting
                  Robert R. Bennett                      Principal Accounting Officer)
                                                       Director
-----------------------------------------------------
                   J. C. Sparkman

                 /s/ DONNE F. FISHER*                  Director                           June 12, 1997
-----------------------------------------------------
                   Donne F. Fisher

                  /s/ PETER M. KERN*                   Director                           June 12, 1997
-----------------------------------------------------
                    Peter M. Kern

                  /s/ DAVID B. KOFF*                   Director                           June 12, 1997
-----------------------------------------------------
                    David B. Koff

                  /s/ LON A. TROXEL*                   Director                           June 12, 1997
-----------------------------------------------------
                    Lon A. Troxel

                /s/ STEPHEN M. BRETT                                                      June 12, 1997
-----------------------------------------------------
                  Stephen M. Brett
  as attorney-in-fact for each of the officers and
       directors designated by an asterisk(*)

                                 EXHIBIT INDEX


  EXHIBIT
   NUMBER                            DESCRIPTION
  -------                            -----------
    2.1      -- Agreement and Plan of Merger dated as of February 6,
                1997, as amended by Amendment One dated May 29, 1997, by
                and among Tele-Communications, Inc., TCI Music, Inc., TCI
                Merger Sub, Inc. and DMX, Inc. (Included in Proxy
                Statement/Prospectus as Appendix I)
    3.1      -- Certificate of Incorporation of TCI Music, Inc.*
    3.2      -- Bylaws of TCI Music, Inc.*
    4.1      -- Specimen Stock Certificate for the Series A Common Stock,
                par value $.01 per share, of TCI Music, Inc.
    4.2      -- Specimen Stock Certificate for the Series B Common Stock,
                par value $.01 per share, of TCI Music, Inc.
    4.3      -- Form of Rights Agreement among Tele-Communications, Inc.,
                TCI Music, Inc., and The Bank of New York, as Rights
                Agent*
    5.1      -- Opinion of Sherman & Howard L.L.C. regarding legality of securities being registered
    8.1      -- Opinion of Sherman & Howard L.L.C. regarding tax matters*
   10.1      -- Form of Contribution Agreement between
                Tele-Communications, Inc. and TCI Music, Inc.*
   10.2      -- Form of Services Agreement between Tele-Communications,
                Inc. and TCI Music, Inc.*
   10.3      -- Tax Sharing Agreement effective July 1, 1995, among
                Tele-Communications, Inc., TCI Communications, Inc. and
                certain other subsidiaries of Tele-Communications, Inc.
                (Incorporated by reference to the Registration Statement
                on Form 10 of TCI Satellite, Inc. filed with the SEC on
                November 15, 1996 (Registration No. 0-21317)).
   10.4      -- First Amendment to Tax Sharing Agreement dated as of
                October 1995, among Tele-Communications, Inc., TCI
                Communications, Inc. and certain other subsidiaries of
                Tele-Communications, Inc. (Incorporated by reference to
                the Registration Statement on Form 10 of TCI Satellite,
                Inc. filed with the SEC on November 15, 1996
                (Registration No. 0-21317)).
   10.5      -- Second Amendment to Tax Sharing Agreement dated as of
                December 3, 1996 among Tele-Communications, Inc., TCI
                Communications, Inc. and certain other subsidiaries of
                Tele-Communications, Inc. (Incorporated by reference to
                Exhibit 10.35 of the Annual Report on Form 10-K of TCI
                Satellite, Inc. for the year ended December 31, 1996
                (Registration No. 0-21317)).
   10.6      -- Form of TCI Music Note*
   10.7      -- Loan and Security Agreement dated as of February 6, 1997
                (and Extension Letter)*
   10.8      -- Form of TCI Music, Inc. 1997 Stock Incentive Plan
   21        -- Subsidiaries of TCI Music, Inc.*
   23.1      -- Consent of KPMG Peat Marwick LLP (DMX)
   23.2      -- Consent of KPMG Peat Marwick LLP (TCI)
   23.3      -- Consent of KPMG Peat Marwick LLP (TCI Group)


---------------


* previously filed

  EXHIBIT
   NUMBER                            DESCRIPTION
  -------                            -----------
   23.4      -- Consent of KPMG Peat Marwick LLP (Liberty Media Group)
   23.5      -- Consent of KPMG Chartered Accountants (DMX -- Europe
                N.V.)
   23.6      -- Consent of KPMG Audit Plc (Telewest Communications plc)
   23.7      -- Consent of Deloitte & Touche LLP (Sprint Spectrum Holding
                Company L.P.)
   23.8      -- Consent of Price Waterhouse LLP (American PCS, L.P.)
   23.9      -- Consent of Price Waterhouse LLP (VII Cable)
   23.10     -- Consent of Sherman & Howard L.L.C. (legality) (included in Exhibit 5.1)
   23.11     -- Consent of Sherman & Howard L.L.C. (tax matters)
                (included in Exhibit 8.1)*
   24.1      -- Power of Attorney (TCI) (included herein on page II-7*)
   24.2      -- Power of Attorney (TCI Music) (included herein on page
                II-9*)
   99.1      -- Form of Proxy for Special Meeting of DMX Inc.*


---------------


* previously filed.